Exhibit 10.1

EXECUTION COPY

RECAPITALIZATION AGREEMENT

By and Among

ABRY Partners VI, L.P.,

Grande Investment L.P.,

Grande Parent LLC,

Grande Communications Holdings, Inc.,

Grande Communications Networks, Inc.,

and the Other Parties Signatory Hereto

Dated as of August 27, 2009

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions.	2

ARTICLE II CONVERSION; ISSUANCE AND SALE OF UNITS; RECAPITALIZATION		19
2.1	Conversion	19
2.2	Authorization of the Units.	20
2.3	Issuance of Common Units.	20

ARTICLE III PAYMENT, DELIVERIES AND CLOSING		21
3.1	Payments at Closing.	21
3.2	Deliveries at Closing.	21
3.3	Closing.	23
3.4	Determination of Funding and Valuation Amounts	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GRANDE HOLDINGS AND GRANDE OPERATING		26
4.1	Organization and Qualification.	27
4.2	Capitalization of Grande Operating.	27
4.3	Authority.	27
4.4	Consents and Approvals; No Violation.	29
4.5	Grande Holdings SEC Reports; Internal Controls and Procedures; Books and Records.	30
4.6	Financial Statements.	31
4.7	Bonds; Letters of Credit.	31
4.8	Powers of Attorney; Guarantees.	31
4.9	Bank Accounts.	31
4.10	Absence of Undisclosed Liabilities.	32
4.11	Absence of Certain Changes.	32
4.12	Taxes	33
4.13	Litigation.	34
4.14	Employee Benefit Plans; ERISA.	34
4.15	Environmental Liability.	37
4.16	Compliance with Applicable Laws.	38
4.17	Real Property.	39
4.18	Insurance.	39
4.19	Labor Matters; Employees.	40
4.20	Grande Material Contracts.	40
4.21	Vendors and Suppliers.	43
4.22	Required Stockholder Vote or Consent.	43
4.23	Information Statement.	43
4.24	Intellectual Property.	44

i

4.25	Brokers.	44
4.26	Takeover Laws.	44
4.27	Relationships With Related Persons.	45
4.28	Subscribers.	45
4.29	Cable System Structure.	45
4.30	Franchises.	45
4.31	Programming; Rate Regulation; Copyright Royalty Fees.	46
4.32	FCC and Telecommunications Authorizations.	47
4.33	Assets and Properties	48
4.34	No Other Representations or Warranties	48
4.35	Expiration of Representations and Warranties.	49
4.36	Investment Representations.	49

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ABRY PARTIES		49
5.1	Organization and Qualification.	49
5.2	Authority.	50
5.3	Consents and Approvals; No Violation.	50
5.4	Compliance with Applicable Laws	51
5.5	Required Stockholder Vote or Consent	51
5.6	Information Statement	51
5.7	Brokers	52
5.8	Financing	52
5.9	Litigation.	52
5.10	Capitalization of Ultimate Parent, Parent and Subsidiaries.	52
5.11	Expiration of Representations and Warranties.	53
5.12	Investment Representations.	53

ARTICLE VI CONDUCT OF BUSINESS PENDING CLOSING		54
6.1	Conduct of Business by Grande Holdings Pending the Closing.	54
6.2	Regulatory Matters Pending Closing	57
6.3	Insurance.	58

ARTICLE VII ADDITIONAL AGREEMENTS		58
7.1	Access and Information.	58
7.2	Acquisition Proposals.	60
7.3	Directors’ and Officers’ Indemnification and Insurance	61
7.4	Further Assurances.	62
7.5	Expenses.	62
7.6	Cooperation.	63
7.7	Publicity.	63
7.8	Additional Actions.	63
7.9	Filings.	63
7.10	Consents.	63
7.11	Stockholders’ Approval.	64
7.12	Preparation of the Information Statement.	64

7.13	Discharge of Indenture.	64
7.14	Certain Payments at Closing.	65
7.15	Notice of Certain Events.	65
7.16	Stockholder Litigation.	65
7.17	Employee Matters	65
7.18	Related Party Contracts.	66
7.19	Title Insurance; Surveys.	66
7.20	Books and Records of Grande Operating and each Non-Core Subsidiary.	66
7.21	Financing	67
7.22	Intentionally Omitted.	67
7.23	Certain Information Rights	67
7.24	Certain Approval Rights of the Grande Holdings Investor	68
7.25	Affiliate Transactions	68
7.26	Maintenance of Existence; No Sale of Assets	70
7.27	Release or Amendment of New Lease Guaranty	70

ARTICLE VIII CONDITIONS TO CLOSING		71
8.1	Conditions to the Obligation of Each Party.	71
8.2	Conditions to the Obligations of the ABRY Parties.	71
8.3	Conditions to the Obligations of Grande Holdings and Grande Operating.	72

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		74
9.1	Termination.	74
9.2	Effect of Termination.	75

ARTICLE X MISCELLANEOUS		77
10.1	Notices.	77
10.2	Entire Agreement.	79
10.3	Assignment; Binding Effect; Third Party Beneficiaries.	79
10.4	Severability.	79
10.5	Specific Performance.	80
10.6	No Code Section 338 Election	80
10.7	Counterparts; Effectiveness	80
10.8	Governing Law.	80
10.9	Attorneys’ Fees	80
10.10	Disclosure Schedules	80
10.11	Amendments and Supplements	81
10.12	Construction	81
10.13	Extensions, Waivers, Etc	81
10.14	Jurisdiction and Service of Process	82
10.15	Waiver of Jury Trial	82
10.16	Grande Holdings Investor’s Obligations	82

Exhibits

Exhibit A	-	Subscriber Definitions
Exhibit B	-	Investor Securities Purchase Agreement
Exhibit C	-	Partners Agreement
Exhibit D	-	Registration Rights Agreement
Exhibit E	-	Ultimate Parent Partnership Agreement
Exhibit F	-	Articles of Conversion and Grande Operating Agreement
Exhibit G	-	Form of Resignation
Exhibit H	-	Atlantic Broadband Management Agreement
Exhibit I	-	ABRY Advisory Agreement
Exhibit J	-	Contribution Agreement
Exhibit K	-	Parent Operating Agreement

Schedules

Schedule A	Post-Closing Consents
1.1	Real Property Capital Leases; Equipment Capital Leases; Retained Indebtedness; Executive Employment Agreements; Permitted Encumbrances
4.2(b)	Equity Securities of Grande Operating
4.4(b)(i)	Regulatory Governmental Consents
4.4(b)(ii)	Contract Consents
4.4(c)	Contract Defaults and Termination Rights
4.7	Bonds; Letters of Credit
4.9	Bank Accounts
4.10	Liabilities
4.11(a)	Certain Changes
4.11(b)	Business Conduct
4.11(b)(vi)	Special Promotions
4.12(a)	Tax Returns
4.12(b)	Unpaid Taxes
4.12(c)	Pending Audits
4.12(d)	Waivers
4.12(e)	Material Claims by a Taxing Authority
4.13	Pending Litigation
4.14(a)(1)	Benefit Plans
4.14(a)(2)	Employee Agreements
4.14(b)	Benefit Plan Exceptions

4.14(c)	Title IV Exceptions
4.14(d)	Multiple Employer Plans
4.14(e)	Post-Termination Benefits
4.14(g)	COBRA Compliance
4.15	Environmental Liability
4.16(a)	Government Authorizations
4.17(a)	Owned Real Property Encumbrances
4.17(d)	Owned Real Property
4.18	Insurance
4.19	Labor Matters
4.20(a)	Material Contracts
4.20(b)	Defaults under Material Contracts
4.21	Vendors and Supplier
4.24(a)	Grande Intellectual Property
4.24(b)	Written Notices of Intellectual Property Rights
4.27	Relationships
4.28	Subscribers
4.29	Cable System Structure
4.30	Franchises
4.31	Television Broadcast Stations
4.31(c)	Cable System Compliance Exceptions
4.31(d)	Customer Service Notices
4.31(f)	Unpaid Royalty Fees
4.32(a)	FCC and Telecommunications Authorization Exceptions
4.32(b)	FCC and Telecommunications Authorization Restrictions
4.32(c)	Pending Applications
4.32(d)	Pending Reports and Fees
4.33	Excluded Assets and Properties
6.1	Permitted Interim Actions and Contracts
6.1(e)(iv)	Interim Retransmission Consent and Programming Agreements
6.1(m)	Discounts and Promotions
6.2	Invalid Franchises; Telecommunications Authorizations; FCC Authorizations
7.18	Excluded Related Party Contracts
7.19	Material Leased Real Property
8.2(i)	Required Consents

v

RECAPITALIZATION AGREEMENT

This Recapitalization Agreement (this “Agreement”), dated as of August 27, 2009, by and among  ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY”), Grande Investment L.P., a Delaware limited partnership (“Ultimate Parent”), Grande Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent (“Parent,” together with Ultimate Parent, the “Parent Parties” and, together with ABRY and the Ultimate Parent, the “ABRY Parties”), Grande Communications Holdings, Inc., a Delaware corporation (“Grande Holdings”), Grande Communications Networks, Inc., a Delaware corporation and wholly-owned subsidiary of Grande Holdings (“Grande Operating”), and, solely for purposes, of Section 3.2(c), ABRY Partners, LLC, a Delaware limited liability company (“ABRY LLC”).  Certain defined terms used in this Agreement have the meanings specified in Article I.

RECITALS

WHEREAS, the board of directors of Grande Holdings deems it advisable and in the best interests of Grande Holdings and its stockholders that Grande Holdings enter into and consummate the Transactions upon the terms and subject to the conditions set forth herein, and the board of directors of Grande Holdings has approved the Transactions;

WHEREAS, the governing Persons of the ABRY Parties deem it advisable and in the best interests of their respective companies and their respective equityholders that the ABRY Parties enter into and consummate the Transactions upon the terms and subject to the conditions set forth herein, and such governing Persons have approved the Transactions;

WHEREAS, Ultimate Parent was formed on July 20, 2009 with Grande Manager and ABRY as its sole partners, and Parent was formed on July 8, 2009, and became a wholly-owned subsidiary of Ultimate Parent on July 20, 2009;

WHEREAS, Grande Holdings currently owns all of the outstanding Equity Securities of Grande Operating (the “Grande Operating Common Stock”);

WHEREAS, Grande Holdings desires to convert Grande Operating into a limited liability company  in accordance with Delaware law (the “Conversion”) such that upon giving effect to the Conversion, the Grande Operating Common Stock shall be converted into 100% of the outstanding membership interests of Grande Operating (the “Membership Interests”);

WHEREAS, Grande Holdings desires to acquire a partnership interest in, and to become a partner of, Ultimate Parent, and as consideration therefor, Grande Holdings desires to contribute to Parent all the Membership Interests (and to Grande Operating certain other assets pursuant to the Contribution Agreement) for such partnership interest, subject to the terms and conditions of this Agreement;

WHEREAS, on or prior to the date of this Agreement, Grande Holdings has entered into a note purchase agreement (as in effect on the date hereof, the “Note Purchase Agreement”) with each of Serengeti Overseas Ltd., Serengeti Partners LP, Goldman, Sachs & Co., Silver Point Capital, Offshore Fund, Ltd., Silver Point Capital Fund, L.P., Mast OC I Master Fund L.P., Mast Credit Opportunities I Master Fund Limited, Whitney Private Debt Fund, L.P. (collectively, the “Requisite Bondholders”) who, in the aggregate, beneficially own at least $189 million in principal amount of the Senior Secured Notes (as defined herein), pursuant to which the Requisite Bondholders have agreed to sell their Senior Secured Notes to Grande Holdings upon consummation of the Transactions;

WHEREAS, Grande Holdings shall assign its rights and obligations under the Note Purchase Agreement to Grande Operating pursuant to, and in connection with, the Contribution Agreement; and

WHEREAS, as a condition and an inducement to Grande Holdings entering into this Agreement and agreeing to perform its obligations hereunder, at the Closing, ABRY will contribute cash to Ultimate Parent and cause to be available to Grande Operating a sufficient amount of cash to cause the purchase or redemption of all of the Senior Secured Notes (whether pursuant to the Note Purchase Agreement or, in the case of any Senior Secured Notes which are not subject to the Note Purchase Agreement, the mandatory redemption provisions of the Indenture) whereupon the Senior Secured Notes will be cancelled, and to repay all of the outstanding Equipment Capital Leases identified in Section 1.1 of the Grande Disclosure Schedule.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“ABRY” shall have the meaning set forth in the Preamble.

“ABRY Advisory Agreement” shall have the meaning set forth in Section 3.2(a)(vi).

“ABRY-Affiliated Partner” has the meaning set forth in the Partners Agreement.

“ABRY Common Funding Amount” has the following meaning:  (a) if the amount of the Enterprise Value Deductions is less than or equal to $224,800,000, then the ABRY Common Funding Amount shall mean the Grande Equity Value multiplied by 3.0486, and (b) if the amount of the Enterprise Value Deductions is greater than $224,800,000, then the ABRY Funding Common Amount shall mean $130,364,000 minus the Grande Equity Value.

“ABRY Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the rights of Grande Holdings or Grande Operating as against ABRY, or the ability of ABRY to perform its obligations, under this Agreement or any Ancillary Agreement.

“ABRY Parties” shall have the meaning set forth in the Preamble.

“ABRY Preferred Funding Amount” means the Total Funding Amount minus the Senior Debt Funding Amount and minus the ABRY Common Funding Amount.

“ABRY Termination Fee” means the respective amount, if any, payable by ABRY pursuant to Section 9.2(b)(ii) or 9.2(b)(iii), as applicable.

“ABRY LLC” has the meaning set forth in the Preamble.

“ABRY Transaction Expenses” means the fees, costs and expenses incurred by or on behalf of ABRY LLC and the ABRY Parties in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including in connection with the Financing, the Non-Core Assets Transfer, the procurement of the Title Commitments, the Title Policies and any surveys procured by the ABRY Parties or on their behalf and the previously-proposed transaction involving Grande Holdings and/or Grande Operating, or pursuant to the last sentence of Section 7.1(c), including in each case, the fees and expenses of legal counsel, accountants and consultants, in each case that are to be paid on or prior to the Closing Date; provided, that if this Agreement is terminated pursuant to Article IX, any fees, costs and expenses of Grande Operating incurred by Grande Operating in connection with the procurement of the Title Commitments, the Title Policies and the surveys shall be, upon the receipt by ABRY of reasonable documentation evidencing such fees, costs and expenses, “ABRY Transaction Expenses”.

“Action” means any action or lawsuit, legal proceeding, litigation, arbitration, audit, hearing, investigation, inquiry, suit, charge, complaint, claim or Court Order or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Accounts Receivable” means the rights of Grande Holdings and Grande Operating to payment for services billed, including services billed to Customers and services billed to third parties for advertising time provided through the Cable Systems.

“Active Customers” means the sum of the Individual Basic Video Subscribers and the Equivalent Basic Video Subscribers.

“Adjustment Time” means 12:01 a.m., Central time, on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliate Transaction” has the meaning set forth in Section 7.25.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” any ancillary agreements to which Grande Holdings, the Grande Holdings Investor, Grande Operating, or any ABRY Party is or will be a party in connection with this Agreement, including the Ultimate Parent Partnership Agreement, the Parent Operating Agreement, the ABRY Advisory Agreement, the Atlantic Broadband Management Agreement, the Partners Agreement, the Registration Rights Agreement, the Contribution Agreement and the Investor Securities Purchase Agreement; provided, that no agreement to be entered into by Grande Operating in connection with the definitive agreements implementing the Debt Financing Commitment shall constitute an Ancillary Agreement with respect to Grande Holdings, the Grande Holdings Investor  or Grande Operating hereunder.

“Approved Sale” shall have the meaning set forth in the Partners Agreement.

“Articles of Conversion” shall have the meaning set forth in Section 2.1.

“Atlantic Broadband” means Atlantic Broadband Finance, LLC, a Delaware limited liability company.

“Atlantic Broadband Management Agreement” shall have the meaning set forth in Section 3.2(a)(v).

“Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

“Basic Video Services” means the lowest tier of cable television programming sold to subscribers of the Cable System in question as a package, including broadcast and satellite service programming for which a subscriber pays a fixed monthly fee to Grande Holdings or Grande Operating, but not including Pay TV, Expanded Basic Services, Digital Services, telephony services, any new product tier or High Speed Internet Services.

“Bonds” shall have the meaning set forth in Section 4.7.

“Business” means the businesses of Grande Holdings and Grande Operating, taken together.

“business day” means any day other than (a) a Saturday or Sunday or (b) any other day on which banks in the city of New York, New York or Boston, Massachusetts are permitted or required to be closed.

“Cable Act” means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq., all other provisions of the Cable Communications Policy Act of 1984 and the provisions of the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934 (in each case, including the rules, regulations, policies and published decisions of the FCC thereunder), in each case as amended and in effect from time to time.

“Cable Regulatory Authorities” means the Public Utility Commission of the State of Texas with respect to the provision of cable television services.

“Cable System” means a complete services and distribution system operated in the conduct of the Business, consisting of, among other things, one headend, subscriber drops and associated electronic and other equipment, and which is, or is capable of being, operated as an independent system without interconnections to the other systems.

“Closing” shall have the meaning set forth in Section 3.3.

“Closing Date” shall have the meaning set forth in Section 3.3.

“Closing Indebtedness Amount” means the sum of (a) Indebtedness arising under the capital leases of Grande Holdings or Grande Operating and (b) the amount of all other Indebtedness of Grande Holdings or Grande Operating, in each case as of immediately prior to the Adjustment Time (including any amount payable in connection with or by reason of the redemption, purchase or other repayment thereof (except with respect to the Retained Indebtedness), including pursuant to the Note Purchase Agreement).

“Closing Statement” shall have the meaning set forth in Section 3.4(c).

“Closing Non-Cash Working Capital Amount” means on a consolidated basis, including the following to the extent contributed by Grande Holdings to Grande Operating or assumed by Grande Operating pursuant to the Contribution Agreement (as if such contribution and assumption occurred immediately prior to the Adjustment Time) in each case as of immediately prior to the Adjustment Time: (a) the sum of the following line items, each determined in accordance with GAAP: (i)  Accounts Receivable, net of allowance for doubtful accounts; (ii) prepaid expenses and other current deferred expenses; and (iii) long-term deposits and long-term restricted cash (but excluding any amounts included in determining Grande Cash Balance); minus (b) the sum of the following items (in each case excluding any amount included in the Closing Indebtedness Amount): (i) accounts payable; (ii) current accrued liabilities; (iii) all deferred revenue, and (iv) other liabilities, whether current or long-term (none of which, to the extent included in determining the final Closing Non-Cash Working Capital Amount, will be used as further adjustments to the Grande Equity Value), in each case as of the opening of business on the Adjustment Time and shall be calculated in accordance with GAAP and, to the extent consistent therewith, utilizing the accounting principles, policies, procedures, and methodologies applied in preparing the audited consolidated balance sheet of Grande Holdings and Grande Operating for the year ended December 31, 2008 (but without regard to materiality), including with respect to the nature and classification of accounts, and determining levels of reserves or levels of accruals; provided, that (i) all accounting entries shall be taken into account regardless of their amount and all identified errors and omissions shall be corrected, (ii) all known proper adjustments shall be made, (iii) appropriate reserves for all liabilities and obligations for which reserves are appropriate in accordance with GAAP shall be included to the extent consistent with GAAP and, to the extent consistent with GAAP, the accounting principles, policies, procedures and methodologies applied in preparing the audited consolidated balance sheet of Grande Holdings and Grande Operating for the year ended December 31, 2008.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of Common Stock of Grande Holdings, par value $0.001 per share.

“Common Units” means the “Class A Common Units” as defined in the Ultimate Parent Partnership Agreement.

“Communications Act” means the Communications Act of 1934, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 10.2.

“Contract” means any agreement, contract, lease or sublease, license or sublicense, purchase order, arrangement, commitment, indenture, note, security, instrument, consensual obligation, promise, covenant or undertaking, including all franchises, rights-of-way, bulk service, commercial service or multiple dwelling unit agreements, access agreements, Programming Agreements, Bond, signal supply agreements, agreements with community groups, commercial leased access agreements, collocation agreements, capacity license agreements, partnership, joint venture or other similar agreements or arrangements, and advertising interconnect agreements, or any other agreement, understanding or arrangement, in each case, whether written or oral, and all rights associated therewith.

“Contribution Agreement” shall have the meaning set forth in Section 3.2(a)(vii).

“Conversion” has the meaning set forth in the Recitals.

“Core Capitalization” means the Core Enterprise Value plus $15,000,000 plus the ABRY Transaction Expenses less the amount (if any) by which the Closing Non-Cash Working Capital Amount is less than zero.

“Core Enterprise Value” means the Enterprise Value minus $25,000,000.

“Court Order” means any judgment, order, writ, decision, injunction, award, ruling or decree (including any of the same entered into voluntarily) of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

“CSG month” means the billing month of CSG Systems, Inc. a third party provider of billing software and services to Grande Operating, such billing month commencing on the 22nd of each calendar month and ending on the 21st of each succeeding calendar month.

“Customer” means a subscriber to a Service.

“Debt Financing Commitment” shall have the meaning set forth in Section 5.8.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Digital Services” means an optional tier of digital video and music services offered by any Cable System.

“Dispute Notice” shall have the meaning set forth in Section 3.4(d).

“Dispute Parties ” shall have the meaning set forth in Section 3.4(e).

“Distribution Amount” means $1,000,000.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other right or attribute of ownership.

“Enforceability Exception” means the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting the rights of creditors and of general principles of equity.

“Enterprise Value” means $255,000,000.

“Enterprise Value Deductions” means (a) the sum of (i) the Closing Indebtedness Amount, (ii) the amount of Grande Holdings Transaction Expenses, and (iii) the amount, if any, by which the Closing Non-Cash Working Capital Amount is less than $0.00, reduced by (b) the sum of (i) the amount, if any, by which the Closing Non-Cash Working Capital Amount is greater than $0.00, and (ii) the amount of Grande Cash Balance.

“Environmental Laws” shall have the meaning set forth in Section 4.15(a).

“Equipment Capital Leases” means those equipment capital leases of Grande Holdings or Grande Operating set forth in Section 1.1 of the Grande Disclosure Schedule.

“Equity Securities” of any Person means (a) capital stock, membership or partnership interest or other ownership interest of or in such Person, (b) securities directly or indirectly convertible into or exchangeable for any for the foregoing; (c) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing; or (d) Contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“Equivalent Basic Video Subscribers” means, as of any date, the number of “Bulk CSG”  customers (as referenced on Line 17 of the attached Exhibit A”) of Grande Operating determined in accordance with the methodology set forth in the attached Exhibit A.

“ERISA” shall have the meaning set forth in Section 4.14(a).

“Estimated ABRY Common Funding Amount” and “Estimated ABRY Preferred Funding Amount” mean the estimated ABRY Common Funding Amount and the ABRY Preferred Funding Amount, respectively, computed utilizing the estimates set forth in the Estimated Closing Statement (subject to the proviso set forth in Section 3.4(b)), the Estimated Grande Equity Percentage and ABRY’s good faith estimates of the Total Funding Amount and the Senior Debt Funding Amount.

“Estimated Closing Statement” shall have the meaning set forth in Section 3.4(b).

“Estimated Grande Equity Percentage” shall have the meaning set forth in Section 3.4(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Employee” shall have the meaning set forth in Section 7.17.

“Executive Employment Agreements” means the employment agreements between Grande Operating and an officer of Grande Operating, as identified in Section 1.1 of the Grande Disclosure Schedule.

“Expanded Basic Service(s)” means an optional tier of video services greater than Basic Video Services offered by the Cable Systems under various different names, excluding a la carte tiers, premium services, Digital Services, any new product tier, Pay TV, and High Speed Internet Services.

“FCC” means the U.S. Federal Communications Commission.

“FCC Authorization(s)” means any Governmental Authorization issued or granted by the FCC.

“FCC Rules” means the rules, regulations, orders and published policies of the FCC.

“Final ABRY Common Funding Amount,” “Final ABRY Preferred Funding Amount” and “Final Grande Equity Percentage” mean the ABRY Common Funding Amount, the ABRY Preferred Funding Amount and the Grande Equity Percentage, respectively, as finally determined pursuant to Section 3.4.

“Financing” means the financing to be obtained or proposed to be arranged by ABRY or any of its Affiliates in order to permit the Parent Parties and Grande Operating to consummate the Transactions and otherwise perform their obligations hereunder, whether or not pursuant to the Debt Financing Commitment, or any portion thereof.

“Franchise” means each franchise, as such term is defined in the Communications Act, granted by a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems that comprise the Business.

“Funded Debt” means, without duplication, all obligations of Grande Holdings and Grande Operating as of the Closing for (a) the Equipment Capital Leases, (b) Indebtedness for borrowed money and (c) any accrued interest or prepayment premiums or penalties related to Indebtedness set forth in foregoing clauses (a) and (b), but excluding all Retained Indebtedness, accrued liabilities and accounts payable.

“Funding and Valuation Amounts” shall have the meaning set forth in Section 3.4(c).

“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement.

“Governmental Authority” means any domestic or foreign federal, state or local court, regulatory or administrative authority or agency or other governmental or quasi-governmental entity, authority or agency, or instrumentality thereof.

“Governmental Authorizations” means all licenses (including cable television relay service, business radio and other licenses issued by the FCC or any other Governmental Authority), permits (including construction permits), certificates, waivers, amendments, consents, Franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Governmental Authority or pursuant to any Law.

“Grande Benefit Plans” shall have the meaning set forth in Section 4.14(a).

“Grande Cash Balance” means the fair market value of all cash and cash equivalents (including marketable securities and short term investments) of Grande Operating as of the Adjustment Time, including the foregoing to the extent contributed by Grande Holdings to Grande Operating or assumed by Grande Operating pursuant to the Contribution Agreement (as if such contribution and assumption occurred immediately prior to the Adjustment Time), in each case including restricted balances and after deducting (a) the aggregate amount of checks outstanding but not presented for payment at such time and (b) the Distribution Amount.

“Grande Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article IV.

“Grande Employee” shall have the meaning set forth in Section 4.14(a).

“Grande Employee Agreement” shall have the meaning set forth in Section 4.14(a).

“Grande Equity Percentage” has the following meaning:  (a) if the amount of the Enterprise Value Deductions is less than or equal to $224,800,000, then the Grande Equity Percentage shall mean 24.7% and (b) if the amount of the Enterprise Value Deductions is greater than $224,800,000, then the Grande Equity Percentage shall mean the quotient (expressed as a percentage) of the Grande Equity Value divided by $130,364,000.

“Grande Equity Value” means the Enterprise Value (i) increased by the amount, if any, by which the Closing Non-Cash Working Capital Amount is greater than $0.00, (ii) reduced by the amount, if any, by which the Closing Non-Cash Working Capital Amount is less than $0.00, (iii) reduced by the Closing Indebtedness Amount, (iii) reduced by the amount of Grande Holdings Transaction Expenses and (iv) increased by the amount of Grande Cash Balance.

“Grande ERISA Affiliate” shall have the meaning set forth in Section 4.14(a).

“Grande Holdings” shall have the meaning set forth in Preamble.

“Grande Holdings Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger, acquisition, consolidation or other business combination directly or indirectly involving an acquisition of Grande Holdings or Grande Operating or the acquisition of all or a substantial equity interest in, or all or substantially all of the assets of, Grande Holdings or Grande Operating, other than the Transactions.

“Grande Holdings Director” has the meaning set forth in the Partners Agreement.

“Grande Holdings Distribution” has the meaning set forth in Section 3.1(a).

“Grande Holdings Investor” has the meaning set forth in Section 2.2.

“Grande Holdings Lease Guarantees” has the meaning set forth in Section 7.26.

“Grande Holdings SEC Reports” means any registration statement, report, schedule, and other document (including exhibits and amendments thereto) of Grande Holdings, including Grande Holdings’ Annual Reports to Stockholders incorporated by reference in certain of such reports, filed by Grande Holdings or its predecessors with the SEC, if any, since January 1, 2005 under the Securities Act or the Exchange Act.

“Grande Holdings Shares” means the Common Shares and the Preferred Shares, collectively.

“Grande Holdings Stockholders’ Approval” means: (a) the approval of the Transactions by (i) the holders of at least a majority of the votes entitled to be cast by holders of outstanding Common Shares and Preferred Shares, voting together as a single class, on an as-converted to Common Shares basis, and (ii)  the holders of at least 51% of the outstanding Preferred Shares (other than the Series H Preferred Shares), voting together as a single class, on an as-converted to Common Shares basis; (b) the agreement that the Transactions will not be deemed a liquidation, dissolution or winding up of Grande Holdings by (i) the holders of at least 51% of the outstanding Preferred Shares (other than the Series H Preferred Shares), voting together as a single class, on an as-converted to Common Shares basis, and (ii) the holders of at least 51% of the outstanding Series G Preferred Shares voting on an as-converted to Common Shares basis; and (c) the approval of the holders referred to in (a)(i) and (a)(ii) of the merger of Grande Holdings with and into a wholly-owned subsidiary of Grande Holdings incorporated in Nevada and amendments to the certificate of incorporation and bylaws of Grande Holdings and the approval of the holders of 66% of the Registrable Securities (as defined in the Fifth Amended and Restated Investor Rights Agreement of Grande Holdings, dated as of December 12, 2005) of the amendment and restatement of such Fifth Amended and Restated Investor Rights Agreement.

“Grande Holdings Superior Proposal” shall have the meaning set forth in Section 9.1(g).

“Grande Holdings Termination Fee” shall have the meaning set forth in Section 9.2(b)(i).

“Grande Holdings Transaction Expenses” means all costs and expenses incurred by Grande Holdings or Grande Operating at or prior to the Closing (including on behalf of one or more of the Securityholders) in connection with the Transactions only to the extent that such costs and expenses are not paid at prior to the Adjustment Time (including (a) all fees and expenses payable to Waller Capital Partners, Jackson Walker L.L.P., Kelley Drye & Warren LLP, Ernst & Young, Winstead P.C., Sherman & Howard and other professional advisors in connection with the Transactions; and (b) all bonuses payable to officers and employees of Grande Holdings or Grande Operating in connection with the consummation of the Transactions under the Transaction Bonus Plan and any severance obligations of Grande Holdings or Grande Operating arising under the Executive Employment Agreements in respect of any Grande Employees party thereto, if any, to be terminated at or after the Closing in connection with the Transactions or the implementation of the arrangements under the Atlantic Broadband Management Agreement; and (c) other amounts that are stated in this Agreement to be Grande Holdings Transaction Expenses, whenever and for whatever reason incurred, other than the obligations incurred by Grande Holdings under Section 7.3.  For the avoidance of doubt, any costs or expenses incurred by Grande Holdings or the Grande Holdings Investor following Closing with respect to this Agreement and the Ancillary Agreements shall not constitute Grande Holdings Transaction Expenses and shall be the sole responsibility of Grande Holdings.

“Grande Intellectual Property” shall mean the Owned Grande Intellectual Property and the Licensed Grande Intellectual Property and all other Intellectual Property used or held for use in the Business.

“Grande Manager” means Grande Manager LLC, a Delaware limited liability company.

“Grande Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on (i) the financial condition, business or results of operations of Grande Operating (after giving effect to the transactions contemplated by the Contribution Agreement as if they had occurred); provided, that in no event shall any of the following be deemed to constitute or be taken into account in determining whether a Grande Material Adverse Effect of the type described in this clause (i) has occurred: any event, circumstance, change or effect that results from (A) conditions affecting the economy generally (so long as Grande Operating is not disproportionately affected thereby as compared with similarly situated companies) (B) conditions affecting the industry in which Grande Operating operates (so long as Grande Operating is not disproportionately affected thereby as compared with similarly situated companies), (C) the announcement or pendency of this Agreement or the Transactions, (D) compliance with the terms of this Agreement, (E) changes in Laws (so long as Grande Operating is not disproportionately affected thereby as compared with similarly situated companies), (F) changes in accounting principles (so long as Grande Operating is not disproportionately affected thereby as compared with similarly situated companies), (G) acts of war or terrorism (so long as Grande Operating is not disproportionately affected thereby as compared with similarly situated companies), or (H) the failure to meet analyst projections in and of itself or (ii) the rights of the ABRY Parties as against Grande Holdings, the Grande Holdings Investor or Grande Operating, or the ability of Grande Holdings, the Grande Holdings Investor or Grande Operating to perform its obligations, under this Agreement or any Ancillary Agreement.

“Grande Material Contracts” shall have the meaning set forth in Section 4.20(b).

“Grande Operating” shall have the meaning set forth in the Preamble.

“Grande Operating Agreement” shall have the meaning set forth in Section 2.1.

“Grande Operating Common Stock” shall have the meaning set forth in the Recitals.

“Hazardous Substances” shall have the meaning set forth in Section 4.15(b).

“High Speed Internet Services” means Internet service provider and backbone connectivity services offered by any Cable System to its customers through a cable modem and cable modem termination system.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, all (a) indebtedness for borrowed money, including the Senior Secured Notes (b) capitalized leases, including the Equipment Capital Leases (other than Retained Indebtedness), (c) Retained Indebtedness, (d) accrued interest on or in respect of the foregoing, and (e) with respect to the foregoing clauses (a) and (b) all premiums, penalties, fees and breakage costs, in each case of Grande Holdings and Grande Operating, and all obligations for the deferred purchase price owed in connection with any acquisitions and any guarantees of the types of obligations described above of any other Person, but excluding all trade accounts payable of Grande Holdings or Grande Operating.

“Indemnification Agreements” shall have the meaning set forth in Section 7.3(a).

“Indemnification Liabilities” shall have the meaning set forth in Section 7.3(a).

“Indemnified Party” shall have the meaning set forth in Section 7.3(a).

“Indenture” shall have the meaning set forth in Section 7.13(a).

“Independent Account ” shall have the meaning set forth in Section 3.4(e).

“Independent Accountant’s Determination ” shall have the meaning set forth in Section 3.4(f).

“Individual Basic Video Subscribers” at any time means the sum of the number of “Paying Active Customers” and “Omnia customers” (each as referenced on Lines 12 and 20, respectively, of Exhibit A attached hereto) determined in accordance with the methodology set forth on Exhibit A attached hereto.

“Information Statement” means the information statement to be delivered to the Securityholders of Grande Holdings in respect of the Transactions.

“Intellectual Property” shall mean all (a) patents and patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith, (b) trademarks, trade names, service marks, designs, trade dress, logos, slogans and Internet domain names, together with all applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing, (c) copyrights and other works of authorship, and all applications, registrations and renewals in connection therewith, (d) trade secrets and other proprietary know-how, technologies, inventions, processes, methods and techniques (including customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including data, databases, and related documentation), (f) other proprietary or intellectual property rights, and (g) tangible embodiments of the foregoing (in any form or medium).

“Investor Securities Purchase Agreement” means the securities purchase agreement to be dated as of the Closing Date by and among Ultimate Parent, ABRY and any other parties who become signatory thereto, substantially in the form attached hereto as Exhibit B.

“knowledge of Grande Holdings” and “knowledge of Grande Operating” and each of their iterations (including “know”) refers to the actual knowledge after reasonable inquiry of Roy H. Chestnutt, Michael L. Wilfley, W.K.L. “Scott” Ferguson, Jr., Jared Benson, Lamar Horton and Deborah Maus.

“Latest Balance Sheet Date” shall have the meaning set forth in Section 4.10.

“Launch Fees” means any advance or lump sum payments of cash received by or payable to Grande Holdings or Grande Operating or any of their respective Affiliates or any Cable System in connection with any Programming Agreement used in the operation of any Cable System.

“Law” means any federal, state or local law (including common law), statute, rule, regulation, ordinance, Court Order, code or similar instrument or determination or award of a court or any other Governmental Authority.

“Lease Amendments” and “Lease Guaranty Amendments” have the meanings set forth in Section 3.2(a)(xi).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to occupy on an exclusive basis any land, buildings, structures or improvements which is used or intended to be used in the Business.

“Leases” means all leases, subleases, licenses and other agreements (written or oral) pursuant to which Grande Holdings or Grande Operating holds any Leased Real Property, other than any Contract which grants a Right of Way that is not a Grande Material Contract.

“Legacy Employee” shall have the meaning set forth in Section 4.14(a).

“Liability” means, with respect to any Person, any liability, debt, commitment or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Grande Intellectual Property” shall mean all Intellectual Property that is owned by any Person, other than Grande Holdings or Grande Operating, and licensed to Grande Holdings or Grande Operating, and used or held for use by Grande Holdings or Grande Operating in the conduct of its Business.

“Material Customer” means any customer of Grande Operating which represented either one of the top 25 customers (based on 2008 calendar year revenues) of any of the broadband transport, wholesale (including network services) or enterprise lines of business of Grande Operating, whether such customer purchased goods and/or services pursuant to a Contract or a tarriffed offering.

“Material Leased Real Property” has the meaning set forth in Section 7.19.

“Membership Interests” has the meaning set forth in the Recitals.

“New Lease Guaranties” means the Guaranty and Suretyship Agreements in such forms as may be agreed upon by the ABRY Parties and the “Landlords” referred to in Section 8.2(m) to be executed by Ultimate Parent and Parent at or prior to the Closing, each as in effect from time to time.

“Non-Core Assets Transfer” shall have the meaning set forth in Section 7.1(e).

“Note Purchase Agreement” shall have the meaning set forth in the Recitals.

“Non-Core Subsidiary” means each of Grande Network Services LLC, a Delaware limited liability company, and Grande Broadband LLC, a Delaware limited liability company.

“Ordinary Course of Business” means an action taken by a Person (i) consistent (including with respect to nature, scope and magnitude) with the past practices, customs and procedures of such Person and taken in the ordinary course of the normal, day-to-day operations of such Person and (ii) similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Owned Grande Intellectual Property” shall mean all Intellectual Property that is owned by Grande Holdings or Grande Operating and used or held for use by Grande Holdings or Grande Operating in the conduct of its Business.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon owned by Grande Operating or Grande Holdings.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on (i) the financial condition, business or results of operations of the Parent Parties taken as a whole; provided, that in no event shall any of the following be deemed to constitute or be taken into account in determining whether a Parent Material Adverse Effect of the type described in this clause (i) has occurred: any event, circumstance, change or effect that results from (A) conditions affecting the economy generally (so long as the Parent Parties are not disproportionately affected thereby as compared with similarly situated companies) (B) conditions affecting the industry in which the Parent Parties operate (so long as the Parent Parties, taken as a whole, are not disproportionately affected thereby as compared with similarly situated companies), (C) the announcement or pendency of this Agreement or the Transactions, (D) compliance with the terms of this Agreement, (E) changes in Laws (so long as the Parent Parties, taken as a whole, are not disproportionately affected thereby as compared with similarly situated companies), (F) changes in accounting principles (so long as the Parent Parties, taken as a whole, are not disproportionately affected thereby as compared with similarly situated companies), (G) acts of war or terrorism (so long as the Parent Parties, taken as a whole, are not disproportionately affected thereby as compared with similarly situated companies) or (H) the Parent Parties’ pending ownership of Grande Operating by reason of this Agreement, or (ii) the rights of Grande Holdings, the Grande Holdings Investor or Grande Operating as against either Parent Party, or the ability of any Parent Party to perform their respective obligations, under this Agreement or any Ancillary Agreement.

“Parent Operating Agreement” means the Limited Liability Company Agreement of Grande Parent LLC, dated July 2, 2009.

“Parent Parties” shall have the meaning set forth in Preamble.

“Partners Agreement” means the partners agreement of Ultimate Parent to be dated as of the Closing Date by and among Ultimate Parent, the Grande Holdings Investor, ABRY and any other parties signatory thereto, substantially in the form attached hereto as Exhibit C.

“Pay-off Documents” means documentation obtained by Grande Holdings or Grande Operating from each holder of Funded Debt or an agent or trustee therefor:  (a) setting forth the amount or amounts to be paid on the Closing Date in order to repay in full or defease all such Funded Debt and any related obligations (including to pay any accrued interest or other amounts that may be payable), (b) providing that, upon the payment of such amount(s), any Encumbrance securing such Funded Debt or any such related obligation shall be deemed released all related Contracts shall be deemed terminated, (c) providing for the execution, delivery, filing or recording of any document, or any other action that may be required, in order to evidence such release (including, with respect to the Indenture, written instructions from Grande Holdings to the trustee to deliver the Grande Operating Common Stock certificates to Parent), (d) addressing such other usual and customary matters as Parent or any provider of Financing or agent therefor may reasonably require relating to the repayment or defeasance of such Funded Debt and other obligations, in each case in form and substance reasonably acceptable Parent, and (e) any other related documents required or reasonably requested by the holders thereof; provided, that the Note Purchase Agreement, together with any documentation required by or meeting the requirements of the Indenture with respect to the mandatory redemption of any Senior Secured Notes not tendered pursuant to the Note Purchase Agreement to redeem such Senior Secured Notes shall be deemed to be reasonably acceptable to Parent.

“Pay TV” means premium programming services selected by and sold to subscribers on a Cable System on an a la carte basis for monthly fees in addition to the fee for Basic Video Services or Expanded Basic Services.

“Permitted Encumbrances” means (a) liens for Taxes for the current Tax year or other governmental charges which are not yet due and payable or that are being contested in good faith by appropriate Actions; (b) easements, covenants, conditions, restrictions and other similar matters of public record relating to real property that do not materially adversely affect the value or the use and enjoyment of the related real property for the purpose for which it is currently used; (c) mechanics’, materialmens’ carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Grande Holdings or Grande Operating, or the validity or amount of which is being contested in good faith by appropriate proceedings; (d) rights-of-way granted pursuant to Governmental Authorizations; (e) prior to the consummation of the redemption and discharge of the Senior Secured Notes and the consummation of the other transactions contemplated by the Pay-Off Documents only, Encumbrances arising under or in connection with the Indenture and the Equipment Capital Leases; (f) Encumbrances arising under or in connection with the Real Property Capital Leases or other Retained Indebtedness and (g) Encumbrances set forth in Section 1.1 of the Grande Disclosure Schedule.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Authority.

“Post-Closing Consents” means approvals set forth on Schedule A attached hereto.

“Post-Signing Statement” means any financial statement delivered pursuant to Section 7.1(d).

“Preferred Shares” means all shares of Series A Preferred Stock of Grande Holdings, par value $0.001 per share, Series B Preferred Stock of Grande Holdings, par value $0.001 per share, Series C Preferred Stock of Grande Holdings, par value $0.001 per share, Series D Preferred Stock of Grande Holdings, par value $0.001 per share, Series E Preferred Stock of Grande Holdings, par value $0.001 per share, Series F Preferred Stock of Grande Holdings, par value $0.001 per share, Series G Preferred Stock of Grande Holdings, par value $0.001 per share (the “Series G Preferred Shares”) and Series H Preferred Stock of Grande Holdings, par value $0.001 per share (the “Series H Preferred Shares”).

“Preferred Units” means the “Series A Preferred Units” as defined in the Ultimate Parent Partnership Agreement.

“Programming Agreement” means any Contract pursuant to which Grande Holdings or Grande Operating has the right to carry audio and/or video content or programming (or pay for or otherwise provide compensation with regard to cable television programming) on any Cable System and all related arrangements, including with respect to programming and launch initiatives and support; provided, that “Programming Agreement” shall not include any local Cable System leased access agreement required by any Law.

“Proposed Funding Valuation Amounts” shall have the meaning set forth in Section 3.4(e).

“Real Property Capital Leases” means those real property capital leases of Grande Holdings or Grande Operating set forth in Section 1.1 of the Grande Disclosure Schedule.

“Registration Rights Agreement” means the registration rights agreement of Ultimate Parent to be dated as of the Closing Date by and among Ultimate Parent, the Grande Holdings Investor, ABRY and any other parties signatory thereto, substantially in the form attached hereto as Exhibit D.

“Related Party Contract” shall have the meaning set forth in Section 7.18.

“Related Person” means:  (a) with respect to a particular individual:  each other member of such individual’s Family, any Person that is directly or indirectly controlled by any one or more members of such individual’s Family, any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest, or any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual:  any Person that is an Affiliate of such specified Person, any Person that holds a Material Interest in such specified Person, each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity), any Person in which such specified Person holds a Material Interest or any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).  For purposes of this definition, the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse or former spouse, (iii) the individual’s mother, father, mother-in-law, father-in-law or sibling (including by adoption or marriage) and (iv) any other natural person who resides with such individual; and a “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or Equity Securities representing at least 10% of the outstanding Equity Securities in a Person.

“Requisite Bondholders” shall have the meaning set forth in the Recitals.

“Retained Indebtedness” means the Real Property Capital Leases and the other capital leases and Indebtedness of Grande Operating set forth in Section 1.1 to the Grande Disclosure Schedule.

“Retransmission Consent Agreement” means a Programming Agreement whereby Grande Holdings or Grande Operating is expressly authorized to retransmit the signal of a commercial broadcasting station (other than a commercial broadcasting station that is a superstation (and that was a superstation on May 1, 1991) that is distributed by satellite carrier and whose signals are distributed outside the local market of the originating station).

“Review Period” shall have the meaning set forth in Section 3.4(c).

“Rights of Way” means all rights of way, easements, licenses and all other similar rights granted to Grande Holdings or Grande Operating for the right to use and/or have access to and through real property to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securityholder” means any holder of a Grande Holdings Share.

“Senior Debt Funding Amount” means the (a) product of (i) the Core Capitalization and (ii) 50% minus (b) the aggregate principal amount of the Indebtedness of Grande Operating pursuant to capital leases on the Closing Date, and giving effect to the repayment of the Funded Debt.

“Senior Secured Notes” means the 14% senior secured notes issued under the Indenture.

“Service” means Basic Video Services, Expanded Basic Services, Digital Services, telephony services and High Speed Internet Services.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a managing member of a limited liability company.

“Survival End Date” has the meaning set forth in Section 4.35.

“Tax Authority” means the U.S. Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

“Tax Returns” means all federal, state, local and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

“Taxes” and each of its iterations (including “Tax” and “Taxation”), means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto (and including without limitation any universal service contributions, regulatory fees, and other similar contribution and fees imposed by the FCC or by any other Telecom Regulatory Authority).

“Telecom Regulatory Authorities” means collectively the applicable local, state or foreign public utility commissions or similar Governmental Authorities governing telecommunications business in the states in which Grande Holdings or Grande Operating provides such services.

“Telecommunications Authorization” means any Governmental Authorization issued or granted by any Telecom Regulatory Authority that allows Grande Holdings or Grande Operating to provide telecommunications services.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Title Commitments” shall have the meaning set forth in Section 7.19(a).

“Title Company” shall have the meaning set forth in Section 7.19(a).

“Title IV Plan” shall have the meaning set forth in Section 4.14(c).

“Title Policies” shall have the meaning set forth in Section 7.19(a).

“Total Funding Amount” means the amount of the Funded Debt, plus the amount of the Grande Holdings Transaction Expenses plus $15,000,000 plus the amount of the ABRY Transaction Expenses minus the Grande Cash Balance plus the Distribution Amount.

“Transaction Bonus Plan” means a plan to be adopted by the Grande Holdings’ board of directors pursuant to which $1,070,000 will be paid to Grande Employees and Legacy Employees at the Closing.

“Transactions” shall have the meaning set forth in Section 3.3; provided, that, for all purposes of this Agreement, Transactions shall be deemed not to include the Non-Core Assets Transfer.

“Ultimate Parent” shall have the meaning set forth in the Preamble.

“Ultimate Parent Partnership Agreement” means the amended and restated agreement of limited partnership of Ultimate Parent substantially in the form of Exhibit E hereto.

“WARN Act” shall have the meaning set forth in Section 4.19(b).

“WP Carey Leases” has the meaning set forth in Section 7.26.

ARTICLE II

CONVERSION; ISSUANCE AND SALE OF UNITS; RECAPITALIZATION

2.1            Conversion.  At least two (2) days prior to the Closing, Grande Holdings shall cause Grande Operating to file a duly executed Articles of Conversion with the Secretary of State of the State of Delaware in the form attached hereto as Exhibit F (the “Articles of Conversion”) such that upon the effectiveness of such filing, (a) Grande Operating shall cease to be a corporation and Grande Operating shall instead be a limited liability company validly existing and in good standing under the laws of the State of Delaware and (b) the Grande Operating Common Stock shall be converted into the Membership Interests.  In connection with the Conversion, Grande Holdings shall adopt the limited liability company agreement of Grande Operating in the form attached hereto as Exhibit F (the “Grande Operating Agreement”).

2.2           Authorization of the Units.  Ultimate Parent has authorized the issuance and sale (a) to ABRY of Common Units to be issued at the Closing in accordance with Section 2.3(a) and (b) to Grande Holdings (or any Subsidiary of Grande Holdings designated by Grande Holdings) (Grande Holdings or such wholly-owned Subsidiary designee, the “Grande Holdings Investor”) an amount of Common Units equal to the Estimated Grande Equity Percentage multiplied by the aggregate number of Common Units outstanding on the Closing Date (after giving effect to all to all issuances on such date and the conversion or exercise of any Equity Securities convertible into or exercisable for Common Units on such date), to be issued at the Closing in accordance with Section 2.3(c) and, if any, additional Common Units to be issued upon determination of the Final Grande Equity Percentage.  The Common Units shall have and be subject to the rights, restrictions and preferences set forth the Ultimate Parent Partnership Agreement, the Partners Agreement and the Registration Rights Agreement.

2.3           Issuance of Common Units.  Subject to and in accordance with the respective terms and conditions of this Agreement and the Ultimate Parent Partnership Agreement, at the Closing, the following transactions shall occur contemporaneously but in the following order:

(a)           Pursuant to the Investor Securities Purchase Agreement, Ultimate Parent shall sell and issue to ABRY, and ABRY shall purchase (i) a quantity of Common Units equal to the Estimated ABRY Common Funding Amount divided by $1.00, for an aggregate purchase price equal to the Estimated ABRY Common Funding Amount, and (ii) a quantity of Preferred Units equal to the Estimated ABRY Preferred Funding Amount divided by $1.00, for an aggregate purchase price equal to the Estimated ABRY Preferred Funding Amount.

(b)           Grande Holdings and Grande Operating shall consummate the transactions contemplated the Contribution Agreement.

(c)           Grande Holdings shall contribute, transfer, convey, assign and deliver to the Ultimate Parent all of the issued and outstanding Membership Interests and assign to Ultimate Parent the Grande Operating Agreement, in each case free and clear of all Encumbrances, and in exchange therefor, Ultimate Parent shall issue to the Grande Holdings Investor an amount of Common Units equal to the Estimated Grande Equity Percentage multiplied by the aggregate number of Common Units outstanding on the Closing Date (after giving effect to all issuances on such date and the conversion or exercise of any Equity Security outstanding or issued on such date which is convertible into or exercisable for Common Units).  Immediately following such contribution, the Grande Holdings Investor automatically and without any further action on the part of the Grande Holdings Investor or the Ultimate Parent, shall be admitted as a member of Ultimate Parent with respect to the Grande Holdings Investor’s ownership of the Common Units issued to the Grande Holdings Investor.

(d)           Ultimate Parent shall contribute to the capital of Parent (a) all of the Membership Interests and (b) the Estimated ABRY Common Funding Amount and the Estimated ABRY Preferred Funding Amount, and Parent shall contribute to the capital of Grande Operating the Estimated ABRY Common Funding Amount and the Estimated ABRY Preferred Funding Amount.

The parties to this Agreement intend that, for federal income tax purposes, the transfer by Grande Holdings hereunder shall constitute a transfer to the Ultimate Parent described in Section 721 of the Code.

ARTICLE III

PAYMENT, DELIVERIES AND CLOSING

3.1           Payments at Closing.

(a)           At least one (1) day after the Conversion and at least one (1) day prior to the Closing, Grande Operating will pay or cause to be paid to Grande Holdings the Distribution Amount (the “Grande Holdings Distribution”), by wire transfer of immediately available funds.

(b)           At the Closing, the ABRY Parties will pay or cause to be paid, on behalf of Grande Holdings and Grande Operating, by wire transfers of immediately available funds:

(i)           to such account or accounts as are specified in the applicable Pay-Off Document(s) (or, to the extent not specified therein, as specified by or on behalf of the holder of the Funded Debt in question), the aggregate amount required to pay and satisfy in full all Funded Debt set forth in the Pay-Off Documents;

(ii)         to such account or accounts of the Persons to whom they are owed as Grande Holdings specifies to Parent within two days prior to Closing, an amount sufficient to pay unpaid Grande Holdings Transaction Expenses, including the bonuses provided for under the Transaction Bonus Plan; and

(iii)        as instructed by ABRY, the ABRY Transaction Expenses.

3.2           Deliveries at Closing.  At the Closing,

(a)           Grande Holdings hereby agrees to:

(i)          deliver to Parent stock certificates representing all of the Grande Operating Common Stock, duly stamped cancelled, (or deliver written instructions to the trustee under the Indenture to deliver such original stock certificates to Parent or, at Parent’s request, the financing sources in connection with the Financing contemplated pursuant to the Debt Financing Commitment or any alternative Financing, or a trustee or agent therefor) and the unit certificates, if any, representing all of the Membership Interests together with a unit power executed in blank;

(ii)         deliver to Ultimate Parent a certificate dated as of a date no earlier than ten (10) business days before the Closing Date of the Secretary of State of each applicable jurisdiction as to the legal existence and good standing (including tax) of each of Grande Holdings and Grande Operating, and a certificate as of a date no earlier than ten (10) business days before the Closing Date from the Secretary of State of each applicable jurisdiction as to Grande Operating’s qualification to transact business and good standing in each jurisdiction in which it is then required to be qualified to do business;

(iii)        cause to be executed and delivered to Ultimate Parent by the Grande Holdings Investor a counterpart of each of the Ultimate Parent Partnership Agreement, the Partners Agreement and the Registration Rights Agreement;

(iv)        cause the execution and delivery of resignations, effective as of Closing, in the form attached hereto as Exhibit G of the directors and officers of Grande Operating other than those identified by ABRY in a writing delivered to Grande Holdings not later than three (3)days prior to the Closing Date;

(v)         cause Grande Operating to execute and deliver to Atlantic Broadband the Atlantic Broadband management services agreement substantially in the form attached hereto as Exhibit H (the “Atlantic Broadband Management Agreement”);

(vi)        cause Grande Operating to execute and deliver to ABRY (or to an Affiliate to whom ABRY may specify) the advisory agreement substantially in the form attached hereto as Exhibit I (the “ABRY Advisory Agreement”);

(vii)       execute and deliver, and cause Grande Operating to execute and deliver, a contribution, assignment and assumption agreement substantially in the form attached hereto as Exhibit J (the “Contribution Agreement”);

(viii)      deliver to Ultimate Parent evidence of any terminations called for by Section 7.17(a);

(ix)         deliver to Ultimate Parent a certificate, dated as of the Closing Date, sworn under penalty of perjury, that Grande Holdings is not a foreign person within the meaning of Treasury Regulation Section 1.1445-5(b)(3);

(x)          cause the Grande Holdings Investor to become party to this Agreement, if the Grande Holdings Investor is not Grande Holdings;

(xi)         cause Grande Operating to execute and deliver amendments to each of the WP Carey Leases in such forms as may be agreed upon by the ABRY Parties, Grande Holdings and the “Landlords” referred to in Section 8.2(m) (the “Lease Amendments”), and execute and deliver amendments to the Grande Holdings Lease Guaranties in such forms as may be agreed upon by the ABRY Parties, Grande Holdings and such “Landlords” (the “Lease Guaranty Amendments”); and

(xii)        deliver a copy of the notice of redemption in respect of the Senior Secured Notes.

(b)           ABRY Parties hereby agree to:

(i)           make, or cause to be made, the payments contemplated by Section 3.1(b);

(ii)         deliver or cause to be delivered copies of executed transaction and closing documents with respect to the Financing (including the Investor Securities Purchase Agreement) and evidence reasonably satisfactory to Grande Holdings that such transactions shall have been consummated;

(iii)        deliver to Grande Holdings a certificate as of a date no earlier than ten (10) business days before the Closing Date of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of each ABRY Party in Delaware;

(iv)        execute and deliver to the Grande Holdings Investor a counterpart of each of the Ultimate Parent Partnership Agreement, the Partners Agreement, the Registration Rights Agreement executed by each of the parties thereto (other than the Grande Holdings Investor);

(v)         deliver to Grande Holdings a fully executed Parent Operating Agreement in the form attached hereto as Exhibit K;

(vi)        Ultimate Parent and Parent will execute and deliver the New Lease Guaranties; and

(vii)       cause Atlantic Broadband to execute and deliver to Grande Holdings the Atlantic Broadband Management Agreement.

(c)           ABRY LLC hereby agrees to deliver to Grande Holdings an executed counterpart of the ABRY Advisory Agreement, executed by ABRY LLC.

3.3           Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement and the Contribution Agreement (the “Transactions”) shall take place at 10:00 a.m., local time, on a business day (the “Closing Date”) of which Parent gives Grande Holdings at least five (5) business days’ notice, which business day will not be earlier than the fifth (5th) business day after the first business day upon which all of the conditions set forth in Article VIII (other than those conditions that are to be satisfied at the Closing by the taking of actions by the parties hereto that such parties are able and willing to take) are satisfied or waived, at the offices of Jackson Walker L.L.P., 100 Congress Avenue, Suite 1100, Austin, Texas 78701, or at such other date and time as Parent and Grande Holdings shall agree; provided, that if all such conditions have been satisfied or waived prior to the fifth (5th) business day prior to the Termination Date and Parent has not given such notice to Grande Holdings, then the Closing Date will be the Termination Date.

3.4           Determination of Funding and Valuation Amounts.

(a)           [intentionally omitted]

(b)           No later than the third business day prior to the Closing Date, Grande Holdings shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth Grande Holdings’ good faith estimates of the Closing Non-Cash Working Capital Amount, the Closing Indebtedness Amount, the Grande Holdings Transaction Expenses, and the Grande Cash Balance and Grande Holdings’ computation of the Grande Equity Percentage based upon such estimates (the “Estimated Grande Equity Percentage”); provided, that, if Parent disagrees in good faith with any such estimate, Parent and Grande Holdings shall mutually resolve such disagreement prior to the Closing Date and compute the Estimated Grande Equity Percentage based on the agreed-upon estimated amounts.  Grande Holdings and Grande Operating will permit Parent and its advisors, legal counsel, accountants and agents reasonable access to the books, records, systems and personnel of Grande Holdings and Grande Operating to enable Parent to review the accuracy of the estimates set forth in the Estimated Closing Statement.

(c)           No later than the 90th day after the Closing Date (or if such day is not a business day, then the next succeeding business day), Parent will deliver to Grande Holdings a statement (the “Closing Statement”) setting forth Parent’s determination of the Closing Non-Cash Working Capital Amount, the Closing Indebtedness Amount, the Grande Holdings Transaction Expenses, the Grande Cash Balance and the ABRY Transaction Expenses, together with Parent’s computations of the following:  the Grande Equity Value, the Grande Equity Percentage, the Total Funding Amount, the ABRY Common Funding Amount and the ABRY Preferred Funding Amount (collectively, the “Funding and Valuation Amounts”) based upon such determinations.  During the 30 days following the delivery of the Closing Statement (the “Review Period”) (provided, that, if the last day of such 30-day period is not a business day, then the Review Period will end on the next succeeding business day), Parent and Grande Operating will permit Grande Holdings and its advisors, legal counsel, accountants and agents reasonable access to the books, records, systems and personnel of Grande Operating to enable Grande Holdings to review the accuracy of the determinations set forth in the Closing Statement.

(d)           If Grande Holdings disagrees with any of Parent’s determinations set forth in the Closing Statement, then Grande Holdings may give Parent written notice to that effect (the “Dispute Notice”), setting forth a reasonably-detailed description of the basis of Grande Holdings’ determinations of the amounts it disputes and the corresponding adjustments to the Funding and Valuation Amounts as set forth in the Closing Statement, on or prior to the last day of the Review Period.  Any item not identified by Grande Holdings in the Dispute Notice as being in dispute shall be deemed final and binding on Parent, Grande Operating and ABRY on the last day of the Review Period (or, if earlier, when the Dispute Notice is delivered).  If no Dispute Notice is timely received by Parent, or if Grande Holdings delivers to Parent written notice to the effect that Grande Holdings does not dispute the determinations set forth in the Closing Statement, then the computation of the Funding and Valuation Amounts set forth in the Closing Statement shall become final and binding upon Parent, ABRY, the Grande Holdings Investor and Grande Holdings on the last day of the Review Period (or, if earlier, the date upon which Grande Holdings gives Parent such notice).

(e)           If Grande Holdings timely delivers a Dispute Notice, then Grande Holdings and Parent will attempt in good faith to resolve the items in dispute.  Any determination of the Funding and Valuation Amounts that is agreed to in writing by the Grande Holdings and Parent shall become final and binding upon Parent, Grande Operating, the Grande Holdings Investor and Grande Holdings on the day upon which such written agreement has been executed and delivered by each of them.  If Grande Holdings and Parent do not resolve all of their disagreements with respect to the proposed adjustments set forth in the Dispute Notice within 30 days after the delivery of the Dispute Notice to Parent, they shall refer any remaining items of disagreement to KPMG LLP (the “Independent Accountant”).  When they refer such disputed items to the Independent Accountant, each of Grande Holdings and Parent (the “Dispute Parties”) shall give the other Dispute Party and the Independent Accountant written notice of such Dispute Party’s determination of the Funding and Valuation Amounts based upon the amounts not in dispute and such Dispute Party’s determination of the amounts in dispute (such Dispute Party’s “Proposed Funding and Valuation Amounts”).

(f)           The Independent Accountant, acting as an expert and not as an arbitrator, shall determine, in accordance with this Agreement, the Funding and Valuation Amounts based upon the amounts not in dispute and the Independent Accountant’s determination as to the amounts in dispute (the “Independent Accountant’s Determination”); provided, that the amount of the Independent Accountant’s Determination of any Funding and Valuation Amount shall not exceed the amount of the Grande Holdings’ corresponding Proposed Funding and Valuation Amount or be less than the amount of Parent’s corresponding Proposed Funding and Valuation Amount.  The Dispute Parties shall instruct the Independent Accountant to deliver its written determination to the Dispute Parties no later than 30 days after the amounts in dispute are referred to the Independent Accountant.  Each Dispute Party shall be permitted to present a supporting brief to the Independent Accountant (which supporting brief shall also be concurrently provided to the other Dispute Party) within ten (10) days of the engagement of the Independent Accountant.  Within five (5) days of receipt of a supporting brief, the receiving Dispute Party may present a responsive brief to the Independent Accountant (which responsive brief shall also be concurrently provided to the other Dispute Party).  Each Dispute Party may make an oral presentation to the Independent Accountant (in which case, such Dispute Party shall notify the other Dispute Party of such presentation not fewer than five (5) days prior thereto, and the other Dispute Party shall have the right to be present at such presentation and to make a presentation of its own) within twenty (20) days of the engagement of the Independent Accountant.  The Dispute Parties shall make readily available to the Independent Accountant all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of the Funding and Valuation Amounts and all other items reasonably requested by the Independent Accountant in connection therewith.  The Independent Accountant shall only consider the briefs and oral presentations of or on behalf of Grande Holdings and Parent and the materials so provided to it, and shall not conduct any independent review in determining the items disputed by Dispute Parties.

(g)           The Independent Accountant’s Determination shall become final and binding upon Parent, ABRY, the Grande Holdings Investor and Grande Holdings on the day upon which written notice thereof has been delivered to each of Grande Holdings and Parent.  The fees and disbursements of the Independent Accountant shall be borne by (i) Parent, in a fraction, the numerator of which is the difference (if any) between the amount of the Grande Equity Percentage that is part of the Parent’s Proposed Funding and Valuation Amounts and the Independent Accountant’s Determination of the Grande Equity Percentage and the denominator of which is the difference between the Grande Equity Percentage that is part of Parent’s Proposed Funding and Valuation Amounts and the Grande Equity Percentage that is part of Grande Holdings’ Proposed Funding and Valuation Amounts, and (ii) by Grande Holdings, in a fraction equal to one (1) minus the fraction described in clause (i) above.

(h)           Upon the final determination of the Funding and Valuation Amounts:

(i)           If the Final ABRY Preferred Funding Amount is greater than the Estimated ABRY Preferred Funding Amount, then (A) Grande Operating shall satisfy any unpaid Funding and Valuation Amounts from the Grande Cash Balance or other funds available to it for such purpose and (B) to the extent that the Grande Cash Balance is not sufficient to satisfy such Funding and Valuation Amounts, ABRY will purchase from Ultimate Parent, pursuant to the Investor Securities Purchase Agreement, additional Preferred Units having an aggregate purchase price equal to the amount of such excess, for a purchase price of $1.00 per Preferred Unit.

(ii)           Ultimate Parent shall be deemed to have automatically (and without further action) either issued additional Common Units to the Grande Holdings Investor, or cancelled Common Units issued to Grande Holdings Investor pursuant to Section 2.2(b), in each case as may be necessary so that (A) the percentage obtained by dividing:  (x) the aggregate number of Common Units issued to the Grande Holdings Investor pursuant to Section 2.2(b) and this Section 3.4(h)(ii), reduced by the number of Common Units, if any, cancelled pursuant to this Section 3.4(h)(ii), by (y) the sum of the total number of Common Units outstanding on the Closing Date and the number of Common Units issued pursuant to this Section 3.4(h), reduced by the number of Common Units, if any, cancelled pursuant to this Section 3.4(h)(ii), giving effect to the conversion or exercise of any Equity Securities outstanding on the Closing Date which are convertible into or exercisable for Common Units, equals (B) the Final Grande Equity Percentage.

(i)           After the determination of the Funding and Valuation Amounts, Ultimate Parent shall deliver to the Grande Holdings Investor and ABRY evidence that Schedule B to the Ultimate Parent Partnership Agreement has been amended to reflect any issuance or cancellation of Common Units pursuant to Section 3.4, it being understood and agreed that (i) any Units required to be issued or cancelled pursuant to Section 3.4 shall be deemed to have been issued or cancelled regardless of whether Ultimate Parent actually amends such schedule and (ii) the failure to so amend such schedule shall have no effect on the rights of ABRY and the Grande Holdings Investor under this Agreement or the Ultimate Parent Partnership Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GRANDE HOLDINGS AND GRANDE OPERATING

Except as disclosed in the corresponding Section of the disclosure schedule provided by Grande Holdings and Grande Operating to Parent on the date hereof (the “Grande Disclosure Schedule”), each of Grande Operating and Grande Holdings represents and warrants to the Parent Parties as follows:

4.1           Organization and Qualification.

(a)           Each of Grande Holdings and Grande Operating is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified, in the aggregate, would not result in a Grande Material Adverse Effect.  Each of Grande Holdings and Grande Operating has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted except as, in the aggregate, would not result in a Grande Material Adverse Effect.  Grande Holdings has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of each of Grande Holdings and Grande Operating, and such certificates of incorporation and bylaws as so made available are in full force and effect.  Neither Grande Holdings nor Grande Operating is in default in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

4.2           Capitalization of Grande Operating.

(a)           Other than the Grande Operating Common Stock, and following the Conversion, the Membership Interests, owned by Grande Holdings, Grande Holdings does not own any other Equity Securities of Grande Operating and neither Grande Holdings nor Grande Operating owns any Equity Securities of any other Person (other than the Grande Holdings Investor).

(b)           Grande Holdings is the record and beneficial owner of all of the outstanding Grande Operating Common Stock, and following the Conversion, all of the outstanding Membership Interests, all of which is identified in Section 4.2(b) of the Grande Disclosure Schedule, and there are no proxies with respect to any such securities, and no Equity Securities of Grande Operating are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, Equity Securities of Grande Operating, and there are no contracts, commitments, understandings or arrangements by which Grande Holdings or Grande Operating is or may be bound to issue additional Equity Securities of Grande Operating or securities convertible into or exchangeable or exercisable for any such Equity Securities.  Except as set forth in Section 4.2(b) of the Grande Disclosure Schedule, all of such Equity Securities Grande Holdings owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all Encumbrances of any kind and have been issued without violation of any preemptive rights by Grande Operating, and Grande Operating has no outstanding Equity Securities.

4.3           Authority.

(a)           Grande Holdings has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Grande Holdings is or will be a party and, subject to obtaining the Grande Holdings Stockholders’ Approval, to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Grande Holdings is or will be a party and the consummation of the Transactions have been duly and validly authorized by Grande Holdings’ board of directors, and no other corporate proceedings on the part of Grande Holdings are necessary to authorize this Agreement and the Ancillary Agreements to which Grande Holdings is or will be a party or to consummate the Transactions, other than the Grande Holdings Stockholders’ Approval.  This Agreement has been, and the Ancillary Agreements to which Grande Holdings is or will be a party are, or upon execution and delivery will be, duly and validly executed and delivered by Grande Holdings and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, valid and binding obligations of Grande Holdings enforceable against Grande Holdings in accordance with their respective terms, except as such enforceability may be subject to the Enforceability Exception.

(b)           Grande Operating has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Grande Operating is or will be a party and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Grande Operating is or will be a party and the consummation of the Transactions have been duly and validly authorized by Grande Operating’s board of directors, and no other corporate proceedings on the part of Grande Operating are necessary to authorize this Agreement and the Ancillary Agreements to which Grande Operating is or will be a party or to consummate the Transactions.  This Agreement has been, and the Ancillary Agreements to which Grande Operating is or will be a party are, or upon execution and delivery will be, duly and validly executed and delivered by Grande Operating and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, valid and binding obligations of Grande Operating enforceable against Grande Operating in accordance with their respective terms, except as such enforceability may be subject to the Enforceability Exception.

(c)           The Grande Holdings Investor will have full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Grande Holdings Investor will be a party and to consummate the Transactions.  At or prior to the Closing, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Grande Holdings Investor will be a party and the consummation of the Transactions will have been duly and validly authorized by the Grande Holdings Investor’s sole member and manager, and no other limited liability company proceedings on the part of the Grande Holdings Investor will be necessary to authorize this Agreement and the Ancillary Agreements to which the Grande Holdings Investor will be a party or to consummate the Transactions.  At or prior to the Closing, this Agreement and the Ancillary Agreements to which the Grande Holdings Investor will be a party, upon execution and delivery, will be duly and validly executed and delivered by the Grande Holdings Investor and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, upon execution and delivery, will constitute valid and binding obligations of the Grande Holdings Investor enforceable against the Grande Holdings Investor in accordance with their respective terms, except as such enforceability may be subject to the Enforceability Exception.

4.4           Consents and Approvals; No Violation.  The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the performance by Grande Holdings, the Grande Holdings Investor and Grande Operating of their obligations hereunder and thereunder will not:

(a)           subject to receipt of the Grande Holdings Stockholders’ Approval, conflict with any provision of the certificate of incorporation or bylaws or similar governing documents, in each case as amended through the date hereof, of Grande Holdings, the Grande Holdings Investor or Grande Operating;

(b)           subject to obtaining the Grande Holdings Stockholders’ Approval, require Grande Holdings, the Grande Holdings Investor or Grande Operating to obtain any consent, waiver, approval, order, authorization or permit of, or make a registration with, filing with or notification to nor breach any requirements applicable to Grande Holdings, the Grande Holdings Investor or Grande Operating of:

(i)           any Governmental Authority, except for the Post-Closing Consents and except with respect to applicable requirements of (A) the HSR Act, (B) the Securities Act, (C) the Exchange Act and (D) the Communications Act, the FCC and the Telecom Regulatory Authorities, and (E) the Cable Regulatory Authorities, but in the case of clauses (D) through (E), inclusive, only to the extent identified in Section 4.4(b)(i) of the Grande Disclosure Schedule; or

(ii)          except as set forth in Section 4.4(b)(ii) of the Grande Disclosure Schedule, any Person other than a Governmental Authority, other than consents, waivers, approvals, orders, authorizations and permits, or registrations, filing or notices, that if not obtained or made would not reasonably be expected, in the aggregate, to (A) result in a Grande Material Adverse Effect, (B) materially impair the ability of Grande Holdings, the Grande Holdings Investor or Grande Operating, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent or materially delay the consummation of any of the Transactions;

(c)           except as set forth in Section 4.4(c) of the Grande Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any termination, cancellation or acceleration of, guaranteed payment or loss of a material benefit under, or change in, any of the terms, conditions or provisions of any Contract to which Grande Holdings, the Grande Holdings Investor or Grande Operating is a party or by which Grande Holdings, the Grande Holdings Investor or Grande Operating or any of their respective properties or assets may be bound, or any right of any Person to cause any of the foregoing, except for any of the foregoing as to which requisite waivers or consents have been obtained or will be obtained prior to Closing or which, in the aggregate, would not reasonably be expected to (i) result in a Grande Material Adverse Effect, (ii) materially impair the ability of Grande Holdings, the Grande Holdings Investor or Grande Operating to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent or materially delay the consummation of any of the Transactions;

(d)           violate the provisions of any Court Order or other Law applicable to Grande Holdings, the Grande Holdings Investor or Grande Operating; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any of the Grande Operating Common Stock or following the Conversion, the Membership Interests, under any Contract of Grande Holdings, the Grande Holdings Investor or Grande Operating or upon or with respect to any asset of Grande Holdings, the Grande Holdings Investor or Grande Operating.

4.5           Grande Holdings SEC Reports; Internal Controls and Procedures; Books and Records.

(a)           Grande Holdings has filed with the SEC true and complete copies of all Grande Holdings SEC Reports. As of the respective dates the Grande Holdings SEC Reports were filed or, if any Grande Holdings SEC Reports were amended, as of the date such amendment was filed, each Grande Holdings SEC Report, including any financial statements or schedules included therein, complied in all respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and, without limiting the foregoing (i) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading, and (ii) contained all certifications by the Chief Executive Officer and Chief Financial Officer of Grande Holdings required under Sections 302 and 906 of the Sarbanes-Oxley Act.  Grande Holdings has not become aware of any information or circumstances that could have caused the statements in those certifications to have been inaccurate or misleading in any respect at the time made or at any time up to the date as of which this representation is made.  Other than the execution of this Agreement, as of the date hereof, no event since the date of the last Grande Holdings SEC Report has occurred that would require Grande Holdings to file a Current Report on Form 8-K, other than any event for which such a report has been timely filed.

(b)           Grande Holdings has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Grande Holdings’ disclosure controls and procedures are sufficient to give reasonable assurance that all material information required to be disclosed by Grande Holdings in the reports that it files or furnishes under the Exchange Act is accumulated and communicated to Grande Holdings’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Grande Holdings’ management has completed its assessment of the effectiveness of Grande Holdings’ internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2008, and such assessment concluded that such controls were effective.

(c)           The financial books and records of Grande Holdings and Grande Operating, all of which have been made available to the Parent Parties, are complete and correct in all material respects and record only actual, bona fide transactions.  The minute books of Grande Operating, all of which have been made available to the Parent Parties, contain materially accurate and complete records of all meetings held of, and other corporate action taken by, the stockholders and the board of directors (and committees and sub-committees thereof) of Grande Operating, and no meeting of its stockholders or board of directors has been held, or action in lieu of a meeting been taken, in each case through the date hereof, for which minutes or a written consent is not included in such minute books.

4.6           Financial Statements.  Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Grande Holdings (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal years ended December 31, 2007 and December 31, 2008 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2009 (the “Latest Balance Sheet Date”) and June 30, 2009 have been prepared from, and are in accordance with, the books and records of Grande Holdings and Grande Operating, comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments that are not material in nature or amount) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Grande Holdings and Grande Operating as of the respective dates thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Grande Holdings and Grande Operating for the periods presented therein (subject to normal year-end adjustments that are not material in nature or amount, and the absence of financial footnotes, in the case of any unaudited interim financial statements). The financial statements to be delivered pursuant to Section 7.1 are and shall be (at the time of their delivery to Parent) prepared from, and in accordance with, the books and records of Grande Holdings and Grande Operating consistent with past practice.

4.7           Bonds; Letters of Credit.  Section 4.7 of the Grande Disclosure Schedule sets forth a list of all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted or required to be posted by Grande Holdings, Grande Operating (collectively, the “Bonds”).  Except as set forth in Section 4.7 of the Grande Disclosure Schedule, none of Grande Holdings, Grande Operating, nor any other Person is required on or before Closing to obtain a substitute bond, guarantee in lieu of bond or letter of credit with respect to any of the Bonds, and the Bonds will remain in effect on identical terms immediately following the Closing.

4.8           Powers of Attorney; Guarantees.  Except for guarantees by Grande Holdings or Grande Operating solely of obligations of the other of them, neither Grande Holdings nor Grande Operating has any obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, co-signor, endorser (other than for purposes of collection in the Ordinary Course of Business of Grande Holdings or Grande Operating), co-maker or indemnitor in respect of the obligation of any Person and, other than in the ordinary course in connection with routine Tax matters, or has granted a power of attorney or similar right in favor of any Person that remains in effect.

4.9           Bank Accounts.  Section 4.9 of the Grande Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Grande Operating maintain accounts of any nature and the account numbers of all such accounts.

4.10         Absence of Undisclosed Liabilities.  Except for Liabilities (a) disclosed in Section 4.10 of the Grande Disclosure Schedule, (b) incurred in connection with the Transactions and (c) disclosed on the balance sheet of Grande Holdings and Grande Operating as of March 31, 2009 described in Section 4.6 (the “Latest Balance Sheet”) or incurred in the Ordinary Course of Business since the Latest Balance Sheet Date, neither Grande Holdings nor Grande Operating has any Liabilities that would, in the aggregate, reasonably be expected to have a Grande Material Adverse Effect or would be required by GAAP, consistently applied, to be reflected on a consolidated balance sheet of Grande Holdings and Grande Operating or any note to such a balance sheet.

4.11         Absence of Certain Changes.

(a)           Except as set forth in Section 4.11(a) of the Grande Disclosure Schedule, since the Latest Balance Sheet Date there has not been any change or development, or combination of changes or developments that, in the aggregate, have had or would reasonably be expected to have a Grande Material Adverse Effect. Except as disclosed in the Grande Holdings SEC Reports filed with the SEC and publicly available on the date of this Agreement or made available to Parent, prior to the date hereof (i) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Securities of Grande Operating (other than amounts distributed to Grande Holdings prior to the Adjustment Time as required to enable Grande Holdings to pay expenses incurred by Grande Holdings in the Ordinary Course of Business and to pay amounts that, if not paid prior to the Adjustment Time, would constitute Grande Holdings Transaction Expenses, and the Grande Holdings Distribution), or any repurchase, redemption or other acquisition by Grande Operating of any Equity Securities of, or other ownership interests in, Grande Operating, (ii) there has not been any amendment of any term of any outstanding Equity Security or other security of Grande Operating, and (iii) Grande Holdings has not changed the independent accounting firm that conducts its audits.

(b)           Except for (i) the execution of this Agreement, the Ancillary Agreements and other agreements contemplated by the Transactions (including the Note Purchase Agreement and the Pay-Off Documents), or (ii) as set forth in Section 4.11(b) of the Grande Disclosure Schedule, since the Latest Balance Sheet Date and through the date of this Agreement, Grande Holdings and Grande Operating have conducted the Business in the Ordinary Course of Business and have not:

(i)           increased benefits payable to employees under pension, welfare, severance or termination pay policies or employment agreements, or otherwise made any changes in the terms of any employment agreements, compensation, bonus or other benefits payable to employees other than (A) increased compensation, bonus or other benefits as required by the terms of the agreements or plans currently in effect and set forth in Section 4.14(a)(1) or 4.14(a)(2) of the Grande Disclosure Schedule, (B) pursuant to the Transaction Bonus Plan and (C) solely to the extent paid or to be paid prior to the Adjustment Time or paid to satisfy any Liability included in determining the Closing Non-Cash Working Capital Amount, the payment to any Grande Employees who were furloughed during calendar year 2009 in an amount not to exceed $100,000;

(ii)         suffered any material damage or destruction or other material casualty loss (whether or not covered by insurance);

(iii)        made any change in the rates charged to its non-bulk residential Customers, other than pursuant to a promotion, selling or marketing campaign described in Section 4.11(b)(vi) or 6.1 of the Grande Disclosure Schedule;

(iv)        made any change in any method of accounting or keeping of books of account or accounting practices, except as required by applicable Law or by a change in GAAP requirements;

(v)          modified, terminated, renewed, suspended, abrogated or entered into any Franchise, or added or deleted any program services other than (A) any addition or deletion of program services to the extent required under the Cable Act or any other Law or (B) any change to any programming unilaterally implemented by the provider of such programming;

(vi)        (A) changed any marketing, subscriber installation, collection or disconnection practices or (B) except as disclosed in Section 4.11(b)(vi) of the Grande Disclosure Schedule, offered discounts pursuant to a promotion, selling or marketing campaign other than a campaign set forth in Section 6.1 of the Grande Disclosure Schedule;

(vii)       taken any other action that, if taken after the date hereof and prior to the Closing, would constitute a breach of Sections 6.1(b) or 6.1(d);

(viii)      sold, assigned, licensed, abandoned, or otherwise disposed of any material Grande Intellectual Property; or

(ix)         agreed, whether in writing or otherwise, to do any of the foregoing or to take any of the actions described in clauses (i) through (iii) of Section 4.11(a).

4.12         Taxes.  Except for matters that would not, in the aggregate, be expected to result in a Grande Material Adverse Effect:

(a)            except as set forth in Section 4.12(a) of the Grande Disclosure Schedule, Grande Holdings and Grande Operating have filed (or have had filed on their behalf) or will file or cause to be filed on or before the applicable due date (giving effect to applicable extensions), all material Tax Returns required by applicable Law to be filed by any of them prior to or as of the Closing Date.  Except as set forth in Section 4.12(a) of the Grande Disclosure Schedule, an extension of time within which to file a Tax Return that has not been filed has not been requested or granted.  Grande Holdings and Grande Operating have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by Grande Holdings or Grande Operating to any employee, independent contractor, creditor or stockholder;

(b)            except as set forth in Section 4.12(b) of the Grande Disclosure Schedule, Grande Holdings and Grande Operating have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date;

(c)            except as set forth in Section 4.12(c) of the Grande Disclosure Schedule to the knowledge of Grande Holdings, no Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Grande Holdings or Grande Operating;

(d)            except as set forth in Section 4.12(d) of the Grande Disclosure Schedule, neither Grande Holdings nor Grande Operating has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes;

(e)            except as set forth in Section 4.12(e) of the Grande Disclosure Schedule, neither Grande Holdings nor Grande Operating has received any written (or, to Grande Holdings’ knowledge, other) notice of any material claim made by a Taxing Authority in a jurisdiction where Grande Holdings or Grande Operating thereof does not file a Tax Return that Grande Holdings or Grande Operating is or may be subject to Taxation in such jurisdiction; and

(f)             except for the consolidated group of which Grande Holdings is currently the parent, Grande Holdings is not currently a member of any affiliated group of corporations within the meaning of Section 1504 of the Code or similar state or local filing group for Tax purposes.

4.13          Litigation.  Except as disclosed in Section 4.13 of the Grande Disclosure Schedule, there is no Action pending or, to the knowledge of Grande Operating, threatened against or directly affecting, Grande Holdings or Grande Operating, any of the directors or officers of Grande Holdings or Grande Operating in their capacity as such or the assets or properties of Grande Holdings or Grande Operating.  Except as disclosed in Section 4.13 of the Grande Disclosure Schedule, to the knowledge of Grande Operating, there is not in existence any Court Order enjoining or requiring Grande Holdings or Grande Operating to take any action of any kind with respect to its business, assets or properties.

4.14          Employee Benefit Plans; ERISA.

(a)           Section 4.14(a)(1) of the Grande Disclosure Schedule contains a true and complete list of each individual or group compensation or benefit plan, program, fund, agreement or arrangement of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), that is sponsored, maintained, contributed to or required to be contributed to by Grande Holdings or Grande Operating or any entity, trade or business, whether or not incorporated, which together with Grande Holdings or Grande Operating would be or has of any relevant time been deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (a “Grande ERISA Affiliate”), or with respect to which Grande Holdings or Grande Operating has any Liability, including each bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, performance awards, retirement, vacation, severance, salary continuation, disability, death benefit, cafeteria/flexible benefits, hospitalization, medical, dependent care assistance, tuition reimbursement or scholarship program, fringe benefits or other plan, arrangement or understanding providing benefits to any former or retired employee, officer, consultant, independent contractor, agent or director of Grande Holdings or Grande Operating (each, a “Legacy Employee”) or any current employee, officer, consultant, independent contractor, agent or director of Grande Holdings or Grande Operating (each, a “Grande Employee”) or any other Person and any employment, consulting, severance, termination, change in control or indemnification agreement, arrangement or understanding covering any Grande Employee or Legacy Employee or between Grande Holdings, Grande Operating and any Grande Employee or Legacy Employee or any other Person, without regard to whether the same constitutes an employee benefit plan under ERISA or the number of employees (“Grande Benefit Plans”).  Section 4.14(a)(2) of the Grande Disclosure Schedule also lists each employment, severance or similar agreement with respect to which Grande Holdings, Grande Operating or any Grande ERISA Affiliate has any Liability (“Grande Employee Agreement”).

(b)           Except as set forth in Section 4.14(b) of the Grande Disclosure Schedule, with respect to each Grande Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from Tax under Section 501(a) of the Code and nothing has occurred to the knowledge of Grande Holdings that could reasonably be expected to adversely affect such qualification or exemption; (ii) each such plan has been maintained, funded, and administered in  accordance with its terms and in compliance with the requirements of ERISA, the Code and all applicable Law; (iii) none of Grande Holdings, Grande Operating or any Grande ERISA Affiliate has engaged in, and to the knowledge of Grande Holdings and Grande Operating no other Person has engaged in, any transaction or acted or failed to act in any manner that would subject Grande Holdings, Grande Operating or any Grande ERISA Affiliate to any Liability for a breach of fiduciary duty under ERISA; (iv) no Actions are pending or, to the knowledge of Grande Holdings, threatened; (v) none of Grande Holdings, Grande Operating or any Grande ERISA Affiliate has engaged in, and to the knowledge of Grande Holdings no other Person has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code; (vi) there have been no “reportable events” within the meaning of Section 4043 of ERISA; (vii) all contributions, premium payments and other distributions, reimbursements and payments, for all time periods prior to and ending on the Closing Date have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan; (ix) all reports and filings with any Governmental Authority (including the Department of Labor and the Pension Benefit Guaranty Corporation) and any Tax Authority have been timely made; and (x) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions which are required and which have not been made have been properly recorded on the books of Grande Holdings, Grande Operating or a Grande ERISA Affiliate.  Except as set forth in Section 4.14(b) of the Grande Disclosure Schedule, no event has occurred with respect to Grande Holdings, Grande Operating or a Grande ERISA Affiliate in connection with which Grande Holdings or Grande Operating would be subject to any Liability, lien or Encumbrance with respect to any Grande Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Grande ERISA Affiliate.

(c)           Except as set forth in Section 4.14(c) of the Grande Disclosure Schedule, with respect to any Grande Benefit Plan that is subject to Title IV of ERISA, other than a “multiemployer plan” as defined in Section 3(37) of ERISA (each a “Title IV Plan”): (i) Grande Holdings, Grande Operating and each Grande ERISA Affiliate have satisfied the minimum funding standard under Section 302 of ERISA and Section 412 of the Code and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (ii) Grande Holdings, Grande Operating and each Grande ERISA Affiliate have paid all amounts due to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA; (iii) none of Grande Holdings, Grande Operating or any Grande ERISA Affiliate has filed a notice of intent to terminate any Title IV Plan or has adopted any amendment to treat a Title IV Plan as terminated, and the Pension Benefit Guaranty Corporation has not instituted proceedings to treat any Title IV Plan as terminated; (iv) no accumulated funding deficiency, whether or not waived, exists with respect to any Title IV Plan, and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the immediately preceding plan year of any such Title IV Plan; (v) none of Grande Holdings, Grande Operating or any Grande ERISA Affiliate has incurred or is expected to incur any Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.  Grande Holdings, Grande Operating and the Grande ERISA Affiliates have no Liability under Sections 4063 or 4064 of ERISA; (vi) since the last valuation date for each Title IV Plan, no event has occurred or circumstance exists that would increase the amount of benefits under any Title IV Plan or that would cause the excess of Title IV Plan assets over benefit liabilities (as defined in Section 4001 of ERISA) to decrease, or the amount by which benefit liabilities exceed assets to increase; and (vii) no Title IV Plan is considered to be in “at risk” status under Section 430 of the Code.

(d)           Except as set forth in Section 4.14(d) of the Grande Disclosure Schedule, no Grande Benefit Plan is nor has Grande Holdings, Grande Operating or any Grande ERISA Affiliate ever sponsored, maintained, contributed to or been required to contribute to, and none of them has any Liability under or with respect to, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA or ERISA Section 3(37)), a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)           Except as set forth in Section 4.14(e) of the Grande Disclosure Schedule, no Grande Benefit Plan or Grande Employee Agreement provides or contains any obligation to provide post-termination health or life insurance benefits (except as required pursuant to COBRA).  Except as set forth in Section 4.14(e) of the Grande Disclosure Schedule, the consummation of the Transactions (i) shall not accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, increase the amount payable or trigger any other  Liability under any Grande Benefit Plan or any Grande Employee Agreement or result in any breach or violation of, or default under, any Grande Benefit Plan or any similar benefits, and (ii) shall not cause any payments or benefits to any employee to be either subject to an excise Tax or non-deductible to Grande Holdings or Grande Operating under Sections 4999 and 280G of the Code, respectively.

(f)           With respect to each Grande Benefit Plan and Grande Employee Agreement, Grande Holdings has made available to Parent complete and correct copies of (as applicable): (i) the most recent determination letter or opinion received from the U.S. Internal Revenue Service; (ii) all pending applications for rulings, determinations or opinions filed with any Governmental Authority (including the U.S. Department of Labor and the Pension Benefit Guaranty Corporation) or Tax Authority; (iii) the Form 5500 annual report, accompanying schedules, and audited financial statements for the most recent fiscal or plan year; (iv) the most recently prepared actuarial valuation report (if applicable); and (v) all plan documents (including all amendments thereto), trust agreements, and summary plan descriptions.

(g)           Except as set forth in Section 4.14(g) of the Grande Disclosure Schedule, Grande Holdings, Grande Operating and all Grande ERISA Affiliates have complied and are in compliance with the requirements of COBRA. Neither Grande Holdings nor Grande Operating has any Liability as a consequence of at any time being treated as a single employer with any other Person under Section 414 of the Code.

4.15          Environmental Liability.  Except as set forth in Section 4.15 of the Grande Disclosure Schedule or for such matters that would not, in the aggregate, reasonably be expected to result in a Grande Material Adverse Effect:

(a)           Each of Grande Holdings and Grande Operating has at all times been and is in material compliance with all applicable foreign, federal, state and local environmental, health and safety or similar Laws, statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, and legal requirements, including the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, as in effect from time to time through the date as of which this representation and warranty is being made (together, “Environmental Laws”).

(b)           Neither Grande Holdings nor Grande Operating (nor any of their predecessors-in-interest or Affiliates) has caused, arranged for or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of, or the exposure of any Person to, any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”) so as to give rise to any material Liabilities under Environmental Laws, and no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility (including any Owned Real Property or Leased Real Property) owned, operated or leased by Grande Holdings, Grande Operating or any of their predecessors-in-interest or Affiliates (and no such property or facility is or was contaminated by any Hazardous Substance) so as to give rise to any material Liabilities under Environmental Laws.

(c)           Neither Grande Holdings nor Grande Operating has received any written notice from any Governmental Authority or third party or, to the knowledge of Grande Operating, any other communication alleging or concerning any material violation by Grande Holdings or Grande Operating of, or responsibility or Liability of Grande Holdings or Grande Operating under, any Environmental Law.  There are no pending, or to the knowledge of Grande Holdings and Grande Operating, threatened claims, suits, Actions, proceedings or investigations with respect to the businesses or operations of, or otherwise affecting, Grande Holdings or Grande Operating alleging or concerning any material violation of, or responsibility or Liability under, any Environmental Law.

(d)           Grande Holdings and Grande Operating have obtained and at all times complied with, and are in compliance with, all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Grande Holdings and Grande Operating; and there are no pending or, to the knowledge of Grande Operating, threatened Actions alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e)           Grande Holdings and Grande Operating have made available to Parent all environmental audits, reports and assessments and all other material documents bearing on environmental, health or safety Liabilities relating to the past or current operations or facilities of Grande Holdings and Grande Operating (and their predecessors-in-interest or Affiliates), including any Owned Real Property or Leased Real Property, in each case which are in their possession or under their reasonable control.

4.16         Compliance with Applicable Laws.

(a)           Except as set forth in Section 4.16(a) of the Grande Disclosure Schedule, each of Grande Holdings and Grande Operating holds all material Government Authorizations necessary for the lawful conduct of the Business, as now conducted, and such Business is being and has been for the past three (3) years conducted in material compliance with applicable Laws, and neither Grande Holdings nor Grande Operating has received any notice from any Person that such Business has been for the past three (3) years or is being conducted in violation of any applicable Law, including any Law relating to occupational health and safety, except for possible violations or instances of noncompliance that in the aggregate have not resulted and would not reasonably be expected to result in a Grande Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.16 is made with respect to Environmental Laws, which are covered exclusively in Section 4.15.  Subject to obtaining the consents set forth in Section 4.4(b)(i) of the Grande Disclosure Schedule, all such Governmental Authorizations will not be adversely affected by, and will remain valid and in full force and effect immediately following, the Transactions.

(b)           Except to the extent any incorrect characterizations, in the aggregate, would not reasonably be expected to cause a Grande Material Adverse Effect, Grande Holdings and Grande Operating have at all times, for purposes of each Grande Benefit Plan and for all other relevant purposes, correctly characterized and treated all Persons providing services to Grande Holdings or Grande Operating as employees or independent contractors, as applicable.

4.17         Real Property.

(a)           Except in such cases as would not, in the aggregate, reasonably be expected to result in a Grande Material Adverse Effect, with respect to the Owned Real Property, (i) Grande Holdings or Grande Operating, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance except for (A) Permitted Encumbrances; (B) Encumbrances described in Section 4.17(a) of the Grande Disclosure Schedule; and (C) other Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the Business as presently conducted, and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(b)           Except in such cases as would not, in the aggregate, reasonably be expected to result in a Grande Material Adverse Effect, (i) Grande Holdings or Grande Operating holds a valid, enforceable right to use the Rights of Way used in the conduct of the Business as currently conducted and (ii) to the knowledge of Grande Operating, no fact or circumstance exists that would interfere with the use of any material Rights of Way as currently used in the conduct of the Business.

(c)           Except in such cases as would not, in the aggregate, reasonably be expected to result in a Grande Material Adverse Effect, with respect to each of the Leases, (i) such Lease is legal, valid, binding and enforceable and in full force and effect and (ii) neither Grande Holdings or Grande Operating, as applicable, nor, to the knowledge of Grande Holdings and Grande Operating, any other party to such Lease is in breach or default under such Lease, and no event has occurred or circumstances exist which, with notice or lapse or time or both, would constitute such a breach or default.

(d)           The Owned Real Property identified in Section 4.17(d) of the Grande Disclosure Schedule, the Rights of Way and the Leased Real Property comprise all of the real property used or intended to be used by, or otherwise related to, the Business.

4.18         Insurance.  Section 4.18 of the Grande Disclosure Schedule lists each insurance policy relating to the Business currently in effect.  Grande Operating has made available to ABRY a true, complete and correct copy of each such policy or the binder therefor.  With respect to each such insurance policy or binder, neither Grande Holdings nor Grande Operating, or to the knowledge of Grande Operating, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Grande Operating does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, in the aggregate, would not reasonably be expected to result in a Grande Material Adverse Effect.  Section 4.18 of the Grande Disclosure Schedule describes any self-insurance arrangements affecting Grande Holdings or Grande Operating.  To the knowledge of Grande Operating, the insurance policies listed in Section 4.18 of the Grande Disclosure Schedule include all policies which are required by applicable Laws in connection with the operation of the Business as currently conducted.

4.19          Labor Matters; Employees.

(a)           Except as set forth in Section 4.19 of the Grande Disclosure Schedule and except for such matters that, in the aggregate, would not reasonably be expected to result in a Grande Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Grande Holdings and Grande Operating, threatened against or affecting Grande Holdings or Grande Operating and, during the past five (5) years, there has not been any such action, (ii) neither Grande Holdings nor Grande Operating is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of Grande Holdings or Grande Operating, (iii) none of the employees of Grande Holdings or Grande Operating are represented by any labor organization and, to the knowledge of Grande Operating, there is no current union organizing activities among the employees of Grande Holdings or Grande Operating, and no such union organizing activities have occurred in the past five (5) years, (iv) Grande Holdings or Grande Operating has at all times been in compliance with all applicable Laws respecting employment and employment practices, including (without limitation) terms and conditions of employment, wages, hours of work, equal employment opportunity, occupational safety and health, collective bargaining, immigration, the collection and payment of social security and other Taxes, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (v) there is no unfair labor practice charge or complaint against Grande Holdings or Grande Operating pending or, to the knowledge of Grande Operating, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no Action arising out of any collective bargaining agreement or other grievance procedure relating to Grande Holdings or Grande Operating, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Grande Holdings or Grande Operating, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b)           Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation or ordinance (collectively, the “WARN Act”), neither Grande Holdings nor Grande Operating has effectuated (i) a “plant closing” (as defined in the WARN Act), or (ii) a “mass layoff” (as defined in the WARN Act), and neither Grande Holdings nor Grande Operating has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act, in all cases that, in the aggregate, could reasonably be expected to have a Grande Material Adverse Effect.

4.20          Grande Material Contracts.

(a)           Section 4.20(a) of the Grande Disclosure Schedule sets forth a list of the following unexpired Contracts to which Grande Holdings or Grande Operating is a party or by which Grande Holdings or Grande Operating is otherwise bound as of the date of this Agreement, other than this Agreement or any Ancillary Agreement:

(i)          any Contract (including purchase orders to manufacturers or vendors) involving the obligation of Grande Holdings or Grande Operating to purchase products, materials, supplies, goods, equipment, other assets or services, including to make a capital expenditure or to purchase a capital asset, or any distributor, sales, advertising, or marketing Contract pursuant to which the aggregate amount of payments to become due from Grande Holdings or Grande Operating under such Contract, together with all other related Contracts with and purchases through tariffs or otherwise from the other party thereto, was equal to or exceeded $250,000 for the calendar year 2008 or if Grande Holdings and Grande Operating continued after the Closing to conduct their businesses in accordance with past practices, if the Transactions were not consummated, would reasonably be expected to exceed such amount during 2009 or any subsequent calendar year;

(ii)         any Contract involving the obligation of Grande Holdings or Grande Operating to sell products or services to any Material Customer;

(iii)        any material Contract that prohibits or purports to prohibit Grande Holdings or Grande Operating from competing with any other Person or soliciting any personnel or customer of any other Person engaged in the business of providing cable, television, internet access or telephone services, or otherwise engaging in any lawful business activity (including limits on the freedom to offer any product or service) or engaging in any such activity in any geographic area, or that restricts or limits Grande Holdings or Grande Operating from conducting its Business as currently conducted or as has been historically conducted in the Ordinary Course of Business;

(iv)        any Contract relating to Indebtedness to which Grande Holdings or Grande Operating is a party or by or to which it or its assets or properties are bound or subject, or pursuant to which Grande Holdings or Grande Operating has granted any Encumbrance;

(v)         any Contract under which Grande Holdings or Grande Operating has directly or indirectly guaranteed any Indebtedness or other Liabilities (including the performance of any obligation) of any Person other than Grande Holdings or Grande Operating (other than endorsements for the purpose of collection in the Ordinary Course of Business);

(vi)        any Contract that by its terms limits the ability of Grande Operating, Grande Holdings to incur any Indebtedness, or to guarantee any Indebtedness or other obligation of any other Person, or that limits the amount of Indebtedness other obligations that Grande Holdings or Grande Operating may incur or guarantee, or prohibits Grande Holdings or Grande Operating from granting any Encumbrance on any asset to secure any Indebtedness or any such guaranty;

(vii)       any Contract with respect to any partnership or joint venture of Grande Holdings or Grande Operating or any other Contract involving the sharing of profits by Grande Holdings or Grande Operating that involves payments in excess of $250,000 for the calendar year 2008 or if Grande Holdings and Grande Operating continued after the Closing to conduct their businesses in accordance with past practices, if the Transactions were not consummated, would reasonably be expected to exceed such amount during 2009 or any subsequent calendar year;

(viii)      any lease or similar agreement under which Grande Holdings or Grande Operating is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any other Person or by which Grande Holdings or Grande Operating is bound to continue leasing the property from the lessor that involves lease payments in excess of $250,000 for the calendar year 2008 or if Grande Holdings and Grande Operating continued after the Closing to conduct their businesses in accordance with past practices, if the Transactions were not consummated, would reasonably be expected to exceed such amount during 2009 or any subsequent calendar year;

(ix)         any settlement, conciliation or similar Contract imposing any material obligations on Grande Holdings or Grande Operating to be performed after the Closing Date;

(x)          any Contract not otherwise required to be listed in the Grande Disclosure Schedule entered into by Grande Holdings or Grande Operating (A) other than in the Ordinary Course of Business or other than on arm’s-length terms, (B) that is material to the conduct or operation of the Business, or (C) that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Grande Holdings;

(xi)         any Contract providing for a Launch Fee and pursuant to which Grande Operating has any continuing obligation;

(xii)        any Contract pursuant to which Grande Holdings or Grande Operating is granted or has granted an indefeasible right-of-use;

(xiii)       any employment agreement, other than any oral agreement for employment that is terminable at will by the employing Person without payment of any amount other than unpaid wages, salary and paid time off accrued prior to such termination at the otherwise-applicable rate for the employee in question or any other amount or benefit required by any Law to be paid or provided;

(xiv)      any collective bargaining agreement;

(xv)       any Indemnification Agreement;

(xvi)      any agreement under which Grande Holdings or Grande Operating has advanced or loaned any other Person (other than each other) amounts in the aggregate exceeding $100,000 a portion of which remains outstanding;

(xvii)     each Lease that involves payments in excess of $100,000 in respect of calendar year 2008 or if Grande Holdings and Grande Operating continued after the Closing to conduct their businesses in accordance with past practices, if the Transactions were not consummated, would reasonably be expected to exceed such amount during 2009 or any subsequent calendar year; and

(xviii)    each Contract pursuant to which Grande Holdings or Grande Operating has been granted, or that governs, any Franchise.

(b)           Except as set forth in Section 4.20(b) of the Grande Disclosure Schedule, (i) all the Contracts set forth or required to be set forth in Section 4.20(a) or 4.27 of the Grande Disclosure Schedule (the “Grande Material Contracts”) are valid and legally binding obligations of Grande Holdings or Grande Operating, as applicable, and, to the knowledge of Grande Holdings and Grande Operating, the other parties thereto, and are enforceable against Grande Holdings and Grande Operating, as applicable, and, to the knowledge of Grande Operating, the other parties thereto in accordance with their respective terms, in each case subject to the Enforceability Exception; (ii) neither Grande Holdings nor Grande Operating is (or, with the giving of any notice or with the passage of time, would be) in material breach or default with respect to, and to the knowledge of Grande Operating, no other party to any Grande Material Contract is (or, with the giving of any notice or with the passage of time, would be) in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; and (iii) no party to any Grande Material Contract has given notice of any material breach, action to terminate, cancel, rescind or procure a judicial reformation thereof, or notice of events or circumstances that, with the passage of time, would constitute a material breach of, or give any Person the right to terminate, cancel or rescind, any Grande Material Contract.

(c)            Grande Operating has provided Parent Parties with access or opportunity to review true and complete copies of all Contracts set forth in Section 4.20(a) of the Grande Disclosure Schedule.

4.21          Vendors and Suppliers.  Except as set forth in Section 4.21 of the Grande Disclosure Schedule, since December 31, 2008, no material vendor or supplier to Grande Holdings or Grande Operating has canceled or threatened in writing (or, to Grande Operating’s knowledge, otherwise) to cancel any Grande Material Contract for or reduce the level of the provision of products, supplies, or services to Grande Holdings or Grande Operating.

4.22          Required Stockholder Vote or Consent.  The only vote of the holders of any class, classes or series of Grande Holdings’ Equity Securities necessary to consummate the Transactions is the Grande Holdings Stockholders’ Approval.

4.23          Information Statement.  None of the information to be supplied by Grande Holdings for inclusion in the Information Statement to be delivered by Grande Holdings to the Securityholders and any amendments or supplements thereto, will, at the time the Information Statement or any amendment or supplement thereto is first delivered to such Grande Holdings stockholders, contain any untrue statement of material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.24          Intellectual Property.

(a)           Section  4.24(a) of the Grande Disclosure Schedule sets forth a complete and accurate list of all (i) patented or registered Owned Grande Intellectual Property and pending patent applications or applications for registration of other Owned Grande Intellectual Property including all Internet domain names registered to Grande Holdings or Grande Operating and (ii) computer software included in the Grande Intellectual Property, other than licensed software with a replacement cost and/or annual license or maintenance fee of less than $100,000 in the aggregate.  Grande Holdings or Grande Operating owns, free and clear of all Encumbrances other than Permitted Encumbrances, or licenses or otherwise has the right to use pursuant to a valid and enforceable license or other agreement, all Intellectual Property used in or necessary for the conduct of the Business, except where failure to so own or license or otherwise have the right to use such Intellectual Property would not, in the aggregate, reasonably be expected to result in a Grande Material Adverse Effect.  Grande Holdings and Grande Operating has taken all action reasonably necessary to maintain, protect and enforce the Owned Grande Intellectual Property, including the secrecy, confidentiality and value of its trade secrets and other confidential information.

(b)           Except as set forth in Section 4.24(b) of the Grande Disclosure Schedule, no Person has provided written notice to or expressly alleged to Grande Holdings or Grande Operating that its use of the Grande Intellectual Property infringes on or misappropriates the rights of any Person, except for such claims and infringements as would not, in the aggregate, reasonably be expected to result in a Grande Material Adverse Effect and, to the knowledge of Grande Holdings and Grande Operating, no Person is infringing on or misappropriating any right of Grande Holdings or Grande Operating with respect to any Owned Grande Intellectual Property.  Except as set forth in Section 4.24(b) of the Grande Disclosure Schedule, no claims are pending or, to the knowledge of Grande Holdings and Grande Operating, threatened, that Grande Holdings or Grande Operating is infringing or misappropriating the rights of any Person with regard to any Intellectual Property, or contesting the ownership, use, validity or enforceability of the Owned Grande Intellectual Property except for such claims and infringements as would not, in the aggregate, reasonably be expected to result in a Grande Material Adverse Effect, and, to the knowledge of Grande Holdings and Grande Operating, the conduct of the Business, as currently conducted, does not infringe on, misappropriate or otherwise adversely affect the rights of any other Person, except for such infringements as would not, in the aggregate, reasonably be expected to result in a Grande Material Adverse Effect.

4.25         Brokers.  No broker, finder or investment banker (other than Waller Capital Partners) is entitled to any brokerage, finder’s fee or other fee or commission payable by Grande Holdings, the Grande Holdings Investor or Grande Operating in connection with the Transactions based upon arrangements made by or on behalf of Grande Holdings, the Grande Holdings Investor or Grande Operating.

4.26         Takeover Laws.  Grande Holdings or Grande Operating or the board of directors of one or both of them have taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover Laws of the State of Delaware or any applicable anti-takeover provision in the certificate of incorporation, bylaws or stockholder rights agreements or “poison-pill” plans of Grande Holdings, is, or at the Closing will be, applicable to Grande Holdings, Grande Operating or the ABRY Parties, this Agreement or the Transactions.

4.27         Relationships With Related Persons.  Except as disclosed in Section 4.27 of the Grande Disclosure Schedule, neither Grande Holdings nor Grande Operating has been involved in any business arrangement or relationship with any Related Person (other than in the case of Grande Operating, Grande Holdings) since December 31, 2008, and no Grande Operating Related Person (other than, in the case of Grande Holdings, the Grande Operating Common Stock or, following the Conversion, the Membership Interests) owns any property or right, tangible or intangible, that is material to the operations of the Business or provides any service in connection with the operation of the Business.

4.28          Subscribers.  Section 4.28 of the Grande Disclosure Schedule sets forth, for each Cable System, as of the CSG month end prior to the Latest Balance Sheet Date, the respective numbers of Active Customers, Equivalent Basic Video Subscribers and Individual Basic Video Subscribers.

4.29          Cable System Structure.  Section 4.29 of the Grande Disclosure Schedule sets forth a true and complete statement as of the Latest Balance Sheet Date, for each Cable System, of (i) the approximate number of plant miles (aerial and underground) for each headend, (ii) the approximate bandwidth capability expressed in MHz of each such headend, and (iii) the approximate number of homes passed as reflected in the system records of Grande Holdings and Grande Operating.  Immediately following the Closing, no Person (other than Grande Operating and its customers and, indirectly, the Parent Parties) shall own, or have a right to use, any portion of any Cable System.

4.30          Franchises.  Set forth in Section 4.30 of the Grande Disclosure Schedule is a list of all Franchises held by Grande Holdings and Grande Operating.  Each Cable System is in compliance in all material respects with the applicable Franchises, including with respect to the payment of applicable Franchise fees, public, educational or governmental channel fees or other fees required under the applicable Franchises.  There are no material ongoing or, to the knowledge of Grande Holdings and Grande Operating, threatened audits or similar proceedings undertaken by any Governmental Authority with respect to the Franchises.

(a)           Each of the Franchises is in full force and effect, and as of the date hereof, where applicable, a valid request for renewal has been duly and timely filed under Section 626 of the Cable Act, 47 U.S.C. § 546, with the proper Cable Regulatory Authority with respect to each of the Franchises that has expired or will expire within 30 months after the date of this Agreement.  Neither Grande Operating nor Grande Holdings has received notice from any Person that any Franchise will not be renewed or that the applicable Cable Regulatory Authority has challenged or raised any objection to or otherwise questioned Grande Holdings’ or Grande Operating’s request for any such renewal under Section 626 of the Cable Act, 47 U.S.C. § 546, and Grande Operating and Grande Holdings have duly and timely complied in all material respects with any and all inquiries and demands by any and all Cable Regulatory Authorities made with respect to Grande Operating’s or Grande Holdings’ requests for any such renewal.  True, complete and correct copies of all material correspondence between Grande Operating or Grande Holdings  and any and all Cable Regulatory Authorities concerning the renewal of any Franchise have been made available to the Parent Parties.

(b)           With respect to the Franchises, neither Grande Holdings nor Grande Operating has made any commitments to any Governmental Authority that is not set forth in the Grande Material Contracts.

4.31          Programming; Rate Regulation; Copyright Royalty Fees.

(a)           Section 4.31 of the Grande Disclosure Schedule sets forth a list of all video programming carried by each Cable System, including television broadcast stations serving an area covered by any Cable System and cable programming, and the basis (private carriage license, must-carry election, or retransmission consent agreement) on which such video programming is carried.  Grande Operating has made available to the Parent Parties an accurate copy of each such Retransmission Consent Agreement and “must-carry” election (except to the extent no “must-carry” election was received).

(b)           None of Grande Holdings or Grande Operating or their respective  Affiliates has received written (or, to Grande Holdings’ and Grande Operating’s knowledge, other) notice or demand from the FCC, from any television broadcast station or from any other Person or Governmental Authority (i) challenging the right of any Cable System to carry any television broadcast station or deliver the same or (ii) claiming that any Cable System failed to carry a television broadcast station required to be carried pursuant to the Communications Act or the FCC Rules or has failed to carry a television broadcast station on a channel designated by such station to the extent required by the Communications Act or the FCC Rules, where such notice or demand would pertain to current obligations.

(c)           Except as set forth in Section 4.31(c) of the Grande Disclosure Schedule, each Cable System is in compliance in all material respects with the provisions of the Communications Act and the FCC Rules, as such Laws relate to the rates and other fees charged to subscribers of the Cable System.  Grande Holdings and Grande Operating have established rates charged to subscribers that are allowable under the Cable Act, to the extent such rates are subject to regulation by any Governmental Authority.  Grande Operating has made available to Parent Parties complete and correct copies of all FCC rate forms and other information reasonably requested by Parent Parties relating to specific rates currently charged to subscribers with respect to any Cable System.  Neither Grande Holdings or Grande Operating nor any of their respective Affiliates have entered into or is subject to any so-called social contract or proposed resolution with the FCC or any Cable Regulatory Authority with respect to rates charged for cable television services in any Cable System that would be applicable to such Cable System following Closing and none of them is currently negotiating or anticipating entering into or being subject to the same.  Except as set forth in Section 4.31(c) of the Grande Disclosure Schedule: (i) there are no outstanding or unresolved proceedings or investigations dealing with or otherwise affecting the rates that any Cable System can charge (whether for programming, equipment, installation, service or otherwise), (ii) no Cable System is subject to any currently effective order issued by a Governmental Authority that reduced the rates that it may charge (whether for programming, equipment, installation, service (including late fees) or otherwise), (iii) no local franchising authority has been certified by the FCC as a rate regulating authority with respect to any Cable System, and (iv) there is no unresolved complaint pending with respect to the CPST tier of any Cable System and no rate order with respect to any Cable System that is being appealed.  A cable television service provider other than Grande Operating has filed and been approved for “effective competition status” in the Austin, San Marcos, San Antonio, Waco and Corpus Christi, Texas, markets, but the Public Utility Commission of the State of Texas has not exercised any rate regulatory responsibility under the applicable State-Issued Certificate of Franchise Authority.

(d)           Except as provided in Section 4.31(d) of the Grande Disclosure Schedule, with regard to any Cable System, Grande Holdings and Grande Operating and their respective Affiliates have not received notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and neither Grande Holdings nor Grande Operating has agreed with any Governmental Authority to establish customer service standards that exceed the standards in the Cable Act.

(e)           No Cable System is subject to any agreement to settle or compromise any Action pending or threatened against it by any Governmental Authority which has involved or will involve any obligation other than the payment of money or for which the Cable System or its owner or operator is or will be subject to any continuing obligation, including with respect to customer service, technical performance, billing, or calculation of charges or fees.

(f)           Except as set forth in Section 4.31(f), of the Grande Disclosure Schedule, Grande Operating has filed with the Copyright Office all required statements of account with respect to the operation of any Cable System that were required to have been filed in accordance with the Copyright Act of 1976 and regulations promulgated pursuant thereto, and paid all royalty fees due pursuant to statutory license for secondary transmission of programming on any Cable System.

4.32          FCC and Telecommunications Authorizations.

(a)           Section 4.32(a) of the Grande Disclosure Schedule sets forth all FCC Authorizations and Telecommunications Authorizations held by Grande Operating.  A true and correct copy of such FCC Authorization and Telecommunications Authorizations held by Grande Holdings or Grande Operating have been made available to Parent.  Except as set forth in Section 4.32(a) of the Grande Disclosure Schedule, such FCC Authorizations or Telecommunications Authorizations are validly held and in full force and effect, and there is no outstanding notice of cancellation, termination, or non-renewal or, to the knowledge of Grande Operating, any threatened cancellation, termination, or non-renewal with respect thereto.

(b)           Except as set forth in Section 4.32(b) of the Grande Disclosure Schedule, Grande Holdings and Grande Operating (i) are not subject to any restrictions or conditions applicable to its FCC Authorizations or Telecommunications Authorizations that materially limit the operations of the Business (other than restrictions or conditions generally applicable to FCC authorizations and telecommunications authorizations of that type); (ii) are not in violation of or noncompliance with the terms and conditions of any such FCC Authorization or Telecommunication Authorization, except for possible violations or noncompliance that in the aggregate have not resulted and would not reasonably be expected to result in a Grande Material Adverse Effect; and (iii) are not in violation of or noncompliance with the Communications Act, the FCC Rules, or any Law applicable to the telecommunications business of Grande Holdings or Grande Operating, except for possible violations or noncompliance that in the aggregate have not resulted and would not reasonably be expected to result in a Grande Material Adverse Effect.

(c)           Except as set forth in Section 4.32(c) of the Grande Disclosure Schedule, there are no applications by Grande Holdings or Grande Operating, nor any complaints or petitions, or other filings by others, or proceedings pending or, to the knowledge of Grande Operating, threatened, before the FCC or Telecom Regulatory Authorities relating to Grande Holdings or Grande Operating or the FCC Authorizations or Telecommunications Authorizations.

(d)           Except as set forth in Section 4.32(d) of the Grande Disclosure Schedule, Grande Holdings and Grande Operating have made all reports, and paid all contributions and fees (including with respect to universal service support), required by the Communications Act, the FCC Rules, any Telecom Regulatory Authority, or any Law applicable to the telecommunications business of Grande Holdings and Grande Operating, except for the failure to file such reports or pay such fees that in the aggregate have not resulted and would not reasonably be expected to result in a Grande Material Adverse Effect.

4.33          Assets and Properties.

(a)           Except as set forth in Section 4.33 of the Grande Disclosure Schedule, after giving effect to transactions contemplated by the Contribution Agreement, Grande Operating will hold good and marketable title to, or has a valid and enforceable license, lease, sublicense, sublease or other right to use, all properties and assets which are being used by Grande Holdings and Grande Operating, free and clear of all Encumbrances other than Permitted Encumbrances. The representations and warranties contained in the preceding sentence shall not be deemed to cover any Intellectual Property, ownership of which is addressed in Section 4.24.  All material items of machinery, equipment, plant, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible assets of Grande Holdings and Grande Operating are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used, except in each case as would not cause a Grande Material Adverse Effect.

(b)           The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned or used by Grande Holdings and Grande Operating in the conduct of its Business are sufficient for the operation of the Business as currently conducted and have not caused a material interruption or other impairment of the Business in the last eighteen (18) months.

4.34          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Grande Holdings, the Grande Holdings Investor, Grande Operating nor any other Person makes any other express or implied representation or warranty on behalf of Grande Holdings, the Grande Holdings Investor or Grande Operating.

4.35          Expiration of Representations and Warranties.  Except in the case of fraud, the representations and warranties of Grande Holdings and Grande Operating contained in this Article IV shall survive the Closing until the first anniversary of the Closing Date (the “Survival End Date”), after which they shall expire and be terminated and extinguished, and thereafter neither Grande Holdings, the Grande Holdings Investor, Grande Operating nor any other Person shall have any liability whatsoever with respect to any of such expired representation or warranty; provided, that the written assertion of any claim prior to the Survival End Date shall extend the Survival End Date with respect to such claim through the date such claim is finally adjudicated and not subject to further appeal.

4.36          Investment Representations.  Grande Holdings and the Grande Holdings Investor understand that the Grande Holdings Investor’s interest in Ultimate Parent has not been registered under the Securities Act or registered or qualified under any state securities laws, on the basis of a claim of exemption from the registration requirements of the Securities Act and the registration or qualification requirements of applicable state securities laws, and that such interest cannot be transferred unless it is subsequently registered under the Securities Act and qualified and registered under applicable state securities laws or an exemption from registration and qualification is available, and that Ultimate Parent is under no obligation to register or qualify such interest except pursuant to the Registration Rights Agreement.  The Grande Holdings Investor is acquiring such interest solely for its own account and is not acquiring such interest with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act or any applicable state securities laws.  By reason of its business or financial experience, Grande Holdings and the Grande Holdings Investor are capable of evaluating the merits and risks of an investment in such interest pursuant to the terms of this Agreement and the Ultimate Parent Partnership Agreement and is able to protect its own interests. The Grande Holdings Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it hereunder.  Grande Holdings and the Grande Holdings Investor are able to bear the economic risk of the loss of its direct or indirect investment in such interest.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ABRY PARTIES

Each ABRY Party hereby jointly and severally represents and warrants to Grande Holdings and the Grande Holdings Investor as follows:

5.1           Organization and Qualification.  (a) Each Parent Party is a limited liability company and (b) ABRY is a limited partnership, in each case duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each ABRY Party is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, in the aggregate, reasonably be expected to result, in the case of the Parent Parties, a Parent Material Adverse Effect and in the case of ABRY, an ABRY Material Adverse Effect.  Each Parent Party has all requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted except as would not, in the aggregate, reasonably be expected to cause a Parent Material Adverse Effect.  Each Parent Party has made available to Grande Holdings a complete and correct copy of its certificate of formation and limited partnership agreement or operating agreement, as applicable, each as amended to date, and each of the same as so made available are in full force and effect (prior to giving effect to their Transactions).  No Parent Party is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of formation or operating agreement.  Prior to giving effect to the Transactions, Ultimate Parent has Grande Manager and ABRY as its sole partners, and Parent is a direct, wholly owned Subsidiary of Ultimate Parent and Ultimate Parent was formed on July 20, 2009 and Parent was formed on July 9, 2009, solely for the purpose of effecting the Transactions.  Neither Ultimate Parent nor Parent has conducted any activity or has incurred any liability or obligation other than their obligations incurred in connection with the matters contemplated by this Agreement.

5.2           Authority.  Each Parent Party has full limited liability company power and authority, and ABRY has the full limited partnership power and authority, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by each ABRY Party’s board of directors or similar governing Person(s), and no other limited partnership or limited liability company proceedings on the part of any ABRY Party are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the Transactions.  This Agreement has been, and the Ancillary Agreements to which each ABRY Party, as applicable, is or will be a party are, or upon execution and delivery will be, duly and validly executed and delivered by such ABRY Party and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution and delivery will constitute, valid and binding obligations of each ABRY Party, enforceable against such party in accordance with their respective terms, except for the Enforceability Exception.

5.3           Consents and Approvals; No Violation.  No ABRY Party is in default, and with the lapse of time or giving of notice would be in default, under any agreement or instrument to which it is a party or by which any of its properties or assets is bound or affected, which default would reasonably be expected to have (i) a Parent Material Adverse Effect (in the case of a Parent Party) or (ii) an ABRY Material Adverse Effect (in the case of ABRY).  The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the performance by each ABRY Party of their respective obligations hereunder and thereunder will not:

(a)           conflict with any provision of the operating agreement (or other similar organizational documents) of any Parent Party or the limited partnership agreement (or other similar organizational documents) of ABRY;

(b)           require any ABRY Party to obtain any consent, waiver, approval, order, authorization or permit of, or make a registration with, filing with or notification to, or breach any requirement applicable to such ABRY Party of:

(i)          any Governmental Authority, except for the Post-Closing Consents and except with respect to applicable requirements of (A) the Securities Act, (B) the Exchange Act, (C) state Laws relating to takeovers, if applicable, state securities or blue sky Laws, (D) the FCC and the Telecom Regulatory Authorities, and (E) the Cable Regulatory Authorities; or

(ii)         any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not, in the aggregate, reasonably be expected to (A) result in an ABRY Material Adverse Effect (in the case of ABRY) or a Parent Material Adverse Effect (in the case of a Parent Party), or (B) prevent or materially delay the consummation of any of the Transactions;

(c)            result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which any ABRY Party is a party or by which any ABRY Party or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, in the aggregate, would not reasonably be expected to (i) result in a ABRY Material Adverse Effect (in the case of ABRY) or a Parent Material Adverse Effect (in the case of a Parent Party), or (ii) prevent or materially delay the consummation of any of the Transactions;

(d)            violate the provisions of any Law applicable to any ABRY Party; or

(e)            require a filing or notification to be made by any ABRY Party, Grande Holdings or Grande Operating under the HSR Act.

5.4           Compliance with Applicable Laws.  Each Parent Party holds all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and no Parent Party has received any notice from any Person that any such business has been or is being, conducted in violation of any Law or regulation, including any Law relating to occupational health and safety, except for possible violations that in the aggregate have not resulted and would not reasonably be expected to result in a Parent Material Adverse Effect.

5.5           Required Stockholder Vote or Consent.  No votes or written consent of the holders of any class or series of Equity Securities or any advisory committee or similar body of any ABRY Party shall be necessary to consummate the Transactions.

5.6           Information Statement.  None of the information to be supplied by any ABRY Party for inclusion in the Information Statement to be delivered by Grande Holdings to the Securityholders or any amendment or supplement thereto, will, at the respective times such documents are delivered, at the time the Information Statement or any amendment or supplement thereto is first delivered to the Grande Holdings stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.7           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by any ABRY Party (except pursuant to the ABRY Advisory Agreement) in connection with the Transactions based upon arrangements made by and on behalf of any ABRY Party.

5.8           Financing.  Parent obtained and delivered to Grande Holdings a true and correct copy of an executed commitment for debt financing (the “Debt Financing Commitment”) that, together with funding to be provided by ABRY and its Affiliates pursuant to this Agreement and the Investor Securities Purchase Agreement, will provide Parent and Grande Operating, on the Closing Date, and thereafter as needed, sufficient cash to consummate the Transactions and perform their obligations hereunder. The funding to be provided by ABRY and its Affiliates pursuant to this Agreement and the Investor Securities Purchase Agreement to consummate the Transactions is not subject to or contingent upon the occurrence of any conditions precedent not set forth herein or in the Ancillary Agreements (other than the contemporaneous funding of the debt financing contemplated by the Debt Financing Commitment or alternative Financing) and to the actual knowledge after reasonable inquiry of Jay Grossman, Blake Battaglia or Azra Kanji on the date of this Agreement, there are no facts or circumstances reasonably likely to result in the funding contemplated in the Debt Financing Commitment not being made available to Grande Operating on a timely basis in order to consummate the Transactions.

5.9           Litigation.  There is no Action pending, or to the knowledge after reasonable inquiry of Jay Grossman, Blake Battaglia or Azra Kanji, threatened against any ABRY Party or any Affiliate thereto which (a) in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of such ABRY Party to perform its obligations under this Agreement or (b) seeks to materially delay or prevent the consummation of the Transactions.

5.10         Capitalization of Ultimate Parent, Parent and Subsidiaries.

(a)           The Common Units and Preferred Units to be issued by the Ultimate Parent (including the Common Units to be issued to the Grande Holdings Investor) are duly authorized and, when issued and paid for in accordance with this Agreement and the Investor Securities Purchase Agreement (as applicable), will be duly and validly issued and fully paid, free and clear of all Encumbrances, except as otherwise contemplated by this Agreement, the Ancillary Agreements or the Debt Financing Commitment (other than Encumbrances arising on each member’s respective interests due to actions or inactions of such member).  At the Closing, after giving effect to the Transactions and any adjustments to the Funding and Valuation Amounts pursuant to Section 3.4, the Grande Common Units will represent the Final Grande Equity Percentage of Common Units outstanding on the Closing Date (assuming that any Common Units issued pursuant to Section 3.4 were issued on the Closing Date and assuming the conversion or exercise of any Equity Securities outstanding on the Closing Date which are convertible into or exercisable for Common Units).  Except as contemplated by this Agreement or, following the Closing by the Ultimate Parent Partnership Agreement and the other Ancillary Agreements, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, of any kind, obligating Ultimate Parent to issue, directly or indirectly, any units, membership interests or other Equity Securities, nor are there any arrangements that will be binding on the Grande Holdings Investor relating to the transfer or voting of any units, membership interests or Equity Securities of Ultimate Parent.

(b)           At the Closing, after giving effect to the Transactions, Ultimate Parent will own all of the Equity Securities of Parent and Parent will own, after giving effect to the transactions contemplated by Section 2.3, the Membership Interests.  There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, of any kind, obligating (i) Parent or, (ii) pursuant to any Contract of any ABRY Party or any Affiliate thereof or of which any of Jay Grossman, Blake Battaglia and Azra Kanji have actual knowledge, Grande Operating, to issue, directly or indirectly, any units, membership interests or other Equity Securities, nor are there any arrangements, except for those that will be set forth in the debt-related Financing documents or Ancillary Agreements, relating to the issuance, sale, transfer, voting, or acquisition of any units, membership interests or Equity Securities of (A) Parent or, (B) pursuant to any Contract of any ABRY Party or any Affiliate thereof of which any of Jay Grossman, Blake Battaglia and Azra Kanji have actual knowledge, Grande Operating.  Other than the Equity Securities of Parent Grande Operating and the Non-Core Subsidiaries that are or will be owned by Ultimate Parent, neither Ultimate Parent nor Parent owns any other Equity Securities of any other Person.

5.11          Expiration of Representations and Warranties.  Except in the case of fraud, the representations and warranties of the ABRY Parties contained in this Article V shall survive the Closing until the Survival End Date after which they shall expire and be terminated and extinguished, and thereafter none of the ABRY Parties nor any other Person shall have any liability whatsoever with respect to any of such expired representation or warranty; provided, that the written assertion of any claim prior to the Survival End Date shall extend the Survival End Date with respect to such claim through the date such claim is finally adjudicated and not subject to further appeal.

5.12          Investment Representations.  ABRY understands that its interest in Ultimate Parent has not been registered under the Securities Act or registered or qualified under any state securities laws, on the basis of a claim of exemption from the registration requirements of the Securities Act and the registration or qualification requirements of applicable state securities laws, and that such interest cannot be transferred unless it is subsequently registered under the Securities Act and qualified and registered under applicable state securities laws or an exemption from registration and qualification is available, and that Ultimate Parent is under no obligation to register or qualify such interest except pursuant to the Registration Rights Agreement. ABRY is acquiring such interest solely for its own account and is not acquiring such interest with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act or any applicable state securities laws. By reason of its business or financial experience, ABRY is capable of evaluating the merits and risks of an investment in such interest pursuant to the terms of this Agreement and the Ultimate Parent Partnership Agreement and is able to protect its own interests. ABRY is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it hereunder. ABRY is able to bear the economic risk of the loss of its investment in such interest.

ARTICLE VI

CONDUCT OF BUSINESS PENDING CLOSING

6.1           Conduct of Business by Grande Holdings Pending the Closing.  From the date hereof until the Closing, except as ABRY otherwise agrees in writing, as set forth in Section 6.1 of the Grande Disclosure Schedule, as otherwise required by Law or by any Governmental Authority or as otherwise expressly required by this Agreement or the Ancillary Agreements, Grande Holdings and Grande Operating shall, (i) conduct the Business in the ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties and to keep available the services of their present officers and key employees, and (ii) subject to any restrictions under Law or the Indenture, make capital and promotional expenditures in at least the amounts provided for in the applicable budget heretofore made available to Parent.  Except as set forth in Section 6.1 of the Grande Disclosure Schedule, as otherwise required by Law or by any Governmental Authority or as otherwise expressly required by this Agreement or the Ancillary Agreements, and without limiting the generality of the foregoing, from the date hereof until the Closing, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)           neither Grande Holdings nor Grande Operating will adopt or propose any change to Grande Operating’s certificate of incorporation or bylaws (or similar organizational documents), except for changes to implement the conversion of Grande Operating to a limited liability company prior to the Closing in accordance with Section 2.1;

(b)           Grande Holdings and Grande Operating will not (i) except for Grande Holdings Distribution, set aside or pay any dividend or other distribution or payment with respect to any shares of its Equity Securities (other than the Grande Holdings Distribution and amounts distributed by Grande Operating necessary to enable Grande Holdings to pay expenses incurred by Grande Holdings in the Ordinary Course of Business and to pay amounts that, if not paid prior to the Closing would constitute Grande Holdings Transaction Expenses) or (ii) repurchase, redeem or otherwise acquire any outstanding Equity Security of Grande Operating or any other Person (except for acquisitions of Grande Holdings Shares pursuant to agreements which permit the repurchase of such shares upon termination of services or pursuant to the exercise of a right of first refusal on a proposed transfer of such shares);

(c)           neither Grande Holdings nor Grande Operating will merge or consolidate with any other Person, or will acquire assets of any other Person for aggregate consideration in excess of $500,000, other than assets acquired from a vendor in the Ordinary Course of Business;

(d)           except pursuant to the Contribution Agreement and except for sales of inventory and replaced or otherwise obsolete assets and sales, leases and licenses of equipment or fiber to customers in the Ordinary Course of Business, neither Grande Holdings nor Grande Operating will sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than cash and cash equivalents);

(e)           neither Grande Holdings nor Grande Operating will enter into, amend or terminate any Contract that, if it were in effect on the date of this Agreement, would be a Grande Material Contract; provided, that Grande Operating may (i) enter into any Contract expressly permitted to be entered into pursuant to subsection (g) below; (ii) enter into or renew any Contract relating to the support of software used in the Business in the Ordinary Course of Business and not requiring payments in excess of $100,000 in any 12-month period; (iii) renew, amend, modify or secure insurance coverage in the Ordinary Course of Business; (iv) enter into Retransmission Consent Agreements and Programming Agreements identified in Section 6.1(e)(iv) of the Grande Disclosure Schedule; and (v) enter into the Note Purchase Agreement, the Pay-Off Documents, the Contribution Agreement, the Atlantic Broadband Management Agreement, the ABRY Advisory Agreement, any other Ancillary Agreement and any agreements related to the Financing as directed by ABRY, and obtain consents to the Transactions required under its Contracts as described in Section 4.4(b)(i), (b)(ii) and (c) of the Grande Disclosure Schedule on terms reasonably acceptable to ABRY; provided further, notwithstanding the foregoing, neither Grande Holdings nor Grande Operating will amend, extend, renew or terminate any Lease or enter into any new lease, sublease, license, concession, colocation agreement or other agreement for the use or occupancy of real property; and (vii) enter into agreements with Material Customers for the provision of services or products by Grande Operating so long as the rates or prices to be changed are in accordance with the Ordinary Course of Business;

(f)           Neither Grande Holdings nor Grande Operating will settle any material Audit, make or change any material Tax election or file any material amended Tax Return which could result in an adverse effect to Grande Holdings or Grande Operating following the Closing (other than a liability that will be fully reflected in the liabilities that are used to compute the Closing Non-Cash Working Capital Amount);

(g)           Neither Grande Holdings nor Grande Operating will:

(i)           issue any Equity Securities (whether through the issuance or granting of options, warrants, rights or otherwise and except for issuances of (A) Grande Holdings Shares upon conversion or exercise of Equity Securities outstanding as of the date hereof or not prohibited to be issued under this Agreement and (B) stock options and restricted stock awards with respect to Grande Holdings Shares granted to Grande Employees, directors and consultants) in the Ordinary Course of Business;

(ii)         other than any amendment to any option outstanding, or any election by Grande Holdings, in its sole discretion, to vest, continue or cancel options outstanding, under the Grande Holdings Stock Plan, enter into any amendment of any term of any outstanding security of Grande Holdings or Grande Operating;

(iii)        incur any Indebtedness except trade debt incurred in the Ordinary Course of Business, Indebtedness incurred pursuant to existing credit facilities or arrangements listed on Section 4.20(a) of the Grande Disclosure Schedule or incurred at ABRY’s request as contemplated by the Debt Financing Commitment or an alternative Financing arrangement;

(iv)        fail to make any required contribution to any Grande Benefit Plan;

(v)         other than in the Ordinary Course of Business, increase compensation, bonus or other benefits payable to any Grande Employee, including any executive officer or former employee, or enter into, modify or amend any Grande Employee Agreement, provided, however, that Grande Holdings and Grande Operating (A) may provide for bonuses, severance arrangements or other non-salary incentives to Grande Employees and Legacy Employees pursuant to the Transaction Bonus Plan and may amend Executive Employment Agreements or enter into severance agreements with, and pay severance amounts to, the parties to the Executive Employment Agreements so long as any amounts payable under the Transaction Bonus Plan are payable at or prior to the Adjustment Time or included in Grande Holdings Transaction Expenses, and (B) solely to the extent (1) paid prior to the Adjustment Time or (2) paid to satisfy a liability taken into account in determining the Closing Non-Cash Capital Amount, may cause to be paid to Grande Employees who were furloughed in calendar year 2009 an amount equal to the compensation forgone by such furloughed Grande Employees; or

(vi)        enter into any settlement or consent with respect to any Action or threatened Action if such settlement or consent would result in or would reasonably be expected to result in a Grande Material Adverse Effect or impose on Grande Holdings or Grande Operating any obligation other than the payment of money that will be paid prior to the Adjustment Time (or, to the extent not so paid, the liability for which will be reflected in the Closing Non-Cash Working Capital Amount) and customary obligations of confidentiality with respect to the terms of such settlement or consent;

(h)           neither Grande Holdings nor Grande Operating will change any method of accounting or accounting practice by Grande Holdings or Grande Operating, except for any such change required by GAAP;

(i)             Neither Grande Holdings nor Grande Operating will take any action that would give rise to a claim under the WARN Act or any similar state Law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(j)             neither Grande Holdings nor Grande Operating will adopt, amend (other than amendments required by any Law to preserve the qualified status of a Grande Benefit Plan or otherwise comply with ERISA, the Code or other applicable Law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement;

(k)            neither Grande Holdings nor Grande Operating to, permit any Encumbrance (other than any Permitted Encumbrance) to arise or exist with respect to any of its assets or properties;

(l)             neither Grande Holdings nor Grande Operating will change any marketing, subscriber installation, collection or disconnection practices;

(m)           except as set forth in Section 6.1(m) of the Grande Disclosure Schedule, neither Grande Holdings nor Grande Operating will offer discounts pursuant to a promotion, selling or marketing campaign not in existence as of the date hereof, other than any discount to new bulk-billed accounts offered in the Ordinary Course of Business;

(n)           neither Grande Holdings nor Grande Operating will change the programming line-up or launch any new programming with respect to any Cable System other than any change to programming unilaterally implemented by the provider of such programming;

(o)           each of Grande Holdings and Grande Operating will comply with, will enforce its rights under, and will not amend, modify or terminate or waive any provision of, the Note Purchase Agreement;

(p)           Grande Operating will not enter into any Contract with a Grande Operating Related Person or amend or modify any Related Party Contract (other than the termination of Related Party Contracts required under Section 7.18); and

(q)           neither Grande Holdings, where applicable, nor Grande Operating will agree or commit to do any of the foregoing.

6.2           Regulatory Matters Pending Closing. Except as set forth in Section 6.2 of the Grande Disclosure Schedule, from the date hereof until the Closing, Grande Holdings and Grande Operating shall use commercially reasonable efforts to maintain the validity of their respective Franchises and Telecommunications Authorizations and FCC Authorizations, comply in all material respects with all requirements of their respective Franchises and Telecommunications Authorizations and FCC Authorizations, and the Communications Act and FCC Rules and any applicable state or local Law.  Prior to the Closing, Grande Holdings and Grande Operating shall use their commercially reasonable efforts to (i) refrain from taking any action that would materially jeopardize the validity of any of the Franchises or Telecommunications Authorizations and FCC Authorizations, (ii) prosecute with commercially reasonable diligence any pending applications with respect to the Franchises or Telecommunications Authorizations and FCC Authorizations, including any renewals thereof and (iii) with respect to Telecommunications Authorizations, FCC Authorizations and Franchises, file all material registrations, reports, renewal applications, and other documents and pay all material required fees and contributions, in each case, that are required by the Communications Act, the FCC Rules, or any other applicable Law as and when such filings or reports are necessary or appropriate.  Notwithstanding the foregoing or any other provision of this Agreement, Grande Operating has filed with the relevant Governmental Authorities to, and shall be permitted to, release or surrender its Telecommunications Authorizations from the State of Indiana.  Upon the reasonable request of Grande Holdings or Grande Operating, and to the extent related to the foregoing sentence at Grande Holdings’ sole cost and expense, the Parent Parties will use commercially reasonable efforts to take all actions and do all things proper and advisable to assist Grande Holdings and Grande Operating with respect to the matters set forth in this Section 6.2.

6.3           Insurance.  Through the Closing, Grande Holdings and Grande Operating will maintain in full force and effect insurance coverage that is not less favorable to them than the coverage provided by the policies described in Section 4.18 of the Grande Disclosure Schedule.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1           Access and Information.

(a)           Grande Holdings and Grande Operating shall afford to the Parent Parties, their prospective sources of the Financing and the respective advisors, legal counsel, accountants, consultants and other authorized representatives of and to the foregoing reasonable access during normal business hours throughout the period prior to the Closing to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall make available promptly to the Parent Parties (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities Laws, and (ii) all other information as any of them reasonably may request, provided, that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Transactions and neither Grande Holdings nor Grande Operating shall be deemed to make any representation or warranty with respect to any reports or other information provided pursuant to this Section 7.1.

(b)           Without limiting the generality of Section 7.1(a), from the date hereof through the Closing, Grande Holdings shall cause Grande Employees that are director level and above (including applicable general managers or vice presidents) to participate in a monthly telephonic meeting with Parent’s representatives during which such Grande Employees shall provide an update as to the operations and performance of the Business and matters relating to the transition of ownership and management of Grande Operating to Parent and Atlantic Broadband and the consummation of the Transactions (including with respect to Franchise matters).

(c)           Without limiting the generality of Section 7.1(a), Grande Holdings shall make available to Parent correct and complete copies of (i) all rate regulation documents for filing with Governmental Authorities relating to the Business prepared or filed at any time between the date of this Agreement and the Closing, and (ii) all material correspondence, filings and submissions concerning the Business with or to any Governmental Authority sent or made between the date of this Agreement and the Closing.  In addition, within fifteen (15) days after the last day of each month (commencing with the month ending on July 31, 2009), Grande Holdings shall deliver to Parent a report setting forth, for each Cable System the following information or substantially similar information, using the methodologies and practices used by Grande Holdings in the Ordinary Course of Business to compile information of such type heretofore provided to the Parent Parties: (A) the number of Active Customers, Equivalent Basic Video Subscribers and Individual Basic Video Subscribers for such System as of the last day of such CSG month, (B) the number of Customers enrolled in discounted or promotional packages as of the last day of such CSG month, and (C) the number of Customers of each Service whose service was disconnected during such CSG month.

(d)           Without limiting the generality of Section 7.1(a), from the date hereof through the Closing, Grande Holdings shall, within 30 days after the end of each calendar month (commencing with the month ended on July 31, 2009), deliver to Parent the unaudited consolidated balance sheet of Grande Holdings and Grande Operating as of the last day of such month, together with the related consolidated statements of income, stockholders’ equity and cash flows for Grande Holdings and Grande Operating for the monthly period then ending and for the portion of the calendar year ending with such month.  The financial statements to be delivered pursuant to this Section 7.1(d) shall be prepared from and in accordance with the books and records of Grande Holdings and Grande Operating and GAAP applied on a consistent basis (subject to year-end adjustments) and shall fairly present the consolidated financial position of Grande Holdings and Grande Operating as of the respective dates thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Grande Holdings and Grande Operating for the periods therein (subject to year-end adjustments that are not material in nature or amount and the absence of financial footnotes).

(e)           Grande Holdings and Grande Operating shall use commercially reasonable efforts to assist the Parent Parties in obtaining the Financing, including (i) providing information reasonably requested for the preparation of confidential information memoranda (whether with respect to a syndicated bank financing) and rating agency presentations with respect to any proposed Financing, (ii) delivering such financial and statistical information and projections relating to Grande Holdings and Grande Operating as may be reasonably requested in connection with any Financing, (iii) arranging for the independent accountants, lawyers and other advisors and consultants of Grande Holdings and Grande Operating to be reasonably available to consult with Parent’s representatives regarding any Financing, (iv) making appropriate employees of Grande Holdings and Grande Operating available on reasonable notice to provide such assistance, including to participate in due diligence meetings and meetings with rating agencies and prospective Financing sources, (v) providing timely access to diligence materials and appropriate personnel on reasonable notice to allow prospective Financing sources and their representatives to complete all appropriate diligence, (vi) providing assistance with respect to the review and granting of security interests in collateral for any Financing, and (vii) cooperating with the preparation to effect the transfer and contribution by Grande Operating after the Closing to one or more newly formed Subsidiaries which are wholly owned (directly or indirectly) by Ultimate Parent certain assets of Grande Operating used or held for use principally in connection with the broadband transport and network services and other businesses of Grande Operating, other than the business of providing cable television, telephone, broadband internet and other related services for residential and commercial customers, that the ABRY Parties may identify from time to time (the “Non-Core Assets Transfer”), including cooperating to prepare requests for consents from any Governmental Authority or any other Person; provided, that in each case such assistance does not unreasonably disrupt the normal operations of the Business nor cause any breach of Contracts of Grande Holdings or Grande Operating. Notwithstanding anything to the contrary in this Agreement or otherwise, (A) no request for consent related to a Non-Core Assets Transfer will be submitted to any Governmental Authority or any other Person until after the Closing, (B) the representations and warranties of Grande Holdings and Grande Operating set forth in Article IV of this Agreement (and the related bring-down of such representations and warranties under Section 8.2(b)) shall be made without giving effect to any Non-Core Asset Transfer, (C) any restrictive covenants applicable to Grande Holdings or Grande Operating during the period between the date hereof until the Closing Date shall not be construed to prohibit any action taken upon the request of the ABRY Parties in furtherance of any Non-Core Asset Transfer (and any such action shall not be construed as a breach by Grande Holdings or Grande Operating of any such covenant), (D) the ABRY Parties shall be responsible for identifying any non-core assets to be transferred, identifying and obtaining any related consents required to transfer such assets and preparing all of the organizational agreements associated with any such Subsidiaries and definitive agreements associated with any such Non-Core Asset Transfer, and (E) neither Grande Holdings nor Grande Operating makes any representation or warranty whatsoever as to the accuracy of any pro forma financial information or projections relating to the Business on any segmented basis, including with respect to any Non-Core Assets Transfer.  Any out-of-pocket expenses and costs incurred by (x) Grande Holdings or Grande Operating prior to Closing in the performance of their obligations under this Section 7.1 shall be borne by ABRY and (y) Ultimate Parent and its Subsidiaries prior to Closing in connection with the matters described in this Section 7.1 shall be borne by ABRY and, if the Closing occurs, all such expenses described in clauses (i) or (ii) above shall constitute ABRY Transaction Expenses.

7.2           Acquisition Proposals.  From the date hereof until earlier of the Closing or the termination of this Agreement, Grande Holdings and Grande Operating shall, except at the direction of and as requested by the ABRY Parties with respect to any proposed Non-Core Assets Transfer, cause their respective officers, directors, employees and other agents to, not directly or indirectly, (i) take any action to solicit, initiate or knowingly encourage any Grande Holdings Acquisition Proposal (as hereinafter defined) or (ii) engage in discussions (other than communicating that Grande Holdings and Grande Operating are bound by this Section 7.2) or negotiations with, or disclose any nonpublic information relating to Grande Holdings or Grande Operating, respectively, or afford access to their respective properties, books or records to any Person not otherwise entitled to such access that may be considering making, or has made, a Grande Holdings Acquisition Proposal.  Until such time as the Grande Holdings Stockholders’ Approval is obtained, nothing contained in this Section 7.2 shall prohibit Grande Holdings and its board of directors from furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Grande Holdings Acquisition Proposal if, and only to the extent that:

(a)           such unsolicited bona fide proposal relating to a Grande Holdings Acquisition Proposal is made by a third party that Grande Holdings’ board of directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Grande Holdings Acquisition Proposal;

(b)           Grande Holdings’ board of directors, after duly consulting with Grande Holdings’ outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties imposed by applicable Law;

(c)           contemporaneously with furnishing such information to, or entering into discussions with, such Person, Grande Holdings enters into a customary confidentiality agreement with such Person;

(d)           contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Grande Holdings provides written notice to ABRY to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person;

(e)           Grande Holdings uses all commercially reasonable efforts to keep ABRY informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held), and provides Parent with copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that ABRY agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to ABRY pursuant to this clause (e).  If Grande Holdings, Grande Operating or any representative thereof receives or becomes aware of any Grande Holdings Acquisition Proposal, Grande Holdings shall promptly give Parent notice thereof; and

(f)           Neither Grande Holdings nor Grande Operating will enter into any Contract that prohibits it from disclosing to Parent any information or materials referred to in clause (d) or clause (e) above.

7.3           Directors’ and Officers’ Indemnification and Insurance.  (a)  For six (6) years after the Closing Date, Grande Operating shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of Grande Holdings or Grande Operating (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any Action, suit or proceeding, whether civil, criminal, or investigative against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that any such settlement is effected after the Closing with the prior written consent of Grande Operating, which will not be unreasonably withheld or delayed)) actually and reasonably incurred by such Indemnified Party because such Indemnified Party is or was a director or officer of Grande Holdings or Grande Operating pertaining to any act or omission existing or occurring at or prior to the Closing Date in each case other than any fraudulent act or fraudulent omission by such Person relating to this Agreement or the Transactions (the “Indemnified Liabilities”) to the fullest extent permitted under applicable Law or Grande Holdings’ or Grande Operating’s articles of incorporation and bylaws or as required pursuant to an indemnification agreement between Grande Holdings or Grande Operating and such officer or director of Grande Holdings or Grande Operating identified on Section 4.20(a) of the Grande Disclosure Schedule (each such indemnification agreement, an “Indemnification Agreement”).  If any claim for Indemnified Liabilities is asserted or made by a Indemnified Party, any determination required to be made with respect to whether a Indemnified Party’s conduct complies with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable, if following the Closing, to Grande Operating, or if prior to the Closing, ABRY, and such Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party under applicable Law or any exculpatory or indemnification provision existing on the date hereof in Grande Holdings’ or Grande Operating’s articles of incorporation and bylaws or such officer’s or director’s Indemnification Agreement.  If any claim or claims are brought against any Indemnified Party (whether arising before or after the Closing Date) in respect of Indemnified Liabilities, such Indemnified Party may select counsel for the defense of such claim, which counsel, if selected prior to the Closing Date, shall be reasonably acceptable to Grande Holdings and ABRY, and which, if selected after the Closing Date, shall be reasonably acceptable to Grande Operating.

(b)           Grande Operating shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such Action, suit or proceeding described in Section 7.3(a), as such expenses are incurred, to the fullest extent permitted under applicable Law or an exculpatory or indemnification provision existing on the date hereof in Grande Operating’s articles of incorporation and bylaws or such officer’s or director’s Indemnification Agreement, subject to the receipt by Grande Operating of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by Grande Operating.

(c)           Grande Operating, at its cost, will maintain in effect or purchase a “tail” policy under all existing insurance policies of Grande Holdings and Grande Operating covering officers’ and directors’ liability and liability for a fiduciary of any Grande Benefit Plan which (i) are effective for six (6) years from the Closing Date, (ii) cover those Persons who are currently covered by the Closing Date directors’ and officers’ insurance policy and the fiduciary policy of Grande Holdings or Grande Operating in effect as of the date hereof for actions and omissions occurring on or prior to the Closing Date, and (iii) contains terms and conditions that are no less favorable, in the aggregate, to the insured than those of the directors’ and officers’ insurance policy and the fiduciary policy in effect as of the date hereof.  For a period of six (6) years from the Closing Date, the Parent Parties shall cause Grande Operating, at its cost, to maintain such policies or tail policies.

(d)           The provisions of this Section 7.3 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.4           Further Assurances.  Each party shall use all commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions.  The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions.  The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with Laws (including the filing and payment of Taxes and handling Tax audits), or to defend itself against suits or claims of others.  Parent and Grande Holdings shall duly preserve all files, records or any similar items of Parent or Grande Holdings received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

7.5           Expenses.  Subject to Section 7.1, Section 7.14, Section 7.19, and the definition of the term “Grande Holdings Transaction Expenses”, each party shall bear solely and entirely all expenses that it incurs in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements, including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to such party hereto and its Affiliates.

7.6           Cooperation.  Subject to compliance with applicable Laws, from the date hereof until the Closing, each party shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

7.7           Publicity.  Neither Grande Holdings, the Grande Holdings Investor, Grande Operating, any ABRY Party nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consent of the other parties, except as may be required by the Indenture, any Law, any Governmental Authority or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other parties hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

7.8           Additional Actions.  Subject to the terms and conditions of this Agreement, each party agrees to use all commercially reasonable efforts to cause the conditions set forth in Article VIII to be satisfied as promptly as is practicable and otherwise to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Grande Holdings Stockholders’ Approval.

7.9           Filings.  Each party shall execute all instruments and make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

7.10          Consents.  Each of the ABRY Parties, Grande Holdings and Grande Operating shall use commercially reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder, including, without limitation, with respect to the regulatory matters set forth in Section 6.2.  Without limiting the foregoing, the ABRY Parties, Grande Holdings and Grande Operating shall continue to prepare, execute and file applications and any amendments thereto to obtain any consent, waiver, approval, order, authorization or permit of, or make a registration with, filing with or notification to, the Federal Trade Commission, FCC, Cable Regulatory Authorities, and Telecom Regulatory Authorities as are necessary or advisable in connection with the consummation of the Transactions.  The ABRY Parties, Grande Holdings and Grande Operating shall diligently take all steps that are necessary, proper or desirable to expedite the prosecution of such applications to a favorable conclusion.  Each party shall promptly provide the other party with a copy of any pleading, order or other document served on it relating to any such application.  The parties shall furnish all information required by the FCC, Cable Regulatory Authorities, and Telecom Regulatory Authorities.  Each party shall be represented at all meetings or hearings scheduled or held to consider such applications. Notwithstanding the foregoing, the ABRY Parties shall be solely responsible for all due diligence and documentation associated with preparing documentation associated with obtaining any consents of third parties, or any consents, waivers, approvals, orders, authorizations, permits, registrations, certification, filings with or notices to any Governmental Authority required in connection with any Non-Core Asset Transfer; provided, if the Closing occurs any expenses incurred in connection with activities or items in this sentence shall constitute ABRY Transaction Expenses.

7.11          Stockholders’ Approval.  Grande Holdings shall (i) take all steps reasonably necessary to seek to obtain the Grande Holdings Stockholders’ Approval by written consent of stockholders on or prior to midnight, central standard time, on or prior to the tenth business day after the execution of this Agreement, (ii) provide to such stockholders a recommendation of the Grande Holdings board of directors that its stockholders approve this Agreement and distribute to such stockholders, as soon as practicable after execution hereof, disclosure about the Transactions, (iii) use all commercially reasonable efforts to secure the Grande Holdings Stockholders’ Approval, and (iv) reasonably cooperate and consult with ABRY with respect to each of the foregoing matters; provided, however, that nothing contained in this Section 7.11 shall prohibit the Grande Holdings board of directors from failing to make or from withdrawing or modifying the recommendation to the Grande Holdings stockholders described in clause (ii) above if such board of directors, after consultation with outside legal counsel, determines in good faith that such action would be inconsistent with its fiduciary duties under applicable Laws.

7.12          Preparation of the Information Statement.  If the Grande Holdings Stockholders’ Approval is obtained by written consent, Grande Holdings shall cause the Information Statement and notice of such written consent to be delivered to all of the Securityholders in accordance with the DGCL and its certificate of incorporation and bylaws, not later than the tenth business day after the Grande Holdings Stockholders’ Approval is obtained.  If at any time prior to the Closing Date, the officers and directors or managers of the ABRY Parties or Grande Holdings discover any statement which, in light of the circumstances in which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the Information Statement not misleading, then such party shall immediately notify the other party of such misstatement or omission.

7.13          Discharge of Indenture.

(a)           Prior to the Closing Date, Grande Holdings shall take all actions that are necessary or appropriate to effectuate the satisfaction and discharge pursuant to the Indenture, dated as of March 23, 2004, by and among Grande Holdings, the guarantors party thereto and U.S. Bank National Association, as trustee, as modified by Supplemental Indenture No. 1 thereto, dated as of July 18, 2007, by and among Grande Holdings, the guarantors and the trustee (the “Indenture”), and the release of all related deeds of trust and/or mortgages, on the Closing Date of the Senior Secured Notes issued thereunder, upon and subject to the payment by or on behalf of Grande Operating on the Closing Date (after giving effect to the Closing) of the amount(s) specified in the related Pay-Off Document(s).

(b)           On the Closing Date, pursuant to Section 3.1(b), on behalf of the Grande Holdings, a payment shall be made by the ABRY Parties or, in the case of the debt Financing proceeds, Grande Operating, to the Requisite Bondholders and the Parent Parties shall cause the irrevocable deposit with the trustee under the Indenture of an amount of cash required to discharge in full as of the Closing Date in accordance with Article VIII of the Indenture all of the outstanding Senior Secured Notes not subject to the Note Purchase Agreement.  Grande Holdings shall fully cooperate with the Parent Parties in connection with such payoff, including the delivery of any certificates, opinions, resolutions or other documentation required or requested by the trustee under the Indenture or by the Requisite Bondholders under the Note Purchase Agreement in connection therewith.

7.14          Certain Payments at Closing.  To the extent that any obligations of Grande Holdings to pay fees and expenses incurred in connection with the consummation of the Transactions, including fees and expenses of Waller Capital Partners and counsel, or to make payments under the Transaction Bonus Plan remain unpaid as of the Closing Date, such obligations shall be included in the Grande Holdings Transaction Expenses and become the obligations of Grande Operating, and Parent shall, or shall cause Grande Operating to, make such payments immediately after the Closing Date, to the accounts and in the amounts specified by Grande Holdings.

7.15          Notice of Certain Events.  Each party shall as promptly as reasonably practicable notify the other parties of (in each case, unless such party reasonably believes that the other parties have otherwise received notice thereof):

(a)           any notice or other communication received by such party from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions;

(b)           any notice or other communication received by such party from any Governmental Authority in connection with the Transactions;

(c)           any Actions commenced or, to the knowledge of Grande Holdings, threatened against, relating to or involving or otherwise affecting Grande Holdings or Grande Operating which, if pending on the date hereof, would have been required to have been disclosed pursuant to Sections 4.10 or 5.9 or which relate to the consummation of the Transactions, in each case of which such party becomes aware;

(d)           any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any material agreement, received by such party subsequent to the date hereof; and

(e)           any Grande Material Adverse Effect, ABRY Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Grande Material Adverse Effect, ABRY Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, in each case of which such party becomes aware.

7.16          Stockholder Litigation.  Each of the Parent Parties, Grande Holdings and Grande Operating shall give the other the reasonable opportunity to participate in the defense of any litigation against any such party, as applicable, and its directors or officers relating to the Transactions.

7.17          Employee Matters.  (a)  At least two (2) business days prior to the Closing, ABRY shall give Grande Holdings written notice specifying the name(s), if any, of any employee party to an Executive Employment Agreement that ABRY requests Grande Holdings or Grande Operating terminate immediately prior to the Closing (each is an “Excluded Employee”). Immediately prior to the Closing, Grande Holdings and Grande Operating shall terminate the employment of any such Excluded Employee and any related severance liability arising under an Executive Employment Agreement shall constitute Grande Holdings Transaction Expenses, whether such amounts or Liabilities become payable prior to, on or after the Closing Date.

(b)           Subsequent to the Closing Date, the Parent Parties shall perform or cause Grande Operating to perform the obligations of Grande Holdings or Grande Operating under the Transaction Bonus Plan and under the Executive Employment Agreements.

7.18          Related Party Contracts.  Except for those Contracts set forth in Section 7.18 of the Grande Disclosure Schedule, prior to the Closing, Grande Operating will cause all Contracts and transactions by and between any Grande Operating Related Person, on the one hand, and Grande Operating, on the other hand, (each, a “Related Party Contract”) to be terminated effective as of the Closing, except pursuant to this Agreement or the Ancillary Agreements, without any cost or continuing obligation to Grande Operating.

7.19          Title Insurance; Surveys.

(a)           The ABRY Parties have obtained a commitment for an ALTA Owner’s and Lender’s Title Insurance Policy for each Owned Real Property and each Leased Real Property set forth in Schedule 7.19 (the “Material Leased Real Property”), issued by Lawyers Title Insurance Corporation (the “Title Company”), together with a copy of all documents referenced therein which are obtained by the Title Company (the “Title Commitments”).  At Closing, the ABRY Parties will cause the Title Company to issue title insurance policies (which may be in the form of a mark-up of the Title Commitments) in accordance with the Title Commitments, insuring Grande Operating’s good and marketable title to each Owned Real Property, Grande Operating’s legal, valid, binding and enforceable leasehold interest in each Material Leased Real Property or ABRY’s lender’s mortgage in and to such Owned Real Property or Material Leased Real Property, as the case may be, as of the Closing Date (including all recorded appurtenant easements insured as a separate legal parcel), in such amount as Parent reasonably determines to be the value of the real property insured thereunder (the “Title Policies”).  Each of the Title Policies shall include an extended coverage endorsement (insuring over the general or standard exceptions) and all other endorsements reasonably requested by Parent or Parent’s Financing sources, to the extent available in the applicable jurisdiction.

(b)           Grande Operating shall use all commercially reasonable efforts to assist ABRY in obtaining Title Commitments and Title Policies in form and substance as set forth in this Section 7.19, shall provide the Title Company with any affidavit, indemnity or other assurances reasonably requested by the Title Company to issue the Title Policies, and shall use commercially reasonable efforts to assist ABRY in finalizing or updating the surveys procured on the ABRY Parties’ behalf prior to the date of this Agreement.

7.20          Books and Records of Grande Operating and each Non-Core Subsidiary.  For a period of seven (7) years after the last day of the calendar year in which the Closing occurs, the Parent Parties shall afford to Grande Holdings and its advisors, legal counsel, accountants, consultants and other authorized representatives reasonable access during normal business hours to all of the books, records, properties, contracts, leases, plants and personnel of Grande Operating and each Non-Core Subsidiary to the extent reasonably requested by Grande Holdings for any reasonable business purpose, including in connection with any Audit or any required report to or filing with any Governmental Authority after the Closing.

7.21           Financing.

(a)           In the event any portion of the Financing contemplated by the Debt Financing Commitment necessary to enable the ABRY Parties to consummate the Transactions becomes unavailable on the terms and conditions contemplated thereby or hereby, the ABRY Parties shall use their commercially reasonable efforts to obtain alternative Financing from alternative sources on comparable terms as promptly as practicable following the occurrence of such event.  The ABRY Parties shall consult with Grande Holdings as Grande Holdings may request regarding the status of the Financing, including the process of obtaining any replacement Financing, and shall provide Grande Holdings with executed copies of any Investor Securities Purchase Agreement, debt Financing agreement or other material Financing documents.

(b)           The ABRY Parties shall use their commercially reasonable efforts to satisfy on a timely basis the conditions that are within their control with respect to the funding of the Financing.

7.22          Intentionally Omitted.

7.23          Certain Information Rights.

(a)           So long as Grande Holdings or any Subsidiary thereof continues to hold any partnership interest in Ultimate Parent and Grande Holdings is required to comply with the disclosure and reporting obligations of the Exchange Act, Ultimate Parent shall provide to Grande Holdings and its auditors, at Grande Holdings’ expense, such information as is reasonably requested by Grande Holdings and provide reasonable access to relevant accounting records and personnel to enable Grande Holdings to comply with such disclosure and reporting obligations; provided Ultimate Parent’s obligations pursuant to this Section 7.23(a) shall apply only with respect to such disclosure and reporting obligations of Grande Holdings for its fiscal year ending on December 31, 2009 and any period prior thereto.

(b)           So long as the Grande Holdings Investor continues to hold any partnership interest in Ultimate Parent (and to the extent not already provided for above, in the Partnership Agreement, or in the RULPA (as defined in the Partnership Agreement), the Grande Holdings Investor shall be entitled to examine the books and records of Ultimate Parent and receive other such information as the Grande Holdings Investor may reasonably request, at reasonable times and intervals, concerning the general status of Ultimate Parent’s financial condition and operations.

(c)           So long as Grande Holdings. or any Subsidiary thereof continues to hold any partnership interest in Ultimate Parent, the Grande Holdings Investor shall be entitled to consult with and advise management of Ultimate Parent on significant business issues, including management’s proposed quarterly and annual operating plans. Upon request by the Grande Holdings Investor, management of the Ultimate Parent shall meet with authorized representatives of the Grande Holdings Investor, at a mutually agreeable time and place, to review progress in achieving such plans.

7.24          Certain Approval Rights of the Grande Holdings Investor.    Without the prior written consent of the Grande Holdings Investor or the Grande Holdings Director, the Ultimate Parent will not:

(a)           directly or indirectly issue any Class B Common Units or other incentive-based Equity Securities to any ABRY officers, directors, employees or consultants;

(b)           during the period of 18 months from the Closing Date, (i) directly or indirectly issue incentive-based Equity Securities other than Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units to any of the officers, directors, employees or consultants of Ultimate, (ii) issue any Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units if, after giving effect to such issuance, the Class B Common Units of such series would represent greater than 5% of the then-outstanding Common Units, or (iii) decrease the Non-Distribution Amount of Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units;

(c)           amend or modify the Partnership Agreement in a manner that adversely affects the Grande Holdings Investor’s rights to distributions (other than amendments or modifications to reflect the terms (or amendments to the terms) applicable to new or existing Equity Securities in accordance with the Partners Agreement and the Partnership Agreement) or its limited liability thereunder, increases its obligations or liabilities thereunder (including its obligations to make Capital Contributions) or creates or expands restrictions on the Grande Holdings Investor;

(d)           amend the terms of any Equity Security that the Partnership shall have issued and any portion of such is held by ABRY or any of its Affiliates, unless (i) any Person or Persons other than ABRY and its Affiliates owns or own at least 25% of such class of Equity Security and (ii) such Person or Persons holding at least 25% of such class of Equity Security consent or consents to such amendment; or

(e)            redeem or repurchase Class A Common Units from any ABRY-Affiliated Partner, except in connection with an offer to redeem or repurchase Class A Common Units that is made to all Partners holding Class A Common Units.

As used in this Section 7.24, each capitalized term that is not otherwise defined has the meaning that the Partnership Agreement assigns to that term.

7.25          Affiliate Transactions.

(a)           For so long as the Grande Holdings Investor holds any Common Units and has designated a Grande Holdings Director, Ultimate Parent shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, conduct any business or entire into, renew, amend or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of ABRY, any ABRY-Affiliated Partner, or any Affiliate of the Partnership or any Subsidiary of Ultimate Parent (each an “Affiliate Transaction”) unless:

(i)          such Affiliate Transaction, taken as a whole, is a bona fide transaction on terms which are no less favorable to the Partnership or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party; and

(ii)          (A) a majority of the disinterested members of the Grande Manager Board (as defined in the Partners Agreement) shall have approved such Affiliate Transaction, (B) either the Grande Holdings Director or the Grande Holdings Investor has approved such Affiliate Transaction, or (C) the Partnership shall have delivered to the Grande Holdings Investor a written opinion from an Independent Financial Advisor (as defined in the Partners Agreement) stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Partnership or the Subsidiary involved in such Affiliate Transaction, as the case may be.

For purposes of the foregoing clause (ii)(A), (1) a member of the Grande Manager Board will not be deemed to have an “interest” in an Affiliate Transaction merely by virtue of any direct or indirect economic interest in the Partnership and its Subsidiaries held by such member of the Grande Manager Board or the Person(s) who designated or are entitled to designate that member of Grande Manager Board, and (2) a member of Grande Manager Board will be deemed to have an “interest” in an Affiliate Transaction by virtue of any direct or indirect economic interest any of the counter-parties involved in an Affiliate Transaction.

(b)           Notwithstanding the foregoing, the restrictions set forth in Section 7.25(a) above shall not apply to any of the following:

(i)          transactions with or among the Partnership and any wholly-owned Subsidiary of the Partnership or between or among wholly-owned Subsidiaries of the Partnership;

(ii)         any issuance of Equity Securities of the Partnership or any of its Subsidiaries described in clause (iii) of Section 6(b) of the Partners Agreement and made in accordance with Section 7.24(a) of this Agreement;

(iii)        any issuance of Equity Securities of the Partnership or any of its Subsidiaries to which the rights described in Section 6(a) of the Partners Agreement are applicable;

(iv)        any transactions undertaken pursuant to the contractual obligations contained in the ABRY Advisory Agreement or the Atlantic Broadband Management Agreement, provided, that any amendment or modification thereof shall be subject to Section 7.25(a); and

(v)         retransmission consent arrangements and other transactions undertaken in the ordinary course of business between the Partnership and/or its Subsidiaries, on the one hand, and Nexstar Broadcasting, Inc. or another portfolio company of an investment fund managed by ABRY LLC, on the other hand, in each case that are negotiated by management of such portfolio company without any material input or influence by employees of ABRY LLC.

(c)           As used in this Section 7.25, each capitalized term that is not otherwise defined has the meaning that the Partnership Agreement assigns to that term.

7.26          Maintenance of Existence; No Sale of Assets.   At any time when doing so would constitute an Event of Default (as defined therein) under either or both of the Lease Agreement dated as of August 7, 2003, by and between GRC (TX) Limited Partnership and Grande Operating or the Lease Agreement dated as of June 24, 2004, by and between GRC-II (TX) Limited Partnership and Grande Operating, or any guaranty of either such lease, in each case as in effect from time to time (collectively, the “WP Carey Leases”), Grande Holdings will not:  (a) liquidate, dissolve or begin proceedings towards its liquidation or dissolution, or (b) sell its assets in violation of Section 2.05 of the Guaranty and Suretyship Agreement by Grande Holdings in favor of GRC (TX) Limited Partnership dated as of August 7, 2003, as in effect from time to time, or Section 2.05 of the Guaranty and Suretyship Agreement by Grande Holdings in favor of GRC-II (TX) Limited Partnership dated as of June 24. 2004, as in effect from time to time (collectively, the “Grande Holdings Lease Guarantees”), or consummate a Corporate Transaction (as that term is defined in the related WP Carey Lease) other than in accordance with Section 2.05 of the each Grande Holdings Lease Guaranty.

7.27          Release or Amendment of New Lease Guaranty.   In no event shall (a) Ultimate Parent or Parent (or the then successor-in interest-thereto) be released from any guarantees or obligations, financial or otherwise, under, or receive a waiver of, any provision of the New Lease Guaranty that relates to a WP Carey Lease, unless Grande Holdings (or the then successor-in-interest thereto) is also released from the same guarantees or obligations under the Grande Holdings Lease Guaranty that relates to such WP Carey Lease or receives a waiver of the corresponding provision of such Grande Holdings Lease Guaranty, as applicable (provided that this clause (a) shall not apply to any release of any obligation under, or any waiver of, any provision of Exhibit A attached to the New Lease Guaranty that relates to either WP Carey Lease to which Grande Holdings (or the then successor-in-interest thereto) is not also subject under the Grande Holdings Lease Guaranty that relates to such WP Carey Lease); (b) any Approved Sale or any sale or transfer of assets of Grande Operating that includes any sale or transfer of any of Grande Operating’s rights or obligations under either WP Carey Lease occur unless Grande Holdings (or the then successor-in-interest thereto) is released from all of its guarantees and obligations under the related Grande Holdings Lease Guaranty; or (c) any transaction occur as a result of which ABRY and its Affiliates, taken together, do not directly or indirectly control Grande Operating, unless Grande Holdings (or the then successor-in-interest thereto) is released from all of its guarantees and obligations under each Grande Holdings Lease Guaranty.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1           Conditions to the Obligation of Each Party.  The respective obligations of each party to effect the Transactions shall be subject to the fulfillment as of the Closing of the following conditions:

(a)           the Grande Holdings Stockholders’ Approval must have been obtained;

(b)           no Law may be in effect, in each case which would prohibit or enjoin, or impose any other remedy upon ABRY, the Parent Parties, Grande Holdings, the Grande Holdings Investor or Grande Operating as a result of, the consummation of the Transactions, and no Action in which any of the foregoing is sought shall be pending or threatened in writing; and

(c)           any waiting period under the HSR Act, if applicable, must have expired or been terminated.

8.2           Conditions to the Obligations of the ABRY Parties.  The obligation of ABRY and the Parent Parties to effect the Transactions is subject to the satisfaction (or waiver by Parent) as of the Closing of the following conditions:

(a)           Grande Holdings and Grande Operating must have performed in all material respects its obligations under this Agreement required to be performed by it as of the Closing;

(b)           the representations and warranties of Grande Holdings and Grande Operating contained in this Agreement (in each case without giving effect to any materiality qualifications or limitations therein or any references therein to Grande Material Adverse Effect) shall be true and correct, in each case as of the Closing as though made on and as of the Closing, except (i) for such failures, in the aggregate, to be true and correct do not arise out of or relate to events, facts or circumstances that have had or would reasonably be expected to have a Grande Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly required by the terms of this Agreement;

(c)           from the date hereof through the Closing Date, there shall not have occurred or arisen any change in the financial condition, business or operations of Grande Holdings, the Grande Holdings Investor or Grande Operating or other events, facts or circumstances that, taken as a whole, have had or would reasonably be expected to have a Grande Material Adverse Effect;

(d)           each Related Party Contract other than those identified in Section 7.18 of the Grande Disclosure Schedule shall have been terminated pursuant to Section 7.18;

(e)           the Parent Parties must have received a certificate signed on behalf of Grande Holdings by both the Chief Executive Officer and the Chief Financial Officer of Grande Holdings to the effect that each of the conditions specified in this Section 8.2 has been satisfied in all respects;

(f)            the Parent Parties shall have received (i) evidence satisfactory to the Parent Parties that satisfaction and discharge pursuant to the Indenture of the Senior Secured Notes will be effected on the Closing Date, subject to the deposit pursuant to Section 7.13(b), and (ii) all other Pay-off Documents;

(g)           each of the conditions requiring the Requisite Bondholders to tender all of the Senior Secured Notes which are subject to the Note Purchase Agreement which are held or controlled by them for purchase pursuant to the Note Purchase Agreement shall have been satisfied or waived (subject only to the consummation of the other Transactions) and the Requisite Bondholders have not indicated to Grande Holdings, Grande Operating, the ABRY Parties or any of their respective Affiliates that the conditions requiring the Requisite Bondholders to tender all of the Senior Secured Notes subject to the Note Purchase Agreement have not been satisfied;

(h)           Parent shall have received all of the financial statements required to be delivered to it pursuant to Section 7.1 prior to the Closing Date;

(i)             the consents, approvals, waivers and notices set forth on Section 8.2(i) of the Grande Disclosure Schedules shall have been obtained or given, in form and substance reasonably satisfactory to the ABRY Parties, and remain in effect;

(j)             Grande Operating shall have at least 96,500 Active Customers as of the Closing Date;

(k)            the contributions contemplated by the Contribution Agreement shall have been consummated;

(l)             Grande Holdings shall have delivered or caused to be delivered the items required to be delivered or cause to be delivered by it pursuant to Section 3.2(a); and

(m)           the “Landlords” thereunder shall have executed and delivered each of the Lease Amendments and the Lease Guaranty Amendments, and after such execution and delivery and the taking of the actions described in Sections 3.2(a)(xi) and 3.2(b)(vi), each such Lease Agreement and Lease Guaranty Amendment shall be effective in accordance with its terms.

8.3           Conditions to the Obligations of Grande Holdings and Grande Operating.  The obligation of Grande Holdings and Grande Operating to effect the Transactions is subject to the satisfaction as of the Closing of the following conditions:

(a)           ABRY and the Parent Parties must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b)           Each of the representations and warranties of the ABRY Parties contained in this Agreement (in each case without giving effect to any materiality qualifications or limitations therein or any references therein, in the case of ABRY to an ABRY Material Adverse Effect and in the case of the Parent Parties to a Parent Material Adverse Effect) shall be true and correct, in each case as of the Closing as though made on and as of the Closing, except (i) for such failures, in the aggregate, to be true and correct that do not arise out of or relate to events, facts or circumstances that have had or would reasonably be expected to have, in the case of ABRY an ABRY Material Adverse Effect and in the case of the Parent Parties a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly required by the terms of this Agreement.

(c)           From the date hereof through the Closing Date, there shall not have occurred or arisen (i) any change in the financial condition, business or operations of any Parent Party or other events, facts or circumstances that, taken as a whole, have had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) any change in the financial condition, business or operations of ABRY or other events, facts or circumstances that, taken as a whole, have had or would reasonably be expected to have an ABRY Material Adverse Effect.

(d)           Grande Holdings must have received (i) a certificate signed on behalf of ABRY and (ii) a certificate signed on behalf of the Parent Parties by the Chief Executive Officer of the Parent Parties in each case to the effect that each of the conditions specified in this Section 8.3 has been satisfied in all respects.

(e)           Substantially contemporaneously with the Closing, the ABRY Parties shall have deposited or paid or caused to be deposited or paid the amounts described in Section 3.1(b), in the manner described therein.

(f)           After giving effect to the Transactions (including the payments contemplated by Section 3.1), and assuming the estimated Grande Cash Balance provided pursuant to Section 3.4(b) is accurate, Grande Operating will have at least $15,000,000 of cash available to be used to make capital expenditures.

(g)           The portion of the Financing contemplated by Section 8.3(h) that comprises the debt Financing is (i) on the terms contemplated by the Debt Financing Commitment, (ii) on terms no less favorable to Grande Operating than the terms contemplated by the Debt Financing Commitment or (iii) to the extent such debt Financing does not satisfy clauses (i) or (ii) above, on terms which have been approved by Grande Holdings.

(h)           The amount of Financing obtained by the ABRY Parties and/or Grande Operating (assuming the closing of the Transactions and the funding thereof) is equal to or greater than the Total Funding Amount.

(i)            Each of the conditions requiring the Requisite Bondholders to tender all of the Senior Secured Notes subject to the Note Purchase Agreement which are held or controlled by them for purchase pursuant to the Note Purchase Agreement shall have been satisfied or waived (other than the consummation of the Closing hereunder).

(j)             Ultimate Parent shall have delivered or caused to be delivered the items required to be delivered or caused to be delivered by it pursuant to Section 3.2(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the stockholders of Grande Holdings:

(a)           by the mutual written consent of ABRY and Grande Holdings;

(b)           by either ABRY or Grande Holdings, if the Closing Date has not occurred on or before September 30, 2009 (the “Termination Date”); provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Transactions on or before the Termination Date;

(c)           by Grande Holdings, if (i) there has been a material breach by any ABRY Party of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) business days following receipt by ABRY of notice of such breach, and (ii) neither Grande Holdings nor Grande Operating is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(d)           by ABRY, if (i) there has been a material breach by Grande Holdings or Grand Operating of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) business days following receipt by Grande Holdings of notice of such breach, and (ii) no ABRY Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(e)           by either Grande Holdings or ABRY, if there shall be any applicable Law that makes consummation of the Transactions illegal or if any Court Order prohibits the consummation of the Transactions, and such judgment, injunction, order or decree becomes final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a party if the issuance of or the failure to remove such final and nonappealable judgment, injunction, order or decrees was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(f)            by ABRY or Grande Holdings, if the Grande Holdings Stockholders’ Approval is not obtained and written evidence thereof delivered to ABRY on or prior to midnight, central standard time, on the tenth business day after the execution of this Agreement;

(g)           by ABRY or Grande Holdings, if Grande Holdings accepts a Grande Holdings Superior Proposal prior to the time when the Grande Holdings Stockholders’ Approval has been obtained. A “Grande Holdings Superior Proposal” means a bona fide written Grande Holdings Acquisition Proposal that (i) Grande Holdings’ board of directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Grande Holdings Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Grande Holdings Acquisition Proposal, and Grande Holdings’ board of directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Grande Holdings Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Grande Holdings Shares than the terms and conditions of this Agreement (as ABRY may agree to adjust the same as contemplated by the final proviso to this Section 9.1(g)); provided, however, that Grande Holdings may not terminate this Agreement under this Section 9.1(g) unless it has used all reasonable efforts to provide ABRY with prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Grande Holdings Acquisition Proposal; provided further, that prior to any such termination, Grande Holdings shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with ABRY during a period not to exceed five (5) days to make such adjustments in the terms and conditions of this Agreement as would enable Grande Holdings to proceed with the Transactions; or

(h)           by Grande Holdings, if the Closing Date has not occurred on or prior to September 10, 2009.

9.2           Effect of Termination.

(a)           Survival.  If this Agreement is terminated under this Article IX, all obligations of the parties shall terminate, except the parties’ obligations pursuant to Sections 9.2(b) and 9.2(c) and except for Sections 7.5, 7.7 and 9.1 and Article X and payment and reimbursement obligations of any ABRY Party under Section 7.1.

(b)           Termination Fee.

(i)           If ABRY or Grande Holdings terminates this Agreement pursuant to Section 9.1(g), then Grande Holdings or Grande Operating shall pay to ABRY a termination fee equal to $10,000,000 in immediately available funds (the “Grande Holdings Termination Fee”) upon the earlier of (i) the consummation of a transaction that is the subject of a Grande Holdings Superior Proposal and (ii) 60 days after the date of such termination, which shall constitute full liquidated damages (and not a penalty) under applicable Law, and neither Grande Holdings, Grande Operating nor any of their respective Affiliates shall have any further liability to any Person under or in respect of this Agreement.

(ii)          If Grande Holdings terminates this Agreement pursuant to Section 9.1(b) or 9.1(c), or, ABRY terminates this Agreement pursuant to Section 9.1(b), in either case, at a time when all of the conditions precedent set forth in Article VIII (except for any such condition (w) set forth in Section 8.3(m) that would be satisfied upon payment to the “Landlords” referred to therein of a fee in the aggregate amount not to exceed $375,000, (x) set forth in Section 8.2(e), 8.2(f)(i), 8.2(k), 8.2(l), 8.3(a), 8.3(b), 8.3(d), 8.3(e), 8.3(f) or 8.3(j), (y) that remains unsatisfied solely as a result of ABRY’s breach of any covenant or agreement set forth in this Agreement, or (z) that is unsatisfied as a result of a breach of or inaccuracy in a representation or warranty by ABRY in this Agreement) have been satisfied or waived, then, upon such termination, ABRY shall promptly (and in any event no later than twelve (12) business days after such termination) pay to Grande Holdings a termination fee equal to $10,000,000 in immediately available funds, which shall constitute full liquidated damages (and not a penalty) under applicable Law, and, subject to Section 9.2(c)(ii), neither any ABRY Party nor any of their respective Affiliates shall have any further liability to any Person under or in respect of this Agreement.

(iii)        If Grande Holdings terminates this Agreement pursuant to Section 9.1(b), 9.1(c), or ABRY terminates this Agreement pursuant to Section 9.1(b), in either case, at a time when (A) the condition set forth in Section 8.3(h) is not satisfied (other than as a result of a breach of this Agreement by the ABRY Parties) and (B) all of the conditions precedent set forth in Article VIII (except for any such condition (w) set forth in Section 8.3(m) that would be satisfied upon payment to the “Landlords” referred to therein of a fee in the aggregate amount not to exceed $375,000, (x) set forth in Section 8.2(e), 8.2(f)(i), 8.2(k), 8.2(l), 8.3(a), 8.3(b), 8.3(d), 8.3(e), 8.3(f), or 8.3(g) or 8.3(j), (y) that remains unsatisfied solely as a result of ABRY’s breach of any covenant or agreement set forth in this Agreement, or (z) that is unsatisfied as a result of a breach of or inaccuracy in a representation or warranty by ABRY in this Agreement) have been satisfied or waived, then, upon such termination, ABRY shall promptly (and in any event no later than twelve (12) business days after such termination) pay to Grande Holdings a termination fee equal to $2,500,000 in immediately available funds, which shall constitute full liquidated damages (and not a penalty) under applicable Law, and, subject to Section 9.2(c)(ii), neither any ABRY Party nor any of their respective Affiliates shall have any further liability to any Person under or in respect of this Agreement.

(c)           Liquidated Damages and Limitation of Remedies.

(i)           Subject to clause (ii) below, a termination of this Agreement and, if required, a payment of the Grande Holdings Termination Fee pursuant to Section 9.2(b)(i) or the ABRY Termination Fee pursuant to Section 9.2(b)(ii) or Section 9.2(b)(iii) and payment of such Grande Holdings Termination Fee or ABRY Termination Fee, respectively shall constitute the sole and exclusive remedy for the ABRY Parties or Grande Holdings and the Securityholders, as applicable under such circumstances, each of which shall be deemed to have waived and released any right to bring any Action or make any claim against any ABRY Party or Grande Holdings and the Securityholders, respectively, or any of their respective Affiliates for specific performance of this Agreement or to recover any other damages or other amounts in excess of or other than such liquidated damages, arising from any ABRY Party’s or Grande Holdings’ breach of any of their respective representations, warranties, or failure to perform and comply with any of its covenants and agreements, in this Agreement prior to the Closing; provided that neither Section 9.2(a) nor this Section 9.2(c)(i) shall limit any ABRY Party’s right to specific performance of Grande Holdings’ and Grande Operating’s obligations under this Agreement other than upon and after a termination of this Agreement pursuant to Section 9.1(g). Each party acknowledges that the agreements set forth in this Section 9.2 are an integral part of the Transactions and that, without these agreements, neither the ABRY Parties nor Grande Holdings would not enter into this Agreement.

(ii)           Notwithstanding Section 9.2(b)(ii), Section 9.2(b)(iii) or Section 9.2(c)(i), (x) neither Section 9.2(b)(ii), Section 9.2(b)(iii) nor Section 9.2(c)(i) shall limit the responsibility of ABRY for any breach of the Confidentiality Agreement, and (y) if, on the Closing Date, when all of the conditions precedent set forth in Article VIII (except for any such condition (A) set forth in Sections 8.2(e), 8.2(f)(i), 8.2(k), 8.2(l), 8.3(a), 8.3(b), 8.3(d), 8.3(e), 8.3(f) or 8.3(j), (B) that remains unsatisfied solely as a result of ABRY’s breach of any covenant or agreement set forth in this Agreement, or (C) that is unsatisfied as a result of a breach of or inaccuracy in a representation or warranty made by ABRY in this Agreement) have been satisfied or waived, and the lender(s) that provide the Debt Financing Commitment are ready, willing and able to fund the debt financing contemplated by the Debt Financing Commitment on the terms and conditions set forth in the Debt Financing Commitment, and ABRY refuses to consummate the Transactions, Grande Holdings may (A) seek to cause the ABRY Parties to specifically perform their respective obligations to consummate the Transactions; or (B) if permitted by Section 9.1, terminate this Agreement and in that event seek actual damages or the ABRY Termination Fee as liquidated damages.

ARTICLE X

MISCELLANEOUS

10.1          Notices.  All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery or by facsimile transmission, as follows (or to such other address and/or with such other copy or copies) as any party may give in a notice given in accordance with the provisions hereof):

To Grande Holdings, the Grande Holdings Investor or Grande Operating, in each case prior to the Closing:

Grande Communications Holdings, Inc.
401 Carlson Circle
San Marcos, Texas 78666
Attention: President and CEO
Facsimile: (512) 878-4010

With a copy (which shall not constitute notice) to:

Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attention: Ann Benolken
Facsimile: (512) 236-2002

To Grande Holdings or the Grande Holdings Investor, after the Closing:

Grande Communications Holdings, Inc.
c/o Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attention: Ann Benolken
Facsimile: (512) 236-2002

With a copy (which shall not constitute notice) to:

Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attention: Ann Benolken
Facsimile: (512) 236-2002

To Grande Operating (after the Closing), any ABRY Party or ABRY LLC:

c/o ABRY Partners, LLC
111 Huntington Avenue
30th Floor
Boston, MA 02199
Attention: Jay Grossman
Facsimile: (617) 859-8797

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
153 E. 53rd Street
Suite 3600
New York, NY 10022
Attention: John Kuehn
Facsimile: (212) 446-6460

All notices, requests or other communications will be effective and deemed given only as follows:  (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the third business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day or (v) if transmitted by electronic mail, if delivery thereof is confirmed to have occurred on a business day prior to 5:00 p.m. in the time zone of the receiving party, otherwise it shall be deemed delivered and received on the next business day.  Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

10.2         Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement dated March 12, 2008 between ABRY Partners, LLC and Grande Holdings (the “Confidentiality Agreement”) (by which the ABRY Parties hereby acknowledge they are bound), the Note Purchase Agreement and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitute the entire agreement and understanding of the parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof, including the Exclusivity Agreement, dated July 25, 2008, the Exclusivity Extension dated August 22, 2008 and the Letter of Intent dated June 9, 2009 each between ABRY Partners, LLC and Grande Holdings, which are hereby terminated.

10.3         Assignment; Binding Effect; Third Party Beneficiaries.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, that without the written consent of the other parties, (a) the Parent Parties may make any such assignment (i) to any Affiliate of the Parent Parties, or (ii) for collateral purposes, to any lender(s) to the Parent Parties or any of their respective Affiliates or to any agent(s) for any such lender(s), or (iii) after the Closing, to any Person who acquires any Parent Party or all or substantially all of the assets of any Cable System or other business unit of Grande Operating; and (b) Grande Holdings or the Grande Holdings Investor may make any such assignment after the Closing, to any wholly-owned Subsidiary of Grande Holdings or to any Person who acquires its Class A Common Units initially issued to the Grande Holdings Investor (or any successor or transferee thereof) in accordance with the Ancillary Agreements, so long as such assignee of the Grande Holdings Investor expressly assumes the Grande Holdings Investor’s obligations under this Agreement; provided that, during the period of eighteen (18) months from the Closing Date, none of the rights, interests or obligations of Grande Holdings or the Grande Holdings Investor pursuant to any of Sections 7.23 through 7.25 shall be assigned without the prior written consent of the Partnership.  All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.  Except as provided in Section 7.3 there are no third party beneficiaries having rights under or with respect to this Agreement (including by reason of or under Section 7.17).

10.4          Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

10.5          Specific Performance.  Each party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms, and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at Law or in equity, any non-breaching party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.  Notwithstanding the foregoing, nothing in this Agreement shall be construed (i) to confer upon Grande Holdings, the Grande Holdings Investor, Grande Operating any Securityholder, any Affiliate thereof, or any other Person, the right to specific performance of any ABRY Party’s obligations (if any) to consummate the Transactions and effectuate the Closing if Section 9.2(c)(i) applies, except as expressly provided in Section 9.2(c)(ii), or (ii) to confer upon any ABRY Party, any holder of Equity Securities in any Parent Party, any Affiliate thereof, or any other Person, the right to specific performance of Grande Holdings’, the Grande Holdings Investor’s or Grande Operating’s obligations (if any) to consummate the Transactions and effectuate the Closing if ABRY or Grande Holdings terminates this Agreement pursuant to Section 9.1(g).

10.6          No Code Section 338 Election.  Neither the ABRY Parties, Grande Holdings, nor any of their Affiliates shall make any election under Code Section 338 with respect to the Transactions.

10.7          Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by .pdf or other facsimile transmission.

10.8          Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law that would cause the laws or any other jurisdiction to be applied.

10.9          Attorneys’ Fees.  Subject to limitations set forth in Section 9.2(c) with respect to liquidated damages, if any Action at Law or equity, including an Action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and expenses from the non-prevailing party or parties, which fees and expenses shall be in addition to any other relief which may be awarded.

10.10        Disclosure Schedules.  The disclosures made on any disclosure schedule, including the Grande Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule.  The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Grande Material Adverse Effect or a Parent Material Adverse Effect, as applicable; provided, that each Contract identified in Section 4.20(a) or 4.27 of the Grande Disclosure Schedule shall be deemed to be a “Grande Material Contract” in any event.

10.11        Amendments and Supplements.  At any time before or after approval of the matters presented in connection with the Transactions by the respective stockholders of Grande Holdings and prior to the Closing Date, this Agreement may be amended or supplemented in writing by Grande Holdings with respect to any of the terms contained in this Agreement, except as otherwise provided by any Law; provided, however, that once the Grande Holdings Stockholders’ Approval has been obtained and prior to the Closing, there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Grande Holdings.

10.12        Construction.  Any reference to any Law will be deemed also to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference to any Contract refers to such Contract as amended or modified and in effect from time to time in accordance with the terms thereof.  The Article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  Time is of the essence in the performance of this Agreement.  The word “or” is used in the inclusive sense of “and/or.”  With respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”  The term “made available” with respect to any item or deliverable that is made available by Grande Holdings or Grande Operating means any of the following: (a) a “pdf” or other electronic copy or physical delivery of such item or deliverable to Kirkland & Ellis LLP, Atlantic Broadband, or any ABRY Party or (b) a posting of such item or deliverable in the “Project Rio” online data room hosted by Merrill Corp., in each case with respect to deliverables to be made prior to the date hereof on or before the second business day prior to the date hereof, and with respect to any deliverable to be made after the date hereof, on or before the second business day prior to the Closing.  Where this Agreement requires a party to act in a reasonable or not unreasonable manner, the reasonableness of any action or refusal to act by such party will be judged from the standpoint of such party, taking into account all facts and circumstances that are relevant to it.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.  Except to the extent this Agreement expressly provides otherwise, the provisions of this Agreement shall survive the Closing.

10.13        Extensions, Waivers, Etc.  Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.  Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

10.14       Jurisdiction and Service of Process.  EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE COURTS LOCATED IN THE STATE OF DELAWARE WILL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.  EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE IN THE MANNER PROVIDED FOR SUCH PARTY IN SECTION 10.1 AND THAT SERVICE SO MADE WILL BE DEEMED COMPLETED AS PROVIDED IN SECTION 10.1.

10.15       Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAVIER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN AND WILL BE INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16        Grande Holdings Investor’s Obligations.  At any time when the Grande Holdings Investor is a Subsidiary of other otherwise controlled by Grande Holdings, Grande Holdings shall cause the Grande Holdings Investor to perform its obligations under this Agreement and the Ancillary Agreements to which the Grande Holdings Investor is party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ABRY PARTNERS VI, L.P.

By:	ABRY VI Capital Partners, L.P.,
Its General Partner

By:	ABRY VI Capital Investors, LLC,
Its General Partner

By:	/s/ Peggy Koenig
Name:	Peggy Koenig
Title:	Managing Partner

GRANDE INVESTMENT L.P.

By:	Grande Manager, LLC,
Its General Partner

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Title:	Chief Financial Officer

GRANDE PARENT LLC

By:	Grande Investment L.P.,
Its Sole Member

By:	Grande Manager, LLC,
Its General Partner

By:	/s/ Patrick Bratton
Name:	Patrick Bratton
Title:	Chief Financial Officer

GRANDE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Roy H. Chestnutt
Name:	Roy H. Chestnutt
Title:	Chairman-CEO

GRANDE COMMUNICATIONS NETWORKS, INC.

By:	/s/ Roy H. Chestnutt
Name:	Roy H. Chestnutt
Title:	Chairman-CEO

ABRY PARTNERS, LLC, solely for purposes of Section 3.2(c).

By:	/s/ Peggy Koenig
Name:	Peggy Koenig
Title:	Managing Partner

	Consolidated Cable Codes	EXHIBIT A: SUBSCRIBER DEFINITIONS
Definitions

Line
1	All Non-Bulk Customers	All CSG billing system records of Basic Cable service codes, excluding Bulk MDU addresses, Bulk Master addresses, and Omnia Provisioning addresses.
2	In House	Records from In House agents.
3	$0.00 Recurring	Records with $0.00 in recurring monthly revenue that are more than 30 days old (to allow for first cycle charge to post). Excludes previous category.
4	"Free Service"	Records with a discount code for 100% discount on basic cable service for two or more months. Excludes previous two categories.
5	Seasonal Standby	Records with a Seasonal Standby code, for which normal pricing will be replaced by a standby charge. Excludes previous three categories.
6	Paying Customers	Total of CSG billing system records, excluding Bulk MDUs, for which there is a recurring charge for basic cable service.
7	Non-Paying Customers	Total of CSG billing system records, excluding Bulk MDUs, for which there is not a recurring charge for basic cable service.
8	"Free Service" Revenue	Recurring revenue for cable, phone, and data associated with the "Free Service" records in category 4 above.
9	"Free Service" Customer ARPU *	Revenue for cable, phone and data per customer receiving free basic cable service in category 4 above.
10	Accounts Over 60 Days **	Count of accounts with money aged past 60 days. Includes non-cable customers. May be duplicates of categories 2 - 5 above.
11	Pending Voluntary Chum *"*	Count of accounts with a pending voluntary cable disconnect or downgrade. May be duplicates of categories 2 - 5 & 10 above. Includes pending transfers.
12	Paying, Active Customers	Total of CSG billing system records, excluding Bulk MDUs, for which there is a recuning charge.
13	Pending NP Chum ***	Count of accounts with a pending non-pay cable disconnect or downgrade. May be duplicates of categories 2 - 5 & 10 above.

14	Extemally Reported Figures
15	Non-Bulk CSG	Total extemally reported cable RGUs from the CSG system, excluding Bulk MDU counts, but including an adjustment for Bulk SDU counts in Dallas HOAs.
16	Difference	The difference between the extemally reported CSG RGUs from category 15 and the Paying, Active Customers from cateogry 12.
17	Bulk CSG	Total extemally reported Bulk MDU cable RGUs from the CSG system. Does not include Bulk SDU counts in Dallas HOAs. RGUs figured on an EBU basis.
18	Seasonal Bulk Billing	Extemally reported Bulk MDU cable RGUs with contracted sesaonal billing changes. Includes only University of Texas in Austin and Baylor University in Waco.
19	Seasonally Adjusted Bulk CSG	Total externally reported Bulk MDU cable RGUs from the CSG system less the seasonally billed EBUs from category 18.
20	Omnia	Total externally reported cable RGUs from the Omnia billing system.
21	Total Reported	Total extemally reported cable RGUs.
22	Less Seasonal Bulk Billing	Total externally reported cable RGUs less the seasonally billed EBUs from category 18.
23	"Paying, Active Customers"	Sum of category 12, category 17, and category 20.
24	Less Seasonal Bulk Billing	Sum of category 12, category 19, and category 20.
25	Difference less Dallas Bulk	Category 16 less an adjustment for Bulk SDU counts in Dallas HOAs.
26	Percentage of "Free Service"	Category 16 as a percentage of category 22.
27	Voluntary Less Transfers	Category 11 adjusted to remove pending transfers.

Exhibit B

INVESTOR SECURITIES PURCHASE AGREEMENT

This INVESTOR SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of [__________], 2009,1 by and among Grande Investment L.P., a Delaware limited partnership (the “Company”) and the Persons listed on Schedule A attached hereto2 (the “Investors”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to those terms in Section 4 below.

The Company was formed on July 20, 2009, and is governed by a limited partnership agreement, dated as of July 20, 2009, by and among the Grande Manager LLC, a Delaware limited liability company, and ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY”) (such limited partnership agreement, the “Original Partnership Agreement”).

On the date hereof, the Original Partnership Agreement shall be amended and restated as set forth in the LP Agreement.

Each Investor desires to purchase from the Company, and the Company desires to sell to each Investor Class A Common Units and/or Series A Preferred Units in the quantity and for the price set forth opposite such Investor's name on Schedule A attached hereto, upon the terms and conditions set forth in this Agreement.

The consummation of the transactions contemplated by this Agreement is a condition to the closing obligations of Grande Communications Holdings, Inc. under the Recapitalization Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Company and the Investors hereby agree as follows:

1.             Purchase and Sale of Units.

(a)           Upon the terms and conditions set forth in this Agreement and the LP Agreement, on the date hereof, subject to the substantially contemporaneous closing of the transactions contemplated by the Recapitalization Agreement (the “Closing”), each Investor shall purchase from the Company, and the Company shall sell to such Investor, the number of Class A Common Units and/or Series A Preferred Units set forth opposite such Investor's name on Schedule A attached hereto for the aggregate consideration set forth opposite such Investor's name on Schedule A attached hereto (the “Purchase Price”).  At the Closing, each Investor will deliver to the Company a wire transfer of immediately available funds in the aggregate amount of the Purchase Price payable by such Investor, and the Company will deliver to each Investor evidence of proper recordation in the books and records of the Company of the Class A Common Units and/or Series A Preferred Units to be purchased by such Investor.
___________________________
1	To be dated as of the Closing Date under the Recapitalization Agreement.
2
Persons in addition to ABRY Partners VI, L.P. may become parties to this Agreement as additional Investors.  To the extent such persons acquire Class A Common Units and/or Series A Preferred Units, ABRY’s obligation under the Recapitalization Agreement to purchase such Units will be reduced, and such Units will be deemed to have been purchased by ABRY for purposes of the Recapitalization Agreement.

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(b)           The proceeds from the purchase and sale of Class A Common Units and/or Series A Preferred Units pursuant to Section 1(a) above shall be used by the Company as set forth in the Recapitalization Agreement.

(c)           In connection with the purchase and sale of Class A Common Units and/or Series A Preferred Units under this Agreement, each Investor, with respect to himself or itself only, represents and warrants to the Company as of the date hereof that the following statements are true and correct:

(i)            The Class A Common Units and/or Series A Preferred Units to be acquired by such Investor pursuant to this Agreement will be acquired for such Investor's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or the terms of the LP Agreement or the Partners Agreement, and such Class A Common Units and/or Series A Preferred Units will not be disposed of in contravention of any such laws or agreement.

(ii)           Such Investor is able to bear the economic risk of the investment in Class A Common Units and/or Series A Preferred Units for an indefinite period of time, and such Investor understands that the Class A Common Units and/or Series A Preferred Units are subject to the transfer restrictions contained herein in the LP Agreement and in the Partners Agreement and have not been registered under the Securities Act.

(iii)          Such Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Class A Common Units and/or Series A Preferred Units and has had full access to such other information concerning the Company as such Investor has requested.  Such Investor has reviewed, or has had an opportunity to review copies of, the Partners Agreement, the LP Agreement, the Registration Rights Agreement and other Related Agreements that the Company is entering into on the date of this Agreement.

(iv)          Each of this Agreement, the LP Agreement, the Partners Agreement and the Registration Rights Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies), and the execution, delivery, and performance of each such Agreement by such Investor does not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which such Investor is a party or any judgment, order, or decree to which such Investor is subject.

(v)           Such Investor is an “Accredited Investor” as that term is defined in Regulation D under the Securities Act and such Investor considers himself or itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Class A Common Units and/or Series A Preferred Units.  Such Investor acknowledges and understands that an investment in the Class A Common Units and/or Series A Preferred Units involves substantial risks and such Investor is able to bear the economic risks of an investment in the Class A Common Units and/or Series A Preferred Units pursuant to the terms hereof, including the complete loss of such Investor's investment in the Class A Common Units and/or Series A Preferred Units.

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(vi)          No consent of, notice to or filing with any Governmental Authority (as defined in the Recapitalization Agreement) is required to be made by such Investor or the Company as a result of the consummation of the transactions contemplated by this Agreement.

(d)      In connection with the purchase and sale of Class A Common Units and/or Series A Preferred Units under this Agreement, the Company represents and warrants to each Investor (other than ABRY or any of its Affiliates) as of the date hereof that the following statements are true and correct:

(i)            Organization, Corporate Power.  Each of the Company and its Subsidiaries is a limited liability company, a limited partnership or a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business and in good standing in every jurisdiction in which the failure to do so would not, or would reasonably be expected not to, have a material adverse effect on the assets, operations, business or financial condition of the Company and its Subsidiaries taken as a whole.  Each of the Company and its Subsidiaries possesses all requisite limited liability company, limited partnership or corporate power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted and as proposed to be conducted and, in the case of the Company, to carry out the transactions contemplated by this Agreement and the Related Agreements.

(ii)           Subsidiaries.  The legal names of each of the Subsidiaries of the Company, the number of authorized and the number of issued and outstanding shares or units, as applicable, of each class of their Equity Securities and the number of shares or units, as applicable, covered by all outstanding options, warrants, rights of conversion or purchase and similar rights, and their equity holders, in each case, as of the date hereof, are accurately set forth on Schedule 1 attached hereto.  All Equity Securities of each Subsidiary of the Company (i) that is a corporation are duly and validly issued and is fully paid and non-assessable, (ii) that is a limited partnership are duly and validly issued without any obligation to make additional capital contributions, and (iii) that is a limited liability company are duly and validly issued without any obligation to make additional capital contributions and in each case, is owned, of record and beneficially, by the Company, directly or indirectly.

(iii)          Units Duly Authorized.  When issued pursuant to this Agreement, all of the Class A Common Units and Series A Preferred Units will be duly authorized and validly issued and outstanding, will have been issued by the Company in compliance in all material respects with applicable federal and state securities laws, will be free and clear of all liens, mortgages charges, security interests, hypothecations, assignments for security and encumbrances of any kind (other than those arising pursuant to the LP Agreement, the Partners Agreement or the Registration Rights Agreement).

3

(iv)          Authorization; Enforceability.  The execution, delivery and performance by the Company or its officers of the Related Agreements and all other agreements contemplated by the Related Agreements to which the Company is a party and the offer, sale and issuance of the Class A Common Units and Series A Preferred Units have been duly authorized by the Company.  The Related Agreements and all such other agreements to which the Company is a party each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

(v)           Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the other Related Agreements does not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the Company's or any of its Subsidiary's assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of, or (F) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person (other than any governmental authorities) pursuant to, the LP Agreement or any law, statute, rule or regulation to which the Company or any of its Subsidiaries is subject or any agreement, instrument, order, judgment or decree to which the Company or any of its Subsidiaries is subject, except where such conflict, breach, default, creation, right, violation or requirement would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

(vi)          Brokerage.  There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement and the other Related Agreements based on any arrangement or agreement binding upon the Company or any of its Subsidiaries.  The Company will pay, and hold each Investor harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

(vii)         Capitalization.

(A)  An accurate organizational chart, showing the ownership structure of the Company and its Subsidiaries on the date hereof, and after giving effect to the transactions contemplated hereby and by the other Related Agreements, is set forth on Schedule B attached hereto.

(B)   Immediately following the Closing, (x) the authorized and issued Equity Securities of the Company will consist of (1) an unlimited number of authorized Class A Common Units (as defined in the LP Agreement), [_____] of which will be issued and outstanding, and (2) an unlimited number of Class B Common Unit (as defined in the LP Agreement), which it may issue in one or more Series (as defined in the LP Agreement) [_________] of which will be issued and outstanding, and (3) an unlimited number of Series A Preferred Units (as defined in the LP Agreement) [_________] of which are issued and outstanding, and (y) except pursuant to the Recapitalization Agreement, there are no options for, rights to acquire, agreements to issue, or securities exercisable for or convertible into Equity Securities of the Company.  Schedule C attached hereto sets forth, as of the date hereof after giving effect to the transactions contemplated by the Related Agreements, a true and complete list of all Partners and members of the Company and its Subsidiaries and the number and class of Equity Securities held by each as well as the Capital Account interests of each Partner and each member.  The Class A Common Units and Series A Preferred Units to be issued hereunder have been duly authorized and issued and are free of any preemptive or similar rights of Partners.  The offer and sale of all of the securities listed on  Schedule C attached hereto issued on or prior to the date hereof complied with or were exempt from all applicable federal and state securities laws and there are no rights of rescission or damages with respect thereto.  Except as contemplated by the Related Agreements, (1) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Securities or any convertible securities, rights, options or warrants,  (2) the Company is not a party to any agreement granting registration rights to any person with respect to any of its Equity Securities, and (3) the Company is not a party to, and it has no knowledge of, any agreement restricting the transfer of any Equity Securities of the Company.

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(viii)        [Intentionally Omitted]

(ix)           Effectiveness of Other Agreements.  The Senior Credit Agreement is in full force and effect.

2.             Closing Deliverables.  At the Closing:

(a)           The Company shall execute and deliver to each Investor counterpart originals or certified or other executed copies of the LP Agreement, the Partners Agreement, the Registration Rights Agreement and such other documents as each Investor may request.

(b)           Each Investor shall execute and delivered to the Company a counterpart signature page to the LP Agreement, the Partners Agreement and the Registration Rights Agreement; and

(c)           Each Investor shall cause to be delivered to the Company an amount equal to the Purchase Price for its Class A Common Units and/or Series A Preferred Units.

3.             Other Agreements.

(a)           Any certificates representing the Class A Common Units and the Series A Preferred Units will bear the legend set forth in Section 11.4 of the LP Agreement.

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(b)           Each Investor acknowledges that the transfer of the Class A Common Units and the Series A Preferred Units are subject to the provisions of the Securities Act, applicable state securities laws, the LP Agreement and the Partners Agreement, as the same may be modified, amended or restated from time to time.

4.             Definitions.

“ABRY” means ABRY Partners VI, L.P., a Delaware limited partnership.

“Class A Common Units” means the Company's Class A Common Units as defined in and having the rights and obligations specified in the LP Agreement.

“Equity Securities” has the meaning set forth in the LP Agreement.

“Grande Operating” means Grande Communications Networks, Inc., a Delaware corporation that has been or will be converted into a Delaware limited liability company on the date of this Agreement.

“Incentive Unit Agreement” mean the Incentive Unit Agreement, dated as of the date hereof, by and between the Company and certain members of management of the Company and/or Atlantic Broadband Finance, LLC, as in effect from time to time.

“LP Agreement” means the Company's Amended and Restated Limited Partnership Agreement, dated as of the date hereof, by and among the Company and the Partners of the Company as in effect from time to time.

“Partners” has the meaning set forth in the LP agreement.

“Partners Agreement” means the Partners Agreement, dated as of the date hereof, by and among the Company and the members of the Company as in effect from time to time.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of [___________], 2009, by and among Grande Parent LLC, a Delaware limited liability company, ABRY Partners VI, L.P., a Delaware limited partnership, Grande Communications Holdings, Inc., a Delaware corporation, the Company, and Grande Operating.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Partners of the Company as in effect from time to time.

“Related Agreements” means, collectively, (i) this Agreement, (ii) the LP Agreement, (iii) the Partners Agreement, (iv) the Registration Rights Agreement, (v) the Recapitalization Agreement, and (vi) the Incentive Unit Agreement.

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“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means the Credit Agreement dated as of [_________], 2009 by and among Grande Operating, as borrower, Grande Parent LLC, a Delaware limited liability company, as holdings, the Lenders listed therein, as lenders, Societe General, as administrative agent, SG Americas Securities, LLC and Suntrust Robinson Humphrey, Inc., as joint lead arrangers and book-runners, SunTrust Robinson Humphrey Inc. and CoBank, as co-syndication agents for lenders, and Union Bank of California, N.A. and US. Bank National Association, as co-documentation agent for lenders.

 “Series A Preferred Units” means the Company's Series A Preferred Units as defined in and having the rights and obligations specified in the LP Agreement.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

5.             Notices.  All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three business days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications shall be sent to each Investor at the address set forth for such Investor in the Partners Agreement (including any joinder thereto) as then in effect and to the Company at the address set forth below:

c/o ABRY Partners VI, L.P.
111 Huntington Avenue
30th Floor
Boston, MA  02199
Facsimile:   617-859-2959
Attention:  Jay Grossman

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with a copy (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP
Citigroup Center
601 Lexington Avenue
New York, NY  10022
Facsimile:   212-446-4900
Attention:  John L. Kuehn, Esq.

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

6.             General Provisions.

(a)           Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Investor unless such modification, amendment or waiver is approved in writing by the Company or such Investor (as the case may be).  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a wavier of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)           Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save the Investors harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including, without limitation, the following:

(i)            (A) all stamp and documentary taxes and similar charges, if any, and (B) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the Related Agreements or the issuance of the Class A Common Units and/or Series A Preferred Units; and

(ii)           document production and duplication charges and the fees and expenses of any special counsel engaged by such Investor in connection with this Agreement, any of the other Related Agreements and the transactions contemplated hereby or thereby.

(c)           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)           Successors and Assigns.  Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by each of the Investors, the Company and their respective successors and assigns (including subsequent holders of the Class A Common Units and/or Series A Preferred Units purchased hereunder); provided that the rights and obligations of each of the Investors under this Agreement will not be assignable except in connection with a transfer of Class A Common Units and/or Series A Preferred Units permitted under the LP Agreement and the Partners Agreement.

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(e)           Choice of Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and any exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f)            Time is of the Essence.  The parties to this Agreement hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

(g)           Specific Performance.   Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The Company and the Investors agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)           Survival; Entire Agreement.  All representations and warranties contained herein or made in writing by or on behalf of the Investors in connection herewith shall survive the execution and delivery of this Agreement and the other Related Agreements, and, together with this Agreement, shall inure to the benefit of the Partners of the Company, who shall be intended third party beneficiaries thereof.  This Agreement and the agreements and documents referred to herein contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

(i)            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(j)            No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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(k)           Acknowledgement.  Each party hereto acknowledges that such party has independently evaluated the economic and other risks associated with the investment in the Common Units and made its own decision about the investment in the Company and has not relied on any statement made by ABRY or its affiliates or Kirkland & Ellis LLP in connection with such investment.  Each party hereto, other than ABRY, acknowledges and agrees that such party has been advised in writing to obtain legal counsel to represent such party in connection with its evaluation of the investment in the Company, the risks associated with such investment and all other matters relating to such investment and that such party has not been represented or advised by ABRY or its affiliates or Kirkland & Ellis LLP on any matter concerning such party’s investment in the Company, including but not limited to, the structure of the investment, the tax consequences of such investment or any other risks associated with such investment.

(l)            WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(m)          SUBMISSION TO JURISDICTION.  ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT OF DELAWARE AND EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS.  IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY TO THIS AGREEMENT WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

*   *   *   *   *

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IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

GRANDE INVESTMENT L.P.

By:
Name:
Title:

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ABRY PARTNERS VI, L.P.

By:	ABRY VI Capital Partners, L.P.,
Its General Partner

By:	ABRY VI Capital Investors, LLC,
Its General Partner

By:

Name:
Title:

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GRANDE MANAGER LLC

By:
Name:
Title:

13

SCHEDULE A

INVESTORS

Investor	Class A Common Units to be Purchased	Series A Preferred Units to be Purchased	Purchase Price to be paid in Cash
ABRY VI
Grande Manager

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Exhibit C
PARTNERS AGREEMENT

This PARTNERS AGREEMENT (this “Agreement”) is made as of [________], 2009 by and among Grande Investment L.P., a Delaware limited partnership (the “Partnership”), Grande Manager, LLC, a Delaware limited liability company (“Grande Manager”), ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY VI”), Grande Communications Holdings, Inc., a Delaware corporation,1 the other Partners (as defined herein) signatories hereto as of the date hereof and the Partners who are from time to time joined hereto after the date hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Section 1 hereof.

WHEREAS, each Partner holds the number and type of Partner Interests as are set forth on Schedule I attached hereto; and

WHEREAS, the parties hereto desire to enter into this Agreement for the purposes, among others, of (i) assuring continuity in the management and ownership of the Partnership and (ii) limiting the manner and terms by which the Partner Interests may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  As used herein, the following terms shall have the following meanings:

“ABB” means Atlantic Broadband Finance, LLC, a Delaware limited liability company.

“ABB Advisory Agreement” means the advisory agreement between ABB and Grande Operating, dated as of [__________], 2009.

“ABRY-Affiliated Partner” means any Partner who holds ABRY-Affiliated Partner Interests but only with respect to, and to the extent that such Partner holds, ABRY-Affiliated Partner Interests.

“ABRY-Affiliated Partner Interests” means, subject to Section 3(a), those Partner Interests initially issued to or subsequently acquired by ABRY VI or its Affiliates.

 “ABRY Advisory Agreement” means the advisory agreement between ABRY Partners LLC, a Delaware limited liability company, and Grande Operating, dated as of the date of this Agreement.

________________________
1	If Grande Holdings is not the Grande Holdings Investor, then this Agreement will be revised accordingly.

“ABRY Directors” has the meaning set forth in Section 2(b)(i).

“ABRY VI” has the meaning set forth in the preamble hereof.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Affiliate Transaction” shall have the meaning set forth in Section 12(a).

“Agreement” has the meaning set forth in the preamble hereof.

“Approved Sale” means the sale of the Partnership, in a single bona fide arm’s length transaction or a series of related bona fide arm’s length transactions, to a third party (which is not (i) an Affiliate of the Partnership or of ABRY VI, (ii) a Person that qualifies as a Permitted Transferee of any Affiliate of the Partnership or ABRY VI or (iii) a group consisting of any of the foregoing), (a) pursuant to which such third party has agreed in writing to acquire a majority of the Common Units (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Common Units or otherwise), or all or substantially all of the consolidated assets of the Partnership, (b) which has been approved by the General Partners, and (c) pursuant to which, upon the consummation of the Approved Sale, each holder of Equity Securities shall receive the same form of consideration and the same portion of the aggregate net consideration (following the payment of the reasonable expenses incurred by holders of Equity Securities in connection with such Approved Sale to the extent such expenses are approved by the General Partners and are not otherwise paid by the Partnership or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Partnership in complete liquidation pursuant to the rights and preferences set forth in the Partnership Agreement as in effect immediately prior to the consummation of the Approved Sale (and, if less than all of the outstanding Equity Securities are being sold in the Approved Sale, then the form and portions of aggregate consideration shall be determined as if the Equity Securities included in the Approved Sale were all of the outstanding Equity Securities then outstanding), or, if any holders of any type of Equity Securities are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such type are given the same option.

“Business Day” means any day that is not a Saturday, Sunday or a statutory or civic holding in the State of New York or the Commonwealth of Massachusetts.

“Class A Common Unit” means the Partnership’s Class A Common Units (as defined in the Partnership Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class A Common Units are hereafter changed or exchanged for different Units, interests or securities of the Partnership, such other Units, interests or securities, and any other Class A Common Units of the Partnership hereafter issued.

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“Class B Common Unit” means the Partnership’s Class B Common Units (as defined in the Partnership Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class B Common Units are hereafter changed or exchanged for different Units, interests or securities of the Partnership, such other Units, interests or securities, and any other Class B Common Units of the Partnership hereafter issued.

“Common Partner” means any Partner who holds Common Units but only with respect to, and to the extent that such Partner holds, Common Units.

“Common Units” has the meaning set forth in the Partnership Agreement.  The Series A Preferred Units are not Common Units.

“Confidential Information” means all information (whether technical, marketing, business, financial or otherwise), in whatever form (whether tangible, orally communicated, physically communicated or disclosed in writing, electronically or otherwise, including information disclosed by samples or demonstrations of processes, techniques or equipment) which is disclosed to any Partner subsequent to the date of this Agreement and which relates in any way to the Partnership or any of its Subsidiaries, their respective technology and their respective businesses, including any information received by any Partner in connection any other Transaction Document; provided that Confidential Information shall not include, as to any particular Partner, information that (a) was publicly known at the time it was disclosed to such Partner, (b) subsequently becomes publicly known through no act or omission by such Partner or any Person acting on its behalf, (c) otherwise becomes known to such Partner (other than through disclosure by the Partnership or any Subsidiary) from a source that to the knowledge of such Partner is not subject to a requirement of confidentiality with respect to the Partnership or any Subsidiary or such information or (d) is related specifically to such Partner’s percentage interest in the Partnership such as type and number of Equity Securities owned by such Partners, and any description of rights, considerations and obligations of each Partner under the Transaction Documents.

“Contribution Agreement” means the contribution, assignment and assumption agreement, dated as of the date hereof, by and between Grande Holdings and Grande Operating.

“Convertible Security” has the meaning set forth in the Partnership Agreement.

“Director” means a member of the Grande Manager Board.

“Election Notice” has the meaning set forth in Section 6(a) hereof.

“Eligible Purchaser(s)” has the meaning set forth in Section 3(b)(i) hereof.

“Equity Securities” means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) of the Partnership or such successor corporation and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as determined by the General Partners in good faith.

“General Partner” means Grande Manager or Grande Holdings, together, “General Partners”.  The General Partners, along with their number and type of Partnership Interests, are listed on Schedule I attached hereto.

“Governmental Authority” means any Federal, state, local or foreign government, or other entity (including any governmental or quasi-governmental agency or authority) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grande Holdings” means Grande Communications Holdings, Inc., a Delaware corporation and any successor-in-interest thereto, including [___________], a Nevada corporation and surviving corporation of a merger with Grande Communications Holdings, Inc. on or after the date hereof.

“Grande Holdings Director” means the representative of Grande Holdings designated to the Board of Directors of Grande Manager pursuant to Section 2.

“Grande Holdings Partner” means Grande Holdings and any transferee thereof to whom the Partner Interests initially issued to or subsequently acquired by Grande Holdings are transferred in accordance with this Agreement and the Partnership Agreement.

“Grande Manager” has the meaning set forth in the preamble hereof.

“Grande Manager Board” means the board of managers of Grande Manager.

“Grande Operating” means Grande Communications Networks, Inc., a Delaware corporation that has been or will be converted into a Delaware limited liability company on or prior to the date of this Agreement.

“Incentive Unit Purchase Agreement” has the meaning set forth in the Partnership Agreement.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm or consultant in the United States that is, in the good faith judgment of the Grande Manager Board, independently qualified to perform the task for which it has been engaged.

4

“Issuance Notice” has the meaning set forth in Section 6(a) hereof.

“Limited Partner” means any Person now or hereafter admitted as a limited partner in accordance with the terms of this Agreement.  The Limited Partners as of the date hereof are listed on Schedule I attached hereto.

“Management Partner” means any Partner that holds Class B Common Units, but only with respect to, and to the extent that such Partner holds, Class B Common Units.

“Non-Core Company” has the meaning set forth in the Partnership Agreement.

“Non-Management Partner” means any Partner that is not a Management Partner.

“Offer Period” has the meaning set forth in Section 3(b)(ii) hereof.

“Offered Units” has the meaning set forth in Section 6(a) hereof.

“Offered Securities” has the meaning set forth in Section 3(a) hereof.

“Offering Partner” has the meaning set forth in Section 3(b)(i) hereof.

“Other Partners” means, with respect to any Partner, all Partners other than such Partner.

“Participation Notice” has the meaning set forth in Section 3(b)(ii) hereof.

“Partner Interests” means (i) any Unit and (ii) any Equity Securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of distribution or of a combination, exchange, conversion or division of such securities or in connection with a recapitalization, merger, consolidation or other reorganization.  As to any particular Units or other Equity Securities constituting Partner Interests, such Units or other Equity Securities will cease to be Partner Interests when they have been sold in a Public Sale, an Approved Sale, or upon the consummation of a Qualified Public Offering.  For purposes of this Agreement, a Person will be deemed to be a holder of Partner Interests whenever such Person has the right to acquire directly or indirectly such Partner Interests (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Partners” means collectively, the General Partners and the Limited Partners (as listed on Schedule I attached hereto), and any additional or successor partners of the Partnership admitted to the Partnership pursuant to a joinder substantially in the form of Exhibit A attached hereto.

“Partnership” has the meaning set forth in the preamble hereof.

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“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of the date hereof, by and among the Partnership and the Partners party thereto, as amended, restated or otherwise modified from time to time.

“Partnership Loss(es)” has the meaning set forth in Section 4(c) hereof.

“Permitted Transferee(s)” has the meaning set forth in Section 3(c) hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Preemptive Period” has the meaning set forth in Section 6(a) hereof.

“Public Offering” has the meaning set forth in Section 5 hereof.

“Public Sale” means any sale of Partner Interests to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

“Qualified Public Offering” means any sale, in an underwritten public offering registered under the Securities Act, of Equity Securities having an aggregate value of at least $50,000,000.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of [_______], 2009, by and among ABRY Partners, LLC, a Delaware limited liability company, Grande Parent LLC, a Delaware limited liability company, ABRY VI, Grande Communications Holdings, Inc., the Partnership, and Grande Operating.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Partnership and the Partners party thereto, as in effect from time to time.

“RULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Sale Notice” has the meaning set forth in Section 3(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Separation Date” has the meaning set forth in the Partnership Agreement.

“Series A Preferred Units” has the meaning set forth in the Partnership Agreement.

“Specified Securities” has the meaning set forth in Section 3(b)(i) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control or have the right to appoint, as the case may be, the managing director, manager, board of advisors, a general partner or other governing body of such partnership, limited liability company, association or other business entity by means of ownership interest, agreement or otherwise.

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“Successor Corporation” has the meaning set forth in Section 5 hereof.

“Transaction Documents” means, collectively, (i) this Agreement, (ii) the Partnership Agreement, (iii) the Registration Rights Agreement, (iv) the Recapitalization Agreement, (v) the Incentive Unit Purchase Agreements, (vi) the Investors Securities Purchase Agreement, and (vii) the Contribution Agreement dated as of the date hereof, by and among the Partnership and the Partners that are parties thereto.

“Transfer” has the meaning set forth in Section 3(a) hereof.

“Transfer Notice” has the meaning set forth in Section 3(b)(i) hereof.

“Transferring Partner” has the meaning set forth in Section 3(a) hereof.

“Unit” has the meaning set forth in the Partnership Agreement.

“Vested Incentive Units” means Class B Common Units that have vested pursuant to the terms and conditions of the Incentive Unit Purchase Agreement or other document pursuant to which such Units were acquired by the holder thereof or any other document governing the vesting of such Units.

2.             Grande Manager Board

(a)           ABRY VI hereby represents and warrants to Grande Holdings Partner that it holds all of the outstanding equity securities of Grande Manager and has the right to designate and elect all the members of the Grande Manager Board.  ABRY VI hereby covenants and agrees that, until the provisions of this Section 2 cease to be effective, ABRY VI will not transfer its ownership interest in Grande Manager or grant any contract right giving any Person the right to designate or elect the Grande Manager Board, or cause or permit the interest of Grande Manager in the Partnership to be transferred, except in each case in accordance with this Agreement and to a transferee or other Person that agrees in writing to be bound by all the terms of this Section 2 as if it were substituted for ABRY VI hereunder; provided that ABRY VI, in its sole discretion, shall have the right to elect and to grant others the right to designate or elect other members to the Grande Manager Board in addition to the Grande Holdings Director.

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(b)           Until the provisions of this Section 2 cease to be effective, ABRY VI will take and will cause each officer and employee of ABRY Partners, LLC to take actions as may be necessary or desirable that are within its or their control (whether in its or their capacity as a member, manager, Director, member of a committee of the Grande Manager Board or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and Grande Manager shall take all reasonably necessary or desirable actions within its control (including calling special Grande Manager Board and member meetings), so that:

(i)            one or more Directors (the “ABRY Directors”), designated as such by ABRY VI, shall be elected to the Grande Manager Board;

(ii)           one Director (the “Grande Holdings Director”), designated as such by the Grande Holdings Partner, shall be elected to the Grande Manager Board and the board of directors or similar governing body of each direct and indirect Subsidiary of the Partnership, so long as the Grande Holdings Partner holds any Class A Common Units;

(iii)          any other Directors designated by ABRY VI from time to time shall be elected to the Grande Manager Board;

(iv)          (A) any ABRY Director or Director described in clause (iii) above may be removed as a Director at the written request of ABRY VI; provided that no ABRY Director or other such Director will be removed from such position except as provided in this clause (iv)(A), and (B) the Grande Holdings Director may be removed as a Director at the written request of the Grande Holdings Partner; provided that the Grande Holdings Director will not be removed from such position except as provided in this clause (iv)(B) so long as the Grande Holdings Partner holds any Class A Common Units; and

(v)           if (A) any ABRY Director or director described in clause (iii) above ceases to serve as a Director, due to death, resignation removal or otherwise, during his or her term of office, the resulting vacancy on the Grande Manager Board shall be filled by a representative designated as provided in Section 2(b)(i) or Section 2(b)(iii), as applicable, and (B) the Grande Holdings Director ceases to serve as a Director, due to death, resignation removal or otherwise, during his or her term of office, the resulting vacancy on the Grande Manager Board shall be filled by a representative designated as provided in Section 2(b)(ii) above if the Grande Holdings Partner then holds any Class A Common Units.

The initial ABRY Directors shall be Blake R. Battaglia, Jay M. Grossman and Azra Kanji; the initial Grande Holdings Director shall be Duncan Butler; and each such Person shall hold office as a Director until his or her respective successor is designated or until his or her earlier death, resignation or removal.

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(c)           The Partnership shall pay or reimburse the reasonable out-of-pocket expenses incurred by each member of the Grande Manager Board in connection with attending the meetings of the Grande Manager Board or any committees thereof.

(d)           The provisions of this Section 2 shall terminate automatically and be of no further force and effect upon the consummation of a Qualified Public Offering or an Approved Sale.

3.             Restrictions on Transfer of Partner Interests.  No holder of Partner Interests shall Transfer (as defined below) any interest in any Partner Interest except (i)(A) in accordance with the terms and conditions of this Section 3 and Section 9 below, (B) pursuant to an Approved Sale in accordance with Section 4 below or (C) pursuant to a Public Sale and (ii) in accordance with the terms and conditions of the Partnership Agreement.  Except for any Transfer made pursuant to Section 3(a), Section 3(c) or Section 4 below, no Management Partner may Transfer any Class B Common Units held by such Management Partner unless such Transfer is approved in writing by the General Partners and otherwise complies with the terms and conditions of this Section 3, Section 9 below and the Partnership Agreement.

(a)           Tag Along Rights.  At least 30 days prior to any direct or indirect sale, transfer, conveyance assignment, pledge, hypothecation, gift, delivery or other transfer or disposal (a “Transfer”) of all or any portion of Units or other Equity Securities or any interest therein (the “Offered Securities”) by ABRY-Affiliated Partners (collectively, the “Transferring Partner”) to a Person other than a Permitted Transferee of such ABRY-Affiliated Partners or Grande Manager or transfers on or prior to the date that is six (6) months from the date first written above of an aggregate number of Class A Common Units and/or Series A Preferred Units (so long as the ABRY-Affiliated Partners thereafter continue to own, in the aggregate, greater than 50% of each of the Class A Common Units and the Series A Preferred Units) to any member of Atlantic Broadband Group LLC or any Affiliate of any such member (provided that no such transferee shall constitute an ABRY-Affiliated Partner), Grande Manager shall deliver a written notice (the “Sale Notice”) to the Partnership and to each Other Partner specifying in reasonable detail the identity of the prospective transferee(s), the terms and conditions of the Transfer (including the number, type and class of Offered Securities and the purchase price therefor) and the closing date and location.  Each Other Partner may elect to participate in the contemplated Transfer, on the same terms as those set forth in the Sale Notice except as set forth in this Section 3(a), by delivering written notice to the Transferring Partner within 10 days following receipt of the Sale Notice; provided that a Management Partner shall have the right to so participate only with respect to Vested Incentive Units held by such Management Partner at the time of receipt of such Sale Notice.  If one or more Other Partners have elected to participate in such Transfer, the Transferring Partner and such Other Partners shall be entitled to sell in the contemplated Transfer that number of (i) Common Units (if Common Units are being Transferred by the Transferring Partner) of any class (subject, in the case of a sale by any Management Partner, to the provisos in the immediately preceding sentence) as is equal to the percentage of Offered Securities determined by dividing (x) the number of Common Units owned by such Partner by (y) the sum of (A) the total number of Common Units owned by all such Other Partners electing to participate in such Transfer and (B) the total number of Common Units owned by the Transferring Partner; and (ii) Series A Preferred Units (if Series A Preferred Units are being transferred by the Transferring Partner) as is equal to the percentage of Offered Securities determined by dividing (x) the number of Series A Preferred Units owned by such Partner by (y) the sum of (A) the total number of Series A Preferred Units owned by all such Other Partners electing to participate in such Transfer plus (B) the total number of Series A Preferred Units owned by the Transferring Partner; provided, in each case, that each Partner participating in such Transfer shall receive the same form of consideration and the same portion of the aggregate net consideration (net of any post-closing adjustments following the payment of the reasonable expenses incurred by the Partners in connection with such Transfer to the extent such expenses are approved by the Transferring Partner and are not otherwise paid by the Partnership or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Partnership in complete liquidation pursuant to the rights and preferences set forth in the Partnership Agreement as in effect immediately prior to the consummation of the Transfer (assuming that the Units included in the Transfer were all of the Equity Securities then outstanding); provided, further, that the Transferring Partner shall not be required to give a Sale Notice to any Other Partner who does not hold Units of the classes and/or series that would permit such Other Partner to participate in such Transfer in compliance with this proviso prior to any such Transfer by the Transferring Partner.  Each Partner transferring Units pursuant to this Section 3(a) shall be obligated to make customary representations and warranties as to such Partner and the Units such Partner is transferring and join in any indemnification or other obligations that the Transferring Partner agrees to provide in connection with such Transfer; provided, that each such joining Partner’s liability arising under any such indemnification or obligation with respect to such Transfer (i) shall be several and not joint and limited to its pro rata share (based on the percentage of net cash proceeds received by such Partner pursuant to such Transfer) of such liability and (ii) shall in no event exceed the aggregate net cash proceeds actually received by such holder in connection with such Transfer.  This Section 3(a) shall not apply to any Transfer pursuant to Section 4 below.

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The Transferring Partner shall use its commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Partners in any contemplated Transfer as provided in this Section 3(a), and the Transferring Partner shall not Transfer any of its Units to the prospective transferee(s) if the prospective transferee(s) declines to allow the participation of the Other Partners as contemplated by this Section 3(a).  The transferee(s) must agree in writing to be bound by all provisions of this Agreement and the Partnership Agreement and otherwise comply with Section 9 below and Article XI of the Partnership Agreement.

(b)           First Offer Rights.

(i)            Subject to Section 3(c) below, prior to any proposed Transfer of Common Units by any Common Partner (other than (i) a Transfer to a Permitted Transferee of such Common Partner or (ii) a Transfer by an ABRY-Affiliated Partner), the Partner proposing to make such a Transfer (the “Offering Partner”) shall deliver a written notice (the “Transfer Notice”) to each Other Partner holding Class A Common Units (the “Eligible Purchasers”) specifying in reasonable detail the number (and type) of Partner Interests proposed to be Transferred (the “Specified Securities”).

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(ii)           For a period of 30 days following receipt of a Transfer Notice (the “Offer Period”), the Offering Partner shall negotiate in good faith for the sale of the Specified Securities with any Eligible Purchaser expressing a good faith desire to purchase such Specified Securities, and any Eligible Purchaser may elect to offer to purchase all or any portion of the Specified Securities, for a purchase price, and on the other terms and conditions specified by such Eligible Purchaser, by delivering a written notice (a “Participation Notice”) of such election to the Offering Partner on or prior to the end of the Offer Period.  The Offering Partner may, in its sole discretion, elect to accept the offer price and other terms and conditions set forth in any Participation Notice with respect to all or any portion of the Specified Securities.

(iii)          If the Offering Partner receives one or more Participation Notices for the purchase of all of the Specified Securities, then the Offering Partner may transfer all of the Specified Securities to a third party, at a price and on terms and conditions no more favorable to the Offering Partner than the terms and conditions contained in the Participation Notice most favorable to the Offering Partner, during the 180-day period immediately following the expiration of the Offer Period.  Any Partner Interests not transferred within such 180-day period will be once again subject to the provisions of this Section 3(b) upon subsequent transfer.

(iv)          If the Offering Partner does not receive any Participation Notices within the Option Period or does not receive Participation Notices with respect to all of the Specified Securities in a single Transfer, then the Offering Partner may transfer all of the Specified Securities to a third party at a price on and on terms determined by such Offering Partner in its sole discretion, during the 180-day period immediately following the expiration of the Offer Period.  Any Partner Interests not transferred within such 180-day period will be once again subject to the provisions of this Section 3(b) upon subsequent transfer.

(c)           Permitted Transfers.  Subject to the succeeding three sentences of this Section 3(c), the restrictions contained in this Section 3 shall not apply with respect to any Transfer of Units by any Partner (i) in the case of an individual Partner, pursuant to applicable laws of descent and distribution or to such Partner’s parent, spouse, descendants or a trust formed exclusively for the benefit of one or more of the foregoing, or (ii) in the case of any Partner that is an entity, any Transfer to any of its Affiliates.  All transferees of Transfers permitted under this Section 3(c) are collectively referred to herein as “Permitted Transferees” and such transferred Partner Interests shall remain subject to the terms of this Agreement and any restrictions on Transfer set forth in the Partnership Agreement.  A Permitted Transferee of Units may Transfer such Units pursuant to this Section 3(c) only to the transferor Partner, as the case may be, or to a Person that is a Permitted Transferee of such transferor Partner, as the case may be.  No Partner shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio.

(d)           Termination of Restrictions.  The restrictions on transfer in this Section 3 with respect to any Partner Interest shall terminate at the time such Partner Interest is sold in a Public Sale, an Approved Sale or upon a Qualified Public Offering.

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4.             Sale of the Partnership.

(a)           In the event of an Approved Sale, each Partner shall (i) consent to the Approved Sale, (ii) waive and agree not to pursue any dissenter’s rights and other similar rights, and (iii) if the Approved Sale is structured as a sale of securities, agree to sell its Partner Interests (or applicable portion thereof) on the terms and conditions of the Approved Sale; provided, that  (i) each Partner participating in such Approved Sale shall receive the same form of consideration and the same portion of the aggregate net consideration (net of any post-closing adjustments and following the payment of the reasonable expenses that are approved by the General Partners and are not otherwise paid by the Partnership or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Partnership in complete liquidation pursuant to the rights and preferences set forth in the Partnership Agreement as in effect immediately prior to the consummation of the Approved Sale (assuming that the Partner Interests included in the Transfer were all of the Equity Securities then outstanding); and (ii) notwithstanding the preceding clause (i), the holders of Series A Preferred Units will be entitled to receive cash consideration even if the consideration to be paid to the holders of Common Units consists in part or in whole of non-cash consideration, so long as all holders of Common Units receive the same form(s) of non-cash consideration and the amount of the total net consideration described in the preceding clause (i).  Each Partner will take all necessary and desirable lawful actions as reasonably directed by the General Partners in connection with the consummation of any Approved Sale, including executing the applicable purchase agreement pursuant to which each holder of Partner Interests will severally (but not jointly) make representations and warranties concerning solely (i) the beneficial ownership of the Partner Interests (if any) to be sold by such holder, and (ii) such holder’s ability to execute such sale contract and necessary ancillary documents and perform the obligations thereunder, and provide indemnities solely in respect of such representations and warranties made by such holder, provided, that each such joining Partner’s liability arising under any such indemnification or other obligation with respect to such Approved Sale shall in no event exceed the aggregate net cash proceeds actually received by such Partner in connection with such Approved Sale.  No Partner shall be required to make any representations or warranties with respect to any other Partner or the Partnership, its Subsidiaries or their respective assets, properties, liabilities, operations or businesses.

(b)           If the General Partners enter into any negotiation or transaction for which Rule 506 promulgated under the Securities Act by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a sale of assets, merger, consolidation or other reorganization), each holder of Partner Interests who is not an “accredited investor,” as that term is defined in Regulation D promulgated under the Securities Act, will, at the election of the General Partners, either (i) appoint either a purchaser representative (as such term is defined in Rule 501) designated by the Partnership, in which event the Partnership will pay the fees of such purchaser representative, or another purchaser representative (reasonably acceptable to the Partnership), in which event such holder will be responsible for the fees of the purchaser representative so appointed, or (ii) be deemed to have elected to receive cash in an amount equal to the Fair Market Value of any securities that such holder would otherwise have received in such Approved Sale and that are not registered under the Securities Act, in lieu of receiving such unregistered securities.

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(c)           Each holder of Partner Interests agrees that, if the General Partners so request, the agreements relating to the Approved Sale may provide for indemnity by each holder of Partner Interests in respect of representations and warranties regarding the Partnership, its Subsidiaries and their respective assets, properties, liabilities, operations and businesses not made by such holder of Partner Interests, so long as the sole source for payment of any such indemnity (a “Partnership Loss”) will be funds (the amount of which for each holder shall not exceed the aggregate net cash proceeds that otherwise would have been received by such holder in connection with such Approved Sale) deposited in escrow for such purpose or otherwise segregated and withheld from the proceeds otherwise distributed to the selling persons, as the General Partners may determine, and any Partnership Losses will be borne by the selling persons as described in the first sentence of Section 4(a) above as if they were post-closing adjustments.

(d)           No consideration or fee shall be paid or provided to the General Partners or any of their Affiliates or any Persons that would qualify as Permitted Transferees of the General Partners in any manner (including in connection with a non-compete agreement, consulting agreement or any other agreement, arrangement or understanding) in connection with an Approved Sale, which would cause the General Partners or any of their Affiliates or any Persons that would qualify as Permitted Transferees of the General Partners to receive consideration or fees (of any kind, in any form and/or at any time) not available to all Partners in a manner other than the manner in which such benefit would have been received by such Partner had such benefit, together with the net consideration of the Approved Sale and any like consideration or fees received by any other Partner or Affiliate thereof, been distributed by the Partnership in complete liquidation pursuant to the rights and preferences set forth in the Partnership Agreement as in effect immediately prior to the consummation of the Approved Sale (assuming that the Partner Interests included in the Transfer were all of the Equity Securities then outstanding).  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, the Partners and the Partnership agree that in connection with such Approved Sale, ABRY VI and /or its Affiliates shall be entitled to be paid the management fee provided for in the ABRY Advisory Agreement and a fee in connection with any Approved Sale in an aggregate amount equal to 2% of the enterprise value implied by such Approved Sale and shall not be required to share any portion of these amounts with the Partnership, any other Partner or any other Person.

5.             Public Offering.  In the event that the General Partners approve a recapitalization of, or a transaction which contemplates the recapitalization of, the Partnership or its Subsidiaries, including a public offering and sale of Equity Securities pursuant to an effective registration statement under the Securities Act (a “Public Offering”), including pursuant to the Registration Rights Agreement, then the Partnership and all holders of Partner Interests shall take all necessary or desirable actions in connection with the consummation of such recapitalization as the General Partners may reasonably request (i) to convert the Partnership to a corporate form or otherwise combine its Subsidiaries with, and/or cause them to be owned (directly or indirectly) by, a single corporation, in each case, in a tax-free transaction (except to the extent of taxable income or gain required to be recognized by a Person in an amount that does not exceed the amount of cash received by such Person upon the consummation of such recapitalization and/or any concurrent transaction), including the approval of a merger of the Partnership and/or one or more of its Subsidiaries with and into a newly formed “shell” corporation or one of the Subsidiaries, with the result that each Person shall hold capital stock of such surviving corporation (the “Successor Corporation”) with rights, preferences and privileges that are equivalent to the Partner Interests held by such Person, and (ii) to cause the Successor Corporation to assume all of the obligations of the Partnership under the Transaction Documents.  Notwithstanding the foregoing, it is the intent of the parties hereto that any such Public Offering will result in the parties hereto obtaining common stock of the company whose Equity Securities are so offered in exchange for, and in proportion to, their interests in the Partnership that are Common Units immediately prior to such recapitalization as if such common stock (valued at the price at which shares of common stock are sold to the public in such offering) were distributed in liquidation of the Partnership pursuant to the Partnership Agreement.

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6.             Preemptive Rights

(a)           Subject to Section 6(b) below, if the Partnership or any of its Subsidiaries proposes to issue any Equity Security, the Partnership will (or will cause such Subsidiary to) offer to sell to each Partner holding Common Units a number of such securities (“Offered Units”) as is equal to such Partner’s pro rata share, based on the ratio of (i) the number of Common Units owned by such Partner divided by (ii) the total number of Common Units outstanding at such time; provided that for the purpose of calculating Offered Units with respect to any Management Partner, the “Partner Interests owned by such Partner” shall mean such Partner’s Vested Incentive Units held by such Partner at the time of such calculation.  The Partnership shall give each Partner at least thirty (30) days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the “Issuance Notice”); provided the issue price for any Class A Common Units issued as provided in this Section 6 prior to the first anniversary of the date of this Agreement will the same as the price per Unit at which Class A Common Units are being issued pursuant to the Investor Securities Purchase Agreement on the date of this Agreement (i.e., $1.00 per Class A Common Unit).  Each Partner will be entitled to purchase such securities at the same price and on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities) as the securities are issued by delivery of irrevocable written notice (the “Election Notice”) to the Partnership of such election within thirty (30) days after receipt of the Issuance Notice (the “Preemptive Period”).  If any Partner has elected to purchase any Offered Units, the sale of such units shall be consummated as soon as practical (but in any event within twenty (20) days, unless the Company abandons or withdraws its offering of the Offered Units) after the delivery of the Election Notice to the Partnership.  To the extent the Partners do not elect to, or are not entitled to, purchase all of the Offered Units, then the Partnership or such Subsidiary may issue the remaining Offered Units at a price and on terms no more favorable to the transferee(s) thereof specified in the Issuance Notice during the 120-day period following the Preemptive Period.  Notwithstanding anything in this Section 6 to the contrary, the Partnership shall not be deemed to have breached this Section 6 if, within 30 days following the issuance of any Equity Securities in contravention of this Section 6, the Partnership or the Subsidiary in question (as applicable) offers to sell the same type of such Equity Securities or the holder of such Equity Securities offers to sell all or the applicable portion of such additional Equity Securities in each case to each Partner so that, taking into account such previously issued securities and any such additional securities, each Partner will have had the right to purchase or subscribe for securities in a manner consistent with the allocation provided in the initial sentence of this Section 6(a); provided that no merger or consolidation or sale of all or substantially all of the assets of, transfer of Equity Securities or issuance or sale of additional Equity Securities of the Partnership or any Subsidiary may be approved or effected or any distribution under the Partnership Agreement may be approved or occur prior to the consummation of such subsequent offer.

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(b)           The rights contained in this Section 6 shall not apply to (i) the issuance of Common Units (including any Convertible Security) as a dividend or upon any subdivision or Unit split of outstanding Common Units; (ii) the issuance of Equity Securities upon conversion of any Convertible Securities issued in compliance herewith; (iii) the issuance of Equity Securities to officers, directors, managers employees or consultants of the Partnership, its Subsidiaries or Grande Manager or, for so long as the ABB Advisory Agreement is in effect, of ABB or its Affiliates, approved by, or pursuant to arrangements approved by, the General Partners or the Grande Manager Board, (iv) the issuance of Common Units pursuant to any underwritten public offering, (v) the issuance of any Common Unit (including any Convertible Security) as consideration for the acquisition of any Person or business or unit or division thereof or any other asset or other property to be used in the operations of the Partnership or any of its Subsidiaries, (vi) any issuance of Class A Common Units pursuant to the Recapitalization Agreement, or (vii) any issuance of Equity Securities of a Subsidiary of the Partnership to the Partnership or to any other Subsidiary of the Partnership.

7.             Legend.  Each certificate or instrument, if any, evidencing Partner Interests and each certificate or instrument, if any, issued in exchange for or upon the Transfer of any Partner Interests (if such units remain) shall be stamped or otherwise imprinted with legends as provided in Section 11.4 of the Partnership Agreement.

8.             Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Partner Interests in violation of any provision of this Agreement or of the Partnership Agreement shall be null and void, and the Partnership shall not record such Transfer on its books or treat any purported transferee of such Partner Interests as the owner of such units for any purpose.

9.             Transfer of Partner Interests

(a)           In connection with the Transfer of any Partner Interests other than a Transfer pursuant to a Public Sale, the holder thereof shall deliver written notice to the Partnership describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel reasonably acceptable to the Partnership (which such opinion requirement may be waived by the Partnership in its sole discretion) to the effect that such Transfer of Partner Interests may be effected without registration of such Partner Interests under the Securities Act.  Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no Partner shall Transfer any Common Unit if, as a result of and after giving effect to such Transfer, an obligation would arise under the Exchange Act to register any Common Unit.

(b)           No Transfer or issuance of any Partner Interests (other than pursuant to a Public Sale) shall be permitted unless and until the prospective transferee agrees to become a party to this Agreement and be bound by all the terms and conditions hereof to the same extent as the transferring party by executing and delivering to the Partnership a joinder to this Agreement in substantially the form attached hereto as Exhibit A.

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10.           Information and Consulting Rights.

(a)           So long as any Grande Holdings Partner or any Non-Management Partner continues to hold any Partner Interest, the Partnership shall deliver, or cause to be delivered to such Grande Holdings Partner and/or such Non-Management Partner:

(i)            as soon as available, but in any event within 120 days after the end of each fiscal year of the Partnership beginning with the fiscal year ending after December 31, 2009, a copy of the consolidated balance sheet of Grande Operating, as at the end of such fiscal year and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in comparative form the figures (if any) for the previous year and, if obtained by Grande Operating, accompanied by a report thereon, without qualification as to the scope of the audit, of independent certified public accountants of nationally recognized standing, stating that such financial statements fairly present, in all material respects, the consolidated financial position of the Grande Operating and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(ii)           following the Separation Date and as soon as available, but in any event within 120 days after the end of each fiscal year of the Partnership, a copy of the consolidated balance sheet of each Non-Core Company as at the end of such fiscal year and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in comparative form the figures (if any) for the previous year and, if obtained by such Non-Core Company, accompanied by a report thereon, without qualification as to the scope of the audit, of independent certified public accountants of nationally recognized standing, stating that such financial statements fairly present, in all material respects, the consolidated financial position of such Non-Core Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and

(iii)           as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Partnership (other than any quarterly period ending prior to the date hereof), the unaudited consolidated balance sheet of each of Grande Operating and each Non-Core Company, in each case with its Subsidiaries (if any), in each case, as at the end of each such quarter and the related unaudited consolidated and consolidating statements of operations, owners’ equity and cash flows for such quarterly period and the portion of the fiscal year of such entity through such date.

(b)           [Intentionally Omitted]

(c)           [Intentionally Omitted]

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(d)           [Intentionally Omitted]

11.           Certain Approval Rights of the Grande Holdings Partner.  Without the prior written consent of the Grande Holdings Partner or the Grande Holdings Director, the Partnership will not, and the General Partners shall cause the Partnership not to:

(a)           directly or indirectly issue any Class B Common Units or other incentive-based Equity Securities to any ABRY VI officers, directors, employees or consultants; or

(b)           during the period of 18 months from the date of this Agreement, (i) directly or indirectly issue incentive-based Equity Securities other than Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units to any of the officers, directors, employees or consultants of the Partnership, (ii) issue any Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units if, after giving effect to such issuance, the Class B Common Units of such series would represent greater than 5% of the then-outstanding Common Units, or (iii) decrease the Non-Distribution Amount of Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units.

(c)           [Intentionally Omitted]

(d)           [Intentionally Omitted]

(e)           [Intentionally Omitted]

12.           [Intentionally Omitted]

13.           Confidentiality.  Each Partner agrees (as to itself) that it will maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Partner in good faith to protect confidential information of third parties delivered to it and will not use any Confidential Information other than for a purpose reasonably related to such Partner’s investment in the Partnership; provided that each Partner may deliver or disclose Confidential Information to (i) such Partner’s stockholders, directors, officers, employees, agents, attorneys, affiliates and financial and professional advisors (in each case, to the extent such disclosure reasonably relates to the ownership, disposition or administration of the investment represented by the Partner Interests held by such Partner) who agree to hold confidential and refrain from using the Confidential Information substantially in accordance with the terms of this Section 13; provided that a stockholder of Grande Holdings will not be required to agree to maintain confidentiality of information such stockholder receives from or through the Grande Holdings Partner so long as the information such stockholder receives is of the type customarily provided by privately held corporations to stockholders, taking into account the identity of such shareholder, who are not subject to confidentiality obligations, (ii) any other holder of any Partnership Interest that is bound by this Section 13 to the same extent as such Partner, (iii) any Person to which such Partner may sell or offer to sell any Partnership Interest or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13 to the same extent as such Partner), (iv) any Person from which such Partner may offer to purchase any security of the Partnership (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13 to the same extent as such Partner), (v) any federal or state regulatory authority having jurisdiction over the Partner, or (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any applicable law, rule, regulation or order, including any filings with or disclosures to the Securities and Exchange Commission required to be made by such Partner under the Exchange Act and any other filings with or notices to any Governmental Authorities in accordance with the Recapitalization Agreement or otherwise required under applicable law, (x) in response to any subpoena or other legal process or (y) in connection with any litigation.

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14.           Amendment and Waiver.

(a)           Subject to Section 14(b) below, no modification, amendment or waiver of any provision of this Agreement (whether by merger, consolidation or otherwise) shall be effective against the Partnership and the Partners unless such modification, amendment or waiver is approved in writing by, respectively, the Partnership and the holders of a majority of the Common Units on a fully diluted as if converted basis; provided that:  (i) no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely-affected parties, and (ii) no such modification, amendment or waiver of Section 11 or Section 12 above, or that eliminates the right of the Grande Holdings Partner to designate, remove or replace the Grande Holdings Director, or to participate in transfers pursuant to Section 3(a) above or issuances pursuant to Section 6 above or to receive financial statements or other information pursuant to Section 10 above, will be effective unless the same has been approved in writing by the Grande Holdings Partner or the Grande Holdings Director.  A joinder to this Agreement by any other Person as a “Partner” hereunder shall not be deemed to adversely affect the rights of any other Partner hereunder or to be a modification, amendment or waiver of this Agreement for purposes of this Section 14.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)           Notwithstanding anything in this Section 14 to the contrary, a modification, amendment or waiver made to reflect (A) the terms and conditions of any new class or series of Equity Securities (with respect to such Equity Securities) and any restrictions, rights, preferences and privileges associated therewith or (B) the restrictions on or rights of any Person who purchases Equity Securities of the Partnership after the date hereof (with respect to such Equity Securities) shall, in each case, require only the approval of the Partnership and the Partners holding a majority of the Class A Common Units; provided that (i) no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely-affected parties and (ii) no such modification, amendment or waiver that eliminates the right of the Grande Holdings Partner thereof to designate, remove or replace the Grande Holdings Director, or to participate in transfers pursuant to Section 3(a) above or issuances pursuant to Section 6 above will be effective unless the same has been approved in writing by the Grande Holdings Partner or the Grande Holdings Director.

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15.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16.           Entire Agreement.  This document and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

17.           Termination.  This Agreement will automatically terminate and be of no further force or effect immediately after the earlier of the consummation of (i) an Approved Sale or (ii) a Qualified Public Offering.

18.           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Partnership and its successors and assigns and the Partners and any subsequent holders of their respective Partner Interests and the respective successors and assigns of each of them, so long as they hold Partner Interests; provided that, during the period of 18 months from the date of this Agreement, none of the rights, interests or obligations of Grande Holdings Partner pursuant to any of Sections 10(b) through 10(d) or Section 11 or 12 shall be assigned without the prior written consent of the Partnership.

19.           Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

20.           Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Partnership and any Partner may in his, hers, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

21.           WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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22.           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three Business Days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications shall be sent to each Partner at the address set forth for such Partner on Schedule II attached hereto and to the Partnership at the address set forth below:

Grande Investment L.P.
c/o ABRY Partners IV, L.P.
111 Huntington Avenue
30th Floor
Boston, MA  02199
Facsimile:	617-859-8797
Attention:	Jay Grossman

with a copy (which will not constitute notice to the Partnership), to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Facsimile:	212-446-4900
Attention:	John L. Kuehn, Esq.

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

23.           Other Partner Agreements.  Each of ABRY VI and the Partnership agrees that it will not enter into any agreement with respect to any of the matters contained in this Partners Agreement with terms and conditions that are more favorable to any party or Partner than the rights and obligations of Grande Holdings hereunder.

24.           Governing Law.    This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law that would cause the laws or any other jurisdiction to be applied.

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25.           No Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

26.           Parties in Interest.  Nothing herein shall be construed to be to the benefit of or enforceable by any Person that is not a party hereto including any creditor of the Partnership.

27.           Submission to Jurisdiction.  .  EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE COURTS LOCATED IN THE STATE OF DELAWARE WILL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.  EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE IN THE MANNER PROVIDED FOR SUCH PARTY IN SECTION 22 AND THAT SERVICE SO MADE WILL BE DEEMED COMPLETED AS PROVIDED IN SECTION 22.

28.           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

*   *   *   *   *

[ADD SIG BLOCKS]

21

SCHEDULE I

Partner Interests

	Class A Common Units	Class B Common Units	Series A Preferred Units
General Partners

Limited Partners

Total

SCHEDULE II

Notices

If to the Partnership, to:

c/o ABRY Partners, LLC
111 Huntington Avenue
30th Avenue
Boston, MA 02199
Attention:	Jay Grossman
Facsimile:	(617) 859-7205

With a copy, which shall not constitute notice to the Partnership, to:

Kirkland & Ellis LLP
Citicorp Center
601 Lexington Avenue
New York, NY 10022
Attention:	John L. Kuehn, Esq.
Facsimile:	(212) 446-4900

If to Grande Manager, to:

c/o ABRY Partners, LLC
111 Huntington Avenue
30th Avenue
Boston, MA 02199

With a copy, which shall not constitute notice to Grande Manager, to:

Kirkland & Ellis LLP
Citicorp Center
601 Lexington Avenue
New York, NY 10022
Attention:	John L. Kuehn, Esq.
Facsimile:	(212) 446-4900

If to ABRY VI, to:

c/o ABRY Partners, LLC
111 Huntington Avenue
30th Avenue
Boston, MA 02199

With a copy, which shall not constitute notice to the ABRY VI, to:

Kirkland & Ellis LLP
Citicorp Center
601 Lexington Avenue
New York, NY 10022
Attention:	John L. Kuehn, Esq.
Facsimile:	(212) 446-4900

If to Grande Holdings or Subsidiary, to:

c/o Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, TX 78701
Attention:	Ann Benolken
Facsimile:	(512) 236-2002

With a copy, which shall not constitute notice to the Grande Holdings, to:

Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, TX 78701
Attention:	Ann Benolken
Facsimile:	(512) 236-2002

If to any Management Partner, to:

Grande Communications Networks, Inc.
401 Carlson Circle
San Marcos, Texas 78666
Attention:	[___________]
Facsimile:	[___________]

EXHIBIT A

FORM OF JOINDER
TO PARTNERS AGREEMENT

THIS JOINDER to the Partners Agreement, dated as of [_______] by and among Grande Investment, LP, a Delaware limited partnership (the “Partnership”), and the Partners parties thereto (“Agreement”), is made and entered into as of [_________] by and between the Partnership and [__________________] (“Holder”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain Partner Interests, and the Agreement and the Partnership requires Holder, as a holder of such interests, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.             Agreement to be Bound.  Holder hereby agrees that upon execution of this Joinder, he, she or it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Partner for all purposes thereof.  In addition, (a) all Common Units and Preferred Units held by such Holder shall be deemed Partner Interests for all purposes of the Agreement, (b) all Common Units and Preferred Units held by such Holder which were initially issued to Grande Manager shall be deemed Grande Manager Partner Interests and such Holder shall be substituted for Grande Manager for all purposes of the Agreement (including Section 2), and (c) any transferee of Grande Holdings shall be substituted for Grande Holdings and shall become the Grande Holdings Partner for all purposes of the Agreement (including Section 2).

2.             Successors and Assigns.  Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Partnership and its successors and assigns and Holder and any subsequent holders of his, her or its Partner Interests and the respective successors and assigns of each of them, so long as they hold any Partner Interests.

3.             Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.             Notices.  For purposes of Section 22 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]
[Address]
[Facsimile Number]

5.             Governing Law.  This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

6.             Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

GRANDE INVESTMENT L.P.

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

Exhibit D

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [__________], 2009, by and among Grande Investment L.P., a Delaware partnership (the “Company”), and the partners of the Company signatory hereto or signatory to a joinder in the form attached hereto as Exhibit A (collectively, the “Investors”).1  Capitalized terms used herein but not otherwise defined in this Agreement are defined in Section 9 below.

The parties hereto agree as follows:

1.             Demand Registrations.

(a)           Requests for Registration.  Subject to Sections 1(b) through (g), at any time and from time to time, the holders of a majority of the Registrable Securities may request registration, whether underwritten or not, under the Securities Act of all or any portion of their respective Registrable Securities (i) on Form S-1 or any similar long-form registration statement (the “Long Form Registrations”), (ii) on Form S-2 or S-3 or any similar short-form registration statement (the “Short-Form Registrations”), if available, or (iii) on any applicable “short form” pursuant to Rule 415 under the Securities Act, if available (“415 Registrations”).  All registrations requested as described in this Section 1 are referred to herein as “Demand Registrations.”  Each such request for a Demand Registration (a “Demand Notice”) will specify the approximate number of Registrable Securities requested to be registered, the anticipated per share price range for such offering (which range may be revised from time to time by the Persons initiating such Demand Registration by written notice to the Company to that effect), and whether the Demand Registration will be underwritten.  Each request for a Demand Registration and, subject to the provisions of Section 7, each request for inclusion in such Demand Registration also will specify the manner and disposition of the shares of Registrable Securities to be included therein.  Within ten (10) days after receipt of any such Demand Notice, the Company will give written notice of such request for registration to all other holders of Registrable Securities and, subject to Section 1(e), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice.

(b)           Long-Form Registrations.  (i) The holders of a majority of the Registrable Securities will be entitled to request three (3) Long-Form Registrations in which the Company will pay all Registration Expenses; provided that the Company will have no obligation to grant any request for a Long-Form Registration unless the aggregate value of the Registrable Securities to be sold through such registration equals at least $5.0 million.  The Company will pay all Registration Expenses in connection with any Demand Registration initiated as a Long-Form Registration whether or not it has become effective.  The Company will use commercially reasonable efforts to cause any Long-Form Registration to be declared effective under the Securities Act as soon as practicable after filing such Long-Form Registration.  A registration will not count as a permitted Long-Form Registration until it has become effective.  A registration will not count as a Long-Form Registration unless the holders that delivered the related Demand Notice are able to register and sell at least 90% of the Registrable Securities that such holders have requested to be included in such registration.

1	If Grande Holdings is not the Grande Holdings Investor, then this Agreement will be revised accordingly.

(c)           Short-Form Registrations.  (i) The holders of a majority of the Registrable Securities will be entitled to request an unlimited number of Short-Form Registrations in which the Company will pay all Registration Expenses.  Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form.  After the Company has become subject to the reporting requirements of the Securities Exchange Act, the Company will use commercially reasonable efforts to make Short-Form Registrations on Form S-3 or any other short form available for the sale of Registrable Securities.  The Company will use its commercially reasonable efforts to cause any Short-Form Registration to be declared effective under the Securities Act as soon as practicable after filing of such Short-Form Registration.  A registration will not count as a permitted Short-Form Registration until it has become effective.

(d)           415 Registrations.

(i)           The holders of a majority of the Registrable Securities will be entitled to request four (4) 415 Registrations in which the Company will pay all Registration Expenses; provided that the Company will have no obligation to grant any request for a 415 Registration unless such registration is on Form S-2 or S-3 or any similar short-form; and provided, further, that the Company will have no obligation to grant any request for a 415 Registration unless the aggregate value of the Registrable Securities to be sold through such registration equals at least $1.0 million.  Subject to the availability of required financial information, within 45 days after the Company receives written notice of a request for a 415 Registration, the Company will file with the Securities and Exchange Commission a registration statement under the Securities Act for the 415 Registration.  The Company will use its commercially reasonable efforts to cause the 415 Registration to be declared effective under the Securities Act as soon as practicable after filing and, once effective, the Company will (subject to the provisions of clause (ii) below) cause such 415 Registration to remain effective for such time period as is specified in such request, but for no time period longer than the period ending on the earlier of (A) the second anniversary of the date of filing of the 415 Registration, (B) the date on which all Registrable Securities covered by such 415 Registration have been sold pursuant to the 415 Registration and (C) the date as of which there are no longer any Registrable Securities covered by such 415 Registration in existence.

(ii)           If the holders of a majority of the Registrable Securities notify the Company in writing that they intend to effect the sale of all or substantially all of the Registrable Securities held by such holders pursuant to a single integrated offering pursuant to a then effective registration statement for a 415 Registration (a “Takedown”), then so long as the aggregate value of the Registrable Securities to be sold through such Takedown equals at least $1.0 million, the Company and each holder of Registrable Securities will not effect any public sale or distribution of its Equity Securities during the 90-day period beginning on the date such notice of a Takedown is received, except pursuant to such Takedown.  Notwithstanding anything contained herein to the contrary, all holders of Registrable Securities and holders of other Common Stock who have a contractual right to participate in such Takedown may participate in such Takedown, pro rata based on the number of Registrable Securities and shares of other Common Stock requested by such holders to be included in such Takedown.

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(e)           Priority on Demand Registrations.  If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and other shares of Common Stock requested to be included in such offering exceeds the number of Registrable Securities and other shares of Common Stock, if any, which can be sold in such offering without adversely affecting the Company or the marketability of the offering, the Company will include in such registration (i) first, the number of Company Registrable Securities (if any) that holders of a majority of the Registrable Securities held by the Person(s) that delivered the related Demand Notice have requested to be included in such offering pursuant to Section 4(c) below, and (ii) second, the number of Registrable Securities or shares of other Common Stock requested to be included in such registration by the holders of such Registrable Securities or shares of such other Common Stock under this Agreement or pursuant to any other agreement with the Company, pro rata among the respective holders thereof on the basis of the number of Registrable Securities or shares of such other Common Stock owned by each such holder, in each case, up to the aggregate number of shares of Common Stock which in the opinion of such managing underwriters can be sold without adversely affecting the Company or the marketability of such offering.

(f)            Restrictions on Demand Registrations.

(i)           Notwithstanding any other provision of this Agreement, the Company will not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration or a previous registration in which the holders of Registrable Securities were given piggyback rights to have such holder’s Registrable Securities included pursuant to Section 2, whether or not Section 1(e), Section 2(c) or Section 2(d) applied to such offering.

(ii)           If the Company’s board of directors in good faith determines that the filing or effectiveness of a registration statement in connection with any requested Demand Registration would be reasonably likely to materially and adversely affect any material contemplated acquisition, divestiture, registered primary offering or other transaction as to which the Company or any of its Subsidiaries has then taken substantial steps, or would require disclosure of facts or circumstances which disclosure would be reasonably likely to materially and adversely affect any material contemplated acquisition, divestiture, registered primary offering or other transaction as to which the Company or any of its Subsidiaries has then taken substantial steps, then the Company may delay such registration for a period of up to 120 days so long as the Company is still pursuing the transaction that allowed such delay (it being agreed that the Company may not delay requested registrations pursuant to this clause (ii) more than once during any period of 360 consecutive days).  If the Company postpones the filing or effectiveness of a registration statement pursuant to this Section 1(f)(ii), it will promptly notify in writing the holders of Registrable Securities requesting such registration when the events or circumstances permitting such postponement have ended.

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(g)           Selection of Underwriters.  The holders of a majority of the Registrable Securities held by the holders that delivered such Demand Notice shall have the right to select the investment banker(s) and manager(s) to administer the offering in the related Demand Registration, in each case, subject to the Company’s approval which will not be unreasonably withheld or delayed.

2.             Piggyback Registrations.

(a)           Right to Piggyback.  Whenever the Company proposes to register any of its Common Stock under the Securities Act (other than pursuant to a Demand Registration) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will, subject to Section 2(c) and (d), include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion in such registration within twenty (20) days after the receipt of the Company’s notice.  Holders of Registrable Securities shall have an unlimited amount of Piggyback Registrations.

(b)           Piggyback Expenses.  The Registration Expenses of the Company and of the holders of Registrable Securities will be paid by the Company in all Piggyback Registrations.

(c)           Priority on Primary Registrations.  If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the number of shares of Common Stock the Company proposes to sell in such registration; and (ii) second, the number of Registrable Securities and other shares of Common Stock requested to be included in such registration pursuant to contractual obligations of the Company, pro rata among the respective holders of such Registrable Securities or such other shares of Common Stock on the basis of the number of Registrable Securities or shares of such other Common Stock owned by each such holder, in each case, up to the aggregate number of Common Stock which in the opinion of such managing underwriters can be sold without adversely affecting the Company or the marketability of such offering.

(d)           Priority on Secondary Registrations.  If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Common Stock who have the contractual right to initiate such a registration, and the managing underwriters advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the Company or the marketability of the offering, the Company will include in such registration (i) first, the number of shares of Common Stock requested to be included in such offering by the holders initially requesting such registration pursuant to their contractual rights; (ii) second, the number of shares of Common Stock the Company proposes to sell in such registration; and (iii) third, the number of Registrable Securities and other shares of Common Stock requested to be included in such registration pursuant to binding contractual obligations of the Company, pro rata among the respective holders thereof on the basis of the number of Registrable Securities or shares of such other Common Stock requested by them to be included in such registration, in each case, up to the aggregate number of shares of Common Stock which in the opinion of such managing underwriters can be sold without adversely affecting the Company or the marketability of such offering.

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(e)           Selection of Underwriters.  If any Piggyback Registration is an underwritten offering, the Company’s selection of investment banker(s) and manager(s) for the offering must be approved by the holders of a majority of the Registrable Securities requested to be included in such offering.  Such approval will not be unreasonably withheld or delayed.

(f)            Other Registrations.  If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 hereof or pursuant to this Section 2, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its Equity Securities or securities convertible or exchangeable into or exercisable for its Equity Securities under the Securities Act (except on Form S-4 or Form S-8 or any successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the date such previous registration became effective.

3.             Holdback Agreements.  Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any holder of Registrable Securities will effect any public sale or distribution of the Company’s Equity Securities during the seven (7) days prior to or during the 180-day period beginning on the effective date of the Initial Public Offering, the 90-day period beginning on the effective date of any underwritten Demand Registration or the 90-day period beginning on the effective date of any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriter(s) managing such underwritten registration otherwise agree.  Notwithstanding anything in this Section 3 to the contrary, no holder of Registrable Securities shall be released from the restrictions on public sale and distributions contained in this Section 3 unless all holders of Registrable Securities are so released.

4.            Registration Procedures.  Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will, subject to the provisions of Section 7 hereof, use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(a)           prepare and file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable after filing;

5

(b)           notify each holder of Registrable Securities of the effectiveness of each registration statement filed under this Agreement and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the earlier of (i) a period of not less than two years (or, in the case of a 415 Registration, not more than two years) and (ii) the date as of which there are no longer any Registrable Securities covered by such registration statements in existence, in each case in order to comply with the provisions of the Securities Act with respect to the disposition of all shares of Common Stock covered by such registration statement;

(c)           in the case of a Demand Registration that is the Initial Public Offering only, if requested by the holders of a majority of the Registrable Securities held by the Person(s) that delivered the related Demand Notice, use its commercially reasonable efforts to cause to be included in such registration statement Equity Securities (“Company Registrable Securities”) to be offered in a primary offering of Common Stock contemporaneously with or as part of such offering;

(d)           furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), exhibits and such other documents as such seller and underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller in accordance with the procedures described therein;

(e)           use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller and underwriter reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(f)           notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements in such prospectus not misleading and, at the request of any such seller, promptly to prepare and file a supplement or amendment to such prospectus and/or registration statement so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements in such prospectus not misleading;

(g)           cause all such Registrable Securities if the Common Stock is then listed on a securities exchange or included for quotation in a recognized market, to continue to be so listed or included for so long as such registration statement is required to remain effective;

6

(h)           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of the first registration statement relating to Registrable Securities or other shares of Common Stock;

(i)            enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities initially requested to be included in such offering or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Securities requested to be included in such offering (including effecting a stock split or a combination of shares);

(j)            make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k)           otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the applicable registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(l)            in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, the Company will use its commercially reasonable efforts to obtain promptly the withdrawal of such order;

(m)           use its commercially reasonable efforts to cause its management to participate fully in the sale process, including the preparation of the applicable registration statement and the preparation and presentation of any “road shows,” whether domestic or international;

(n)           use its commercially reasonable efforts to cause all Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with the procedures set forth in such registration statement;

(o)           furnish to each seller of Registrable Securities a signed counterpart addressed to such seller and the underwriters, if any, of:

7

(i)           an opinion of counsel for the Company (in customary form), dated the effective date of such registration statement (and, if such registration relates to an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and

(ii)           a “comfort” letter, dated the effective date of such registration statement (and, if such registration relates to an underwritten public offering, a letter dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included in such registration statement) and, in the case of the accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities;

(p)           notify the holders of Registrable Securities and the managing underwriter or underwriters, if any, promptly and confirm such advice in writing promptly thereafter:

(i)           when the registration statement, the prospectus or any prospectus supplement related to such registration statement or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment to such registration statement, when the same has become effective;

(ii)           of any request by the Securities and Exchange Commission for amendments or supplements to the registration statement or the prospectus or for additional information;

(iii)           of the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the registration or the initiation of any proceedings by any Person for that purpose; and

(iv)           of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(q)           at least ten (10) days before filing a registration statement or prospectus and as promptly as practicable prior to filing any amendments or supplements thereto, furnish to legal counsel representing the holders of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel of Grande Holdings, to the extent it has included any Registrable Securities in such filing, copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(r)            use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement filed in connection herewith, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

8

(s)           cooperate with each holder of Registrable Securities covered by the applicable registration statement and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates will not bear any restrictive legends and will be in a form eligible for deposit with the transfer agent for the Common Stock, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holders may request at least two business days prior to any sale of Registrable Securities;

(t)           make available for inspection by a representative selected by a majority of the holders of Registrable Securities participating in the offering, any underwriter participating in any disposition pursuant to the registration and any attorney or accountant retained by such selling holder or underwriter (each, an “Inspector”), all financial and other records, pertinent corporate documents and properties of the Company (the “Records”) and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration; provided that the Company will not be required to comply with this clause (t) if there is a reasonable likelihood, in the judgment of the Company exercised in good faith, that such delivery could result in the loss of any attorney-client privilege related thereto; and provided further that Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential will not be disclosed by the Inspectors (other than to any holder of Registrable Securities participating in the offering) unless (x) such Records have become generally available to the public or (y) the disclosure of such Records may be necessary or appropriate (A) to comply with any law, rule, regulation or order applicable to any such Inspectors or holder of Registrable Securities, (B) in response to any subpoena or other legal process or (C) in connection with any litigation to which such Inspectors or any holder of Registrable Securities is a party (provided that Company is provided with reasonable notice of such proposed disclosure and a reasonable opportunity to seek a protective order or other appropriate remedy with respect to such Records); and

(u)           use its commercially reasonable efforts to provide a CUSIP number for the Registrable Securities, not later than the effective date of the registration.

Each holder of Registrable Securities who is an officer or employee of the Company agrees that if and for so long as such holder serves as an officer of the Company or is employed by the Company, such holder will participate fully in the sale process, including the preparation of the registration statement and the preparation and presentation of any such road shows.  Any holder of Registrable Securities requested to be included in such offering may withdraw any or all of such Registrable Securities from such offering by written notice to the Company to that effect (whereupon such withdrawn Registrable Securities will no longer be considered to have been requested to be included in such offering), and no such withdrawal will adversely affect the rights of any holder of Registrable Securities requested to be included in such offering.

5.             Registration Expenses.

9

(a)           All expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and transfer agents and registrars, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company, and the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or inclusion for quotation in a recognized market.

(b)           In connection with each Demand Registration and each Piggyback Registration, the Company will reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one law firm chosen by the holders of a majority of the Registrable Securities requested to be included in such registration.

6.             Indemnification.

(a)           The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, partners trustees, members, managers, employees, advisors, agents and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses, including the reasonable attorney’s fees and disbursements and expenses incurred in connection therewith (“Losses”) caused by (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment of such registration statement or supplement to such registration statement, (ii) any omission or alleged omission of a material fact required to be stated in such registration statement or necessary to make the statements in such registration statement not misleading, or (iii) any violation, or alleged violation by the Company of the Securities Act, the Exchange Act or any applicable state securities law or any rule or regulation promulgated thereunder except in each case, insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use in such registration statement or by such holder’s failure to deliver to the purchaser a copy of the registration statement or prospectus or any amendments or supplements to such registration statement after the Company has furnished such holder with copies of the same, in each case to the extent that such document was required to be delivered and the damages, liabilities or expenses are caused by a failure to deliver such document.  In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

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(b)           In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits (upon the reasonable request of the Company, in the form of an executed writing satisfactory the requirements set forth below in this Section 6(b)) as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment of such registration statement or supplement to such registration statement or any omission or alleged omission of a material fact required to be stated in such registration statement or necessary to make the statements in such registration statement not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder or on such holder’s behalf, in such holder’s capacity as a holder of Registrable Securities and not in such holder’s capacity as a director or officer of the Company, if applicable, expressly for use therein; provided that the obligation to indemnify will be individual, not joint and several, for each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to the registration statement upon which the claim for indemnification is based.

(c)           Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice will not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one law firm (plus one local counsel in each applicable jurisdiction) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)           The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities and the termination of this Agreement.  No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of any indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term of such settlement a requirement that the claimant or plaintiff give to such indemnified party a release from all liability in respect to such claim or litigation.

(e)           If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses referred to in this Agreement, each indemnifying party, in lieu of indemnifying such indemnified party thereunder, will, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the omissions or violations (or alleged omissions or violations) which resulted in such Loss.  The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event will any contribution by a holder hereunder exceed the net proceeds from the offering received by such holder less any amounts paid pursuant to Section 6(b) above.  The Company and each holder of Registrable Securities agrees that it would not be just and equitable if contribution pursuant to this Section 6(e) were determined by any method of allocation which does not take into account the equitable considerations referred to in this Section 6(e).  No Person guilty of fraudulent misrepresentation (within the meaning of subsection 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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7.            Participation in Underwritten Registrations.  No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements reasonably approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents that are standard and customary for similarly situated Persons and are reasonably required under the terms of such underwriting arrangements.

8.            Rule 144; Rule 144A.

(a)           If the Company will have filed a registration statement pursuant to Section 12 of the Securities Exchange Act or a registration statement pursuant to the Securities Act, the Company will file the reports required to be filed by it under the Securities Act and the Securities Exchange Act with respect to Common Stock and the rules and regulations adopted by the Securities and Exchange Commission thereunder and will use its commercially reasonable efforts to take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or (b) any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.  Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

(b)           The Company represents and warrants that the Registrable Securities are not, and are not of the same class as any other securities, listed on a national securities exchange registered under Section 6 of the Securities Exchange Act or quoted in an automated inter-dealer quotation system.  For so long as the representations and warranties contained in the immediately preceding sentence remain accurate and any shares of Registrable Securities are restricted securities within the meaning of Rule 144(a)(3) under the Securities Act, the Company covenants and agrees that it will, during any period in which it is not subject to Section 13 or 15(d) of the Securities Exchange Act, make available to any holder of Registrable Securities in connection with the sale of such holder’s Registrable Securities and any prospective purchaser of Registrable Securities from such, in each case upon request, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

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9.             Definitions.

“415 Registration” has the meaning set forth in Section 1(a) hereof.

 “Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Class A Common Units,” and “Class B Common Units,” have the meanings set forth in the Operating Agreement, provided that such terms shall include any Equity Securities issued or issuable with respect to any Class A Common Units and Class B Common Units by way of a distribution, stock dividend, stock split, conversion or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Common Stock” means the Common Stock of the Successor Corporation formed pursuant to Section 5 of the Partners Agreement.

“Company” has the meaning set forth in the first paragraph of this Agreement, which meaning will include any Successor Corporation.

“Company Registrable Securities” has the meaning set forth in Section 4(c) hereof.

“Demand Notice” has the meaning set forth in Section 1(a) hereof.

“Demand Registrations” has the meaning set forth in Section 1(a) hereof.

“Equity Securities” of any Person means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities in or of such Person (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

“Initial Public Offering” means the sale of shares of Common Stock in an underwritten initial public offering registered under the Securities Act (other than on Form S-8 or Form S-4 or any comparable forms) that has been filed under the Securities Act and declared effective by the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act, other than a sale of Common Stock issued together with preferred stock or indebtedness of the Company or any of its Subsidiaries.

“Inspector” has the meaning set forth in Section 4(t) hereof.

“Investors” has the meaning set forth in the first paragraph of this Agreement.

“Long-Form Registrations” has the meaning set forth in Section 1(a) hereof.

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“Operating Agreement” means the Company’s Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, by and among the Company and its members, as in effect from time to time.

“Partners Agreement” means the Partners Agreement, dated as of the date hereof, by and among the Company and its members, as in effect from time to time.

 “Person” means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization or a government or any department or agency thereof.

“Piggyback Registration” has the meaning set forth in Section 2(a) hereof.

“Records” has the meaning set forth in Section 4(t) hereof.

“Registrable Securities” means (i) any shares of Common Stock acquired by, issued or issuable to, or otherwise owned by any party hereto and (ii) any shares of capital stock of the Company issued or issuable with respect to the securities referred to in clause (i) above, whether by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.  Such securities will cease to be Registrable Securities when sold pursuant to Rule 144 or any offering registered under the Securities Act.  Until a conversion of the Company pursuant to Section 5 of the Partners Agreement, for purposes of this Agreement, any holder of Class A Common Units, Class B Common Units or any other Equity Securities that the Company may issue, will be deemed to hold Registrable Securities; provided that the Company will only be required to register Common Stock.

“Registration Expenses” has the meaning set forth in Section 5(a) hereof.

“Rule 144” means Rule 144 (or any successor provision) promulgated under the Securities Act, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended and in effect from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Short-Form Registrations” has the meaning set forth in Section 1(a) hereof.

“Subsidiaries” means, with respect to any Person:

(a)           any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

14

(b)           any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director, managing member or general partner of such partnership, limited liability company, association or other business entity.

“Successor Corporation” has the meaning set forth in Section 6 of the Partners Agreement.

“Takedown” has the meaning set forth in Section 1(d)(ii) hereof.

10.           Miscellaneous.

(a)           No Inconsistent Agreements.  The Company will not after the execution of this Agreement enter into any agreement with respect to its Equity Securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(b)           Adjustments Affecting Registrable Securities.  The Company will not take any action, or permit any change to occur, with respect to its Equity Securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares).

(c)           Remedies.  Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(d)           Amendments and Waivers.  Except as otherwise provided in this Agreement, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and holders of a majority of the Registrable Securities; provided that no such amendment or waiver will adversely affect the rights hereunder of any party hereto when compared with its effect on the other similarly-situated parties to this Agreement without the prior written approval of a majority-in-interest of such adversely affected parties.

15

(e)           Successors and Assigns.  All covenants and agreements in this Agreement by or on behalf of any of the parties to this Agreement will bind and inure to the benefit of the respective successors and assigns of the parties to this Agreement whether so expressed or not.  In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of such Registrable Securities.

(f)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g)           Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(h)           Descriptive Headings; Interpretation; No Strict Construction.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs will include the plural and vice versa.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, document or instrument and, if applicable, of this Agreement.  The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” will not be exclusive.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision of this Agreement or the intent of the parties hereto with respect to this Agreement.

(i)            GOVERNING LAW.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY EXHIBITS AND SCHEDULES TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

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(j)            Notices.  All communications or notices required or permitted by this Agreement will be in writing and will be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by facsimile machine to the number shown below on the date of such confirmed facsimile transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three (3) business days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested in each case, addressed as follows:

 If to the Company, to:

Grande Investment L.P.
c/o ABRY Partners, LLC
111 Huntington Avenue, 30th Floor
Boston, MA 02199
Attention:	Jay Grossman
Facsimile:	(617) 859-8797

with copies (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	John Kuehn, Esq.
Facsimile:	(212) 446-4900

if to any Investor:

to the address specified for
such Investor in the books
and records of the Company

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(K)           Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

17

(l)            Transfer.  Prior to transferring any shares of Common Stock (other than a transfer pursuant to which such shares of Common Stock cease to be Registrable Securities) to any Person, the Person transferring such shares will cause the prospective transferee to execute and deliver to the Company (for itself and as the agent of the other Investors), a counterpart to this Agreement pursuant to which the prospective transferee agrees to be bound by this Agreement to the same extent as the Person transferring such shares of Common Stock with respect to the shares of Common Stock so transferred.

(m)           Entire Agreement.  Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

*           *           *           *           *

[Signature Page Will Be Inserted]

18

Exhibit A

JOINDER TO THE
REGISTRATION RIGHTS AGREEMENT

THIS JOINDER (this “Joinder”) is made and entered into as of [________], by and between Grande Investment L.P., a Delaware limited partnership (the “Company”), and [________] (“Holder”).  This Joinder joins Holder to the Registration Rights Agreement (the “Agreement”), dated as of [_______], 2009, by and among the Company and each of the Investors (as defined in the Agreement).  Capitalized terms used in this Joinder but not otherwise defined have the meanings set forth in the Agreement.

WHEREAS, (i) Holder has acquired certain shares of Common Stock (or Equity Securities convertible, directly or indirectly, into shares of Common Stock), (ii) the Company desires to grant to Holder certain registration rights in accordance with the terms of the Agreement and each of the Investors consents to the granting of such registration rights, and (iii) it is a condition to the transfer or issuance to the Holder that Holder agrees to be bound by the terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Joinder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.            Agreement to be Bound.  Holder agrees that upon execution of this Joinder, Holder will become a party to the Agreement and will be fully bound by, and subject to all of the covenants, terms and conditions of the Agreement as though an original party to the Agreement and the shares of Common Stock held by Holder will be deemed Registrable Securities for all purposes of the Agreement, subject to the terms and conditions contained in the Agreement.  The Company and each of the Investors agree that upon execution of this Agreement, the Common Stock held by Holder will be deemed Registrable Securities for all purposes of the Agreement, subject to the terms and conditions of the Agreement.

2.            Successors and Assigns.  Except as otherwise provided in this Joinder, this Joinder will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of the shares of Common Stock initially held by Holder and the respective successors and assigns of each of them, so long as they hold such shares.

3.            Counterparts.  This Joinder may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

4.            Governing Law.  All questions concerning the construction, validity and interpretation of this Joinder will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.            Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*           *           *           *           *

1

IN WITNESS WHEREOF, the parties to this Joinder have executed this Joinder as of the date first above written.

GRANDE INVESTMENT L.P.
By:
Name:
Title:

2

Holder Signature Page:

Name:

By:
Name:
Title:

Address:

Facsimile:

3

Exhibit E

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

OF

GRANDE INVESTMENT L.P.
A Delaware Limited Partnership

Dated as of [____________], 2009

TABLE OF CONTENTS

ARTICLE I Definitions		1

1.1	Definitions	1
1.2	Other Definitional Provisions	14

ARTICLE II Organization of the Partnership		14

2.1	Formation	14
2.2	Name	14
2.3	Principal Place of Business	14
2.4	Registered Office and Registered Agent	14
2.5	Term	15
2.6	Purposes and Powers	15

ARTICLE III Management of the Partnership		15

3.1	General Partners	15
3.2	[RESERVED]	16
3.3	Officers	16
3.4	Performance of Duties; Liability of Officers	17
3.5	Indemnification	18

ARTICLE IV Other Matters Pertaining to Partners		19

4.1	Limited Liability of Limited Partners	19
4.2	Registered Partners	19
4.3	Limitation of Liability	20
4.4	Withdrawal; Resignation	20
4.5	Death of a Partner	20
4.6	Authority	20
4.7	Outside Activities	20
4.8	Actions by Limited Partners	20

ARTICLE V Units; Partnership		21

5.1	Units Generally	21
5.2	Authorization and Issuance of Units	21
5.3	Unit Certificates	22
5.4	Issuance of Units	22
5.5	New Partners from the Issuance of Units	22
5.6	Treatment of Repurchased Class B Common Units	22

ARTICLE VI Capital Contributions and Capital Accounts		23

6.1	Capital Contributions	23
6.2	Capital Accounts	23
6.3	Negative Capital Accounts	25
6.4	No Withdrawal	25

-i-

6.5	Loans From Unitholders	25
6.6	Status of Capital Contributions.	25

ARTICLE VII Distributions		25

7.1	Generally	25
7.2	Order of Priority	25
7.3	No Right to Receive Certain Distributions	27
7.4	Tax Advances	27
7.5	Indemnification and Reimbursement for Payments on Behalf of a Unitholder	28
7.6	Non-Cash Distributions	29
7.7	Redemption of Series A Preferred Units	29
7.8	USAC Liability	30
7.9	Appeal of USAC Audit	30
7.10	Unknown Adjustment Amount	31

ARTICLE VIII Allocations		31

8.1	Regular Allocations.	31
8.2	Regulatory and Special Allocations	32
8.3	Curative Allocations	33
8.4	Tax Allocations	33

ARTICLE IX Elections and Reports		34

9.1	Generally	34
9.2	Reports	34
9.3	Tax Elections	35
9.4	Tax Controversies	35
9.5	Combined Reporting for Texas Franchise Tax Purposes.	35

ARTICLE X Dissolution and Liquidation		37

10.1	Dissolution	37
10.2	Liquidation	37
10.3	Return of Distributions.	39

ARTICLE XI Transfer of Units		40

11.1	Restrictions	40
11.2	General Restrictions on Transfer	40
11.3	Procedures for Transfer	40
11.4	Legend	41
11.5	Limitations	42

ARTICLE XII Miscellaneous Provisions		42

12.1	Notices	42
12.2	Governing Law	43
12.3	Headings and Sections	43

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12.4	Amendment and Waiver	43
12.5	Binding Effect	44
12.6	Counterparts	44
12.7	Severability	44
12.8	Remedies	44
12.9	Waiver of Jury Trial	44
12.10	No Strict Construction	45
12.11	Entire Agreement	45
12.12	Parties in Interest	45
12.13	Inconsistent Provisions of the Partners Agreement	45
12.14	Submission to Jurisdiction	45
12.15	Time of the Essence; Computation of Time	45

EXHIBITS:

Exhibit A	Form of Joinder to Amended and Restated Limited Partner Agreement

SCHEDULES:

Schedule A	Officers Schedule as of [_________], 2009

Schedule B	Partners Schedule as of [___________], 2009

-iii-

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
GRANDE INVESTMENT L.P.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) dated as of [_________], 2009 of Grande Investment, L.P., a Delaware limited partnership (the “Partnership”), by and among the Partnership and the Persons from time to time parties to this Agreement and listed as Partners on Schedule B attached hereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Section 1.1 hereof.

WHEREAS, on the date hereof, the Partnership will issue (i) Series A Preferred Units pursuant to the terms of the Investors Securities Purchase Agreement, (ii) Class A Common Units pursuant to the terms of the Investors Securities Purchase Agreement and the Recapitalization Agreement, and (iii) Class B Common Units pursuant to the terms of various Incentive Unit Purchase Agreements;

WHEREAS, the Persons acquiring Units on the date hereof as described in clauses (i) through (iii) in the immediately preceding recital shall be admitted as Partners of the Partnership; and

WHEREAS, in order to effect the provisions of the Recapitalization Agreement, the Investor Securities Purchase Agreement, the Incentive Unit Purchase Agreements, the Contribution Agreement and all other Related Agreements, the parties hereto amend and restate in its entirety the Limited Partnership Agreement of Grande Investment, L.P. dated as of [________], 2009, by and between Grande Manager and ABRY VI (the “Existing Agreement”) and have determined that it is necessary and desirable to amend and restate in its entirety the Existing Agreement to reflect the necessary amendments to the Existing Agreement and to add additional parties as Partners thereunder;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby amend and restate the Existing Agreement in its entirety as follows:

ARTICLE I
Definitions

1.1               Definitions.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“ABRY VI” means ABRY Partners VI, L.P., a Delaware limited partnership.

“Adjustment Amount” means an amount equal to (i) the aggregate amount which is or becomes payable in respect of any pre-Closing period by Grande Operating for any Liability as a result of the USAC Audit or the resolution thereof, including (a) all additional monetary Liabilities imposed under the Communications Act or the FCC’s rules, including amounts relating to USF contributions, telecommunications relay services, North American Numbering Plan Administration, Local Number Portability Administration and FCC Interstate Telecommunications Service Provider regulatory fees, that Grande Operating is required to pay as a result of conforming its FCC Form 499-A and Form 499-Q revenue reports, and any other revenue reports filed with the FCC utilizing information derived from the Forms 499-A or 499-Q to remediate any “final audit finding” resulting from the USAC Audit, irrespective of whether the remediation was for the period of the USAC Audit or some other period through the Closing Date in which Grande Operating had employed similar revenue reporting practices to those that were the subject of the USAC Audit, (b) any late fees, penalties, interest and forfeitures related thereto, (c) any Liability of the Partnership or any of its Subsidiaries in connection with Texas Public Utility Commission Substantive Rule Section 26.223 for the time period beginning August 1, 2007 and ending on the Closing Date, and (d) any reasonable documented out-of-pocket fees and expenses of legal counsel, accountants and consultants incurred in connection the USAC Audit and any related appeal (other than any such fees and expenses paid by Grande Holdings as provided in Section 7.9), reduced (but not below zero), minus (ii) the amount accrued as a Liability in respect of the USAC Audit and taken into account in determining the Closing Non-Cash Working Capital Amount minus (iii) the amount of such Liabilities, if any, reimbursed to Grande Operating by the applicable customers or any remaining amounts refunded to Grande Operating by a fund administrator or governmental entity.  A “final audit finding” is one that has been approved by the Universal Service Administrative Company Board of Directors, or its designee, and is no longer subject to further review by the FCC or a court.  Capitalized terms used in this definition and not otherwise described in this Agreement shall have the meanings set forth in the Recapitalization Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Fiscal Year or other period, the amount (if any) by which the balance in such Capital Account is less than zero.  For this purpose, such Person's Capital Account balance will be (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute to the Partnership or is treated as being so obligated pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Adjusted Taxable Income” of a Unitholder for a Fiscal Year (or portion thereof) with respect to Units held by such Unitholder means the federal taxable income allocated by the Partnership to the Unitholder with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided that such taxable income (or alternative minimum taxable income, as the case may be) shall be computed (i) as if all excess taxable losses and excess taxable credits allocated with respect to such Units were carried forward (taking into account the character of any such loss carryforward as capital or ordinary), and (ii) taking into account any special basis adjustment with respect to such Unitholder resulting from an election by the Partnership under Code Section 754.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person. For the purpose of this definition, “control,” when used with reference to any specified Person, means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble hereof.

“Bankruptcy” means, with respect to a Partner, (i) that such Partner has (A) made an assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Partner an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Partner in any proceeding of such nature; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidation of such Partner or of all or any substantial part of such Partner's properties; (ii) 120 days have elapsed after the commencement of any proceeding against such Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) 90 days have elapsed since the appointment without such Partner's consent or acquiescence of a trustee, receiver or liquidator of such Partner or of all or any substantial part of such Partner's properties and such appointment has not been vacated or stayed or the appointment is not vacated within 90 days after the expiration of such stay.

“Book Value” means, with respect to any Partnership asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

   1.           The initial Book Value of any Partnership asset contributed by a Unitholder to the Partnership shall be the gross Fair Market Value of such Partnership asset as of the date of such contribution;

   2.           The Book Value of each Partnership asset shall be adjusted to equal its gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Unitholder in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Unitholder of more than a de minimis amount of Partnership assets (other than cash) as consideration for all or part of its Units unless the General Partners determine that such adjustment is not necessary to reflect the relative economic interests of the Unitholders in the Partnership; and  (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

   3.           The Book Value of a Partnership asset distributed to any Unitholder shall be the Fair Market Value of such Partnership asset as of the date of distribution thereof;

   4.           The Book Value of each Partnership asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section § 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

  5.           If the Book Value of a Partnership asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Partnership asset for purposes of computing Profits and Losses.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York or the Commonwealth of Massachusetts.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 6.2 hereof.

“Capital Contribution” means any contribution to the capital of the Partnership in cash or property by a Partner, whenever made.

“Catch-Up Amount” at any time means the largest aggregate amount of Distributions (on a per-Unit basis) which has theretofore been paid in respect of any single Common Unit.

“Certificate” has the meaning set forth in Section 2.1 hereof.

“Class A Common Unit” means a Unit having the rights and obligations specified with respect to “Class A Common Units” in this Agreement.

“Class B Common Unit” means a Class B-1 Common Unit, a Class B-2 Common Unit, a Class B-3 Common Unit, or any other Unit of any Series of Class B Common Units established in any Class B Common Unit Designation.

“Class B Common Unit Designation” means a written designation of the rights and obligations specified for a Series of Class B Common Units (or for more than one Series of Class B Common Units), other than Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units, that is approved by the General Partners and executed (including by means of a joinder) by the initial holder or holders of Class B Common Units of such Series, which written designation (as in effect from time to time) will be a part of this Agreement as if it were fully set forth in this document.

“Class B-1 Common Unit” means a Unit having the rights and obligations specified with respect to “Class B-1 Common Units” in this Agreement.

“Class B-2 Common Unit” means a Unit having the rights and obligations specified with respect to “Class B-2 Common Units” in this Agreement.

“Class B-3 Common Unit” means a Unit having the rights and obligations specified with respect to “Class B-3 Common Units” in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined Group” has the meaning set forth in Section 9.5(a).

“Combined Report Year” has the meaning set forth in Section 9.5(a).

“Common Capital Value” means, for any Class A Common Unit, the sum of the amount of cash paid or the Fair Market Value of other property contributed to the Partnership for such Class A Common Unit, provided that (subject to any such adjustment) the Common Capital Value for each Class A Common Unit issued to the Grande Holdings Investor pursuant to the Recapitalization Agreement will be $1.00, in each case, as equitably adjusted for any Unit split or other combination or subdivision of Units.

“Common-Equivalent Units” has the meaning set forth in Section 7.2(e) hereof.

“Common Units” means, collectively, the Class A Common Units, the Class B Common Units and any New Units of any Class that are stated to be Common Units in the applicable New Unit Designation.

“Comptroller” has the meaning set forth in Section 9.5(d).

“Contribution Agreement” means the contribution, assignment and assumption agreement, dated as of the date hereof, by and between Grande Holdings and Grande Operating.

“Convertible Security” means any membership interest or other debt or equity security of the Partnership or any of its Subsidiaries that, directly or indirectly, is convertible into or exchangeable for any membership interest of the Partnership.

“Core Business” means the business of providing cable television, telephone, broadband internet and other related services for residential and commercial customers.

“Credit Agreement” means [insert description of credit agreement in place at the time of the Closing], as in effect from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the General Partners.

“Distribution” means each distribution made by the Partnership to a Partner, whether in cash, securities of the Partnership or other property and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following will be a Distribution: (a) any redemption or repurchase by the Partnership of any Unit from any employee or former employee of the Partnership or any Subsidiary of the Partnership which is approved by the General Partners, (b) any recapitalization or exchange of securities of the Partnership that does not violate terms of the Related Agreements, and (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units that does not violate terms of the Related Agreements.

“Equity Securities” of a Person means, as applicable, (i) any capital stock, membership interests or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or Unit appreciation rights, phantom share or Unit rights or other similar rights relating to such Person, or (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of Units, recapitalization, merger, consolidation or other reorganization.

“Estimated Tax Amount” of a Unitholder for a Fiscal Year means the Unitholder's Tax Amount for such Fiscal Year as estimated in good faith from time to time by the General Partners.  In making such estimate, the General Partners shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Partnership and similar state or local forms filed by the Partnership for the preceding taxable year and such other adjustments as in the reasonable business judgment of the General Partners are necessary or appropriate to reflect the estimated operations of the Partnership for the Fiscal Year.

“Excess Cash” shall have the meaning set forth in Section 7.8.

“Existing Agreement” shall have the meaning set forth in the recitals hereto.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's-length transaction, as determined by the General Partners in their good faith judgment.  The “Fair Market Value” of any Unit at any time is the aggregate amount that the holder of such Unit would receive by reason of such Unit if the assets of the Partnership were sold, as a going concern, for their Fair Market Value in cash and the proceeds of such sale (after repayment of all indebtedness of the Partnership and a deduction for expenses that would reasonably be expected to be incurred by a seller in such a sale) were distributed to the holders of Units in accordance with Section 7.2 (as determined by the General Partners in good faith).

“FCC” means the Federal Communications Commission.

”Financing Rate” has the meaning set forth in Section 7.8(e).

“Fiscal Year” means the Partnership's Taxable Year.

“GCL” means the General Corporate Law of the State of Delaware, as the same may be amended from time to time.

“General Partner” means Grande Manager or the Grande Holdings Investor, together “General Partners”.

“Grande Holdings” means Grande Communications Holdings, Inc., a Delaware corporation, and any successor-in-interest thereto.

“Grande Holdings Director” has the meaning set forth in the Partners Agreement.

“Grande Holdings Investor” has the meaning set forth in the Recapitalization Agreement and shall initially be Rio GP, but shall include any other Person who then holds Units initially issued to Rio GP.

“Grande Manager” has the meaning set forth in the preamble hereof.

“Grande Operating” means Grande Communications Networks, LLC, a Delaware limited liability company.

“Incentive Unit Purchase Agreement” means each of the Incentive Unit Purchase Agreements by and between the Partnership and certain Persons to whom Class B Common Units may be issued from time to time either on the date hereof or in the future, as in effect from time to time.

“Indemnified Person” has the meaning set forth in Section 3.5(b) hereof.

“Indemnifying Unitholder” has the meaning set forth in Section 7.5 hereof.

“Investors Securities Purchase Agreement” means the Investors Securities Purchase Agreement, dated as of the date hereof, by and among the Partnership, ABRY VI and the other Persons acquiring Series A Preferred Units and Class A Common Units thereunder, as in effect from time to time.

“Liability” has the meaning set forth in Section 10.3(b).

“Limited Partner” means any Person now or hereafter admitted as a limited partner in accordance with the terms of this Agreement.  The Limited Partners as of the date hereof are listed on Schedule B attached hereto.

“Liquidator” has the meaning set forth in Section 10.2(a) hereof.

“Losses” has the meaning set forth in Section 6.2(b) hereof.

“Net Loss” means the excess, if any, of the Partnership's items of Loss over the Partnership's items of Profit for the Fiscal Year or for any other accounting period for which a calculation of Net Loss is necessary.

“Net Profit” means the excess, if any, of the Partnership's items of Profit over the Partnership's items of Loss for the Fiscal Year or for any other accounting period for which a calculation of Net Profit is necessary.

“New Unit Designation” means a written designation of the rights and obligations specified for a Class of Units or a Series of any Class of Units (or for more than one Class or Series of any Class of such Units), other than Class A Common Units or Class B Common Units, that is approved by the General Partners and executed (including by means of a joinder) by the initial holder or holders of Units of such Class or Series, which written designation (as in effect from time to time) will be a part of this Agreement as if it were fully set forth in this document.

“New Units” means any Partnership Interests authorized in any New Unit Designation.

“Non-Core Assets” means all of the assets of the Partnership, whether held directly or in one or more Subsidiaries of the Partnership (including any Subsidiaries formed after the date hereof), used exclusively in the broadband transport and network wholesale services businesses of the Partnership (and, for the avoidance of doubt, not used in the Core Business).

“Non-Core Assets Excess Cash Flow” means, at any time, the excess of (a) (i) EBITDA (as defined within the Credit Agreement) of the Non-Core Companies, taken together, during the period beginning on the Separation Date and ending on the last day of the most-recently ended calendar quarter minus (ii) the sum, without duplication, of (A) voluntary and scheduled repayments or prepayments of any indebtedness of any Non-Core Companies (including payments under capitalized leases) during such period, (B) capital expenditures made by the Non-Core Companies during such period, (C) interest expense of the Non-Core Companies during such period, (D) taxes incurred by the Non-Core Companies during such period, (E) Distributions made or to be made pursuant to Section 7.4, to the extent arising as a result of taxable income generated by the Non-Core Companies during such period, (F) expenses of the Non-Core Companies during such period to the extent not  deducted (or to the extent added to net income) in determining the amount of EBITDA described in clause (a)(i) above, to the extent paid or payable in cash, and (G) $250,000, over (b) the aggregate amount of distributions of the type described in clause (i) of Section 7.7(a) made prior to such time.

"Non-Core Company" means a Subsidiary of the Company that owns any of the Non-Core Assets and that is neither Grande Operating nor a Subsidiary of Grande Operating, but only for so long as such entity is a Subsidiary of the Company.

“Non-Distribution Amount” means (i) $1.00, for each Class B-1 Common Unit, (ii) $2.00, for each Class B-2 Common Unit, (iii) $3.00, for each Class B-3 Common Unit or (iv) the “Non-Distribution Amount” specified in the related Class B Common Designation for each Class B Common Unit of any other Series, in the case of clause (i) through (iv), as equitably adjusted for any Unit split or other combination or subdivision of Units.

“Officer(s)” has the meaning set forth in Section 3.3 hereof.

“Option” means any option, warrant or other right directly or indirectly exercisable for (a) any membership interest, or (b) any Convertible Security, in each case, as may be issued by the Partnership from time to time.

“Partners” means collectively, the General Partners and the Limited Partners (as listed on Schedule B attached hereto), and any additional or successor partners of the Partnership admitted to the Partnership pursuant to a joinder substantially in the form of Exhibit A attached hereto.

“Partners Agreement” means the Partners Agreement, dated as of the date hereof, by and among the Partnership and the Partners named therein, as in effect from time to time.

“Partners Schedule” has the meaning set forth in Section 5.1 hereof.

“Partnership” has the meaning set forth in the preamble hereof.

“Partnership Interest” means the interest acquired by a Partner in the Partnership, including such Partner's right (based on the type and class and/or series of Unit or Units held by such Partner), as applicable, (a) to a distributive share of Profits, Losses, and other items of income, gain, loss, deduction and credits of the Partnership, (b) to a distributive share of the assets of the Partnership, (c) to vote on, consent to or otherwise participate in any decision of the Partners, and (d) to any and all other benefits to which such Partner may be entitled as provided in this Agreement or RULPA.

“Partnership Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Paying Member” has the meaning set forth in Section 9.5(b).

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

“Profits” has the meaning set forth in Section 6.2(b) hereof.

“Public Sale” means a sale of Equity Securities to the public (i) pursuant to an offering registered under the Securities Act or (ii) after the consummation of the initial public offering of Equity Securities, through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act  or any similar rule then in force.

“Quarterly Estimated Tax Amount” of a Unitholder for any calendar quarter of a Fiscal Year means the excess, if any of (i) the product of (A) ¼ in the case of the first calendar quarter of the Fiscal Year, ½ in the case of the second calendar quarter of the Fiscal Year, ¾ in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (B) the Unitholder's Estimated Tax Amount for such Fiscal Year over (ii) the aggregate amount of all Distributions theretofore made in respect of the Units held by such Unitholder; provided that, for purposes of determining the Quarterly Estimated Tax Amount for the Grande Holdings Investor for any period, the Estimated Tax Amount for the Grande Holdings Investor will be determined without including, as Adjusted Taxable Income with respect to its Units, any built-in gain (determined as of the date of this Agreement) specially allocated, under requirements of Section 704(c) of the Code, to such Unitholder in respect of asset sales or any gain recognized on or prior to the date of this Agreement (other than for alternative minimum tax purposes) on the transfer of property by the Grande Holdings Investor to the Partnership in exchange for Units.  For the avoidance of doubt, the Adjusted Taxable Income of the Grande Holdings Investor will be determined by including any gain allocated to such Person that is in excess of the built-in gain, if any, referred to in the immediately preceding sentence.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of [_______], 2009, by and among ABRY Partners, LLC, a Delaware limited liability company, Grande Parent LLC, a Delaware limited liability company, ABRY VI, Grande Holdings, the Partnership, and Grande Operating.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Partnership and the Partners named therein, as in effect from time to time.

“Regulatory Allocations” has the meaning set forth in Section 8.2(d) hereof.

”Reimbursement Yield” has the meaning set forth in Section 7.8(d).

“Related Agreements” means, collectively, the Investors Securities Purchase Agreement, the Incentive Unit Purchase Agreements, the Registration Rights Agreement, the Partners Agreement and the Contribution Agreement.

“Restricted Securities” means (a) all Units issued by the Partnership and (b) any securities issued with respect to, or in exchange for, the Units referred to in clause (a) above in connection with a conversion, combination of units or shares, recapitalization, merger, consolidation or other reorganization, including in connection with the consummation of any reorganization plan.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been Transferred pursuant to a Public Sale.

“Rio GP” means Rio GP, LLC, a Nevada limited liability company and wholly-owned subsidiary of Grande Holdings, Inc.

“RULPA” means the Delaware Revised Uniform Limited Partnership Act, as the same may be amended from time to time.

“Sale of the Partnership” means a sale of substantially all of the Partnership's consolidated assets or a sale of the Partnership Interests (including by means of a merger).

“Securities Act” means the Securities Act of 1933, as amended.

"Separation Date" means the date on which the Non-Core Assets are transferred to one or more Non-Core Companies.

“Separate Return Tax” has the meaning set forth in Section 9.5(b).

A “Series” of Class B Common Units means the Class B-1 Common Units, the Class B-2 Common Units, the Class B-3 Common Units or any other Class B Common Units that have the rights and preferences specified for a particular Series of Class B Common Units in a Class B Common Unit Designation. A “Series” of any of Class of New Units will be each Series, if any, described in the applicable New Units Designation.

“Series A Preferred Capital Value” means, for any Series A Preferred Unit, $1.00, as equitably adjusted for any Unit split or other combination or subdivision of Units.

“Series A Preferred Unit” means a Unit having the rights and obligations specified with respect to “Series A Preferred Units” in this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company with voting securities, a majority of the total voting power of shares of stock (or units) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company without voting securities, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this Agreement, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

“Tax Advance” means any distribution pursuant to Section 7.4(a) hereof.

“Tax Amount” of a Unitholder for a Fiscal Year means the product of (A) the Unitholder's Tax Rate for such Fiscal Year and (B) the Adjusted Taxable Income of the Unitholder for such Fiscal Year with respect to its Units.  Notwithstanding anything to the contrary herein, if the Grande Holdings Investor or any other Unitholder is subject to alternative minimum tax or state tax liability for any Fiscal Year as a result of allocations of income from the Partnership, the Tax Amount for such Fiscal Year shall not be less than the sum of such Person’s alternative minimum tax liability and state tax liability for such year resulting from such allocations.  The immediately preceding sentence applies irrespective of whether such tax liability is incurred during or after such Fiscal Year.

“Tax Matters Partner” has the meaning set forth in Code Section 6231 and Section 9.5 hereof.

“Tax Rate” of a Unitholder for any period means the highest marginal tax rates for an individual resident in New York City applicable to ordinary income, qualified dividend income, or capital gains, as appropriate, taking into account the deductibility of state and local income taxes as applicable at the time for United States federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code.

“Taxable Year” means the Partnership's taxable year ending on or about December 31 (or part thereof in the case of the Partnership's first and last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the General Partners (if no year is so required by Section 706 of the Code).

“Transfer” means any direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition.

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit representing a fractional part of the Partnership Interests of all of the Unitholders and shall include all types and classes and/or series of Units; provided that any type, class or series of Units shall have the designations, preferences and/or special rights set forth in this Agreement, and the Partnership Interests represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unitholder” means any holder of Units whether or not such holder has been admitted as a Partner in accordance with the terms of this Agreement, but only with respect to, and to the extent such holder holds, Units.

“Unitholder Minimum Gain” with respect to each Unitholder Nonrecourse Debt, means the amount of Partnership Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d)(1)) that would result if such Unitholder Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Unitholder Nonrecourse Debt” means “Unitholder Nonrecourse Debt” as defined in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Partnership” for the term “partnership” and the term “Unitholder” for the term “partner” as the context requires.

“Unitholder Nonrecourse Deduction” means “Unitholder Nonrecourse Deduction” as defined in Treasury Regulation Section 1.704-2(i), substituting the term “Unitholder” for the term “partner” as the context requires.

“Unpaid Yield” on (i) any Class A Common Unit means, as of any date, an amount equal to the excess, if any, of (A) the aggregate Yield accrued on such Class A Common Unit prior to such date, over (B) the aggregate amount of prior Distributions made by the Partnership on such Class A Common Unit pursuant to Section 7.2(d) and (ii) on any Series A Preferred Unit, as of any date, an amount equal to the excess, if any, of (A) the aggregate Yield accrued on such Series A Preferred Unit prior to such date, over (B) the aggregate amount of prior Distributions made by the Partnership on such Series A Preferred Unit pursuant to Section 7.2(b).

“Unreimbursed Amount” has the meaning set forth in Section 7.8(c).

“Unreturned Capital Value” means, for (i) any Class A Common Unit, the amount of the Common Capital Value for such Class A Common Unit, reduced by all Distributions made by the Partnership on such Class A Common Unit pursuant to Section 7.2(c) and (ii) any Series A Preferred Unit, the amount of the Series A Preferred Capital Value for such Series A Preferred Unit, reduced by all Distributions made by the Partnership on such Series A Preferred Unit pursuant to Section 7.2(a) hereof.

“Unvested Class B Common Unit” means any Class B Common Unit that is not a Vested Class B Common Unit.

“USAC Audit” means that certain audit by the Universal Service Administrative Company, Internal Auditing Division, which administers the Universal Service Fund (“USF”) on behalf of the FCC (as defined in the Recapitalization Agreement), relating to contributions to the USF program by Grande Operating and its predecessors-in-interest (as described in Section 4.12(c) of the Grande Disclosure Schedule attached to the Recapitalization Agreement) and related revenue reports.

“Vested Class B Common Unit” means any Class B Common Unit that has vested pursuant to the terms and conditions of the Incentive Unit Purchase Agreement or other document pursuant to which such Class B Common Units were acquired by the initial holder thereof or any other document governing the vesting of such Class B Common Units.

“Voting Percentage” shall have the meaning set forth in Section 3.1(b).

“Yield” on (i) any Class A Common Unit means the amount accruing on a daily basis in respect of such Unit (commencing with respect to such Unit on the date the Partnership receives cash or other consideration in an amount equal to the purchase price of such Unit) at a rate of 15% per annum on (A) the Unreturned Capital Value for such Unit plus (B) the Unpaid Yield on such Unit for all prior quarterly periods (or portions thereof) ending on any March 31, June 30, September 30 or December 31, and (ii) on any Series A Preferred Unit, means the amount accruing on a daily basis in respect of such Series A Preferred Unit (commencing with respect to such Series A Preferred Unit on the date the Partnership receives cash in an amount equal to the purchase price of such Series A Preferred Unit) (A) for the period beginning on the date hereof and ending on the date that is 18 months from the date hereof, at a rate of 9.0% per annum on (x) the Unreturned Capital Value for such Series A Preferred Unit plus (y) the Unpaid Yield on such Series A Preferred Unit for all prior quarterly periods ending on any March 31, June 30, September 30 or December 31 and (B) for the period beginning on the date that is the first day following the date that is 18 months from the date hereof, at a rate of 15.0% per annum on (x) the Unreturned Capital Value for such Series A Preferred Unit plus (y) the Unpaid Yield on such Series A preferred Unit for all prior quarterly periods ending on any March 31, June 30, September 30 or December 31.  In calculating the amount of any Distribution to be made pursuant to Section 7.2 during any calendar year, the portion of the Yield on any Class A Common Unit, or Series A Preferred Unit for such portion of the quarterly period elapsing before such Distribution is made will be taken into account and paid first.

1.2           Other Definitional Provisions.  Capitalized terms used in this Agreement which are not defined in this Article I have the meanings contained elsewhere in this Agreement.  Defined terms used in this Agreement in the singular shall include the plural and vice versa.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”  Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine.

ARTICLE II
Organization of the Partnership

2.1           Formation.

(a)  The Partnership was formed upon the filing of the certificate of formation of the Partnership (as amended, supplemented or restated from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on July 20, 2009, pursuant to RULPA.  This Agreement shall constitute the “limited partnership agreement” (as that term is used in RULPA) of the Partnership.  The rights, powers, duties, obligations and liabilities of the Unitholders shall be determined pursuant to RULPA and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Unitholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by RULPA, control.

(b)  Any officer of the Partnership, is hereby authorized, at any time that the General Partners have approved an amendment to the Certificate in accordance with the terms hereof, to promptly execute, deliver and file such amendment in accordance with RULPA.

(c)  The Partnership shall, to the extent permissible, elect to be treated as a partnership for federal, foreign, state and local income tax purposes, and each Unitholder and the Partnership shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and no Unitholder shall take any action inconsistent with such treatment.

2.2           Name.  The name of the Partnership is “Grande Investment L.P.” or such other name or names as the General Partners may from time to time designate; provided that the name shall always contain the words “Limited Partnership” or the abbreviation “LP” or “L.P.”

2.3           Principal Place of Business.  The principal place of business of the Partnership shall be at such place as the General Partners may determine from time to time.  The Partnership may locate its place or places of business (including its principal place of business) and registered office at any other place or places as the General Partners may from time to time deem necessary or advisable.

2.4           Registered Office and Registered Agent.  The Partnership's registered office shall be at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware  19808, and the name of its initial registered agent at such address shall be Corporation Service Company.

2.5           Term.  The term of existence of the Partnership shall be perpetual from the date the Certificate was filed with the Secretary of State of Delaware, unless the Partnership is dissolved in accordance with the provisions of this Agreement and RULPA.

2.6           Purposes and Powers.  The purposes and character of the business of the Partnership shall be to transact any or all lawful business for which limited partnerships may be organized under RULPA.  The Partnership shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Partnership, including the ability to incur and guaranty indebtedness, to the extent the same may be legally exercised by limited liability companies under RULPA.  The Partnership shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership organized under the laws of the State of Delaware.

ARTICLE III
Management of the Partnership

3.1           General Partners.

(a)  General Partners.  All rights and powers to manage and control the business and affairs of the Partnership shall be vested exclusively in the General Partners, which shall have full authority to exercise in their discretion, on behalf of and in the name of the Partnership, all rights and powers of the general partners of a limited partnership formed under RULPA.  The General Partners shall have the power to delegate all or any part of their rights and powers to manage and control the business and affairs of the Partnership to such officers, employees, Affiliates, agents and representatives of the General Partners or the Partnership as the General Partners may from time to time deem appropriate.

(b)  Powers.  The power to direct the management, operation and policies of the Partnership shall be vested exclusively in the General Partners, which shall have the power and shall be authorized and empowered on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings the General Partners in their sole discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement.  In order for the General Partners to take any action (including pursuant to the Partners Agreement or the Registration Rights Agreement), the General Partner(s) holding a majority of the Voting Percentage must approve or take such action, and no formal vote, and no action or approval by any other General Partner, is required.  For the avoidance of doubt, no action purported to be taken or approved solely by a General Partner having less than a majority of the Voting Percentage shall be effective or valid, and no such General Partner shall have the right or authority to take (or shall hold itself out as having the right or authority to take) any such action as a general partner of the Partnership or otherwise on the Partnership’s behalf.  Grande Manager’s “Voting Percentage” will be 75.3% and Grande Holdings Investor’s “Voting Percentage” will be 24.7%.

3.2           [RESERVED]

3.3           Officers.

(a)  Appointment of Officers.  The General Partners may appoint individuals as officers (“Officers”) of the Partnership, which may include (i) a chief executive officer, (ii) a president, (iii) a chief financial officer, (iv) a secretary, and (v) such other Officers (such as a treasurer or any number of vice presidents) as the General Partners deem advisable.  No Officer need be a Partner.  An individual can be appointed to more than one office.  Each Officer of the Partnership shall be a “manager” of the Partnership, but, notwithstanding the foregoing, no Officer of the Partnership shall have any rights or powers beyond the rights and powers granted to such Officer in this Agreement or by the General Partners.  The Officers of the Partnership as of the date hereof are listed on the attached Schedule A.

(b) Duties of Officers Generally.  Under the direction of and, at all times, subject to the authority of the General Partners, the Officers shall manage and control the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business, make decisions affecting the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business and take all such actions as they deem necessary or appropriate to accomplish the foregoing, in each case, unless the General Partners shall have previously restricted (specifically or generally) such powers.  In addition, the Officers shall have such other powers and duties as may be prescribed by the General Partners or this Agreement.  The chief executive officer and the president shall have the power and authority to delegate to any agents or employees of the Partnership rights and powers of Officers of the Partnership to manage and control the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business, as the chief executive officer or the president may deem appropriate from time to time, in each case, unless the General Partners shall have previously restricted (specifically or generally) such powers.  Officers of the Partnership shall have the duties of officers applicable to officers of corporations organized under GCL.

(c)  Authority of Officers.  Subject to Section 3.3(b) above, with respect to all matters within the ordinary course of business of the Partnership, any Officer of the Partnership shall have the right, power and authority to transact business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.  With respect to such matters, third parties dealing with the Partnership may rely conclusively upon any certificate of any Officer to the effect that such Officer is acting on behalf of the Partnership.

(d)  Removal, Resignation and Filling of Vacancy of Officers.  Subject to the terms of any applicable employment agreement to which the Partnership or its Subsidiary is a party, the General Partners may remove any Officer, for any reason or for no reason, at any time.  Any Officer may resign at any time by giving written notice to the Partnership, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any such resignation shall be without prejudice to the rights, if any, of the Partnership or such Officer under this Agreement.  A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e)  Compensation of Officers.  The Officers shall be entitled to receive compensation from the Partnership as determined by the General Partners, provided, however, that Officer who is also employed by ABB will not receive additional compensation from the Partnership so long as the ABB Advisory Agreement is in effect.

(f)   Chief Executive Officer.  Under the direction of and, at all times, subject to the authority of the General Partners and this Agreement, the chief executive officer shall have general supervision over the day-to-day business, operations and affairs of the Partnership and shall perform such duties and exercise such powers as are incident to the office of chief executive officer of a corporation organized under GCL.  The chief executive officer shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partners.

(g)  President.  Under the direction of and, at all times, subject to the authority of the General Partners and this Agreement, the president shall perform such duties and exercise such powers as are incident to the office of president of a corporation organized under GCL.  In the absence of the chief executive officer, the president shall perform the duties of the chief executive officer.  The president shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partners.

(h) Chief Financial Officer.  The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Partnership, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units, and, in general, shall perform all the duties incident to the office of the chief financial officer of a corporation organized under GCL.  The chief financial officer shall have the custody of the funds and securities of the Partnership, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Partnership.  The chief financial officer shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partners, the chief executive officer and/or the President.

(i)   Secretary.  The secretary shall (i) keep the minutes of the meetings of the Partners and the General Partners in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the company records; (iv) keep a register of the addresses of each Partner which shall be furnished to the Secretary by such Partners; (v) have general charge of the Partners Schedule; and (vi) in general perform all duties incident to the office of the secretary of a corporation organized under GCL.  The secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partners, the chief executive officer and/or the president.

3.4           Performance of Duties; Liability of Officers.  In performing his or her duties, each of the Officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Partnership or any facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid), of the following other Persons or groups: (a) one or more Officers or employees of the Partnership or its Subsidiaries; (b) any attorney, independent accountant, or other Person employed or engaged by the Partnership or its Subsidiaries; or (c) any other Person who has been selected with reasonable care by or on behalf of the Partnership or its Subsidiaries, in each case as to matters which such relying Person reasonably believes to be within such other Person's professional or expert competence.  No individual who is an Officer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Partnership, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being an Officer.

3.5           Indemnification.

(a)  Exculpation.  The General Partners and their Affiliates, and the direct or indirect members, managers, partners, shareholders, officers, directors, employees, agents and legal representatives of the General Partners and any such Affiliates, and the Officers of the Partnership (in each case, an “Indemnified Person”), shall not be liable to any Partner or the Partnership for any act or failure to act on behalf of the Partnership or any Subsidiary of the Partnership, except to the extent provided otherwise in a management services agreement or otherwise or to the extent such act or failure to act constitutes gross negligence, recklessness, willful misconduct or bad faith on the part of the Indemnified Person, a knowing violation of law by the Indemnified Person or a material breach by the Indemnified Person of its obligations under this Agreement.  The General Partners may exercise any of the powers granted to them hereunder and perform any of the duties imposed upon them hereunder either directly or by or through agents and shall not be responsible for any misconduct or negligence on the part of any such agent selected with reasonable care.  The General Partners may rely, and shall be protected in acting or refraining from acting, and shall be deemed to have acted in good faith and without gross negligence or willful misconduct, upon any consent, approval or any other action taken by the Limited Partners, and upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 17-407 of RULPA.  The General Partners may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other professional consultants and advisers selected by it with reasonable care, and shall be fully protected and justified and shall be deemed to have acted in good faith and without gross negligence or willful misconduct, in any action or inaction which is taken or omitted to be taken in reasonable reliance upon the advice or opinion of such Persons as to matters within such Persons’ professional or expert competence.  The General Partners shall not be liable to the Partnership or the Partners for the failure to perform any obligation that the General Partner cannot perform because the Partnership has insufficient funds to pay the cost and expense relative to such obligation.

(b) Indemnification.  The Partnership, to the fullest extent permitted by law, shall indemnify and hold harmless each Indemnified Person from and against any loss, liability, expense, judgment, settlement cost, fees and related expenses (including reasonable attorneys’ fees and expenses), costs or damages arising out of or in connection with any act taken or omitted to be taken in respect of the affairs of the Partnership or any subsidiary of the Partnership, unless such act or omission constitutes gross negligence, recklessness, willful misconduct or bad faith on the part of the Indemnified Person, a knowing violation of law by the Indemnified Person or a material breach by the Indemnified Person of its obligations under this Agreement.  The termination of any action, suit or proceeding by settlement shall not, of itself, create a presumption that an Indemnified Person did not act in good faith or in a manner that was reasonably believed to be in, or not opposed to, the best interests of the Partnership or was guilty of gross negligence, willful misconduct, bad faith or a knowing violation of law.  The Partnership, in the discretion of the General Partners, may advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding which arises out of conduct which is the subject of the indemnification provided hereunder; provided, however, that (i) the General Partners hereby agree, and each other Indemnified Person shall agree as a condition to receiving any such advance, that in the event an Indemnified Person receives any advance, the Indemnified Person shall be required to reimburse the Partnership for the advance to the extent that it is judicially determined, in a final, non-appealable judgment or binding arbitration, that the Indemnified Person was not entitled to indemnification under this Section 3.5 and (ii) neither the General Partners nor any other Indemnified Person shall be entitled to any advance of costs and expenses in any action (either direct or derivative) brought against such Indemnified Person by Limited Partners, except to the extent that a court of competent jurisdiction issues a ruling (whether preliminary or final) substantially to the effect that the claim is one as to which it is likely that such Indemnified Person is entitled to the benefits of the exculpatory provisions set forth in Section 3.5(a).  Notwithstanding anything to the contrary contained in this Section 3.5(b), neither the General Partners nor any other Indemnified Person shall be entitled to indemnification for, or be indemnified by the Partnership against, any claim in any action (either direct or derivative) brought against such Indemnified Person by any Limited Partner if it is established, by a final non-appealable judgment, that such claim was one as to which such Indemnified Person is not entitled to the benefits of the exculpatory provisions set forth in Section 3.5(a).

ARTICLE IV
Other Matters Pertaining to Partners

4.1           Limited Liability of Limited Partners.  Except as provided by RULPA or other applicable law and subject to the obligations to pay taxes to the extent provided in Section 9.4, no Limited Partner (including any Limited Partner that is an Affiliate of any General Partner) shall have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts, liabilities, contracts, or other obligations of the Partnership of for any losses of the Partnership, except to the extent required by this Agreement.

4.2           Registered Partners.  The Partnership shall be entitled to treat the owner of record of any Unit as the owner in fact of such Unit for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or RULPA.  Notwithstanding the foregoing, the Secretary of the Partnership shall amend the Partners Schedule to reflect a transferee of any Unit as the new owner of record of such Unit as promptly as practicable following the Partnership’s receipt from such transferee of a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto, as contemplated by Section 11.3(a) hereof.

4.3           Limitation of Liability.  Except as otherwise provided in RULPA or in this Agreement, no Partner will be obligated personally for any debt, obligation or liability of the Partnership or of any other Partner by reason of being a Partner, whether arising in contract, tort or otherwise.  No Partner will have any responsibility to restore any negative balance in his or its Capital Account or to contribute to or in respect of the liabilities or obligations of the Partnership or return distributions made by the Partnership except as required by RULPA or other applicable law.

4.4           Withdrawal; Resignation.  A Partner shall not cease to be a Partner as a result of the Bankruptcy of such Partner or as result of any other events specified in § 17-402 of RULPA.  So long as a Partner continues to own or hold any Units, such Partner shall not have the ability to resign as a Partner prior to the dissolution and winding up of the Partnership and any such resignation or attempted resignation by a Partner prior to the dissolution or winding up of the Partnership shall be null and void.  When any Person who is a Partner ceases to own or hold any Units, such Person shall no longer be a Partner.

4.5           Death of a Partner.  The death of any Partner shall not cause the dissolution of the Partnership.  In such event the Partnership and its business shall be continued by the remaining Partner or Partners.

4.6           Authority.  No Partner, in its capacity as a Partner, shall have the power to act for or on behalf of, or to bind the Partnership.

4.7           Outside Activities.  Subject to the terms of any written agreement by any Partner to the contrary, a Partner may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities which compete with the Partnership, and no Partner in his capacity as a Partner shall have any duty or obligation to bring any “corporate opportunity” to the Partnership.  Subject to the terms of any written agreement by any Partner to the contrary, neither the Partnership nor any other Partner in his capacity as a Partner shall have any rights by virtue of this Agreement in any business interests or activities of any other Partner.

4.8           Actions by Limited Partners.  Notwithstanding anything in this Agreement to the contrary, no Limited Partner (other than an employee of the Partnership or any of its Subsidiaries, in his or her capacity as such) will have the right to be materially involved, directly or indirectly, in the management or operation of the media enterprise activities of the Partnership or its Subsidiaries.  Without limiting the foregoing, no such Limited Partner will act as an employee of the Partnership or any of its Subsidiaries if his or her functions, directly or indirectly, relate to the media enterprises of the Partnership or its Subsidiaries, and no such holder will:  (a) serve, in any material capacity, as an independent contractor or agent with the respect to the media enterprises of the Partnership or any of its Subsidiaries; (b) communicate with the Partnership or its Subsidiaries of any of them on matters pertaining to the day-to-day operations of the business of the Partnership and its Subsidiaries; (c) perform services to the Partnership or any of its Subsidiaries relating to their media activities, with the exception of making loans, or acting as a surety for, their businesses; or (d) become actively involved in the management and operation of the media businesses of the Partnership or any of its Subsidiaries.

ARTICLE V
Units; Partnership

5.1           Units Generally.  The Partnership Interests of the Partners shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, including voting rights, if any, set forth in this Agreement.  The secretary of the Partnership shall maintain a schedule of all Partners from time to time, the Units held by them and the Capital Contributions made by them with respect thereto (as the same may be amended, modified or supplemented from time to time, the “Partners Schedule”), a copy of which as of the date hereof is attached hereto as Schedule B.  Ownership of a Unit (or fraction thereof) shall not entitle a Unitholder to call for a partition or division of any property of the Partnership or for any accounting.  The Partnership will not effect a split, reverse split or other combination or subdivision of the Common Units of any class or series unless the terms of all other classes and series (including related Common Capital Values and Non-Distribution Amounts) of Common Units are equitably adjusted.

5.2           Authorization and Issuance of Units

(a)  Series A Preferred Units.  The Partnership hereby authorizes the issuance of an unlimited number of Series A Preferred Units, [__________] of which are outstanding on the date hereof, as set forth on the Partners Schedule (as in effect on the date hereof).

(b)  Class A Common Units.  The Partnership hereby authorizes the issuance of an unlimited number of Class A Common Units, which it may issue in one or more Series, [___________] of which are outstanding on the date hereof, as set forth on the Partners Schedule (as in effect on the date hereof).

(c)  Class B Common Units.  The Partnership hereby authorizes the issuance of an unlimited number of Class B Common Units for incentive purposes, which it may issue to officers, directors, managers, employees or consultants of the Partnership, its Subsidiaries or Grande Manager, or, for so long as the ABB Advisory Agreement (as defined in the Partners Agreement) is in effect, of ABB, in one or more Series, [__________] of which are outstanding on the date hereof, as set forth on the Partners Schedule (as in effect on the date hereof).  The initial three Series of Class B Common Units are (i) Class B-1 Common Units, [________] of which are outstanding on the date hereof, (ii) Class B-2 Common Units, [_________] of which are outstanding on the date hereof, and (iii) Class B-3 Common Units, [__________] of which are outstanding on the date hereof, in each case, as set forth on the Partners Schedule (as in effect on the date hereof); provided, during the period of 18 months after the date of this Agreement, the Partnership may not issue (A) any incentive-based Equity Securities other than Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units or (B) any Class B-1 Common Units, Class B-2 Common Units, or Class B-3 Common Units if, after giving effect to such issuance the Class B-1 Common Units, Class B-2 Common Units or Class B-3 Common Units of such series would represent greater than 5% of the then-outstanding Common Units, except in each case in compliance with Section 7.24(b) of the Recapitalization Agreement.

(d)  Other Units.  In addition to the Series A Preferred Units, the Class A Common Units, and the initial Series of Class B Common Units, the Partnership hereby authorizes the issuance of other Units, subject to compliance with Section 6 of the Partners Agreement.  With respect to such Units, the General Partners are authorized to provide for the issuance of such Units in any class or series by adopting a Class B Common Unit Designation or a New Unit Designation or by amending this Agreement to reflect such issuance and to establish the number of Units to be included in each such series (which may be unlimited), and to fix the relative rights, obligations, preferences and limitations of the Units of each such series.

(e)  Additional Units.  The General Partners are authorized to increase or decrease the number of Units of any series or subseries of Units, prior or subsequent to the issue of that series or subseries, but not below the number of Units of such series or subseries then outstanding.

5.3           Unit Certificates.  Unless the General Partners otherwise direct, Units will not be represented by certificates.

5.4           Issuance of Units.  Subject to the limitations contained in Section 11.5 hereof and Section 6 of the Partners Agreement, the Partnership (with the approval of the General Partners) shall have the right to issue any authorized but unissued Units; provided that the Partnership shall not issue any Units to any Person unless such Person has executed and delivered to the secretary of the Partnership the documents described in Section 5.5 hereof.  Upon the issuance of Units, the Partnership shall adjust the Capital Accounts of the Unitholders as necessary in accordance with Section 6.2.  No portion of the Capital Account of a Partner shall be reallocated to a Person acquiring Units.

5.5           New Partners from the Issuance of Units.  In order for a Person to be admitted as a Partner of the Partnership by reason of the issuance of Units to such Person by the Partnership, such Person shall have executed and delivered to the secretary of the Partnership a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto.  Upon the amendment of the Partners Schedule by the secretary of the Partnership and the satisfaction of any other applicable conditions, including the receipt by the Partnership of payment for the issuance of the applicable Units, such Person shall be admitted as a Partner and deemed listed as such on the books and records of the Partnership.

5.6           Treatment of Repurchased Class B Common Units.  Any Class B Common Unit that is repurchased by the Partnership or forfeited or cancelled pursuant to any Incentive Unit Purchase Agreement or otherwise shall no longer be deemed to be outstanding for any purpose under this Agreement.

ARTICLE VI
Capital Contributions and Capital Accounts

6.1           Capital Contributions

(a)  Each Person who is a Partner as of the date hereof has made, or is deemed to have made, the Capital Contributions giving rise to such Partner's Capital Account as of the date hereof and is deemed to own the number, type and class, series or subseries of Units, in each case, in the amounts set forth opposite such Partner's name on the Partners Schedule as in effect on the date hereof.  Such contribution by the Grande Holdings Investor will have been made by mean of a contribution of assets having a net value equal to the value of its interest as noted on the Partners Schedule, and such contributions by the other of such Partners will have been made in cash.

(b)  No Partner shall make or be required to make any additional contributions to the Partnership with respect to such Partner's Units.  Except as expressly provided herein, no Partner, in its capacity as a Partner, shall have the right to receive any cash or any other property of the Partnership.

(c)  Prior to the date hereof, Grande Operating was converted from a corporation to a limited liability company.  For federal income tax purposes, Grande Holdings will report such conversion in a manner resulting in a recognition event with respect to the assets of Grande Operating.

6.2           Capital Accounts

(a)      Maintenance Rules.  The Partnership shall maintain for each Unitholder a separate capital account (a “Capital Account”) in accordance with this Section 6.2(a).  Each Capital Account shall be maintained in accordance with the following provisions:

(i)            Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Unitholder to the Partnership pursuant to this Agreement, such Unitholder's allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Unitholder pursuant to Section 8.2 or Section 8.3 below, and the amount of any liabilities of the Partnership assumed by such Unitholder or which are secured by any property distributed to such Unitholder.

(ii)           Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Unitholder pursuant to this Agreement, such Unitholder's allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Unitholder pursuant to Section 8.2 or Section 8.3 below, and the amount of any liabilities of such Unitholder assumed by the Partnership or which are secured by any property contributed by such Unitholder to the Partnership.

(iii)          If all or any portion of a Unit or an Option is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit (or, in each case, portion thereof).

(iv)          If the Book Value of the Partnership assets is adjusted pursuant to clause (b) of the definition of “Book Value,” the Capital Accounts of the Unitholders shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the General Partners determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the General Partners may authorize such modifications.

(b)  Definition of Profits and Losses.  “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Partnership's taxable income or loss, respectively, for such Taxable Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)            The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for federal income tax purposes.

(ii)           If the Book Value of any Partnership property is adjusted pursuant to the definition of “Book Value” or Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property (provided that if the Book Value of any Partnership property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Partnership).

(iii)          Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)          Items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property's Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v)           To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi)          All items of income, gain, loss or deduction which are specially allocated pursuant to Section 8.2 or Section 8.3 shall not be taken into account in computing such taxable income or loss.

6.3           Negative Capital Accounts.  If any Unitholder has a deficit balance in its Capital Account, such Unitholder shall have no obligation to restore such negative balance or to make any Capital Contributions to the Partnership by reason thereof, and such negative balance shall not be considered an asset of the Partnership or of any Unitholder.

6.4           No Withdrawal.  No Unitholder will be entitled to withdraw any part of his or its Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided in this Agreement.

6.5           Loans From Unitholders.  Loans by Unitholders to the Partnership shall not be considered Capital Contributions.

6.6           Status of Capital Contributions.

(a)  No Unitholder shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.

(b)  Except as otherwise provided by applicable law or in Section 10.3, no Unitholder shall be required to lend any funds to the Partnership or to make any additional Capital Contributions to the Partnership.  No Unitholder shall have any personal liability for the repayment of any Capital Contribution of any other Unitholder.

ARTICLE VII
Distributions

7.1           Generally. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any Distribution to Unitholders if such Distribution would violate RULPA or other applicable law.

7.2           Order of Priority.  Subject to Sections 7.4, 7.7, 7.8 and 10.2(b) below, available cash or other assets (taking such other assets into account at their Fair Market Value at the time of distributions) shall be distributed, at such times and in such amounts as the General Partners determine in their discretion, subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Partnership, in the following order and priority (subject to Section 7.3 below and to any Class B Common Unit Designation or New Unit Designation then in effect); provided that, prior to making Distributions as provided below, the Company will make all Distributions that then may be made pursuant to Section 7.4:

(a)  First, to the holders of Series A Preferred Units, collectively, until the entire amount of the Unreturned Capital Value of all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.  Amounts to be distributed to the holders of Series A Preferred Units pursuant to the first sentence of this Section 7.2(a) will be distributed among such holders in proportion to and to the extent of the Unreturned Capital Value in respect of the Series A Preferred Units owned by each such holder as of the time of the applicable Distribution.  No Distribution or any portion thereof may be made pursuant to Section 7.2(b) through Section 7.2(f) until the entire amount of Unreturned Capital Value of all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.

(b)  Second, to the holders of Series A Preferred Units, collectively, until the entire amount of Unpaid Yield on all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.  Amounts to be distributed to the holders of Series A Preferred Units pursuant to the first sentence of this Section 7.2(b) will be distributed among such holders in proportion to and to the extent of the Unpaid Yield on the Series A Preferred Units owned by each such holder as of the time of the applicable Distribution.  No Distribution or any portion thereof may be made pursuant to Section 7.2(c) through Section 7.2(f) until the entire amount of the Unpaid Yield on all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.

(c)  Third, to the holders of Class A Common Units, collectively, until the entire amount of the Unreturned Capital Value of all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.  No Distribution or any portion thereof may be made pursuant to Section 7.2(d) through Section 7.2(f) until the entire amount of Unreturned Capital Value of all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.

(d)  Fourth, to the holders of Class A Common Units, collectively, until the entire amount of Unpaid Yield on all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.  Amounts to be distributed to the holders of Class A Common Units pursuant to the first sentence of this Section 7.2(d) will be distributed among such holders in proportion to and to the extent of the Unpaid Yield on the Class A Common Units owned by each such holder as of the time of the applicable Distribution.  No Distribution or any portion thereof may be made pursuant to Section 7.2(e) or Section 7.2(f) until the entire amount of the Unpaid Yield on all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.

(e)  Fifth, subject to Section 7.3 below, to the holders of Class A Common Units and Class B Common Units (the “Common-Equivalent Units”) upon which less than the Catch-Up Amount has been paid, until an aggregate amount equal to the Catch-Up Amount has been paid with respect to each Common-Equivalent Unit (on a per-Unit basis).  Distributions pursuant to this Section 7.2(e) will be first be made only to holders of those Common-Equivalent Units upon which the least amount of Distributions have theretofore been paid (on a per-Unit basis), until Distributions have been paid in respect of such Common Equivalent Units in an amount per Unit equal to the amount of Distributions per Unit paid on the Common-Equivalent Units which have theretofore been paid the second-least amount on a per-Unit basis.  Distributions pursuant to this Section 7.2(e) will then be made only to the holders of such former Common-Equivalent Units and such latter Common-Equivalent Units until Distributions have been paid in respect of all such Common-Equivalent Units in an amount per Unit equal to the amount of Distributions per Unit theretofore paid on the Common-Equivalent Units which have theretofore been paid the third-least amount on a per-Unit basis, and so on until the same amount has been paid in respect of all Common-Equivalent Units on a per-Unit basis.  Amounts to be distributed to holders of any particular Common-Equivalent Units as described in the second or third sentence of this Section 7.2(e) will be distributed pro rata among the holders of such Units on the basis of the respective quantities of such Units held by them.  No Distribution or any portion thereof may be made pursuant to Section 7.2(f) until the aggregate amount of all Distributions made in respect of each Common-Equivalent Units.

(f)   Sixth, subject to Section 7.3 below, to the holders of Common Units pro rata among such holders on the basis of the number of Common Units owned by each of them.

7.3           No Right to Receive Certain Distributions.  Notwithstanding Section 7.2 above:

(a)  If at the time any Distribution is made in respect of any Class B Common Unit pursuant to Section 7.2 above when such Class B Common Unit is an Unvested Class B Common Unit, then the amount of such Distribution (after giving effect to Section 7.3(b) below) shall be withheld from the holder of such Unvested Class B Common Unit until the earlier to occur of (i) the time at which such Unvested Class B Common Unit becomes a Vested Class B Common Unit, whereupon the amount so withheld shall be promptly paid by the Partnership to such holder without interest and (ii) the time at which such Unvested Class B Common Unit is no longer eligible for vesting, whereupon the amount so withheld shall be distributed to the other Partners pursuant to Section 7.2 above or retained by the Partnership and held or used for any purpose, as the General Partners may direct.

(b)  Any holder of any Class B Common Unit will forego distributions that would otherwise be made in respect of such Class B Common Unit from time to time pursuant to Section 7.2 above (including by reason of Section 7.3(c) below) in such amount(s) as may be required so that the aggregate amount of Distributions foregone with respect to such Class B Common Unit by reason of this Section 7.3(b) is equal to the Non-Distribution Amount for such Class B Common Unit.  No holder of any Class B Common Unit will later have the right to receive any Distribution which is foregone pursuant to this Section 7.3(b), except to the extent that any portion of such foregone Distribution may be reallocated to such holder in accordance with Section 7.3(c) below.  Distributions foregone by a holder pursuant to this Section 7.3(b) will nonetheless be deemed to have been received by such holder for purposes of Section 7.2(e).

(c)  All Distributions withheld in respect of Class B Common Units pursuant to Section 7.3(b) above will be reallocated and paid instead to the Unitholders in accordance with Section 7.2(e) or Section 7.2(f) above (subject again to being foregone pursuant to Section 7.3(b) above).

7.4           Tax Advances

(a)           Subject to the restrictions of any of the Partnership's and/or its Subsidiaries' then applicable debt financing agreements, the General Partners may cause the Partnership to distribute out of cash available for distribution (net of any reserves established by the General Partners in their sole discretion for future expenditures, liabilities and other purposes) to each Unitholder cash in proportion to and to the extent of such Unitholder's Quarterly Estimated Tax Amount for the applicable calendar quarter (including for prior quarters, to the extent such distributions have not previously been paid).  Such distributions, if made, shall be made on or before each of April 12, June 12, September 12 and December 12 of the relevant quarter for estimated tax purposes.  In addition to the foregoing, the Partnership shall (to the extent not prohibited by any agreement governing or made in favor of any holder of indebtedness of the Partnership or any of its Subsidiaries, and to the extent the Partnership’s Subsidiaries are permitted under such agreements to make distributions to enable the Partnership to do so) make a special tax distribution to the Grande Holdings Investor in an amount equal to the amount of the alternative minimum tax and state tax, if any, resulting from the transactions set forth in the Recapitalization Agreement, including the transfer of assets and liabilities to the Partnership, and regardless of when such alternative minimum tax or state tax liability may arise, to the extent such amount exceeds the aggregate amount of the distributions made pursuant to this Article VII made to the Grande Holdings Investor, and such distribution shall be made no later than 10 days after requested in writing by the Grande Holdings Investor.  Any distributions described in this Section 7.4 will be made without regard for the relative priorities and amounts set forth in Section 7.2 above.  Distributions made pursuant to this Section 7.4, shall be taken into account as advances on distributions made pursuant to Section 7.2 above, and shall (to the extent not previously taken into account pursuant to this sentence) reduce the Distributions to be made in respect of the related Units under Section 7.2 above, when and as paid by the Partnership.  No Unitholder shall be liable to the Partnership for any amount distributed to it pursuant to this Section 7.4, or for any interest on such amount .

(b)  Notwithstanding any provisions of Section 7.2 above, upon a Sale of the Partnership, the Partnership shall make special distributions to each holder of Class A Common Units issued on the date of this Agreement to Persons other than the Grande Holdings Investor equal to one-half of the amount of Tax Advances previously paid in respect of the Class A Common Units held by such holder (excluding, for this purpose, any Tax Advances that were made in respect of capital gain allocated to such Unitholders); provided that all amounts distributable pursuant to this Section 7.4(b) shall not exceed five million dollars ($5,000,000) in the aggregate.  If, but for the proviso to the preceding sentence, the aggregate amount to be distributed pursuant to this Section 7.4(b) would exceed $5,000,000, then the aggregate amount to be distributed to such holders will be distributed among them pro rata, based on the amounts that would have been distributed to them pursuant to Section 7.4(b) but for such proviso.

7.5           Indemnification and Reimbursement for Payments on Behalf of a Unitholder.  Except as otherwise provided in this Agreement, if the Partnership is required by law (as determined by the Tax Matters Partner based on the advice of legal or tax counsel to the Partnership) to make any payment on behalf of a Unitholder in its capacity as such (including in respect of withholding taxes, personal property taxes, and unincorporated business taxes, etc.), then such Unitholder (the “Indemnifying Unitholder”) will indemnify the Partnership in full for the entire amount paid, including interest, penalties and expenses associated with such payment.  At the option of the General Partners, either:

(a)  promptly upon notification of an obligation to indemnify the Partnership, the Indemnifying Unitholder will make a cash payment to the Partnership in an amount equal to the full amount to be indemnified (and the amount paid will not be added to the Indemnifying Unitholder's Capital Account or otherwise deemed to be a Capital Contribution), or

(b)  the Partnership will reduce the Distribution giving rise to such payment and/or any subsequent Distributions which would otherwise be made to the Indemnifying Unitholder until the Partnership has recovered the amount to be indemnified (and the amount of such reduction will be deemed to have been distributed for all purposes, and such deemed distribution will reduce the Indemnifying Unitholder's Capital Account).

A Unitholder's obligation to make contributions to the Partnership under this Section 7.5 will survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 7.5, the Partnership will be treated as continuing in existence.  The Partnership may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 7.5, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Partnership's and its Subsidiaries' effective cost of borrowed funds.

7.6           Non-Cash Distributions.  Notwithstanding anything in this Agreement to the contrary, the Partnership shall not make any Distribution in the form of non-cash property with respect to (i) any Common Units unless all holders of Common Units entitled to receive such Distribution in accordance with Section 7.2 above receive the identical form of non-cash consideration or (ii) except in accordance with Section 10.2(c) below, any Preferred Units.  For purposes of any such distribution, the General Partners will determine the Fair Market Value of any property to be distributed in accordance with any reasonable valuation procedure.

7.7           Redemption of Series A Preferred Units

(a)           Until such time as the Series A Preferred Units are deemed to be redeemed in accordance with Section 7.7(b) below, the Partnership shall, and the General Partners shall cause the Partnership to, declare and pay distributions, to the extent not prohibited by, or required to otherwise be applied by, any agreement governing or made in favor of any holder of indebtedness of the Partnership or any of its Subsidiaries, and to the extent the Partnership’s Subsidiaries are permitted under such agreements to make distributions to enable the Partnership to do so, (i) on not less than a quarterly basis out of the Non-Core Assets Excess Cash Flow and (ii)  from time to time out of the net cash proceeds of any sale or similar disposition of any Non-Core Assets (net of any amount that the General Partners determine in good faith is appropriate for the Partnership or any of its Subsidiaries to retain to enable it or them to satisfy indemnity obligations that have arisen or may arise and/or liabilities retained by any of them which are related to such Non-Core Assets or the disposition thereof).

(b)           With respect to any Series A Preferred Unit, such Series A Preferred Unit shall cease to be issued and outstanding and shall be deemed to have been redeemed upon the payment in full in cash of each of (i) the Unreturned Capital Value of such Series A Preferred Unit and (ii) the Unpaid Yield on such Series A Preferred Unit as of the time the Unreturned Capital Value of such Series A Preferred Unit was paid in full in cash, whereupon (A) the holder of such Series A Preferred Unit shall cease to have any right or obligation hereunder with respect to such Series A Preferred Unit and (B) the Secretary of the Partnership shall amend the Partners Schedule to reflect the redemption in full of such Series A Preferred Unit.

7.8           Adjustment Amount Liability

(a)           From time to time, the Grande Holdings Investor shall have the option, but not the obligation, to make payments to Grande Operating until the Unreimbursed Amount (as defined below) equals zero.

(b)           At the time of a Sale of the Partnership, the portion of the proceeds of such Sale of the Partnership that would otherwise have been paid to the holders of the Class A Common Units issued to the Grande Holdings Investor on the date of this Agreement, whether under this Agreement 7.2 or the Partners Agreement, will be reduced by the Unreimbursed Amount.

(c)           At any time, the “Unreimbursed Amount” means the excess of (i) the sum of the Adjustment Amount (or any portion thereof that has then been determined or invoiced or is otherwise payable or paid) and the Reimbursement Yield (as defined below) at such time over (ii) the aggregate amount theretofore paid to Grande Operating pursuant to Section 7.8(a).

(d)           At any time, the “Reimbursement Yield” means the amount accruing on a daily basis from and after the date upon which the Adjustment Amount is determined and any related appeals are resolved, or, for amounts potentially within the Adjustment Amount that the Partnership or its Subsidiaries was required to pay prior to the date at which any related appeals are resolved, from the date of such payment until the date the Adjustment Amount is determined and any related appeals are resolved, at a rate per annum equal to the Financing Rate (as defined below), on the Unreimbursed Amount as in effect from time to time; provided that, for purposes of the determining the Reimbursement Yield, the Reimbursement Yield that accrues during any calendar quarter will be deemed to be added to the Unreimbursed Amount on the last day of such calendar quarter.  For the avoidance of doubt, in calculating the Unreimbursed Amount at any time, the Reimbursement Yield will be computed through the date as of which the Unreimbursed Amount is being computed.

(e)           The “Financing Rate” means the effective cost of funds (expressed as a rate per annum) to the Partnership and its Subsidiaries of any financing obtained by the Partnership or any of its Subsidiaries, the proceeds of which are used to pay Liabilities arising out of the USAC Audit or the resolution thereof; provided that, if Grande Operating pays such amounts other than from the proceeds of any contemporaneous financing, then it will be deemed to have paid such amounts from proceeds from its highest-cost financing as of the date it paid such amounts.

7.9           Appeal of USAC Audit.  The Partnership and its Subsidiaries will appeal any adverse audit finding resulting from the USAC Audit on the issues of additional USF Liability associated with SLC charges, reseller revenues, DSL revenues and private line/special circuits revenue.  The Partnership and its Subsidiaries will appeal any such adverse finding to the FCC and to a court of competent jurisdiction to the extent the FCC sustains any such adverse finding.  The Partnership and its Subsidiaries will pay the reasonable attorneys fees and expenses of Kelley Drye & Warren LLP or such other firm(s) as the Grande Holdings Director may select from time to time and that is/are reasonably acceptable to the Partnership, up to an aggregate amount of $125,000, in order to exhaust all appeals of all adverse audit findings resulting from the USAC Audit.  Such attorneys fees and expenses will be taken into account in determining the amount described in clause (d) of the definition of the term “Adjustment Amount.”  To the extent that such fees and expenses exceed $125,000 in the aggregate and Grande Holdings pays those fees and expenses directly to the appropriate firm(s) on a timely basis, the Partnership and its Subsidiaries will continue to pursue such appeals using Kelley Drye & Warren LLP or such other firm(s) as the Grande Holdings Director may select from time to time and that is/are reasonably acceptable to the Partnership.  The Grande Holdings Director may waive compliance with any provision of this Section 7.9.

7.10           Unknown Adjustment Amount.  Notwithstanding anything to the contrary in the Recapitalization Agreement or any Ancillary Agreement (as that term is defined in the Recapitalization Agreement), upon an Approved Sale or sale pursuant to Section 3(a) of the Partners Agreement, if the Adjustment Amount has not been finally determined and any related appeal has not been resolved by the time of such sale and the acquiror in such sale requires Grande Operating or any of its Affiliates or direct or indirect equityholders to indemnify such acquiror and/or Grande Operating for any Liability in connection with the USAC Audit, the Grande Holdings Investor hereby agrees to provide such indemnification in an amount not to exceed the Grande Holdings Investor’s net cash proceeds in connection with such sale, and agrees that a portion of such proceeds in an amount sufficient to satisfy such indemnification obligation may be placed in escrow to serve as a source for payment of such indemnification obligation.

ARTICLE VIII
Allocations

8.1           Regular Allocations.

(a)  Generally.  Except as otherwise provided in Section 8.2 below, Net Profits and Net Losses (if any) for any Fiscal Year shall be allocated among the Partners in such a manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Partner, (ii) such Partner's share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Partner's partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal to the respective net amounts, positive or negative, which would be distributed to such Partner or for which such Partner would be liable to the Partnership under RULPA, determined as if the Partnership were to (x) liquidate the assets of the Partnership for an amount equal to their Book Value and (y) distribute the proceeds of liquidation pursuant to Section 10.2 below; provided that clauses (x) and (y) above only apply to this Section 8.1.

(b)  Allocation for Net Profit Year.  For purposes of this Section 8.1, subject to Section 8.1(d) below, if the Partnership has Profits for a Fiscal Year or other period, then (i)  items of deduction and loss will first be allocated to Partners whose Capital Accounts are to be reduced as a result of the allocations under Section 8.1(a) above, in amounts equal to the respective amounts by which such Capital Accounts are to be so reduced, and (ii) profits, net of any allocations under clause (i), will be allocated to Partners whose Capital Accounts are to be increased as a result of the allocations under Section 8.1(a) above, in the proportion that the amounts of the increases to be so effected in such Partners' respective Capital Accounts bears to the aggregate amount of the increase to be effected in all such Partners' Capital Accounts as a result of the allocations under Section 8.1(a) above.

(c)  Allocation for Net Loss Year.  For purposes of this Section 8.1, subject to Section 8.1(d), if the Partnership has Losses for a Fiscal Year or other period, then (i) items of income and gain will first be allocated to Partners whose Capital Accounts are to be increased as a result of the allocations under Section 8.1(a), in amounts equal to the respective amounts by which such Capital Accounts are to be so increased, and (ii) losses, net of any allocations under clause (i), will be allocated to Partners whose Capital Accounts are to be reduced as a result of the allocations under Section 8.1(a), in the proportion that the amounts of the reductions to be effected in such Partners' respective Capital Accounts bears to the aggregate amount of the reduction to be so effected in all such Partners' Capital Accounts as a result of the allocations under Section 8.1(a) above.

(d) Negative Capital Account Balances.  If all items of profit for a Fiscal Year or other period have been allocated in accordance with Section 8.1(a) and there remain items of loss to be allocated, then such items of loss will be allocated to the Partners pro rata according to the number of Units held by each of them.  If, prior to making any allocation of items of profit or loss for any Fiscal Year or other period, any Partner has a negative Capital Account balance, then items of profit will be allocated to all such Partners, pro rata according to the amounts by which their respective Capital Account balances are less then zero, until no Partner has a negative Capital Account balance.

(e)  General.  The Unitholders intend that allocations hereunder affecting Capital Accounts shall be made such that liquidation distributions made under Section 10.2(b)(iii) below shall be the same as if made in accordance with positive Capital Account balances.

8.2           Regulatory and Special Allocations.  Notwithstanding the provisions of Section 8.1:

(a)      If there is a net decrease in Partnership Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Unitholder shall be specially allocated profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Unitholder's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g).  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)      Unitholder Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).  Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Unitholder Minimum Gain during any Taxable Year, each Unitholder that has a share of such Unitholder Minimum Gain shall be specially allocated profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Unitholder's share of the net decrease in Unitholder Minimum Gain.  Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)      In the event any Unitholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), profits shall be specially allocated to such Unitholder in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.  This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)      The allocations set forth in paragraphs (a), (b) and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704.  Notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Unitholders so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Unitholder shall be equal to the net amount that would have been allocated to such Unitholder if the Regulatory Allocations had not occurred.

8.3           Curative Allocations.  If the Tax Matters Partner determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Partnership income, gain, loss, deduction or credit is not specified in this Article VIII (an “unallocated item”), or that the allocation of any item of Partnership income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Unitholders' economic interests in the Partnership (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the General Partners may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation will be made without the prior consent of each Unitholder that would be affected thereby (which consent no such Unitholder may unreasonably withhold) and provided further that no such allocation shall have any material effect on the amounts distributable to any Unitholder, including the amounts to be distributed upon the complete liquidation of the Partnership.

8.4           Tax Allocations

(a)      All income, gains, losses, deductions and credits of the Partnership shall be allocated, for federal, state and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Unitholders for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Partnership's subsequent income, gains, losses, deductions and credits shall be allocated among the Unitholders for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)  Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Unitholders in accordance with Code Section 704(c) and the remedial method of Treasury Regulation Section 1.704-3(d), or such other method elected by the Tax Matters Partner and approved by Grande Holdings Investor, so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value.

(c)  If the Book Value of any Partnership property is adjusted pursuant to clause (b) of the definition of “Book Value,” subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)  Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the General Partners taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)  Allocations pursuant to this Section 8.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder's Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

ARTICLE IX
Elections and Reports

9.1           Generally.  The Partnership will keep appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.3 or pursuant to applicable laws.  The Unitholders (subject to reasonable confidentiality requirements that the General Partners may impose) shall have such right to request and receive such information concerning the Partnership and its affairs as the Partnership is required by RULPA to provide.

9.2           Reports.  The Partnership will use reasonable efforts to deliver or cause to be delivered, by March 1 (and, in any event, will deliver not later than May 31) of each year, to each Person who was a Unitholder at any time during the previous Taxable Year, all information necessary for the preparation of such Person's United States federal income tax returns and any state, local and foreign income tax returns which such Person is required to file as a result of the Partnership being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such Person's share of income, gains, losses, deductions and credits for such year for United States federal income tax purposes (and, if applicable, state, local or foreign income tax purposes) and the amount of any distributions made to or for the account of such Person.  Upon the written request of any such Person, the Partnership will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any state, local and foreign income tax returns which must be filed by such Person.

9.3           Tax Elections.  The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code.  Each Unitholder will upon request supply the information necessary to give proper effect to any such election.  Notwithstanding the foregoing, the Unitholders intend that the Partnership be treated as a partnership for federal, state and local income tax purposes, and the Partnership and each Unitholder shall file all tax returns on the basis consistent therewith.

9.4           Tax Controversies.  ABRY VI is designated the “Tax Matters Partner” (as defined in Code Section 6231) for the Partnership, and is authorized to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith; provided that the Tax Matters Partner may be replaced by action of the General Partners.  Each Unitholder agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings.  Subject to the foregoing proviso, the Tax Matters Partner will have sole discretion to determine whether the Partnership (either in its own behalf or on behalf of the Unitholders) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.  Any deficiency for taxes imposed on any Unitholder (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Unitholder, and if required to be paid (and actually paid) by the Partnership, will be recoverable from such Unitholder as provided in Section 7.5 hereof.  The Partnership shall reimburse the Tax Matters Partner for any and all reasonable expenses (including legal and accounting fees) incurred by the Tax Matters Partner in connection with the fulfillment of its duties under this Section 9.4.  This provision is not intended to authorize the Tax Matters Partner to take any action left to the determination of a partner under Sections 6222 through 6231 of the Code.

9.5           Combined Reporting for Texas Franchise Tax Purposes.

(a)   General Partner’s Authority to File Combined Report.  If, for any tax period, the Partnership (1) is part of a combined group for Texas franchise tax purposes (the “Combined Group”), and (2) is required or permitted to join in the filing of a combined report for Texas franchise tax purposes for such period, the General Partner is authorized to file on behalf of the Partnership any consents, elections, and other documents and take such other action as may be necessary or appropriate to file such a combined report.  (For purposes of this Section 9.5, any period for which the Partnership is included in a combined report for Texas franchise tax purposes is hereinafter referred to as a “Combined Report Year”.)

(b)   Liability to Other Combined Group Members for Partnership Combined Report Years.   If the Partnership is included in a Combined Group for a  Combined Report Year, the Partnership shall be responsible for paying and shall indemnify any other members of the Combined Group (other than the Partnership’s Subsidiaries) for any Texas franchise taxes for which the Partnership would have been liable for that year, computed as though the Partnership had filed a separate franchise tax return for such Partnership Combined Report Year (such amount, the “Separate Return Tax”).  To the extent another member of the Combined Group  (other than the Partnership’s Subsidiaries) pays the Partnership’s Separate Return Tax for any Combined Report Year (such member, the “Paying Member”), the General Partner is authorized to cause the Partnership to reimburse such paying member for such tax.

(c)   Interim Estimated Payments.   If the Combined Group is required to make estimated franchise tax payments during a Combined Report Year, the Partnership shall reimburse the Paying Member, if any, for the portion of the estimated tax payments that are attributable to the inclusion of the Partnership in the Combined Group (calculated in accordance with the principles set forth in Section 9.5(b).  Any such reimbursed amounts so paid in any year shall operate to reduce the Separate Return Tax obligation of the Partnership pursuant to Section 9.5(b).  The Partnership shall request a refund from the Paying Member in the event the total estimated tax payments for a Combined Report Year exceed the Separate Return Tax for such year.

(d)   Tax Adjustments.   In the event of any adjustment to the tax returns of the members of the Combined Group as filed (by reason of an amended return, claim for refund, or an audit by the Office of the Texas Comptroller (the “Comptroller”)), the liability of the members of the Combined Group under Section 9.5(b) shall be redetermined to give effect to any such adjustment as if it has been made as part of the original computation of tax liability, and members of the Combined Group shall satisfy any underpayments or overpayments within the Combined Group within 30 days after any deficiency payments are made to the Comptroller or refunds are received from the Comptroller, or, in the case of contested proceedings, within 30 days after a final determination of the contest.

(e)   Partnership Subsidiaries.   All Subsidiaries of the Partnership shall be subject to this Section 9.5. If at any time the Partnership acquires or creates one or more taxable entities that are includable as members of the Combined Group, they shall be subject to this Section 9.5 and all references to the Partnership herein shall thereafter be interpreted to refer to the Partnership and such subsidiaries as a group.

(f)    Intent and Interpretation.   The intent of this Section 9.5 is that the Partnership should make the Paying Member whole, without more, by reimbursing the Paying Member only to the extent of the Partnership’s Separate Return Tax.  Any ambiguity in the interpretation hereof shall be resolved, with a view to effectuating such intent, in favor of the Paying Member.

(g)   Prohibitions on Payment.  Notwithstanding the other provisions of this Section 9.5, neither the Partnership nor any Subsidiary will be required to make any payment pursuant to this Section 9.5 at a time when any agreement made in favor of any holder of indebtedness of the Partnership or any of its Subsidiaries prohibits it from making such payment or prohibits its Subsidiaries from making Distributions to the Partnership to enable it to make such payment.

ARTICLE X
Dissolution and Liquidation

10.1         Dissolution.  The Partnership shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(a)   The sale or other disposition by the Partnership of all or substantially all of the assets it then owns;

(b)   Upon the election to dissolve the Partnership by action of the General Partners; or

(c)   The entry of a decree of judicial dissolution under § 18-802 of RULPA; provided that, notwithstanding anything contained herein to the contrary, no Partner shall make an application for the dissolution of the Partnership pursuant to § 18-802 of RULPA without the approval of the General Partners.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the winding up of the Partnership has been completed, the assets of the Partnership have been distributed as provided in Section 10.2 and the Certificate shall have been canceled.

10.2         Liquidation

(a)   Liquidator.  Upon dissolution of the Partnership, the General Partners will appoint a Person to act as the “Liquidator,” and such Person shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.2.  The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the General Partners.  Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator.  The right to appoint a successor or substitute Liquidator in the manner provided in this Section 10.2 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.2.  The Liquidator will receive as compensation for its services as follows: (1) no additional compensation, if the Liquidator is an employee of the Partnership or any of its Subsidiaries, or (2) if the Liquidator is not such an employee, such compensation as the General Partners may approve, plus, in either case, reimbursement of the Liquidator's out-of-pocket expenses in performing its duties.

(b)   Liquidating Actions.  The Liquidator will liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i)            First, to the payment of the Partnership's debts and obligations to its creditors (including any Unitholders who are creditors), including sales commissions and other expenses incident to any sale of the assets of the Partnership, in order of the priority provided by law.

(ii)           Second, to the establishment of and additions to such reserves as the General Partners deem reasonably necessary or appropriate.

(iii)          Third, to the Unitholders, in accordance with Section 7.2 hereof.

The reserves established pursuant to clause (ii) above will be deposited by the Liquidator with a bank or other financial institution, to be used for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the General Partners deem advisable, such reserves will be distributed to the Unitholders in accordance with Section 7.2 hereof.  The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Unitholder immediately prior to the distribution of the Partnership's assets pursuant to this Section 10.2(b) being equal to the amount distributable to such Unitholder pursuant to this Section 10.2(b).  The Partnership is authorized to make appropriate adjustments in the allocation of Profits and Losses as necessary to cause the amount of each Unitholder's Capital Account immediately prior to the distribution of the Partnership's assets pursuant to this Section 10.2(b) to equal the amount distributable to such Unitholder pursuant to this Section 10.2(b).

(c)   Distribution in Kind.  Notwithstanding the provisions of Section 10.2(b) which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth in Section 10.2(b) above, if upon dissolution of the Partnership the General Partners determine that an immediate sale of part or all of the Partnership's assets would be impractical or could cause undue loss to the Unitholders, the General Partners may, in their sole discretion, defer the liquidation of any assets except those necessary to satisfy Partnership liabilities and reserves, and may, in its absolute discretion, distribute to the Unitholders, in lieu of cash, as tenants in common or otherwise, as the General Partners may elect, and in accordance with the provisions of Section 10.2(b) above, such Partnership assets as the Liquidator deems not suitable for liquidation or undivided interests therein.  Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time.  For purposes of any such distribution, the General Partners will determine the Fair Market Value of any property to be distributed in accordance with any reasonable valuation procedure.

(d)   Reasonable Time for Winding Up.  A reasonable time will be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 10.2(b) above in order to minimize any losses otherwise attendant upon such winding up.  Distributions upon liquidation of the Partnership (or any Unitholder's interest in the Partnership) and related adjustments will be made by the end of the Taxable Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

(e)   Termination.  Upon completion of the distribution of the assets of the Partnership as provided in Section 10.2(b) or 10.2(c) hereof, the Partnership shall be terminated and the Liquidator shall cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Partnership as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

10.3         Return of Distributions.

(a)  Prior to or following the dissolution of the Partnership, if the Partnership (or a General Partner, on its behalf) is required to pay any Liability at a time when the Partnership does not have access to sufficient funds to satisfy such Liability and any General Partner is required by law to provide funds to satisfy such Liabilities, the General Partners may recall Distributions previously made or deemed to have been made pursuant to Section 7.2 pro rata from the Partners based on (but only to the extent of) such Distributions previously made to them and not recalled pursuant to this Section 10.3, in an aggregate amount up to the amount of such Liability.  Any such recalled amounts shall be funded by the Partners within 10 days after the date of any written request therefor by the General Partners.  In no event shall any Partner be required to contribute amounts pursuant to this Section 10.3 that in the aggregate exceed aggregate amount of Distributions previously made or deemed to have made to such Partner pursuant to Section 7.2 net of any amounts previously returned by such Partner to the Partnership pursuant to this Section 10.3.

(b)  For purposes of this Section 10.3, “Liability” means any liability or obligation that the Partnership would be required by this Agreement or otherwise to pay if it had adequate funds, including (i) the expenses of investigating, defending or handling any pending or threatened litigation or claim arising out of the Partnership’s activities, investments or business, (ii) the amount of any judgment or settlement arising out of such litigation or claim, and (iii) the Partnership’s obligation to indemnify any Partner or other Person pursuant to Section 3.5 or otherwise.

(c)   Any amounts contributed by a Partner pursuant to Section 10.3(a) shall be credited to such Partner’s Capital Account but shall not constitute a Capital Contribution hereunder. For purposes of Sections 7.2 and 10.2, without duplication, such contributions by a Partner shall be treated as reductions of the applicable distribution amounts received by such Partner. Any debit pursuant to Section 6.1 on account of a Liability shall be allocated to the Partners’ Capital Accounts after crediting the contributions required by this Section 10.3 to the Partners’ Capital Accounts.

(d)   A Partner’s obligation to make contributions to the Partnership under this Section 10.3 shall survive the dissolution, liquidation, winding up and termination of the Partnership, subject to any limitations on survival expressed elsewhere in this Section 10.3, and for purposes of this Section 10.3, the Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 10.3, including instituting a lawsuit to collect any contribution with interest from the date such contribution was required to be paid under this Section 10.3 calculated at ten percent (10%) per annum (but not in excess of the highest rate per annum permitted by applicable law).

(e)   The rights and remedies contained in this Section 10.3 shall be exercisable only by the General Partners for the benefit of the Partnership and the General Partners, and nothing in this Section 10.3 is intended to or shall provide any Person that is not a party hereto with any rights or remedies with respect to or under this Agreement.

ARTICLE XI
Transfer of Units

11.1         Restrictions.  Each Partner acknowledges and agrees that such Partner shall not Transfer any Unit except in accordance with the provisions of this Article XI and, if applicable, the Partners Agreement.  Any attempted Transfer in violation of the preceding sentence shall be deemed null and void for all purposes, and the Partnership will not record any such Transfer on its books or treat any purported transferee as the owner of such Unit or Option for any purpose.

11.2         General Restrictions on Transfer.

(a)   Notwithstanding anything to the contrary in this Agreement, no transferee of any Unit received pursuant to a Transfer (but excluding transferees that were Partners immediately prior to such a Transfer, who shall automatically become a Partner with respect to any additional Units they so acquire) shall become a Partner in respect of or be deemed to have any ownership rights in the Unit so Transferred unless the purported transferee is admitted as a Partner as set forth in Section 11.3(a) below.

(b)   Following a Transfer of any Unit that is permitted under this Article XI and the Partners Agreement, the transferee of such Unit shall succeed to the Capital Account associated with such Unit and shall receive allocations and distributions under Articles VI, VII, VIII and X hereof in respect of such Unit(s).  Notwithstanding the foregoing, Profits, Losses and other items will be allocated between the transferor and the transferee according to Code Section 706.

(c)   Any Partner who Transfers all of his, her or its Units in accordance with this Agreement and, if applicable, the Partners Agreement (i) shall cease to be a Partner upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Partner of the Partnership.

11.3         Procedures for Transfer.  Subject in all events to the general restrictions on Transfers contained in Sections 11.1, 11.2 and 11.5 hereof and any applicable restrictions in the Partners Agreement, a Partner may Transfer all or any part of his or its Units in accordance with this Section 11.3.

(a)   No transferee of any Unit may be admitted as a Partner of the Partnership until such time as such transferee has executed and delivered to the Secretary of the Partnership a written undertaken to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto.  Upon the amendment of the Partners Schedule by the Secretary of the Partnership and the satisfaction of any other applicable conditions set forth in Section 11.3(b) below, such prospective transferee shall be admitted as a Partner and deemed listed as such on the books and records of the Partnership and thereupon the Partnership shall reissue the applicable Units in the name of such prospective transferee.  The provisions of this Section 11.3(a) shall not apply with respect to the Transfer of any Unit to a transferee that is a Partner immediately prior to such Transfer.

(b)  Unless waived by the Partnership, no Partner may Transfer any Restricted Securities (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Partnership an opinion of counsel reasonably acceptable in form and substance to the Partnership (which counsel will be reasonably acceptable to the Partnership) that registration under the Securities Act is not required in connection with such Transfer.  If such opinion of counsel reasonably acceptable in form and substance to the Partnership further states that no subsequent Transfer of such Restricted Securities will require registration under the Securities Act, the Partnership will promptly upon such Transfer deliver new certificates, to the extent Units are certificated, for such securities which do not bear the Securities Act legend set forth in Section 11.4(b) below.  The General Partners may waive this requirement of this Section 11.3(b) to obtain a legal opinion.

11.4         Legend.

(a)      The certificates, if any, representing the Units will bear the following legend:

“THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE ISSUER (THE “COMPANY”), AS IN EFFECT FROM TIME TO TIME.  A COPY OF SUCH LIMITED LIABILITY COMPANY AGREEMENT AS IN EFFECT FROM TIME TO TIME SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A PARTNERS AGREEMENT DATED AS OF [________], 2009, AMONG THE PARTNERSHIP AND CERTAIN OF THE PARTNERSHIP'S PARTNERS, AS IN EFFECT FROM TIME TO TIME. A COPY OF SUCH AGREEMENT OF LIMITED PARTNERSHIP AS IN EFFECT FROM TIME TO TIME SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b)      Each certificate or instrument, if any, evidencing Restricted Securities and each certificate or instrument issued in exchange for or upon the Transfer of any Restricted Securities (if such securities remain Restricted Securities after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

Upon the request of any holder of Restricted Securities, the Partnership shall remove the Securities Act legend set forth above from the certificates for such Restricted Securities if such Restricted Securities are eligible for sale pursuant to Rule 144(b)(1) (or any similar rule or rules then in effect) under the Securities Act.

11.5         Limitations

(a)      Notwithstanding anything to the contrary in this Agreement, no Unit or Option may be Transferred or issued by the Partnership if such Transfer or issuance would require the Partnership to register under the Investment Company Act of 1940, as amended from time to time.

(b)      In order to permit the Partnership to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit shall be permitted or recognized by the Partnership (within the meaning of Treasury Regulation Section 1.7704-1(d)) and the Partnership shall not issue any Units if and to the extent that such Transfer or issuance would cause the Partnership to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(c)      Notwithstanding anything to the contrary in this Agreement, no Unit or Option may be Transferred and the Partnership may not issue any Unit or Option unless (i) such Transfer or issuance, as the case may be, shall not affect the Partnership's existence or qualification as a limited liability company under RULPA, (ii) such Transfer or issuance, as the case may be, shall not cause the Partnership to be classified as other than a partnership for United States federal income tax purposes, (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Partnership under Code Section 708, unless the General Partners determine that any such termination will not have a material adverse impact on the Partners and (iv) such Transfer or issuance, as the case may be, shall not cause the application of the tax-exempt use property rules of Code Sections 168(g)(l)(B) and 168(h) to the Partnership or its Partners.

ARTICLE XII
Miscellaneous Provisions

12.1           Notices .  All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three (3) Business Days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications shall be sent to each Partner at the address set forth for such Partner in the Partners Agreement (including any joinder thereto) as then in effect and to the Partnership at the address set forth below:

Grande Investment, L.P.
c/o ABRY Partners VI, L.P.
111 Huntington Avenue
30th Floor
Boston, MA  02199
Facsimile:                      617-859-8797
Attention:                     Jay Grossman

A copy of notices to the Partnership (which will not constitute notice to the Partnership) shall be sent to:

Kirkland & Ellis LLP
Citigroup Center
601 Lexington Avenue
New York, NY  10022
Facsimile:                      212-446-4900
Attention:                     John L. Kuehn, Esq.

or to such other address or to the attention of such Person as the recipient party has specified by prior written notice to the sending party.

12.2           Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law that would cause the laws or any other jurisdiction to be applied.

12.3           Headings and Sections.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.  Unless the context requires otherwise, all references in this Agreement to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Agreement.

12.4           Amendment and Waiver.  No modification, amendment or waiver of any provision of the Certificate or this Agreement, whether by merger, consolidation or otherwise, shall be effective against any party hereto unless such modification, amendment or waiver is approved in writing by the General Partners; provided that any such modification, amendment or waiver that (a) adversely affects the rights hereunder of any of the Partners when compared with its effect on similarly situated Partners will require the prior written approval of a majority-in-interest of such adversely affected Partners; (b) adversely affects the rights hereunder of Partners holding any class of Units or other Equity Securities when compared with its effect on Partners holding any other class or classes of Units or other Equity Securities will require the prior written approval of a majority-in-interest of such adversely affected Partners, provided that this clause (b) does not require the approval of the holders of Class B Common Units for the creation of any new class or new rights or the amendment of the terms of any other class; and (c) amends the provisions of this Section 12.4 or lowers the threshold required by this Agreement for obtaining any vote or consent of any Unitholder or Unitholders hereunder, will require the prior written approval of the Unitholder or Unitholders whose right to give such approval would be affected thereby.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

12.5           Binding Effect.  Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

12.6           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Partnership and the Partner who executed the same, but all of such counterparts shall constitute the same agreement.

12.7           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.8           Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The Partners agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

12.9           Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.10           No Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11           Entire Agreement.  Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement (including the Related Agreements) embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way (including the Existing Agreement).  This Agreement shall be deemed effective on the date hereof upon the execution hereof.

12.12           Parties in Interest.  Nothing herein shall be construed to be to the benefit of or enforceable by any Person that is not a party hereto including any creditor of the Partnership.

12.13           Inconsistent Provisions of the Partners Agreement.  In the event that, at any time, any provision of this Agreement is inconsistent with the requirements of any provision of the Partners Agreement, the terms of the Partners Agreement shall supersede and prevail over the provisions of this Agreement, and the Partners shall take such action as may be necessary to amend any such provision in this Agreement to conform with such requirements of the Partners Agreement.

12.14           Submission to Jurisdiction.  EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE COURTS LOCATED IN THE STATE OF DELAWARE WILL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.  EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE IN THE MANNER PROVIDED FOR SUCH PARTY IN SECTION 12.1 AND THAT SERVICE SO MADE WILL BE DEEMED COMPLETED AS PROVIDED IN SECTION 12.1.

12.15           Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

*     *     *     *     *

[signature pages to be added]

Exhibit A

FORM OF JOINDER TO AMENDED
AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS JOINDER to the Amended and Restated Limited Partnership Agreement of Grande Investment, L.P., a Delaware limited partnership (the “Partnership”), dated as of [__________], 2009, as amended or restated from time to time, by and among the Partnership and the Partners of the Partnership (the “Agreement”), is made and entered into as of [_________] by and between the Partnership and [_____________] (“Holder”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired [_____] [Class/Series][_] Units from [____________] and the Agreement and the Partnership require Holder, as a holder of such [Class/Series] [__] Units, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties of this Joinder hereby agree as follows:

1.           Agreement to be Bound.  Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Partner for all purposes thereof and entitled to all the rights incidental thereto.

2.           Governing Law.  This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

3.           Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

4.           Counterparts.  This Joinder may be executed in counterparts each of which, taken together, shall constitute one and the same original.

*     *     *     *     *

B - 1

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first written above.

GRANDE INVESTMENT, L.P.

By :
Name:
Title:

[HOLDER]

By :
Name:
Title:

SCHEDULE A

Officers of Grande Investment, L.P.
(as of [______], 2009)

Name	Title
[TO COME]

Schedule A, Page 1

SCHEDULE B

PARTNERS SCHEDULE
(as of [_______], 2009)

Partner	Units	Capital Contributions

Exhibit F

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
LIMITED LIABILITY COMPANY
PURSUANT TO SECTION 18-214
OF THE
LIMITED LIABILITY COMPANY ACT

1.           The jurisdiction where the Corporation first formed is Delaware.

2.           The jurisdiction immediately prior to the filing of this Certificate is Delaware.

3.           The date the Corporation first formed is April 6, 2000.

4.           The name of the Corporation immediately prior to filing this Certificate is Grande Communications Networks, Inc.

5.           The name of the Limited Liability Company as set forth in the Certificate of Formation is Grande Communications Networks LLC.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the ____ day of ____________, 2009.

By:
Name:
Title:

Exhibit G

Form of Resignation

_________, 2009

To the Board of Directors of Grande Communications Networks, Inc.:

I resign from my position as a [member of the board of directors] and/or [insert office] of Grande Communications Networks, Inc., a Delaware corporation which will be converted to a Delaware limited liability company (the “Company”), effective immediately prior to the Closing of the Transactions, as such capitalized terms are defined in the Recapitalization Agreement made on or about August __, 2009 by and among the Company, Grande Communications Holdings, Inc., a Delaware corporation, ABRY Partners VI, L.P., a Delaware limited partnership, Grande Investment LP, a Delaware limited partnership, and Grande Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent.

Very truly yours,

Exhibit H

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into as of [August] [_], 2009 between Grande Communications Networks, LLC, a Delaware limited liability company (“Grande”), Atlantic Broadband Finance, LLC, a Delaware limited liability company (“ABB”) and Grande Manager LLC, a Delaware limited liability company (“Grande Manager”), who joins this Agreement only for the purposes of Section 3(c) below.  Capitalized terms not otherwise defined herein (including in Section 7 hereof) shall have the meanings set forth in the Recapitalization Agreement (as defined herein).

WHEREAS, Grande has entered into that certain Recapitalization Agreement dated as of August [_], 2009 by and among ABRY Partners VI, L.P., Grande Communications Networks, Inc., predecessor-in-interest to Grande, Grande Communications Holdings, Inc., ABRY Partners, LLC, Grande Investment L.P., and Grande Parent LLC (the “Recapitalization Agreement”), and Grande Communications Holdings, Inc. has received the Grande Holdings Stockholders’ Approval as contemplated by the Recapitalization Agreement.

WHEREAS, Grande desires to engage ABB to provide management and other services to Grande, and ABB is willing to provide such services, all on the terms and conditions set forth in this Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which they hereby acknowledge, the parties agree as follows:

1.	Appointment. Grande hereby engages ABB, and ABB hereby agrees pursuant to the terms and conditions set forth herein, to provide certain services to Grande, as described in Section 3 hereof.

2.	Term. The term of this Agreement (the “Term”) shall commence at 12:01 a.m., Texas time, on [_______], 2009 and shall continue until the earliest to occur of the following:

(a)	the Sale of ABB;

(b)	the Sale of Grande;

(c)	the Bankruptcy or Dissolution of ABB;

(d)	the termination of the Recapitalization Agreement pursuant to Article IX thereof;

(e)	the termination date upon which ABB and Grande mutually agree in writing; or

(f)
termination by Grande upon at least 30 days’ prior written notice to ABB, except that notice need not be given in advance if Grande or Grande Investment, L.P. determines that ABB has performed any of the Services in an illegal or grossly negligent manner or in a manner that constitutes willful misconduct.

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3.	Services to be Provided. During the Term:

(a)
Subject at all times to the authority of the board of directors (or the equivalent governing body) of Grande, ABB, by and through the Designated Personnel (who shall be employed by ABB), agrees to perform or cause to be performed in a professional manner general managerial oversight and such management services (including, finance, marketing and strategic planning) as mutually agreed upon from time to time by and among ABB and Grande (collectively, the “Services”) with respect to the business and operations of Grande and, so long as it remains an Affiliate of Grande, any Affiliated company to which all or a portion of Grande’s present broadband transport business or network services business may be transferred (an “Affiliated Non-Core Company”).  Such Services shall include day-to-day oversight by the Designated Personnel of sales, marketing, customer service, administrative, accounting, financial reporting, and information technology services.  Designated Personnel shall not be required to devote their time exclusively to Grande and/or to the performance of the Services.

(b)
ABB shall be responsible for and shall pay (i) pursuant to ABB’s customary payroll practices, the salaries, bonuses and other compensation of the Designated Personnel (for any period, the “Designated Personnel Compensation”), including related taxes and all costs of related benefits and perquisites, and (ii) any expenses of the Designated Personnel incurred in connection with the Services (for any period, the “Expenses” and together with the Designated Personnel Compensation, the “Total Expenses”).   For the avoidance of doubt, any amounts owed and/or paid to the Designated Personnel as a result of their ownership interests in any Affiliate of Grande or ABB shall not be included in the amount of Total Expenses.

(c)
Grande Manager shall cause the Designated Personnel who serve as officers of ABB to become officers of Grande after Closing, and such Designated Personnel shall have the same titles at both ABB and Grande.

4.	Compensation.

(a)
In consideration for ABB for providing the Services to Grande and any Affiliated Non-Core Company, Grande shall pay to ABB during the period beginning on the Closing Date through the expiration of the Term (the “Payment Period”) the lesser amount of (i) (A) 5.5% of the total revenue of Grande, minus (B) the actual compensation expenses for all Grande employees who have positions that were included in the “corporate” compensation expense in the projections that were furnished to the lenders providing financing under the terms of the Recapitalization Agreement, or (ii) an amount equal to 50% of the Total Expenses (such lesser amount, the “Management Fee”).  Notwithstanding anything herein or otherwise to the contrary, in no event will any Management Fee or other amount be payable by Grande to ABB unless and until the Closing occurs.

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(b)
Within 30 days following the end of each calendar quarter during the Payment Period, ABB shall prepare a statement of the Management Fee for such calendar quarter.  Payment by Grande in an amount equal to the Management Fee for such calendar quarter shall be due and payable by Grande on the thirtieth (30th) day following its receipt of such statement.

5.	Representations and Warranties.

(a)
ABB is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions in which the character of its properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, in the aggregate, reasonably be expected to result, in a material adverse effect.  ABB has all requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted except as would not, in the aggregate, reasonably be expected to cause a material adverse effect.  ABB  has provided to Grande a complete and correct copy of its certificate of formation as amended to date, which, as so made available, is in full force and effect.  ABB is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of formation or operating agreement.

(b)
ABB has full power and authority to execute and deliver this Agreement and to perform the Services.  The execution, delivery and performance of this Agreement have been duly and validly authorized by ABB’s Board of Managers or similar governing body, and no other limited liability company proceedings on the part of ABB are necessary to authorize this Agreement or to perform the Services.  This Agreement has been duly and validly executed and delivered by ABB and, assuming the due authorization, execution and delivery hereof by Grande, constitutes the valid and binding obligation of ABB enforceable against ABB in accordance with their respective terms, except as such enforceability may be subject to the Enforceability Exception.

(c)
The execution and delivery of this Agreement and the performance by ABB of its respective obligations hereunder will not: (i) conflict with any provision of the certificate of formation or operating agreement of ABB; (ii) require ABB to obtain any consent, waiver, approval, order, authorization or permit of, or make a registration with, filing with or notification to, or breach any requirement applicable to ABB with any Governmental Authority; (iii) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which ABB is a party or by which ABB or any of its respective properties or assets may be bound; or (iv) violate the provisions of any Court Order or other Law applicable to ABB.

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6.
Confidentiality and Non-Disclosure Obligations.  As of the date hereof, ABB and Grande have entered into a Confidentiality Agreement in the form of the attached Exhibit A (the “Confidentiality Agreement”).  ABB agrees and acknowledges that any and all non-public information of Grande, including personally identifiable information of subscribers, that ABB obtains through or under the Recapitalization Agreement, this Agreement, the provision of Services hereunder or otherwise will be subject to the confidentiality and non-disclosure obligations of the Confidentiality Agreement.  All obligations and rights under the Confidentiality Agreement shall survive the termination of this Agreement.

7.	Certain Definitions.

(a)
“Bankruptcy” means, with respect to an entity, (i) the making of a general assignment for the benefit of creditors, (ii) the entry of an order for relief in any bankruptcy, reorganization or insolvency proceeding, (iii) the filing or commencement by or against the entity of any application or petition for the appointment of a trustee, receiver or other similar official over the entity or any substantial part of the entity’s assets, or of any proceeding under any bankruptcy, insolvency or reorganization statute or liquidation or other law relating to relief of debtors, unless, in the case of such an action or proceeding filed or commenced against the entity without the entity’s acquiescence or consent, the action or proceeding is dismissed within ninety days after the date of its filing or commencement.

(b)	“Closing” has the meaning set forth in the Recapitalization Agreement.

(c)	“Closing Date” has the meaning set forth in the Recapitalization Agreement.

(d)	“Designated Personnel” shall mean those ABB personnel from time to time occupying the positions set forth on Schedule A attached hereto.

(e)	“Dissolution” means, with respect to an entity, the liquidation, dissolution, or winding up of such entity under (i) the entity’s governing documents or (ii) applicable law.

(f)	“Grande Holdings Stockholders’ Approval” has the meaning set forth in the Recapitalization Agreement.

(g)
“Sale of ABB” means (i) the consummation of any merger or consolidation of ABB with or into any other person or any sale of all or substantially all of the ownership interests or assets of ABB (other than a transaction following which the direct or indirect holders of the outstanding membership interests of ABB prior to such transaction together own a majority of the outstanding ownership interests of the surviving corporation or business entity); or (ii) ABRY Partners LLC and its affiliates shall cease to beneficially own and control, directly or indirectly, at least 51.0% of the membership interests of ABB or shall cease to have the right, directly or indirectly, to control ABB’s Board of Managers or similar governing body.

4

(h)
“Sale of Grande” means (i) the consummation of any merger or consolidation of Grande with or into any other person or any sale of all or substantially all of the ownership interests or assets of Grande (other than a transaction following which the direct or indirect holders of the outstanding membership interests or equivalent securities of Grande prior to such transaction together own a majority of the outstanding ownership interests of the surviving corporation or business entity, and other than pursuant to the Recapitalization Agreement); or (ii) ABRY Partners LLC and its affiliates shall cease to beneficially own and control, directly or indirectly, at least 51.0% of the membership interests of Grande or shall cease to have the right, directly or indirectly, to control Grande’s Board of Managers or similar governing body.

8.	Indemnification.

(a)
In the event that ABB or any of its Affiliates, principals, members, partners, directors, stockholders, employees (including the Designated Personnel), agents and representatives (collectively, the “Indemnified Parties”) becomes involved in any capacity in any action, proceeding or investigation in connection with the provision of the Services hereunder by ABB, other than any such action, proceeding or investigation by any ABRY Party, Grande Holdings or their respective Affiliates, Grande will indemnify and hold harmless the Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including out-of-pocket expenses and the reasonable fees and expenses of counsel and other litigation costs and the cost of any preparation or investigation) of any kind or nature (“Losses”), arising as a result of or in connection with this Agreement and the Services, and will periodically reimburse the Indemnified Parties for their expenses as described above, except that Grande will not be obligated to so indemnify any Indemnified Party to the extent that, any such Losses arise as a result of or in connection with any illegal activity, bad faith, gross negligence or willful misconduct of such Indemnified Party or to the extent that such Indemnified Party is adjudged to be liable to Grande.  ABB will certify to Grande in writing all Losses that are payable to ABB or other Indemnified Parties hereunder.  The reimbursement and indemnity obligations of Grande under this Section 8(a) shall be in addition to any liability which Grande may otherwise have, shall extend upon the same terms and conditions to any Indemnified Party, as the case may be, and shall be binding upon and inure to the benefit of any successors or assigns of Grande, or ABB and of any successors, assigns, heirs and personal representatives of such Indemnified Party.  The foregoing provisions shall survive the termination of this Agreement.

(b)
In the event that Grande or any of its Affiliates, principals, members, partners, directors, stockholders, employees, agents and representatives (collectively, the “Grande Indemnified Parties”) becomes involved in any capacity in any action, proceeding or investigation in connection with the provision of the Services hereunder by ABB, ABB will indemnify and hold harmless the Grande Indemnified Parties from and against any Losses arising as a result of or in connection with any illegal activity, bad faith, gross negligence or willful misconduct of ABB.  Grande will certify to ABB in writing all Losses that are payable to Grande or other Grande Indemnified Parties hereunder.  The reimbursement and indemnity obligations of ABB under this Section 8(b) shall be in addition to any liability which ABB may otherwise have, shall extend upon the same terms and conditions to any Grande Indemnified Party, as the case may be, and shall be binding upon and inure to the benefit of any successors or assigns of Grande, or ABB and of any successors, assigns, heirs and personal representatives of such Grande Indemnified Party.  The foregoing provisions shall survive the termination of this Agreement.

5

(c)
IN NO EVENT WILL EITHER PARTY BE LIABLE OR OBLIGATED UNDER THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE SERVICES, INCLUDING LOST PROFITS, BUSINESS OPPORTUNITIES AND REVENUES.

9.
Independent Contractors.  Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship between ABB and Grande or between any of the Designated Personnel and Grande.  ABB shall be an independent contractor pursuant to this Agreement.  No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party hereto or to bind any other party hereto to any contract, agreement or undertaking with any third party.

10.
No Limitation on Activities.  The Services provided herein are not to be deemed exclusive.  This Agreement shall in no way prohibit ABB or any of its members, partners, principals, shareholders, directors, officers, employees or agents from engaging in any other business or devoting time and attention to the management, investment, involvement or other aspects of any other business, including being an officer or director thereof, or rendering services of any kind to any other company, firm, individual or association.

11.
No Liability.  Grande acknowledges and agrees that  ABB will not be liable for any Losses arising out of, related to or incurred in connection with the performance of the Services other than Losses arising from ABB’s illegal activity, bad faith, gross negligence or willful misconduct.

12.
Notices.  All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three (3) Business Days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications shall be sent to the parties at the addresses set forth below (or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party):

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If to Grande:

Grande Communications Networks, LLC
401 Carlson Circle
San Marcos, Texas 78666
Attention:	Matt Murphy
Facsimile:	[_______]

with a copy (which shall not constitute notice to Grande) to:

Grande Investment, L.P.
c/o ABRY Partners, LLC
111 Huntington Avenue
30th Floor
Boston, MA 02199
Attention:	Jay Grossman
Facsimile:	(617) 859-8797

If to ABB:

Atlantic Broadband, LLC
1 Batterymarch Park
Suite 405
Quincy, MA 02169
Attention:	Ed Holleran
Facsimile:	[_______]

with a copy (which shall not constitute notice to ABB) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Attention:	John Kuehn, Esq.
Facsimile:	212-446-6460

13.
Remedies.  Any person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.  In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to reimbursement from the non-prevailing party or parties of the attorneys’ fees and court costs incurred by such prevailing party or parties by reason of such dispute.

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14.
Amendment; Waiver.  No provision of this Agreement may be waived, amended, modified or supplemented unless pursuant to a written instrument executed by the party against which any such waiver, amendment, modification or supplement is effective.  Notwithstanding the foregoing, no waiver of a breach of any provision of this Agreement shall operate or be construed as a waiver of any preceding or succeeding breach and no failure to exercise any right or privilege hereunder shall be deemed a waiver of such rights or privileges hereunder or shall be deemed a waiver of such rights to exercise the same at any subsequent time or times hereunder.

15.
Assignment.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided that notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the other party.

16.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

17.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by .pdf or other facsimile transmission.

18.
Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19.
Entire Agreement.  This Agreement and the other documents referred to or contemplated herein embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt all prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way.

20.
Governing Law.  The construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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21.
Waiver of Jury Trial.  The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

22.	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

23.
No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

24.
Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in San Marcos, Texas or Boston, Massachusetts are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

25.
No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing in this Agreement, express or implied, is intended or shall be construed to give any person (including the Designated Personnel) other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein; provided that each Indemnified Party shall be an express, third-party beneficiary of the provisions of this Agreement that are applicable to such Indemnified Party.

*  *  *  *  *  *

9

The parties have caused this Management Services Agreement to be executed as of the date specified above.

Atlantic Broadband Finance, LLC

By:
Its:

Grande Communications Networks, LLC

By:
Its:

10

Grande Manager LLC (solely for purposes of Section 3(c))

By:
Its:

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Schedule A

Designated Personnel

1.	Technical

(a)	IT Systems Engineers (2)

2.	Sales & Marketing

(a)	Chief Marketing Officer

(b)	Vice President of Products

(c)	Vice President of Marketing

3.	General and Administrative

(a)	Chief Executive Officer

(b)	Chief Operating Officer

(c)	Chief Financial Officer

(d)	Chief Technology Officer

(e)	Chief Information Officer

(f)	Chief Counsel

(g)	Paralegal

(h)	Corporate Controller

(i)	Corporate Asst. Controller

(j)	Staff Accountant

(k)	Payroll Coordinator

(l)	Administrative Assistant-Senior

(m)	Administrative Assistant

(n)	Franchise Affairs

(o)	IT Systems Engineer

12

Exhibit 1

Confidentiality Agreement

[attached]

13

Exhibit I

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of [_____________], 2009, by and between ABRY Partners, LLC, a Delaware limited liability company (“ABRY”), and Grande Communications Networks, LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Recapitalization Agreement.

WHEREAS, ABRY has agreed to perform the management and consulting services set forth herein pursuant to the terms hereof;

WHEREAS, the execution and delivery of this Agreement are conditions precedent to the transactions contemplated by that certain Recapitalization Agreement (the “Recapitalization Agreement”), dated as [________], 2009, by and among ABRY, Grande Parent LLC, a Delaware limited liability company, ABRY Partners VI, L.P., a Delaware limited partnership, Grande Communications Holdings, Inc., a Delaware corporation, Grande Investment L.P., a Delaware limited partnership (“Grande Investment”), and Grande Communications Networks, Inc., a Delaware corporation and predecessor-in-interest to the Company; and

WHEREAS, the Company is entering into that Credit Agreement dated as of the date hereof by and among Company, as borrower, the financial institutions listed therein as lenders, Société Générale, as administrative agent and the other parties thereto (said Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Management and Consulting Services.  ABRY hereby agrees during the term of this Agreement to consult with the board of managers of Grande Manager LLC (the “Board”) and management of the Company in such manner and on such business and financial matters as the Board may reasonably request from time to time, including corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financing (the “Services”).

2.      Term.

(a)            ABRY shall provide the Services set forth in Section 1 above from the date of this Agreement until the termination of this Agreement, which shall occur on the earliest of: (i) by mutual agreement of ABRY and the Company, (ii) upon the Bankruptcy or Dissolution of ABRY or ABRY Partners VI, L.P., or (iii) upon an Approved Sale (as defined in the Partners Agreement, dated as of the date hereof, by and among Grande Investment and its Partners, as such agreement may be amended, restated or modified from time to time).

(b)            For the purposes of this Agreement:

(i)
“Bankruptcy” means, with respect to an entity, (i) the making of a general assignment for the benefit of creditors, (ii) the entry of an order for relief in any bankruptcy, reorganization or insolvency proceeding, (iii) the filing or commencement by or against the entity of any application or petition for the appointment of a trustee, receiver or other similar official over the entity or any substantial part of the entity’s assets, or of any proceeding under any bankruptcy, insolvency or reorganization statute or liquidation or other law relating to relief of debtors, unless, in the case of such an action or proceeding filed or commenced against the entity without the entity’s acquiescence or consent, the action or proceeding is dismissed within 60 days after the date of its filing or commencement; and

(ii)	“Dissolution” means, with respect to an entity, the liquidation, dissolution, or winding up of such entity under (i) the entity’s governing documents or (ii) applicable law.

(c)            No termination of this Agreement, whether pursuant to this Section 2 or otherwise, will affect the Company’s duty to pay any Management Fee (as defined in Section 4) accrued, or to reimburse any cost or expense incurred pursuant to Section 4 hereof, prior to the effectiveness of that termination.  Upon termination of this Agreement, ABRY’s right to receive any further Management Fee or reimbursement for costs and expenses that have not accrued or been incurred to the date of termination shall cease and terminate.

3.      Personnel.  ABRY will provide and devote to the performance of this Agreement and the Services those officers, employees and agents of which ABRY deems are appropriate for the furnishing of such Services.

4.      Compensation.  In consideration for the Services performed hereunder, the Company shall pay to ABRY the following compensation:

(a)            A management fee accruing daily at the rate of $500,000 per annum and from the Closing through the termination described in Section 2(a) (the “Management Fee”).  The Management Fee shall not accrue any interest thereon and shall be payable by the Company only upon the closing of an Approved Sale whether or not the Company actually requests that ABRY provide the Services; provided that no such fee shall be due and payable until the Credit Agreement has been terminated and all indebtedness and other amounts due thereunder have been paid in full.

(b)            Upon the closing of an Approved Sale, in addition to the Management Fee, ABRY shall be entitled to a 2% fee as described in Section 4(d) of the Partners Agreement (the “Exit Fee”); provided that no such fee shall be due and payable until the Credit Agreement has been terminated and all indebtedness and other amounts due thereunder have been paid in full.

(c)            In addition to the Management Fee and the Exit Fee, the Company shall reimburse ABRY for reasonable travel expenses and other out of pocket costs and expenses incurred by ABRY or any director, officer, employee or other agent in connection with the performance of the Services.

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5.      Indemnification.

(a)            In the event that ABRY or any of its Affiliates, directors, members,  or employees (collectively, the “Indemnified Parties”) becomes involved in any capacity in any action, proceeding or investigation brought by a third party in connection with the provision of the Services by ABRY, the Company will indemnify and hold harmless the Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including the out of pocket expenses and the reasonable fees and expenses of counsel and other litigation and investigation costs reasonably incurred by the Indemnified Party  in connection with such third party claims, lawsuits, actions or liabilities) (“Losses”), arising as a result of the provision of Services, except that the Company will not be obligated to so indemnify any Indemnified Party if, and to the extent that, such Losses directly result (i) any such action, proceeding or investigation by any party to the Recapitalization Agreement other than Grande Communications Holdings, Inc. or the Grande Holdings Investor (as defined therein) or any affiliates of such a party, (ii) from any illegal activity, bad faith, gross negligence or willful misconduct of such Indemnified Party or (iii) to the extent that such Indemnified Party is adjudged to be liable to the Company.  ABRY will certify to the Company in writing all Losses that are payable to ABRY or other ABRY Indemnified Parties hereunder.  The reimbursement and indemnity obligations of the Company under this Section 5 shall extend upon the same terms and conditions to any Indemnified Party, as the case may be, of ABRY and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, ABRY and any such Indemnified Party.  Notwithstanding Section 10 below, the foregoing provisions shall not supersede any obligation of a party hereto to provide indemnification to another party hereto pursuant to any other agreement not related to the provisions of Services hereunder among such parties, or to release such indemnifying party from any indemnification obligation pursuant to such other agreement.  The provisions of this Section 5 shall survive the termination of this Agreement.

(b)            In the event that Grande Investment or any of its Subsidiaries or any directors or officers thereof (collectively, the “Grande Indemnified Parties”) becomes involved in any capacity in any action, proceeding or investigation in connection with the provision of the Services by ABRY, ABRY will indemnify and hold harmless the Grande Indemnified Parties from and against any Losses arising as a result of or in connection with any illegal activity, bad faith, gross negligence or willful misconduct of ABRY.  Grande will certify to ABRY in writing all Losses that are payable to Grande or other Grande Indemnified Parties hereunder.  The reimbursement and indemnity obligations of ABRY under this Section 5(b) shall be in addition to any liability which ABRY may otherwise have, shall extend upon the same terms and conditions to any Grande Indemnified Party, as the case may be, and shall be binding upon and inure to the benefit of any successors or assigns of Grande, or ABB and of any successors, assigns, heirs and personal representatives of such Grande Indemnified Party.  The foregoing provisions shall survive the termination of this Agreement.

(c)            IN NO EVENT WILL EITHER PARTY BE LIABLE OR OBLIGATED UNDER THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE SERVICES, INCLUDING LOST PROFITS, BUSINESS OPPORTUNITIES AND REVENUES.

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6.      Independent Contractors. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship between ABRY and the Company.  ABRY shall be an independent contractor pursuant to this Agreement.  No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party hereto or to bind any other party hereto to any contract, agreement or undertaking with any third party.

7.      No Liability.  The Company acknowledges and agrees that neither ABRY nor its Affiliates, stockholders, officers, employees or agents will be liable for any Losses arising out of, related to or incurred in connection with the performance of the Services to the Company or its subsidiaries other than Losses arising from ABRY’s illegal activity, bad faith, gross negligence or willful misconduct.

8.      Notices.  All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three (3) Business Days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications shall be sent to ABRY and the Company at the addresses set forth below (or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party):

Notices to the Company:

Grande Communications Networks, LLC
401 Carlson Circle
San Marcos, Texas 78666
Attention:	Matt Murphy
Facsimile:	[_______]

with a copy (which shall not constitute notice to the Company) to:

ABRY Partners VI, L.P.
111 Huntington Avenue
30th Floor
Boston, MA 02199
Telecopy:	(617) 859-8797
Attention:	Chief Executive Officer

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Notices to ABRY:

ABRY Partners, LLC
111 Huntington Avenue
30th Floor
Boston, MA 02199
Telecopy:	(617) 859-8797
Attention:	Jay Grossman

with a copy (which shall not constitute notice to ABRY) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Attention:	John Kuehn, Esq.
Facsimile:	212-446-6460

9.      Remedies.  Any person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.  In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to reimbursement from the non-prevailing party or parties of the attorneys’ fees and court costs incurred by such prevailing party or parties by reason of such dispute.

10.    Amendment; Waiver.  No provision of this Agreement may be waived, amended, modified or supplemented unless pursuant to a written instrument executed by the party against which any such waiver, amendment, modification or supplement is effective.  Notwithstanding the foregoing, no waiver of a breach of any provision of this Agreement shall operate or be construed as a waiver of any preceding or succeeding breach and no failure to exercise any right or privilege hereunder shall be deemed a waiver of such rights or privileges hereunder or shall be deemed a waiver of such rights to exercise the same at any subsequent time or times hereunder.

11.    Assignment.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided that notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the other party.

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12.    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

13.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by .pdf or other facsimile transmission.

14.    Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.    Entire Agreement.  This Agreement and the other documents referred to or contemplated herein embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt all prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way.

16.    Governing Law.  The construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

17.    Waiver of Jury Trial.  The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

18.    Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19.    No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

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20.    Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in San Marcos, Texas or Boston, Massachusetts are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

21.    No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing in this Agreement, express or implied, is intended or shall be construed to give any person (including the Designated Personnel) other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein; provided that each Indemnified Party shall be an express, third-party beneficiary of the provisions of this Agreement that are applicable to such Indemnified Party.

*  *  *  *  *  *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GRANDE COMMUNICATIONS NETWORKS, LLC

By:
Name:
Its.

ABRY PARTNERS LLC

By:
Name:
Title:

Exhibit J

CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made on _________, 2009 (“Effective Date”), by and among Grande Communications Holdings, Inc., a Delaware corporation (“Grande Holdings”), Grande Communications Networks, LLC, a Delaware limited liability company (“Grande Operating”), Grande Investment L.P., a Delaware limited partnership (“Ultimate Parent”), and Grande Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent (“Parent,” together with Ultimate Parent and ABRY, the “ABRY Parties”),.  The parties to this Agreement are collectively referred to herein as the (“Parties.”)

R E C I T A L S

WHEREAS, the Parties have entered into that certain Recapitalization Agreement (the “Recapitalization Agreement”), dated as of August 27, 2009, by and among ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY”), Ultimate Parent, Parent, Grande Holdings and Grande Operating (capitalized terms used in this Agreement but not otherwise defined shall have the meanings ascribed to them in the Recapitalization Agreement);

WHEREAS, Grande Holdings currently owns all of the outstanding Equity Securities of Grande Operating;

WHEREAS, pursuant to the terms and conditions of the Recapitalization Agreement, on the Closing Date, Grande Holdings or a wholly-owned subsidiary thereof designated by Grande Holdings will acquire a general partner interest in Ultimate Parent and Grande Operating will become a wholly-owned subsidiary of Parent;

WHEREAS, as a condition to entering into and performing their respective obligations under the Recapitalization Agreement, the Parties are requiring Grande Holdings and Grande Operating to enter into this Agreement pursuant to which Grande Holdings will assign to Grande Operating certain assets used in the Business and Grande Operating will assume certain obligations related thereto.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1
CONTRIBUTION OF ASSETS

Section 1.1            Contribution and Assignment of the Grande Holdings Assets.  Subject to the terms and conditions of this Agreement, Grande Holdings hereby contributes, assigns, transfers, conveys and delivers to Grande Operating, and Grande Operating hereby accepts from Grande Holdings, free and clear of any Encumbrances other than Permitted Encumbrances, all of Grande Holdings’ right, title and interest in, to and under all of its assets other than the Excluded Assets (as defined in Section 1.2 below), as each thereof exists on the Effective Date (collectively, the “Transferred Assets”).  Without limiting the foregoing, the Transferred Assets shall include the following specified items except to the extent included in the Excluded Assets:

(a)           All Cash and Cash Equivalents.  All cash and cash equivalents and rights thereto held by or for the account of Grande Holdings as of the Effective Date, except as provided in Section 1.2(a);

(b)           Tangible Personal Property.  All machinery, equipment, furniture, fixtures, tools, spare parts, supplies, maintenance equipment and materials; all computers, servers, routers, and other computer networking components; and all other items of tangible personal property of every description held by Grande Holdings, if any, as of the Effective Date and used in connection with the Business (collectively, the “Tangible Personal Property”);

(c)           Inventory and Supplies.  All inventory and supplies, if any, owned by Grande Holdings as of the Effective Date and used with respect to the Business including all hardware, software, devices, tools, and other products of every kind held for sale, license or other form of distribution to customers in whatever form and media (collectively, the “Inventory”);

(d)           Contracts and Licenses.  To the extent related to the Business, all rights and benefits under all contracts, governmental approvals, and other documents, commitments, arrangements, undertakings, or authorizations, including the contracts set forth in Schedule 1.1(d) (collectively, the “Transferred Contracts”);

(e)           Permits.  All of Grande Holdings’ rights in each of the licenses and permits, if any, used in the operation of the Business, to the extent such licenses and permits may be transferred or assigned;

(f)            Intellectual Property.  All of Grande Holdings’ right, title and interest, if any, in and to all of the intellectual property used in the Business (collectively, the “Intellectual Property”);

(g)           Names.  All of Grande Holdings’ right, title and interest, if any, to all Web sites to the extent relating to the Business; all corporate and trade names relating to the Business; all Internet domain names in all forms that include in whole or in part any words consisting of or similar to the names set forth in Schedule 1.1(g) and all content in electronic and other forms with respect to Internet web sites relating to the Business; and all telephone and facsimile numbers and post office boxes relating to the Business;

(h)           Receivables and Prepaids. To the extent relating to the Business, any and all accounts receivable, general intangibles, deposits, refunds, unbilled costs and fees, any items prepaid by Grande Holdings, rights of set-off, promissory notes and other obligations of any kind payable to Grande Holdings, and other receivables of any kind;

(i)            Litigation Claims.  All claims, demands, rights defenses, actions, causes of action, suits, contracts, obligations, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known or unknown, suspected or unsuspected, arising prior to, the Effective Date, in contract or in tort, at law or in equity, or under any other theory of law, held by Grande Holdings against any Person and relating to the Transferred Assets or Assumed Liabilities, including (i) rights of setoff, counterclaim, or recoupment, and claims on contracts or for breaches of duties imposed by Law and (ii) such claims and defenses as fraud, mistake, duress and usury; and

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(j)            Benefit Plans. All rights and interests in and to the Grande Benefit Plans (other than the Grande Communications Holdings, Inc. Second Amended and Restated 2000 Stock Incentive Plan, as amended, and all predecessors of such Plan, and all Stock Option Agreements entered into with grantees of options and restricted stock thereunder).

Section 1.2            Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, Grande Operating shall not receive any right, title or interest in or to the following assets of Grande Holdings, which are not part of the transactions contemplated under this Agreement and which shall remain the property of Grande Holdings after the Effective Date (the “Excluded Assets”):

(a)           Bank accounts, but not any other cash or cash equivalent or right thereto or deposited or credited to any such account except for an amount equal to the Distribution Amount of the cash and other cash equivalents held by Grande Holdings or distributed by Grande Operating to Grande Holdings on or prior to the Effective Date;

(b)           all minute books, stock records and corporate seals of Grande Holdings, and all Contracts between Grande Holdings and any Securityholder or other holder of Equity Securities of Grande Holdings relating to its ownership of such Equity Securities, and all related records;

(c)           all shares of capital stock of Grande Holdings held in treasury;

(d)           all Contracts of Grande Holdings for legal and accounting services;

(e)           [all insurance policies related to directors and officers insurance and all rights thereunder;]

(f)            all records that Grande Holdings is required by Law to retain in its possession or that related to the Excluded Assets;

(g)           all rights of Grande Holdings under this Agreement, the Recapitalization Agreement, the Ancillary Agreements and the other documents and instruments delivered thereunder except for the Note Purchase Agreement;

(h)           all refunds for federal taxes of any kind, including taxes related to any consolidated group that includes Grande Holdings and Grande Operating (or a predecessor or any member of such consolidated group);

(i)           all refunds for state or local taxes of any kind relating to Grande Holdings; and

(j)           the other assets reflected on Schedule 1.2.

Section 1.3            Power of Attorney.  Grande Holdings constitutes and appoints Grande Operating the true and lawful agent and attorney in fact of Grande Holdings, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Grande Holdings but on behalf and for the benefit of Grande Operating and their respective successors and assigns, from time to time:

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(a)           to demand, receive and collect any and all of the Transferred Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b)           to institute and prosecute, in the name of Grande Holdings or otherwise, but at the expense and for the benefit of Grande Operating, any and all proceedings at law, in equity or otherwise, which Grande Operating or their respective successors and assigns may deem proper to collect or reduce to possession any of the Transferred Assets and to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c)            to do all things legally permissible, required, or reasonably required, to recover and collect the Transferred Assets.

Grande Holdings declares that the foregoing powers are coupled with an interest and are and will be irrevocable by Grande Holdings.

Section 1.4             Communications.  Grande Operating shall forward any and all communications received by it that are intended for Grande Holdings, including mail, faxes and other communications whether received from stockholders of Grande Holdings, their Affiliates or their respective officers, directors, stockholders, managers, members, employees, agents or representatives or otherwise.

Section 1.5             Name Change:  Grande Holdings will change its name to [RIO Holdings, Inc.], within ten (10) business days after the consummation of the transactions contemplated by the Recapitalization Agreement; provided, Grande Holdings may thereafter refer to itself as “formerly known as Grande Communications Holdings, Inc.” as necessary to conduct its business.

ARTICLE 2
ASSUMPTION OF LIABILITIES

Section 2.1             Assumed Liabilities.  Grande Operating hereby assumes all liabilities of Grande Holdings related to the Business, whether accrued, absolute, contingent, known, unknown or otherwise, except to the extent included in the Excluded Liabilities, including the following (the liabilities so assumed, the “Assumed Liabilities”):

(a)           All liabilities and obligations of Grande Holdings under any of the Transferred Assets, including the Transferred Contracts, Tangible Personal Property, Inventory and Intellectual Property; and

(b)           All liabilities and obligations of Grande Holdings under any licenses or permits held by Grande Operating which are assigned or transferred to Grande Operating pursuant to this Agreement;

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(c)           All liabilities and obligations of Grande Holdings relating to or arising from any Action arising out of or related to the Transferred Assets, the Assumed Liabilities or the operation of the Business;

(d)           All liabilities and obligations of Grande Holdings or Grande Holdings Investor under any guarantees with respect to the Business, Grande Operating or its Contracts, including the Grande Holdings Lease Guarantees;

(e)           All environmental, health and safety liabilities and obligations arising out of or relating to the operation of the Business or the leasing, ownership or operation of real property by Grande Holdings or Grande Operating or any predecessor thereto;

(f)            All liabilities and obligations arising under any Employee Benefit Plan (other than the Stock Plan) or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, health care plans or benefits or any other employee plans or benefits of any kind for Grande Employees or Legacy Employees or both (other than liabilities and obligations arising under the Transaction Bonus Plan to the extent the Recapitalization Agreement provides that such liabilities and obligations will be Grande Holdings Transaction Expenses); and

(g)           All liabilities and obligations arising under any employment, severance, retention or termination agreement with any Grande Employee or Legacy Employee (other than liabilities and obligations arising under the Executive Employment Agreements to the extent the Recapitalization Agreement provides that such liabilities and obligations will be Grande Holdings Transaction Expenses).

Section 2.2             Excluded Liabilities.  Grande Holdings shall retain all liabilities not included in the Assumed Liabilities, including all liabilities and obligations relating or arising out of the Excluded Assets (the “Excluded Liabilities”).

ARTICLE 3
INDEMNIFICATION

Section 3.1            Indemnification by Grande Operating.  Ultimate Parent, Parent and Grande Operating shall, jointly and severally, indemnify and hold harmless Grande Holdings, each of its Affiliates and their respective successors, assigns and their respective past, present and future officers, directors, stockholders, managers, members, employees, agents and representatives (each, an “Indemnified Party”) from and against any and all costs, losses, claims, suits, Actions, assessments, liabilities, fines, penalties, damages and expenses (including expenses of investigation, court costs and reasonable attorneys’ fees) (collectively, “Damages”) suffered or incurred by such Indemnified Party arising out of, caused by, or otherwise in respect of or in connection with:

(a)           any breach of any covenant or agreement of Grande Operating contained in this Agreement;

(b)           the Assumed Liabilities;

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(c)           the Transferred Assets; or

(d)           any failure by Grande Operating to perform or observe in full, or to have performed or observed in full, any covenant, agreement or condition to be performed or observed by Grande Holdings or Grande Operating under the Transferred Contracts.

Section 3.2            Notification; Opportunity to Defend.  As soon as reasonably practicable after an Indemnified Party becomes aware of any claim (a “Liability Claim”) for which it may seek indemnification under this Article 3, such Indemnified Party shall give notice thereof (each, a “Claims Notice”) to the party from whom indemnification is sought (such party, the “Indemnifying Party”), which notice shall describe the Liability Claim in reasonable detail and indicate the basis for such request for indemnification under this Agreement.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 3.2 shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party.  The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party, within 30 days of receipt of the applicable Claim Notice, to assume and conduct the defense of such Liability Claim, in accordance with the limits set forth in this Agreement, with counsel selected by the Indemnifying Party (who shall be reasonably acceptable to the Indemnified Party).  If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 3.2, the Indemnified Party may continue to defend the Liability Claim.  If the Indemnifying Party assumes the defense of a Liability Claim as provided in this Section 3.2, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, or (ii) in the Indemnified Party’s reasonable judgment a conflict of interest between the Indemnified Party and the Indemnifying Party may exist with respect to a Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred by the Indemnified Party in connection therewith.  The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement.  The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Section 3.2, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, such Liability Claim which: (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim; (ii) grants any injunctive or equitable relief; or (iii) may reasonably be expected to have a material adverse effect on the Indemnified Party or its business.  The Indemnified Party shall have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

Section 3.3             Insurance.  Grande Operating shall include Grande Holdings as a named insured on all of Grande Operating existing and future insurance policies that insure against Assumed Liabilities for a period of at least six years after the Closing Date.

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ARTICLE 4
RELEASE

Section 4.1             Release by Grande Holdings.  Effective on and as of the Effective Date, Grande Holdings, for itself and its respective successors and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Grande Operating and its Affiliates and their respective agents, employees, representatives, officers, directors, managers, partners, stockholders, members and owners, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Grande Operating Released Parties”), from any and all debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever which Grande Holdings may now have, whether known or unknown, anticipated or unanticipated and whether accrued or hereafter to accrue, against the Grande Operating Released Parties, other than any tax obligation of Grande Operating arising during any period that Grande Holdings and Grande Operating (or their predecessors) were members of a consolidated group for federal income tax purposes, after utilization of any available consolidated net operating losses, caused by or arising out of or in any way related to the business, affairs, actions or omissions of Grande Holdings and/or the officers or directors or any other employee or independent contractor of Grande Holdings through the Effective Date (collectively, the “Grande Operating Released Claims”).  Grande Holdings further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Grande Operating Released Claim.  Notwithstanding anything in this Section 4.1 to the contrary, nothing contained in this Section 4.1 will operate to release, relieve or otherwise limit any obligations of Grande Operating arising under this Agreement, including Article 3, the Recapitalization Agreement or any Ancillary Agreement.

Section 4.2             Release by Grande Operating.  Effective on and as of the Effective Date, Grande Operating, for itself and its respective successors and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Grande Holdings and its Affiliates and their respective agents, employees, representatives, officers, directors, managers, partners, stockholders, members and owners, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Grande Holdings Released Parties”), from any and all debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever which Grande Operating may now have, whether known or unknown, anticipated or unanticipated and whether accrued or hereafter to accrue, against the Grande Holdings Released Parties, caused by or arising out of or in any way related to the business, affairs, actions or omissions of Grande Operating and/or the officers or directors or  any other employee or independent contractor of Grande Operating through the Effective Date  (collectively, the “Grande Holdings Released Claims”).  Grande Operating further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Grande Holdings Released Claim.  Notwithstanding anything in this Section 4.2 to the contrary, nothing contained in this Section 4.2 will operate to release, relieve or otherwise limit any obligations of Grande Holdings arising under this Agreement, the Recapitalization Agreement or any Ancillary Agreement.

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ARTICLE 5
GENERAL PROVISIONS

Section 5.1             Subject to Recapitalization Agreement; Modification.  This Agreement is being executed pursuant to the Recapitalization Agreement and is subject to the terms and conditions contained in the Recapitalization Agreement.  This Agreement may not be changed, modified, discharged or terminated in any manner other than by a written agreement signed by the Parties to this Agreement or their respective successors and assigns. In the event of any express conflict between the provisions of this Agreement and the provisions of the Recapitalization Agreement, the provisions of the Recapitalization Agreement shall control.

Section 5.2            Costs; Taxes.  Grande Operating shall be responsible for recording and filing documents associated with the transfer of the Transferred Assets to it and for all costs and fees associated therewith, including (i) filing the assignments with appropriate federal, state and local Governmental Authorities as required by applicable Law and (ii) the payment of any and all stamp, documentary, real property transfer, sales, gross receipts, use or similar Taxes or assessments (if any) arising out of the conveyance of the Transferred Assets as contemplated by this Agreement.  Each Party shall cooperate with the other in timely making all filings, returns, reports and forms as may be required in connection with the payment of the expenses, fees and costs contemplated by the previous sentence, including delivering all instruments and certificates as are reasonably necessary to minimize such expenses, fees and costs and to enable the other Party to timely comply with the filing of any tax return that relates to such expenses, fees and costs.

Section 5.3             Assignment; Survival; Binding Effect; Third Party Beneficiaries.

(a)           No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that without the written consent of the other parties, Grande Holdings may make any such assignment after the Effective, to any Person who acquires its partnership interest in Ultimate Parent (or any successor or transferee thereof) in accordance with the Ancillary Agreements, and (c) all rights of Grande Holdings under this Agreement and any Ancillary Agreement shall inure to the benefit of, and be enforceable by, any of the stockholders of Grande Holdings upon any liquidation or other distribution by Grande Holdings to its stockholders after the Effective Date of its partnership interest in Ultimate Parent (or any successor or transferee thereof).

(b)           The rights and obligations of the Parties to this Agreement shall survive the Closing indefinitely, except to the extent explicitly stated otherwise.

(c)           All of the terms, agreements, covenants and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

(d)           The Indemnified Parties shall be third party beneficiaries of Article 3.  The Grande Operating Released Parties and the Grande Holdings Released Parties shall be third party beneficiaries of Section 4.1 and Section 4.2 respectively.  Except as provided in the preceding sentence, there are no third party beneficiaries having rights under or with respect to this Agreement.

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Section 5.4             Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law that would cause the laws or any other jurisdiction to be applied, provided, however, that matters concerning title to the Transferred Assets shall be governed and construed in accordance with the laws of the jurisdiction where such Transferred Assets are located.

Section 5.5             Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile or other electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart by such Party.

Section 5.6             Further Assurances.  Each Party hereby agrees that it will, at any time and from time to time after the date hereof, and without further consideration, take all such further actions, and execute and deliver all such further instruments or documents, as may be reasonably requested by the other Party to effectuate the purposes of this Agreement

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GRANDE COMMUNICATIONS HOLDINGS, INC.

By:
Name:
Title:

GRANDE COMMUNICATIONS NETWORKS, LLC

By:
Name:
Title:

GRANDE INVESTMENT L.P.

By:	Grande Manager, LLC,
Its General Partner

By:
Name:
Title:

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GRANDE PARENT

By:	Grande Investment L.P.,
Its Sole Member

By:
Name:
Title:

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Schedule 1.1(c)

Transferred Contracts

Schedule 1.1(f)

Names

Schedule 1.2

Excluded Assets

Exhibit K

LIMITED LIABILITY COMPANY AGREEMENT

OF

GRANDE PARENT LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement"), dated as of July 20, 2009, of Grande Parent LLC, a Delaware limited liability company (the "Company"), is entered into by the undersigned (the "Member").

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.              Name.  The name of the limited liability company is Grande Parent LLC (the "Company").

2.              Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.              Members.  The name and mailing address of the Member is as follows:

Name	Address
Grande Investment L.P.	c/o ABRY Partners VI, L.P. 111 Huntington Avenue Boston, MA 02199

4.             Capitalization.  The Member's interest in the Company, including the Member's interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company, and the right to vote, if any, on matters affecting the Company or the Member's interest therein, as provided by the Delaware Act or this Agreement, shall be represented by units of limited liability company interest (each a "Unit").  All Units issued hereunder shall be issued in uncertificated form, unless otherwise determined by the Board.

5.              Capital Contributions by the Members.  The Member shall not be obligated to make capital contributions to the Company and the Units shall be nonassessable.

6.              Allocation of Profits and Losses.  The Company's profits and losses shall be allocated entirely to the Member, and the Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in a manner that as closely as possible gives economic effect to Section 7 to the fullest extent permitted by §§ 704(b) and (c) of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

7.              Distributions.  Distributions shall be made to the Member at the time  determined by the Board and shall be distributed to the Member in proportion to the relative number of Units held by the Member.

8.              Board of Directors.

(a)            Establishment.  There is hereby established a board of directors (the "Board") comprised of natural Persons (the "Managers") having the authority and duties set forth in this Agreement and the Delaware Act.  For all business that is put to the vote of the Board, each Manager of the Company shall be entitled to one (1) vote. Any decisions to be made by the Board shall require the approval of a majority of the Board.  Except as provided in the immediately preceding sentence, no Manager acting alone, or with any other Manager or Managers, shall have the power to act for or on behalf of, or to bind the Company in his or her capacity as a Manager.  Each Manager shall be a "manager" (as that term is defined in the Delaware Act) of the Company, but, notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers granted to such Manager in this Agreement.  Managers need not be residents of the State of Delaware.

(b)            Powers.  The business and affairs of the Company shall be managed by or under the direction of the Board.  All actions outside of the ordinary course of business of the Company, to be taken by or on behalf of the Company, shall require the approval of the Board.  Managers shall have the duties, powers and rights of Managers under Delaware law applicable to directors of corporations organized under the Delaware General Corporation Law.

(c)            Number of Managers; Term of Office.  The authorized number of Managers shall, as of the date hereof, be three (3) Managers and hereafter the authorized number of Managers may be increased or decreased by the Board.  The Managers shall, except as hereinafter otherwise provided for filling vacancies, be elected by vote of the Member and shall hold office until their respective successors are elected or until their earlier death, resignation or removal.  The initial Managers shall be Jay Grossman, Blake Battaglia and Azra Kanji; and such persons shall hold office as a Manager until his or her respective successor is elected or until his or her earlier death, resignation or removal.

(d)            Removal.  The Board may remove, with or without cause, any Manager and fill the vacancy, although less than a quorum, and any Manager so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal.

(e)            Resignation.  A member of the Board of Managers may resign at any time by giving written notice to that effect to the Company.  Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any vacancy caused by any such resignation or by the death of any Manager or any vacancy for any other reason may be filled by a majority of the Board, although less than a quorum, and any Manager so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal.

(f)             Meetings of the Board.  The Board shall meet at such time and at such place (either within or without the State of Delaware) as the Board may designate.  Meetings of the Board shall be held on at least three (3) Business Days' (if the meeting is to be held in person) or two (2) Business Days' (if the meeting is to be held by telephone communications) prior written notice to the Managers, or upon such shorter notice as may be approved by all of the Managers.  Any Manager may waive such notice as to himself.  A record shall be maintained by the Secretary of the Company of each meeting of the Board.

(g)            Conduct of Meetings.  Any meeting of the Managers may be held, and any Manager may attend and vote and be present at a meeting, in person (including by proxy given to another Manager) or telephonically.

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(h)            Quorum.  The presence (in person, telephonically, by proxy or by operation of this Section 8(h)) of a majority of the Board shall constitute a quorum of the Board for purposes of conducting business.  At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting.  If a quorum shall not be present at any meeting of the Board, then Managers having a majority of the votes of the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(i)             Attendance and Waiver of Notice.  Attendance by a Manager at any meeting (in person, telephonically or by proxy) shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(j)             Actions Without a Meeting.  Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting.  Any such action taken by the Board without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by a majority of the Board.

(k)            Compensation of the Managers.  Managers, as such, shall not receive any stated salary for their services, but shall receive such reasonable compensation for their services as may be from time to time agreed upon by a majority of the Board.  In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or any of its subsidiaries in any other capacity and receiving reasonable compensation for such service.

9.      Officers.  The officers of the Company, if any, shall be appointed by the Board in its sole discretion.  The initial officers of the Company are set forth on Schedule 1 attached hereto. Unless such appointment provides otherwise, each officer so appointed shall have such powers and duties as are provided in the following:

(a)           Chief Executive Officer.  Subject to the direction of the Board, the Chief Executive Officer shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Company, and shall perform all duties incident to the office of a Chief Executive Officer in a corporation organized under the Delaware General Corporation Law.

(b)           President.  The powers, duties, and responsibilities of the Presidents shall be fixed by the Chief Executive Officer, with the approval of the Board, and the President shall perform all duties incident to the office of a President in a corporation organized under the Delaware General Corporation Law.

(c)           Vice Presidents.  The powers, duties, and responsibilities of the Vice Presidents shall be fixed by the President, with the approval of the Board.  A Vice President may be designated as an Executive Vice President, a Senior Vice President or a Vice President with a functional title.

(d)          Secretary.  The Secretary shall attend all meetings of the Board and record their proceedings, unless a temporary secretary is appointed.  The Secretary shall give due notice, as required, of all meetings of the Board, and the Secretary shall keep, or cause to be kept, at a place or places required by law, a record of the members and officers of the Company, giving the names and addresses of all such members and officers.  The Secretary shall be the custodian of all records, contracts, leases and other papers and documents of the Company, unless otherwise directed by the Board, and shall perform such other duties as the Board, or the President, may designate.  In the case of the Secretary’s absence or incapacity, the President may designate an appropriate officer to perform the duties of the Secretary.

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(e)            Chief Financial Officer.  The Chief Financial Officer shall receive, keep and disburse all moneys belonging to or coming to the Company, shall keep regular, true and full accounts of all receipts and disbursements, and make detailed reports thereof, shall keep a true record of expenses, losses, gains, assets, and liabilities of the Company, and shall perform such other duties in connection with the administration of the financial affairs of the Company as the Board, or the President, may designate.  In the case of the Chief Financial Officer’s absence or incapacity, the President may designate an appropriate officer to perform the duties of the Chief Financial Officer.

(f)            Subordinate Officers.  Each subordinate officer shall hold office for such period, have such authority, and perform such duties as the Board may prescribe.  The Board may from time to time authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.  Each such officer shall also have such additional powers and duties as from time to time may be conferred by the Board.  Any number of offices may be held by the same person.  Each officer shall hold office until his or her successor shall be duly appointed and shall qualify or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by the Board in its sole discretion.  The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by the Board. Any appointment pursuant to this Section 10 may be revoked at any time by the Board.

10.            Limitations on Authority.  The authority of the Board over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

11.            Indemnification.  The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any member, manager, officer or employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the Company.

12.            Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:  (a) the written consent of the Member to such effect; and (b) the entry of a decree of judicial dissolution under § 18-802 of the Act.

13.            Consents by Member.  Any action that may be taken by the Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Member.

14.            Amendments.  Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Board to such effect.

15.            Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by, the laws of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date above first written.

GRANDE INVESTMENT L.P.

By: Grande Manager LLC
Its: General Partner

By:
Name: Blake Battaglia
Title: Vice President

Schedule 1

Initial Officers

Name	Title

Jay Grossman	Vice President and Assistant Secretary

Blake Battaglia	Vice President and Assistant Secretary

Azra Kanji	Vice President and Assistant Secretary